Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-117115


                                   PROSPECTUS

                                1,460,875 Shares

                              Class A common stock

This prospectus relates to the resale by the selling security holders of Access Integrated Technologies, Inc., which security holders purchased 1,217,500 shares of our Class A common stock in our June 2004 private offering and 304,375 shares of our Class A common stock issuable upon the exercise of warrants issued to those security holders, of which amount 60,875 shares of our Class A common stock are issuable upon exercise of warrants issued to the placement agent in the private offering.

The selling security holders may offer to sell the shares of our Class A common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

The shares of our Class A common stock are listed for trading on the American Stock Exchange under the symbol "AIX". On March 1, 2005, the last reported sale price of our Class A common stock was $4.81 per share.

We will not receive any proceeds from the resale of shares of our Class A common stock by the selling security holders, other than payment of the exercise price of the warrants. We will pay the expenses of this offering.

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                March 23, 2005

                               PROSPECTUS SUMMARY

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE CLASS A COMMON STOCK BEING OFFERED AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE, INCLUDING THE "RISK FACTORS" BEGINNING ON PAGE 9.

In this prospectus, "AccessIT", "we," "us," "our" and the "Company" refer to Access Integrated Technologies, Inc. and its subsidiaries unless the context otherwise requires.

                                  OUR BUSINESS


AccessIT was organized on March 31, 2000 and we are in the business of providing software services and technology solutions to the motion picture industry, and operating Internet data centers. Recently, we have actively expanded into new and interrelated business areas relating to the delivery and management of digital cinema content to entertainment venues worldwide. These businesses, supported by our Internet data center business, have become our primary strategic focus.

Our business focus is to create a secure, managed and complete system that consists of software to book, track and perform accounting functions for digital content in movie theatres, deliver digital content to multiple locations and provide the content management software for managing all brands of in-theatre playback systems and projection systems for the digital cinema marketplace. This system is designed to enable the motion picture industry to move from the analog world to the digital world. The system is intended to use all of our businesses:

MEDIA SERVICES

     o DIGITAL MEDIA DELIVERY - digital media managed delivery services and theatre management player software for use in theatres from Access Digital Media, Inc. ("AccessDM") our wholly owned subsidiary, and satellite delivery services from FiberSat Global Services, Inc. ("FiberSat"), our wholly owned subsidiary. ADM Cinema Corporation ("ADM Cinema"), our wholly owned subsidiary which acquired the Pavilion Theatre/Entertainment Complex located in the Park Slope section of Brooklyn, New York (the "Pavilion Theatre"), will utilize our digital media managed delivery services and media player software products; and

     o MOVIE DISTRIBUTION AND EXHIBITOR SOFTWARE - Hollywood Software, Inc. ("Hollywood SW"), our wholly owned subsidiary, develops and licenses distribution and exhibitor software products and services.

DATA CENTER SERVICES

     o DATA CENTERS - AccessIT's 10 Internet data centers ("IDCs" or "data centers"), including redundant sites in Los Angeles and New York City; and
     o MANAGED SERVICE OFFERINGS- managed storage and network and systems management services by Core Technology Services, Inc. ("Core"), our wholly owned subsidiary, and AccessIT.

Our system provides a digital content owner with the secure delivery of multiple files to multiple locations throughout the world with proactive notification and security management. Our system also provides the digital content exhibitor with access to digital content, freedom to choose what to play and when to play it with proactive notifications and management software. We have created a system whereby digital content is delivered where it is supposed to go, is played when it is supposed to be played along with the ability to act upon and report back management and financial information. We also have created software designed to enable a movie exhibitor to run all projects in a multiple auditorium theatre from one central server, regardless of the hardware type or manufacturer.

We have two reportable segments: Media Services, which represents the operations of AccessDM (including Boeing Digital (as defined below)), ADM Cinema, FiberSat and Hollywood SW, and Data Center Services, which are comprised of our IDC operations and Managed Service Offerings.

In February 2003, we organized AccessDM, which in May 2004, became our wholly-owned subsidiary. AccessDM has developed proprietary software, Digital Express e-Courier, capable of worldwide delivery of digital data -- including movies, advertisements and alternative content such as concerts, seminars and sporting events -- to movie theaters and other venues having digital projection equipment. We are also in the process of developing media player software for use by digitally-equipped movie theaters called Theatre Command Centre.

In November 2003, we acquired all of the capital stock of Hollywood SW, a leading provider of proprietary transactional support software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada (the "Hollywood SW Acquisition"). Its licensed software records and manages information relating to the planning, scheduling, revenue sharing, cash flow and reporting associated with the distribution and exhibition of theatrical films. In addition, Hollywood SW's software complements, and is integrated with, AccessDM's digital content delivery software by enabling Hollywood SW's customers to seamlessly plan and schedule delivery of digital content to entertainment venue operators as well as to manage the related financial transactions.

In an effort to increase the competitive advantage of the IDCs, on January 9, 2004, we acquired Core, a managed service provider of information technologies. As an information technology outsourcing organization, Core manages clients' networks and systems in over 35 countries in Europe, Asia and North and South America and more than 20 states in the United States. Core operates a 24x7 Global Network Command Center ("GNCC"), capable of running the networks and systems of large corporate clients. The 4 largest customers of Core accounted for approximately 77% of its revenues for the year ended March 31, 2004. The managed services capabilities of Core have been integrated with our IDCs and now operate under the name of AccessIT Managed Services.

In March 2004, we acquired certain assets of Boeing Digital Cinema ("Boeing Digital"), a division of The Boeing Company ("Boeing"). These assets were purchased to further our strategy of becoming a leader in the delivery of movies and other digital content to movie theaters. The acquired assets consist of digital projectors, satellite dishes and other equipment installed at 28 screens within 21 theaters in the United States and at one location in London, England, and satellite transmission equipment which we installed in Los Angeles, California.

Also in March 2004, we refinanced approximately $4.2 million aggregate principal amount (plus accrued and unpaid interest) of our promissory notes pursuant to an exchange offer. In exchange for these promissory notes, we issued 707,477 unregistered shares of our Class A common stock and $1.7 million aggregate principal amount of new convertible notes which as of March 1, 2005 were convertible into a maximum of 310,857 shares of our Class A common stock.

In May 2004, we entered into an agreement with the holder of 750,000 shares of AccessDM's common stock, to exchange all of their shares for 31,300 unregistered shares of AccessIT's Class A common stock. As a result of the transaction, which was consummated as of May 31, 2004, AccessIT now holds 100% of AccessDM's common stock.

In June 2004, we consummated a $4.87 million private placement of 1,217,500 unregistered shares of our Class A common stock with institutional and other accredited investors. Pursuant to the private placement, we also issued to the investors and the placement agent warrants to purchase up to 243,500 and 60,875 shares of our Class A common stock, respectively, at an exercise price of $4.80 per share, exercisable upon receipt.

In November 2004, we consummated a $1.1 million private placement of 282,776 unregistered shares of our Class A common stock at $3.89 per share with certain accredited investors. The net proceeds of approximately $1.023 million from such private placement were used for the FiberSat Acquisition (as defined below) and for working capital.

Also in November 2004, we acquired substantially all of the assets and certain liabilities of FiberSat Global Services, LLC ("FiberSat Seller") through our subsidiary FiberSat (the "FiberSat Acquisition"). FiberSat, headquartered in Chatsworth, California, provides services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally. FiberSat's Chatsworth facility currently houses the infrastructure operations of our digital cinema satellite delivery services. By completing the FiberSat Acquisition, we gained extensive satellite distribution and networking capabilities provided by FiberSat's fully operational data storage and uplink facility located in Los Angeles, California. FiberSat has the ability to provide broadband video, data and Internet transmission and encryption services for the broadcast and cable television and communications industries.

In February 2005, we consummated a private placement of $7.6 million, 4-year convertible debentures (the "Convertible Debentures"). The Convertible Debentures bear interest at the rate of 7% per year and are convertible into shares of our Class A common stock at the price of $4.07 per share, subject to possible adjustments from time to time. In connection with the Convertible Debenture offering, we issued the participating institutional investors warrants (the "Convertible Debentures Warrants") exercisable for up to 560,197 shares of Class A common stock at an initial exercise price of $4.44 per share, subject to adjustments from time to time. The Convertible Debentures Warrants may be exercised beginning on September 9, 2005 until five years thereafter.

Also in February 2005, we, through ADM Cinema, consummated the acquisition of substantially all of the assets of the Pavilion Theatre. The Pavilion Theatre is an eight-screen movie theatre and cafe and will be a component of the Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion Theatre will also become our showplace to demonstrate our integrated digital cinema solutions to the movie entertainment industry.

We offer interrelated services that use each of our business units for the planning, purchasing, delivery and management of digital content -- such as movies, advertising, trailers and alternative content, including concerts, seminars and sporting events -- to movie theater and other venue operators. We believe that our ability to offer a wide range of fully managed services will differentiate us from other service providers, including distributors of other types of digital media.

For the three months ended December 31, 2004, we received 47% and 53%, respectively, of our revenues FROM THE MEDIA SERVICES and Data Center Services segments. For the nine months ended December 31, 2004, we received 35% and 65%, respectively, OF OUR REVENUE FROM THE Media Services and Data Center Services segments. During the fiscal year ended March 31, 2004, we received 81% of our revenue from the Data Center Services segment and 19% of our revenue from the Media Services segment. OF OUR REVENUE FROM THE FROM THE MEDIA SERVICES For the fiscal year ended March 31, 2004, KMC Telecom, AT&T and Metro Goldwyn Mayer ("MGM") comprised approximately 27%, 12% and 10% of our revenues, respectively. No other single customer accounted for greater than 10% of revenues during the fiscal year ended March 31, 2004. From our inception through November 3, 2003, all of our revenues have been derived from monthly license fees and fees from other ancillary services provided by us at our IDCs.

Our principal executive offices are at 55 Madison Avenue, Suite 300, Morristown, NJ 07960, and our telephone number at such offices is (973) 290-0080. Our e-mail address is investor@accessitx.com and our web site address is www.accessitx.com. Information accessed on or through our web site does not constitute a part of this prospectus.

                                  THE OFFERING

Class A common stock offered

by selling security holders..........................1,460,875 shares (1)


Common stock equivalents


presently outstanding................................10,401,233 shares (2)


Common stock equivalents to be
outstanding immediately


after this offering..................................10,401,233 shares (2)


Use of proceeds......................................We  will  not  receive  any proceeds from the resale of
                                                     shares   of  our   Class  A
                                                     common stock by the selling
                                                     security   holders,   other
                                                     than    payment    of   the
                                                     exercise   price   of   the
                                                     warrants.


American Stock Exchange symbol.......................AIX


 (1) This prospectus covers the resale by the selling security holders named in this prospectus of up to 1,156,500 shares of our Class A common stock and up to 304,375 shares of our Class A common stock issuable upon the exercise of warrants issued to those selling security holders, of which 60,875 shares of our Class A common stock are issuable upon exercise of warrants issued to the placement agent of our private offering. The offered shares were acquired by the selling security holders in a private placement transaction which was exempt from the registration requirements of the Securities Act of 1933. The selling security holders may offer to sell the shares of Class A common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Please see "Plan of Distribution" in this prospectus for a detailed explanation of how the shares of Class A common stock may be sold.

 (2) Reflects 9,415,422 outstanding shares of our Class A common stock as of March 1, 2005, and 985,811 outstanding shares of our Class B common stock as of March 1, 2005, which are convertible into 985,811 shares of Class A common stock; excludes up to 3,897,661 shares of Class A common stock issuable upon the exercise of outstanding warrants and options, and shares issuable upon the conversion of convertible notes as of March 1, 2005. Please see "Description of Securities" in this prospectus for a discussion of our capital stock.

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.

                          SUMMARY FINANCIAL INFORMATION

The following table summarizes operating data of our Company and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The data as of March 31, 2004 and for the fiscal years ended March 31, 2002, 2003 and 2004 has been derived from our audited consolidated financial statements. The data as of December 31, 2004 and for the nine months ended December 31, 2004 has been derived from our unaudited consolidated financial statements. The pro forma condensed combined financial data for the fiscal year ended March 31, 2004 and for the nine months ended December 31, 2004 gives effect to the transactions discussed in the overview of the pro forma data beginning on page P-1 of this prospectus. For a discussion of the adjustments made in presenting such pro forma financial data, see the "Selected Historical and Pro Forma Financial Data" section and the pro forma condensed combined financial data appearing elsewhere in this prospectus.

Consolidated statements of operations data (1):


                                                                                                         For the Nine   For the Nine
                                                                                                         Months Ended   Months Ended
                                                         FOR THE FISCAL YEARS ENDED MARCH 31,            DECEMBER 31,   DECEMBER 31,


                                                     (in thousands, except share and per share data)       (unaudited)   (unaudited)
                                                     2002          2003           2004           2004          2004         2004
                                                     ----          ----           ----           ----          ----         ----
                                                                                            (pro forma)(2)            (pro forma)(2)

Revenues........................................    $1,911        $4,228         $7,201         $11,581       $7,135        $9,702
Gross profit....................................        78         1,127          3,534           6,503        3,121         4,948
Loss from operations............................    (3,417)       (2,964)        (2,505)         (3,611)      (3,814)       (3,408)
Net loss........................................    (3,610)       (3,404)        (4,805)         (6,171)      (3,988)       (3,647)
Net loss available to common stockholders.......   $(3,933)      $(4,261)       $(6,613)        $(7,979)     $(3,988)       (3,647)
Net loss available to common stockholders
  per common share
Basic and diluted...............................    $(1.21)       $(1.41)        $(1.37)         $(1.42)      $(0.42)       $(0.39)
Weighted average number of common shares
  outstanding
Basic and diluted............................... 3,238,084     3,027,865      4,826,776       5,610,492    9,432,380      9,432,380


(1) We acquired one IDC from, and assumed certain liabilities of, BridgePoint International (USA) Inc. ("BridgePoint"), on December 21, 2001. We acquired six IDCs from, and assumed certain liabilities of, R.E. Stafford, Inc. d/b/a/ ColoSolutions ("ColoSolutions"), on November 27, 2002. We acquired all of the capital stock of Hollywood SW on November 3, 2003. We acquired all of the outstanding common stock of Core on January 9, 2004. We acquired certain assets of Boeing Digital, a division of Boeing, on March 29, 2004. We acquired substantially all the assets and certain liabilities of FiberSat Seller on November 17, 2004. The above financial data are derived from our audited and unaudited financial statements and reflect the results of operations of the acquired entities from the respective dates of such acquisitions.

(2) See notes to our unaudited pro forma condensed financial data beginning on page P-1 of this prospectus.

The following table summarizes our consolidated balance sheet data at March 31, 2003 and 2004, and December 31, 2004, respectively, on an actual basis. The information in this table is set forth in thousands.

                                                                March 31,
                                                                            December 31,
CONSOLIDATED BALANCE SHEET DATA:                      2003        2004           2004
                                                      ----        ----      ------------
                                                                             (unaudited)
Cash and cash equivalents.........................    $956      $2,330          $1,515
Working capital (deficit).........................    (954)        212             244
Total current assets..............................   1,327       3,143           3,496
Total assets......................................   9,894      21,175          23,251
Total current liabilities.........................   2,281       2,931           3,272
Total liabilities.................................   5,355      11,357          10,860
Mandatorily redeemable convertible
  preferred stock.................................   2,911          --              --
Redeemable common stock...........................      --         238             247
Total stockholders' equity........................   1,628      $9,580         $12,144

                                  RISK FACTORS

AN INVESTMENT IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND UNCERTAINTY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE DECIDING TO INVEST IN OUR CLASS A COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE PRESENTLY CONSIDER IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR COMPANY. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OR YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF OUR COMPANY INCLUDED ELSEWHERE IN THIS PROSPECTUS.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION.

We have incurred losses since our inception in March 2000 and have financed our operations principally through equity investments and borrowings. We incurred net losses of $2.33 million and $4.0 million in the nine months ended December 31, 2003 and 2004, respectively. As of December 31, 2004, we had working capital of $224,000 and cash and cash equivalents of $1.52 million; we had an accumulated deficit of $18.7 million; and, from inception through such date, we had used $8.0 million in cash for operating activities. Our net losses are likely to continue for the foreseeable future.

Our profitability is dependent upon us achieving a sufficient volume of business from our customers. If we cannot achieve a high enough volume, we likely will incur additional net and operating losses. We may be unable to continue our business as presently conducted unless we obtain funds from additional financings.

Our net losses and negative cash flows may increase as and to the extent that we increase the size of our business operations, increase our sales and marketing activities, enlarge our customer support and professional services and acquire additional businesses. These efforts may prove to be more expensive than we
currently  anticipate,   which  could  further  increase  our  losses.  We  must
significantly increase our revenues in order to become profitable. We cannot reliably predict when, or if, we will become profitable. Even if we achieve profitability, we may not be able to sustain it. If we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements.

WE HAVE LIMITED EXPERIENCE IN OUR BUSINESS OPERATIONS, WHICH MAY NEGATIVELY AFFECT OUR ABILITY TO GENERATE SUFFICIENT REVENUES TO ACHIEVE PROFITABILITY.

We were incorporated on March 31, 2000. Our original business was data center operations. Our first IDC became operational in December 2000.

In addition to our data center operations, we have expanded into three new business areas: (a) providing back office transactional software for distributors and exhibitors of filmed and digital entertainment through Hollywood SW; (b) providing software and systems for the delivery of digital entertainment, such as movies, to movie theaters and other venues through AccessDM; (c) providing information technologies, secure system monitoring of telecommunications and data network outsourcing through Core, (d) providing satellite delivery services through FiberSat; and (e) operation of a movie theatre, restaurant and cafe through ADM Cinema. Although we have retained the senior management of Hollywood SW, Core, and FiberSat, we have little experience in these new areas of business and cannot assure you that we will be able to develop and market the services provided thereby. None of these new businesses is directly related to our data center operations and we cannot assure you that any of them will complement our data center operations, or vice versa. We also cannot assure you that we will be able successfully to operate these businesses. Our efforts to expand into these three new business areas may prove costly and time-consuming and may divert a considerable amount of resources from our data center operations.

Our lack of operating experience in the digital cinema industry and providing transactional software for movie distributors could result in:

    o    increased operating and capital costs;

    o    an inability to effect a viable growth strategy;

    o    service interruptions for our customers; and

    o    an inability to attract and retain customers.

We may not be able to generate sufficient revenues to achieve profitability through the operation of our data centers, our digital cinema business or our movie distribution software business. We cannot assure you that we will be successful in marketing and operating these new businesses or, even if we are successful in doing so, that we will not experience additional losses.

ACCESSDM IS AN EARLY-STAGE COMPANY AND MAY NOT BE ABLE TO MARKET SUCCESSFULLY ITS DIGITAL CONTENT DELIVERY SERVICES.

AccessDM is an early-stage company. It is expected to provide software and systems for the delivery of digital content to movie theaters and other venues. We recently completed development of a working version of this software, with final testing completed in September 2003. We did not, however, have the personnel to develop this type of software and we hired outside consultants to assist us. In addition, we may never be successful in developing software that is commercially saleable or that our customers will buy. Moreover, other companies that are attempting to develop similar software may be able to market and sell their versions before or more cost-effectively than we can.

OUR RECENT ACQUISITIONS INVOLVE RISKS, INCLUDING OUR INABILITY TO INTEGRATE SUCCESSFULLY THE NEW BUSINESSES AND OUR ASSUMPTION OF CERTAIN LIABILITIES.

We have recently made meaningful acquisitions to expand into new business areas. However, we may experience costs and hardships in integrating the new acquisitions into our current business structure. On November 3, 2003 we acquired Hollywood SW and on January 9, 2004 we acquired Core. On March 29, 2004, we acquired assets used in the operations of Boeing Digital, a business unit of Boeing, which we intend to integrate into the business of AccessDM. On November 17, 2004, we acquired assets of FiberSat Seller. Most recently, on February 11, 2005, we acquired the Pavilion Theatre through ADM Cinema. We may not be able to integrate successfully the acquired businesses and assets into our existing business. We cannot assure you that we will be able to effectively market the services provided by Hollywood SW, AccessDM, Core, FiberSat and the Pavilion Theatre along with our data centers. Further, these new businesses and assets may involve a significant diversion of our management time and resources and be costly. Our acquisition of these businesses and assets also involves the risks that the businesses and assets acquired may prove to be less valuable than we expected and/or that we may assume unknown or unexpected liabilities, costs and problems. In addition, we assumed certain liabilities in connection with these acquisitions and we cannot assure you that we will be able to adequately pay off such assumed liabilities. Other companies that offer similar products and services may be able to market and sell their products and services more cost-effectively than we can.

BECAUSE THE USE OF ACCESSDM'S SERVICES LARGELY DEPENDS ON THE EXPANDED USE OF DIGITAL PRESENTATIONS REQUIRING ELECTRONIC DELIVERY, IF SUCH EXPANDED USE DOES NOT OCCUR, NO VIABLE MARKET FOR ACCESSDM'S SERVICES MAY DEVELOP.

Even if we are among the first to develop software and systems for the delivery of digital content to movie theaters and other venues, the demand for them will largely depend on a concurrent expansion of digital presentations at theaters, which may not occur for several years. There can be no assurance, however, that major movie studios that currently rely on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theaters. If the development of digital presentations and changes in the way digital files are delivered does not occur, there may be no viable market for AccessDM's delivery systems and software.

IF WE DO NOT MANAGE OUR GROWTH, OUR BUSINESS WILL BE HARMED.

We may not be successful in managing our rapid growth. Since February 2003, we acquired five businesses and in connection with those acquisitions, we formed three additional subsidiaries. These subsidiaries operate in business areas different from our data center operations business. The number of our employees has grown from 11 in March 2003 to 34 in March 2004 and to 58 by December 2004. Past growth has placed, and future growth will continue to place, a significant challenge to our management and resources, related to the successful integration of the newly acquired businesses. To manage the expected growth of our operations, we will need to improve our existing and implement new operational and financial systems, procedures and controls. We may also need to expand our finance, administrative, client services and operations staff and train and manage our growing employee base effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, results of operations and financial position will suffer if we do not effectively manage our growth.

WE MAY NOT BE ABLE TO GENERATE THE AMOUNT OF CASH NEEDED TO FUND OUR FUTURE OPERATIONS.

Our ability either to make payments on or to refinance our indebtedness, or to fund planned capital expenditures and research and development efforts, may depend on our ability to generate cash in the future. Our ability to generate cash is in part subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations and available cash financed through the issuance of common stock and promissory notes will be adequate to meet our future liquidity needs for at least one year from the date of this prospectus. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity or capital requirements. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as:

    o    reducing capital expenditures;

    o    reducing research and development efforts;

    o    selling assets;

    o    restructuring or refinancing our remaining indebtedness; and

    o    seeking additional funding.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that we will be able to make future borrowings in amounts sufficient to enable us to pay the principal and interest on our current indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

WE MAY CONTINUE TO HAVE CUSTOMER CONCENTRATION IN OUR BUSINESS, AND THE LOSS OF ONE OR MORE OF OUR LARGEST CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

We expect that we will rely, at least in the near future, upon a limited number of customers for a substantial percentage of our revenues and may continue to have customer concentration company-wide. For fiscal years 2003 and 2004, our four largest IDC customers accounted for approximately 60% and 54% of our revenues, respectively (our largest customer, KMC Telecom, accounted for approximately 17% and 27%, respectively of our revenues for such fiscal years, and our second largest customer, AT&T, accounted for approximately 21% and 12%, respectively, of our revenues for such fiscal years). For the nine months ended December 31, 2004 our four largest IDC customers accounted for approximately 39% of our revenues (our largest customer, KMC Telecom, accounted for approximately 20% of our revenues, and our second largest customer, AT&T, accounted for approximately 9% of our revenues. The revenues generated from our IDC business constituted approximately 57% of our total revenue for the nine months ended December 31, 2004.

To date, AccessDM has generated revenues of $173,000 and we anticipate that AccessDM will not generate any significant revenues through March 31, 2005. For the five months ended March 31, 2004 (the approximate period of ownership of Hollywood SW by AccessIT), the five largest customers of Hollywood SW accounted for approximately 87% of its revenues (its largest customer, MGM, accounted for approximately 54% of its revenues for such period). For the nine months ended December 31, 2004, the five largest customers of Hollywood SW accounted for approximately 81% of its revenues (its largest customer, Twentieth Century Fox, accounted for approximately 30% of its revenues, and its second largest customer, MGM, accounted for approximately 25% of its revenue, for such period). For the three months ended March 31, 2004 (the approximate period of ownership of Core by AccessIT during the period), the 4 largest customers of Core accounted for approximately 77% of its revenues. For the nine months ended December 31, 2004, the 4 largest customers of Core accounted for approximately 73% of its revenues. A loss of or decrease in business from one or more of our largest customers for any reason could have a material adverse effect on our business, financial position and results of operations.

OUR  SUBSTANTIAL  DEBT  AND  LEASE   OBLIGATIONS   COULD  IMPAIR  OUR  FINANCIAL
FLEXIBILITY AND OUR COMPETITIVE POSITION.

We now have, and will continue to have, significant debt obligations. We currently have notes payable to third parties with principal amounts aggregating $15.5 million as of March 1, 2005. We also have capital lease obligations with principal amounts aggregating $435,000 as of March 1, 2005.

These obligations could have important consequences for us, including:

     o limiting our ability to obtain necessary financing in the future and make it more difficult for us to satisfy our lease and debt obligations;

     o requiring us to dedicate a substantial portion of our cash flow to payments on our lease and debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

     o making us more vulnerable to a downturn in our business and limit our flexibility to plan for, or react to, changes in our business; and

     o placing us at a competitive disadvantage compared to competitors that might have stronger balance sheets or better access to capital by, for example, limiting our ability to enter into new markets.

If we are unable to meet our lease and debt obligations, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all. As a result, we could default on those obligations.

AN INABILITY TO OBTAIN NECESSARY FINANCING MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION, OPERATIONS AND PROSPECTS IF UNANTICIPATED CAPITAL NEEDS ARISE.

Our capital requirements may vary significantly from what we currently project and be affected by unforeseen delays and expenses. We may experience problems, delays, expenses and difficulties frequently encountered by similarly-situated companies, as well as difficulties as a result of changes in economic, regulatory or competitive conditions. If we encounter any of these problems or difficulties or have underestimated our operating losses or capital requirements, we may require significantly more financing than we currently anticipate. We cannot assure you that we will be able to obtain any required additional financing on terms acceptable to us, if at all. We will be restricted on the type and amount of additional indebtedness that we may incur as a result of our acquisition of Hollywood SW. In connection with the Hollywood SW Acquisition, we issued secured promissory notes to the sellers that will be senior to all indebtedness during the term of those notes other than any debt provided by a bank or institutional lender, which is less than $1 million in aggregate principal amount, unsecured or secured by the assets of Hollywood SW and its subsidiaries. We will also be restricted on the type of additional indebtedness that we may incur as a result of our Convertible Debentures. An inability to obtain necessary financing could have a material adverse effect on our financial position, operations and prospects.

OUR  PLAN  TO  ACQUIRE  ADDITIONAL  BUSINESSES  INVOLVES  RISKS,  INCLUDING  OUR
INABILITY   SUCCESSFULLY   TO  COMPLETE  AN   ACQUISITION,   OUR  ASSUMPTION  OF
LIABILITIES, DILUTION OF YOUR INVESTMENT AND SIGNIFICANT COSTS.

We intend to make further acquisitions of similar or complementary businesses or assets, although there are no acquisitions identified by us as probable at this time. Even if we identify appropriate acquisition candidates, we may be unable to negotiate successfully the terms of the acquisitions, finance them, integrate the acquired business into our then existing business and/or attract and retain customers. Completing an acquisition and integrating an acquired business, including our recently acquired businesses, may require a significant diversion of management time and resources and involves assuming new liabilities. Any acquisition also involves the risks that the assets acquired may prove less valuable than expected and/or that we may assume unknown or unexpected liabilities, costs and problems. If we make one or more significant acquisitions in which the consideration consists of our capital stock, your equity interest in our company could be diluted, perhaps significantly. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, or obtain additional financing to consummate them.

WE EXPECT COMPETITION TO BE INTENSE: IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE SERIOUSLY HARMED.

The market for the IDC facilities and managed services business, the digital cinema business and the movie distribution software business, although relatively new, are competitive, evolving and subject to rapid technological and other changes. We expect the intensity of competition in each of these areas to increase in the future. Companies willing to expend the necessary capital to create facilities and/or software similar to ours may compete with our business. Increased competition may result in reduced revenues and/or margins and loss of market share, any of which could seriously harm our business. In order to compete effectively in each of these fields, we must differentiate ourselves from competitors.

Many of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than us, which may permit them to adopt aggressive pricing policies. As a result, we may suffer from pricing pressures that could adversely affect our ability to generate revenues and our results of operations. Many of our competitors also have significantly greater name and brand recognition and a larger customer base than us. We may not be able to compete successfully with our competitors. If we are unable to compete successfully, our business and results of operations will be seriously harmed.

WE FACE THE RISKS OF AN EARLY-STAGE COMPANY IN A NEW AND RAPIDLY EVOLVING MARKET AND MAY NOT BE ABLE SUCCESSFULLY TO ADDRESS SUCH RISKS AND EVER BE SUCCESSFUL OR PROFITABLE.

We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including:

    o    lack of operating experience;

    o    net losses;

    o    lack of sufficient customers;

    o    insufficient revenues and cash flow to be self-sustaining;

    o    necessary capital expenditures;

    o    an unproven business model;

    o    a changing business focus; and

    o    difficulties in managing potentially rapid growth.

This is particularly the case with respect to our newly acquired businesses. We cannot assure you that we will ever be successful or profitable.

MANY OF OUR CORPORATE ACTIONS MAY BE CONTROLLED BY OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS; THESE ACTIONS MAY BENEFIT THESE PRINCIPAL STOCKHOLDERS MORE THAN OUR OTHER STOCKHOLDERS.

As of March 1, 2005, our directors, executive officers and principal stockholders beneficially own, directly or indirectly, in the aggregate, approximately 41% of our outstanding common stock. In particular, A. Dale Mayo, our President and Chief Executive Officer, beneficially holds 985,811 shares of Class B common stock, 9,601 shares of Class A common stock, and notes which are convertible into 45,412 shares of Class A common stock, which collectively represent approximately 10% of our outstanding common stock, but due to the supervoting Class B common stock, represent approximately 51% of the voting power. These stockholders, and Mr. Mayo himself, will have significant influence over our business affairs, with the ability to control matters requiring approval by our security holders, including elections of directors and approvals of mergers or other business combinations. Our Class B common stock entitles the holder to ten votes per share. The shares of Class A common stock have one vote per share. Also, certain corporate actions directed by our officers may not necessarily inure to the proportional benefit of other stockholders of our company; under his employment agreement, for example, Mr. Mayo is entitled to receive cash bonuses based on our revenues, regardless of our earnings, if any.

OUR SUCCESS WILL SIGNIFICANTLY DEPEND ON OUR ABILITY TO HIRE AND RETAIN KEY PERSONNEL.

Our success will depend in significant part upon the continued services of our key technical, sales and senior management personnel. If we lose one or more of our key employees, we may not be able to find a suitable replacement(s) and our business and results of operations could be adversely affected. In particular, our performance depends significantly upon the continued service of A. Dale Mayo, our President and Chief Executive Officer, whose experience and relationships in the movie theater industry are integral to our business, particularly in the business areas of Hollywood SW and AccessDM. Although we have obtained two $5 million key-man life insurance policies in respect of Mr. Mayo, the loss of his services would have a material and adverse effect on our business, operations and prospects. Each policy carries a death benefit of $5 million, and while we are the beneficiary of each policy, under one of the policies the proceeds will be used to repurchase, after reimbursement of all premiums paid by us some, or all, of the shares of our capital stock held by Mr. Mayo's estate at the then-determined fair market value. We also rely on the experience and expertise of Russell J. Wintner, AccessDM's President and Chief Operating Officer, the two co-founders of Hollywood SW, David Gajda and Robert Jackovich, who manage Hollywood SW's day-to-day operations, and Ravi Patel, FiberSat's President and Chief Operating Officer. In addition, our future success will depend upon our ability to hire, train, integrate and retain qualified new employees.

IF WE ARE NOT SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY, OUR BUSINESS WILL SUFFER.

We depend heavily on technology to operate our business. Our success depends on protecting our intellectual property, which is one of our most important assets. Although we do not currently hold any copyrights, patents or registered trademarks, we do have intellectual property consisting of:

    o    licensable software products;

    o    rights to certain domain names;

    o    registered service marks on certain names and phrases;

    o    various unregistered trademarks and service marks;

    o    know-how; and

    o    rights to certain logos.

If we do not adequately protect our intellectual property, our business, financial position and results of operations would be harmed. Our means of protecting our intellectual property may not be adequate. Unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use information that we regard as proprietary. In addition, competitors may be able to devise methods of competing with our business that are not covered by our intellectual property. Our competitors may independently develop similar technology, duplicate our technology or design around any intellectual property that we may obtain.

The success of some of our business operations depends on the proprietary nature of certain software. We do not, however, have any patents with respect to such software. Because there is no patent protection in respect of our software, other companies are not prevented from developing and marketing similar software. We cannot assure you, therefore, that we will not face more competitors or that we can compete effectively against any companies that develop similar software. We also cannot assure you that we can compete effectively or not suffer from pricing pressure with respect to our existing and developing products that could adversely affect our ability to generate revenues.

Although we hold rights to various web domain names, regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our proprietary rights.

SERVICE AND OTHER INTERRUPTIONS COULD POTENTIALLY REDUCE OUR REVENUES AND HARM OUR REPUTATION AND FINANCIAL RESULTS.

Our facilities and our customers' equipment are vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, fire, earthquake, water damage, sabotage, vandalism and similar events. In addition, our customers would be adversely affected by the failure of carriers to provide network access to our facilities as a result of any of these events. Any of these events or other unanticipated problems could interrupt our customers' ability to provide services from our facilities. This could damage our reputation, make it difficult to attract new and retain customers and cause our customers to terminate their contracts with us and to seek damages. Any of these events could have a material adverse effect on our business, financial position and prospects.

WE DEPEND ON RELATIONSHIPS WITH THIRD PARTIES, WHICH, IF NOT MAINTAINED, MAY ADVERSELY AFFECT OUR ABILITY TO PROVIDE SERVICES TO OUR CUSTOMERS.

We are not a communications carrier and, therefore, we rely substantially on third parties to provide our customers with access to voice, data and Internet networks. We must maintain relationships with third-party network providers in order to offer our data center customers access to a choice of networks. Many carriers have their own data center facilities and may be reluctant to provide network services at our data centers. As a result, some carriers may choose not to connect their services to our data centers. We do not own any real property and depend on our ability to negotiate favorable lease terms with the owners of our data center facilities. The use of our IDCs is limited to the extent that we do not extend or renew our leases, in which case we might not be able to accommodate our customers, particularly if we were unable to relocate timely to a comparable facility.

The availability of an adequate supply of electrical power and the infrastructure to deliver that power is critical to our ability to attract and retain customers and achieve profitability. We rely on third parties to provide electrical power to our data centers, and cannot be certain that these parties will provide adequate electrical power or that we will have the necessary infrastructure to deliver such power to our customers. If the electrical power delivered to our facilities is inadequate to support our customers' requirements or if delivery is not timely, our results of operations and financial position may be materially and adversely affected.

WE MAY HAVE DIFFICULTY COLLECTING PAYMENTS FROM SOME OF OUR CUSTOMERS AND INCUR COSTS AS A RESULT.

A number of our customers are early stage companies. In addition, many of our customers are telecommunications companies, and many telecommunications companies have been experiencing significant financial difficulties. There is a risk that these companies will experience difficulty paying amounts owed to us, and we might not be able to collect on a timely basis all monies owed to us by some of them. Although we intend to remove customers that do not pay us in a timely manner, we may experience difficulties and costs in collecting from or removing these customers.

IF WE DO NOT RESPOND TO FUTURE ADVANCES IN TECHNOLOGY AND CHANGES IN CUSTOMER DEMANDS, OUR FINANCIAL POSITION, PROSPECTS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

The demand for our digital cinema business, movie distribution software and data centers will be affected, in large part, by future advances in technology and changes in customer demands. Our success will also depend on our ability to address the increasingly sophisticated and varied needs of our existing and prospective customers.

We cannot assure you that there will be a demand for the digital cinema software and delivery services provided by AccessDM. AccessDM's profitability depends largely upon the general expansion of digital presentations at theaters, which may not occur for several years. There can be no assurance that major movie studios relying on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theaters. If the development of digital presentations and changes in the way digital files are delivered does not occur, there may be no viable market for AccessDM's software and systems.

WE MAY BE SUBJECT TO ENVIRONMENTAL RISKS RELATING TO THE ON-SITE STORAGE OF DIESEL FUEL AND BATTERIES.

Our data centers contain tanks for the storage of diesel fuel for our generators and significant quantities of lead acid batteries used to provide back-up power generation for uninterrupted operation of our customers' equipment. We cannot assure you that our systems will be free from leaks or that use of our systems will not result in spills. Any leak or spill, depending on such factors as the nature and quantity of the materials involved and the environmental setting, could result in interruptions to our operations and the incurrence of significant costs, particularly to the extent we incur liability under applicable environmental laws. This could have a material adverse effect on our business, financial position and results of operations.

                   RISKS RELATING TO OUR CLASS A COMMON STOCK

THE LIQUIDITY OF OUR CLASS A COMMON STOCK IS UNCERTAIN; THE LIMITED TRADING VOLUME OF OUR CLASS A COMMON STOCK MAY DEPRESS THE PRICE OF SUCH STOCK OR CAUSE IT TO FLUCTUATE SIGNIFICANTLY.

Although shares of our Class A common stock are listed on the American Stock Exchange (the "AMEX"), there has been a limited public market for our Class A common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, you may not be able to sell your shares of Class A common stock in short time periods, or possibly at all. The absence of an active trading market may cause the price per share of our Class A common stock to fluctuate significantly.

SUBSTANTIAL RESALES OF OUR CLASS A COMMON STOCK COULD DEPRESS OUR STOCK PRICE.

The market price for our Class A common stock could decline, perhaps significantly, as a result of resales of a large number of shares of Class A common stock in the public market or even the perception that such resales could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part. In addition, we have a substantial number of options, warrants and other securities convertible into shares of our Class A common stock outstanding that may be exercised in the future. Certain holders of these warrants and convertible securities, as well as holders of our outstanding shares of Class A common stock, have piggy-back registration rights and the holder of shares of Class A common stock issuable in exchange for its shares of preferred stock and certain warrants has demand and piggy-back registration rights. These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

YOU WILL INCUR SUBSTANTIAL DILUTION AS A RESULT OF CERTAIN FUTURE EQUITY ISSUANCES.

We have a substantial number of options, warrants and other securities currently outstanding which may be immediately converted into shares of our Class A common stock. To the extent that these options, warrants or similar securities are exercised or converted, as the case may be, there will be further dilution to holders of shares of our Class A common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

Provisions of our certificate of incorporation, as well as of Section 203 of the Delaware General Corporation Law (the "DGCL") could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

Our certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock. The terms of our preferred stock may be fixed by the company's board of directors without further stockholder action. The terms of any outstanding series or class of preferred stock may include priority claims to assets and dividends and special voting rights, which could adversely affect the rights of holders of our Class A common stock. Any future issuance(s) of preferred stock could make the takeover of the company more difficult, discourage unsolicited bids for control of the company in which our stockholders could receive premiums for their shares, dilute or subordinate the rights of holders of Class A common stock and adversely affect the trading price of our Class A common stock.

Under Section 203 of the DGCL, Delaware corporations whose securities are listed on a national securities exchange, like the AMEX, may not engage in business combinations such as mergers or acquisitions with any interested stockholders, defined as an entity or person beneficially owning 15% or more of our outstanding common stock without obtaining certain prior approvals. As a result of the application of Section 203, potential acquirers of the company may be discouraged from attempting to effect an acquisition transaction with the company, thereby depriving holders of the company's securities of opportunities to sell or otherwise dispose of the securities at prices above prevailing market prices.

WE MAY NOT BE ABLE TO MAINTAIN LISTING ON THE AMEX, WHICH MAY ADVERSELY AFFECT THE ABILITY OF PURCHASERS IN THIS OFFERING TO RESELL THEIR SECURITIES IN THE SECONDARY MARKET.

Our Class A common stock is presently listed on the AMEX. However, we cannot assure you that the company will meet the criteria for continued listing on the AMEX. If the company is unable to meet the continued listing criteria of the AMEX and became delisted, trading of the Class A common stock could thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the NASD's Electronic Bulletin Board. In such case, an investor would likely find it more difficult to dispose of, or to obtain accurate market quotations for, the company's securities.

If the shares of Class A common stock were delisted from the AMEX, they may become subject to Rule 15g-9 under the Exchange Act, which imposes sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors." Application of this Rule could adversely affect the ability and/or willingness of broker-dealers to sell the company's securities and may adversely affect the ability of purchasers in this offering to resell their securities in the secondary market.

                           FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "believe," "expect," "may," "will," "should," "seek," "plan," "intend" or "anticipate" or the negative thereof or comparable terminology, or by discussion of strategy. Forward-looking statements are primarily contained in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties. Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

     o    successful integration of acquired businesses;

     o the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business;

     o    economic and market conditions;

     o    the performance of our targeted markets;

     o    changes in business relationships with our major customers;

     o    competitive product and pricing pressures; and

     o    the  other  risks  and  uncertainties   that  are  described  in  this
          prospectus and from time to time in our filings with the SEC.

Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

                                 USE OF PROCEEDS

We will receive no proceeds from the sale of any of or all of the shares being offered by the selling security holders under this prospectus. We may receive an amount of up to approximately $1,461,000 upon the exercise of the warrants, if exercised, as to which we are registering the underlying shares of Class A common stock. Any proceeds that we receive from the exercise of outstanding warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

                                 CAPITALIZATION


The first column in the following table sets forth our capitalization as of March 31, 2004 on an actual basis. The second column sets forth our capitalization as of December 31, 2004 on an actual basis. Except share and per share data, the information in this table is set forth in thousands. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                                   December 31,
                                                                      March 31,        2004
                                                                        2004        (unaudited)
                                                                      ---------     -----------

Notes payable, including current portion.......................     $6,239             $5,946
Capital leases, including current portion......................        150                515
                                                                       ---                ---

Redeemable Class A common stock, par value $0.001,
  53,534 shares issued and oustanding............................      238                247

Stockholders' equity:

Common stock, par value $.001; 80,000,000 shares
  authorized; 8,287,541, 9,505,041 and 10,359,139 shares
  issued and outstanding, respectively...........................        8                 11
Treasury Stock, at cost; 9140 shares...........................         --                (32)
Additional paid-in capital.....................................     24,271             30,853
Accumulated deficit............................................    (14,699)           (18,688)
                                                                  --------           --------
Total stockholders' equity.....................................      9,580             12,144

Total capitalization...........................................    $16,207            $18,852
                                                                   =======            =======

The table above assumes that no stock options or warrants outstanding as of March 31, 2004 and December 31, 2004 or granted thereafter are exercised. In addition to the shares of capital stock outstanding, we may issue shares of our common stock under the following plans and arrangements:

     o 520,564 and 598,897 shares of Class A common stock subject to stock options granted under our 2000 Stock Option Plan (the "Plan") and 79,436 and 251,103 shares available for future issuance under such Plan as of March 31, 2004 and December 31, 2004, respectively;

     o 120,000 shares of Class A common stock reserved for issuance upon exercise of warrants issued in connection with our initial public offering in November 2003 (the "IPO"), the proceeds of which are to be used as working capital for general corporate purposes; and

     o 304,375 shares of Class A common stock reserved for issuance upon exercise of warrants issued in connection with our June 2004 private placement, the proceeds of which are to be used as working capital for general corporate purposes; and

     o 308,225 and 307,871 shares of Class A common stock as of March 31, 2004 and December 31, 2004, respectively, reserved for issuance upon conversion of notes payable issued in connection with March 2004 exchange of 8% notes payable for 6% convertible notes payable.

                           PRICE RANGE OF COMMON STOCK

We consummated our IPO at a price of $5.00 per share. Our Class A common stock trades publicly on the AMEX under the trading symbol "AIX." The following table shows the high and low sales prices per share of our Class A common stock as reported by the AMEX for the periods indicated:
                                                            HIGH           LOW

FISCAL YEAR ENDED MARCH 31, 2004
    Third Quarter (from November 10, 2003)..............   $ 6.95        $ 5.00
    Fourth Quarter......................................   $ 5.30        $ 4.09

FISCAL YEAR ENDED MARCH 31, 2005
    First Quarter ......................................   $ 5.20        $ 4.10
    Second Quarter .....................................   $ 5.15        $ 3.20
    Third Quarter ......................................   $ 4.17        $ 3.75
    Fourth Quarter (through March 1, 2005)..............   $ 5.15        $ 4.81

The last reported sale price of our Class A common stock on the AMEX on March 1, 2005 was $ 4.81 per share. As of March 1, 2005, there were approximately 171 beneficial holders of record of our Class A common stock.

                                 DIVIDEND POLICY

We have never paid any cash dividends on our common stock or preferred stock and do not anticipate paying any on our common stock in the foreseeable future. Any future payment of dividends on our common stock will be in the sole discretion of our board of directors.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The summary below sets forth certain selected historical financial data. The financial data below should be read in conjunction with the historical financial statements and the notes thereto of our Company and of Hollywood SW and FiberSat Seller appearing elsewhere in this prospectus.

THE COMPANY. The following tables set forth selected historical financial data of our Company at and for each of the fiscal years ended March 31, 2002, 2003 and 2004 and the nine months ended December 31, 2004. The data for each of the fiscal years ended March 31, 2002, 2003 and 2004 has been derived from our audited consolidated financial statements. The data as of December 31, 2004 and for the nine months ended December 31, 2004 has been derived from our unaudited consolidated financial statements. When you read the selected financial data below, it is important that you also read our audited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                   FISCAL YEAR ENDED              NINE MONTHS ENDED
                                                                         MARCH 31,                   DECEMBER 31,

                                                            2002           2003          2004            2004
                                                     -----------------------------------------------------------
                                                                                                     (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA (1):
   Revenues ......................................   $     1,911    $     4,228    $     7,201    $     7,135
   Costs of revenues .............................         1,833          3,101          3,667          4,014
                                                     -----------    -----------    -----------    -----------
   Gross profit ..................................            78          1,127          3,534          3,121


   Selling, general and administrative expenses(2)         2,267          2,305          3,277          3,588
   Provision for doubtful accounts
                                                              --             --             --            598
   Research and development
                                                              --             --             55            288
   Non-cash stock-based compensation
                                                             235             99             15              4
   Depreciation and amortization .................           993          2,692          2,457
                                                     -----------    -----------    -----------    -----------
                                                                                                        1,687
   Loss from operations ..........................   $    (3,417)   $    (2,964)   $    (2,505)   $    (3,814)
   Interest income ...............................            30             13              6             --
   Interest expense(3) ...........................           (83)          (364)          (542)          (279)
                                                                                                          (83)
   Loss on early extinguishment of debt ..........            --             --           (126)            --

   Non-cash interest expense .....................          (140)          (282)        (1,823)          (155)
   Minority interest in subsidiary ...............            --             --             25             10
   Other income ..................................            --              8            (52)            17
                                                     -----------    -----------    -----------    -----------
   Net loss before income taxes ..................   $    (3,610)   $    (3,589)   $    (5,017)   $    (4,221)
   Income tax benefit ............................            --            185            212            233
                                                     -----------    -----------    -----------    -----------
   Net loss ......................................   $    (3,610)   $    (3,404)   $    (4,805)   $    (3,988)
   Preferred stock accretion(4) ..................          (323)          (857)        (1,808)            --
                                                     -----------    -----------    -----------    -----------
   Net loss available to common stockholders .....   $    (3,933)   $    (4,261)   $    (6,613)   $    (3,988)
                                                     ===========    ===========    ===========    ===========
   Net loss available to common stockholders per
     share -
     basic and diluted ...........................   $     (1.21)   $     (1.41)   $     (1.37)   $     (0.42)
                                                     ===========    ===========    ===========    ===========
   Weighted average number of  common shares
     outstanding -
     basic and diluted(5) ........................     3,238,084      3,027,865      4,826,776      9,432,380

(1) We acquired one IDC from, and assumed certain liabilities of BridgePoint on December 21, 2001. We acquired six IDCs from, and assumed certain liabilities of ColoSolutions on November 27, 2002. We acquired all of the capital stock of Hollywood SW on November 3, 2003. We acquired all of the outstanding common stock of Core on January 9, 2004. We acquired certain assets of Boeing Digital, a division of Boeing, on March 29, 2004. We acquired substantially all of the assets and certain liabilities of Fibersat Seller on November 17, 2004. The above financial data are derived from our audited and unaudited financial statements and reflect the results of operations of the acquired entities from the respective dates of such acquisitions.

(2) Excludes non-cash, stock-based compensation expense of $235,000, $99,000 $15,000 and $4,000 for the years ended March 31, 2002, 2003 and 2004, and nine months ended December 31, 2004, respectively.

(3) Excludes non-cash interest expense related to the accretion of the value of warrants attached to our one- and five-year promissory notes of $140,000, $282,000, $1,823,000 and $155,000 for the years ended March 31, 2002, 2003 and 2004, and nine months ended December 31, 2004, respectively.

(4) Reflects the accretion of dividends, expenses and warrants on our Series A and Series B preferred stock and a beneficial conversion feature of our Series A preferred stock.

(5) The information regarding net loss per common share and weighted average number of common shares for the fiscal years ended March 31, 2002 and 2003 gives effect to the one-for-five reverse stock split of our common stock effected in September 2003.



                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               AT MARCH 31,               AT DECEMBER 31,
                                                    ------------------------------------ ----------------
                                                         2002        2003        2004         2004
                                                    ------------ ---------- ------------ ----------------
                                                                                          (unaudited)
CONSOLIDATED BALANCE SHEET DATA:
   Cash and cash equivalents..............            $ 1,001     $    956    $ 2,330      $ 1,515
   Working capital (deficit)..............                378         (954)       212          244
   Total assets...........................              8,616        9,894     21,175       23,251
   Current portion of notes payable...............        333        1,152        650        1,009
   Capital lease obligations..............                440          513        150          515
   Long-term debt, net of current portion.                921        1,730      5,589        4,937
   Total liabilities..............................      3,652        5,355     11,357       10,860
   Mandatorily redeemable, convertible
   preferred stock................................        251        2,911         --           --
   Redeemable common stock........................         --           --        238          247
   Total stockholders' equity ....................    $ 4,713     $  1,628    $ 9,580      $12,144


HOLLYWOOD SOFTWARE. The following table sets forth selected historical financial data of Hollywood SW for the fiscal year ended March 31, 2003.

                            HOLLYWOOD SOFTWARE, INC.
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     FISCAL YEAR ENDED
                                                     MARCH 31, 2003
                                                     -----------------
STATEMENT OF OPERATIONS DATA:
 Revenues......................................        $ 1,908
 Cost of revenues..............................            319
 Gross profit..................................          1,589
 Research and development......................            289
 Selling, general and administrative expenses..          1,131
 Income from operations........................            169
 Other expense.................................            (2)
 Net income....................................           $118
 Net income per share - basic and diluted......           $.01
 Weighted average number of common shares
        outstanding
 - basic.......................................     10,000,000
 - diluted.....................................     10,293,167

FIBERSAT SELLER. The following table sets forth selected historical financial data of FiberSat Seller for the year ended December 31, 2003 and the nine month period ended September 30, 2004.

                          FIBERSAT GLOBAL SERVICES, LLC
                                 (IN THOUSANDS)

                                                                         NINE MONTHS
                                                     YEAR ENDED             ENDED
                                                  DECEMBER 31, 2003   SEPTEMBER 30, 2004
                                                  -----------------   ------------------
                                                                         (unaudited)
STATEMENT OF OPERATIONS DATA:
 Revenues......................................        $ 3,408            $ 2,567
 Cost of revenues..............................          1,093                740
 Gross profit..................................          2,315              1,827
 Selling, general and administrative expenses..          1,833                981
 Depreciation and amortization.................            884                548
 Impairment loss...............................             --                358
                                                       -------            -------
 Loss from operations..........................           (402)               (60)
 Interest income...............................             51                  2
 Interest expense..............................           (245)              (120)
                                                       -------            -------
 Net loss before income taxes..................           (596)              (178)
 Income tax expense                                         (3)               (5)
                                                       --------           -------
 Net loss......................................        $  (599)           $  (183)
                                                       ========           ========

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables set forth selected unaudited pro forma condensed combined statement of operations data of our Company for the fiscal year ended March 31, 2004 and for the nine months ended December 31, 2004, after giving effect to the transactions discussed in the overview of the pro forma data beginning on page P-1 of this prospectus. The Hollywood SW Acquisition and the FiberSat Acquisition were accounted for using the purchase method of accounting and, accordingly, the assets, liabilities and results of operations of Hollywood SW and FiberSat Seller have been included in our Company's consolidated financial statements subsequent to their acquisition date.

The following selected unaudited financial data should be read in conjunction with the historical financial statements of our Company, Hollywood SW, and FiberSat Seller, and the unaudited pro forma condensed combined consolidated financial information, including the notes thereto, appearing elsewhere in this prospectus. The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred if the transactions had been completed at the dates indicated, nor is it necessarily indicative of future results of operations of the combined company.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               FISCAL YEAR ENDED
                                                                 MARCH 31, 2004
                                                               -----------------

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS DATA:

   Revenues..................................................       $ 11,581

   Cost of revenues..........................................          5,078
                                                                       -----
   Gross profit..............................................          6,503
   Selling, general and administrative expenses..............          5,793
   Research and development..................................            273
   Non-cash stock-based compensation.........................            470
   Depreciation and amortization.............................          3,578
                                                                       -----
   Loss from operations .....................................         (3,611)
   Interest income...........................................             57
   Interest expense..........................................           (802)
   Loss on early extinguishment of debt......................           (126)
   Non-cash interest expense.................................         (1,823)
   Minority interest in subsidiary...........................             25
   Other expense, net........................................            (52)
                                                                   ---------
   Net loss before income taxes..............................         (6,332)
   Income tax benefit........................................            161
                                                                    --------
   Net loss .................................................         (6,171)
   Accretion related to redeemable convertible
       Preferred stock.......................................         (1,588)
   Accretion of preferred dividends..........................           (220)
                                                                       -----
   Net loss available to common stockholders.................        $(7,979)
                                                                    ========
   Net loss per share - basic
     and diluted ............................................         $(1.42)
                                                                     =======
   Weighted average number of common
     shares for net loss per share
     computations - basic and diluted .......................      5,610,492
                                                                   =========

                                                               NINE MONTHS ENDED
                                                               DECEMBER 31, 2004
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS DATA:
   Revenues................................................              $ 9,702
   Cost of revenues........................................                4,754
                                                                         -------
   Gross profit............................................                4,948

     Selling, general and administrative expenses..........                4,569
     Provisions for doubtful accounts......................                  598
     Research and Development..............................                  288
     Non-Cash Stock-Based Compensation.....................                    4
     Depreciation and Amortization.........................                2,897
   Loss From Operations ...................................              (3,408)

   Interest Income.........................................                    2
   Interest Expense........................................                (341)
   Non-Cash Interest Expense...............................                (155)
   Other Expense, Net......................................                   17
   Income Tax Benefit (Expense)............................                  228
   Minority Interest in Subsidiary                                            10
                                                                         -------
   Net Loss ...............................................              (3,647)

   Net Loss Available to Common Stockholders...............             $(3,647)
                                                                         =======
   Net Loss Available to Common Stockholders
   per Common Share
       Basic and Diluted...................................              $(0.39)
                                                                         =======
   Weighted average number of common
   outstanding shares - Basic and diluted .................            9,432,380
                                                                       =========

                           MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of factors described within this prospectus and other factors. We refer you to the section captioned "Forward-Looking Statements" in this prospectus.

OVERVIEW

AccessIT was organized on March 31, 2000 and we are in the business of providing software services and technology solutions to the motion picture industry, and operating IDCs. Recently, we have actively expanded into new and interrelated business areas relating to the delivery and management of digital cinema content to entertainment venues worldwide. These businesses, supported by our IDC business, have become our primary strategic focus. Our business focus is to create a secure, managed and complete system that consists of software to book, track and perform accounting functions for digital content in movie theatres, deliver digital content to multiple locations and provide the content management software for managing all brands of in-theatre playback systems and projection systems for the digital cinema marketplace. This system is designed to enable the motion picture industry to move from the analog world to the digital world. The system is intended to use all of our businesses:

MEDIA SERVICES

     o DIGITAL MEDIA DELIVERY - digital media managed delivery services and theater management player software for use in theatres from AccessDM and satellite delivery services from FiberSat. ADM Cinema, which acquired the Pavilion Theatre, will utilize our digital media managed delivery services and media player software products; and

     o MOVIE DISTRIBUTION AND EXHIBITOR SOFTWARE - Hollywood SW develops and licenses distribution and exhibitor software products and services.

DATA CENTER SERVICES

     o DATA CENTERS - AccessIT's IDCs, including redundant sites in Los Angeles and New York City; and

     o MANAGED SERVICE OFFERINGS - managed storage and network and systems management services by Core and AccessIT.

Our system provides a digital content owner with the secure delivery of multiple files to multiple locations throughout the world with proactive notification and security management. Our system also provides the digital content exhibitor with access to digital content, freedom to choose what to play and when to play it with proactive notifications and management software. We have created a system whereby digital content is delivered where it is supposed to go, is played when it is supposed to be played along with the ability to act upon and report back management and financial information. We also have created software designed to enable a movie exhibitor to run all projectors in a multiple auditorium theatre from one central server, regardless of the hardware type or manufacturer.

In February 2003, we organized AccessDM, which in May 2004, became our wholly-owned subsidiary. AccessDM has developed proprietary software, Digital Express e-Courier, capable of worldwide delivery of digital data -- including movies, advertisements and alternative content such as concerts, seminars and sporting events -- to movie theaters and other venues having digital projection equipment. We are also in the process of developing media player software for use by digitally-equipped movie theaters called Theatre Command Centre.

In November 2003, we acquired all of the capital stock of Hollywood SW, a leading provider of proprietary transactional support software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada. Its licensed software records and manages information relating to the planning, scheduling, revenue sharing, cash flow and reporting associated with the distribution and exhibition of theatrical films. In addition, Hollywood SW's software complements, and is integrated with, AccessDM's digital content delivery software by enabling Hollywood SW's customers to seamlessly plan and schedule delivery of digital content to entertainment venue operators as well as to manage the related financial transactions.

In an effort to increase the competitive advantage of the IDCs, on January 9, 2004, we acquired Core, a managed service provider of information technologies. As an information technology outsourcing organization, Core manages clients' networks and systems in over 35 countries in Europe, Asia and North and South America and more than 20 states in the United States. Core operates a 24x7 GNCC, capable of running the networks and systems of large corporate clients. The 4 largest customers of Core accounted for approximately 77% of its revenues for the year ended March 31, 2004. The managed services capabilities of Core have been integrated with our IDCs and now operate under the name of AccessIT Managed Services.

In March 2004, we acquired certain assets of Boeing Digital, a division of Boeing. These assets were purchased to further our strategy of becoming a leader in the delivery of movies and other digital content to movie theaters. The acquired assets consist of digital projectors, satellite dishes and other equipment installed at 28 screens within 21 theaters in the United States and at one location in London, England, and satellite transmission equipment which we installed in Los Angeles, California.

Also in March 2004, we refinanced approximately $4.2 aggregate principal amount (plus accrued and unpaid interest) of our promissory notes pursuant to an exchange offer. In exchange for these promissory notes, we issued 707,477 unregistered shares of our Class A common stock and $1.7 million aggregate principal amount of new convertible notes which as of March 1, 2005 were convertible into a maximum of 310,857 shares of our Class A common stock.

In June 2004, we consummated a $4.87 million private placement of 1,217,500 unregistered shares of our Class A common stock with institutional and other accredited investors. Pursuant to the private placement, we also issued to the investors and the placement agent warrants to purchase up to 243,500 and 60,875 shares of our Class A common stock, respectively, at an exercise price of $4.80 per share, exercisable upon receipt.

In November 2004, we consummated a $1.1 million private placement of 282,776 unregistered shares of our Class A common stock at $3.89 per share with certain accredited investors. The net proceeds of $1.023 million from such private placement were used for the FiberSat Acquisition and for working capital.

Also in November 2004, we acquired substantially all of the assets of FiberSat Seller through FiberSat. FiberSat, headquartered in Chatsworth, California, provides services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally. FiberSat's Chatsworth facility currently houses the infrastructure operations of our digital cinema satellite delivery services. By


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

completing the FiberSat Acquisition, we gained extensive satellite distribution and networking capabilities provided by FiberSat's fully operational data storage and uplink facility located in Los Angeles, California. FiberSat has, and will continue to, provide broadband video, data and Internet transmission and encryption services for multiple customers in the broadcast and cable television and communications industries.

In February 2005, we consummated a private placement of $7.6 million of the Convertible Debentures. The Convertible Debentures bear interest at the rate of 7% per year and are convertible into shares of our Class A common stock at the price of $4.07 per share, subject to possible adjustments from time to time. In connection with the Convertible Debenture offering, we issued the participating institutional investors the Convertible Debentures Warrants, exercisable for up to 560,197 shares of Class A common stock at an initial exercise price of $4.44 per share, subject to adjustments from time to time. The Convertible Debentures Warrants may be exercised beginning on September 9, 2005 until five years thereafter.

Also in February 2005, we consummated the acquisition of substantially all of the assets of the Pavilion Theatre. The Pavilion Theatre is an eight-screen movie theatre and cafe and will be a component of the Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion Theatre will also become our showplace to demonstrate our integrated digital cinema solutions to the movie entertainment industry

We offer interrelated services that use each of our business units for the planning, purchasing, delivery and management of digital content -- such as movies, advertising, trailers and alternative content, including concerts, seminars and sporting events -- to movie theater and other venue operators. We believe that our ability to offer a wide range of fully managed services will differentiate us from other service providers, including distributors of other types of digital media.

We have two reportable segments: Data Center Services, which comprise our IDC operations and the operations of Core; and Media Services, which represents the operations of Hollywood SW, AccessDM (including Boeing Digital), FiberSat and ADM Cinema. For the three months ended December 31, 2004, we received 47% and 53%, respectively, of our revenue from the Media Services and Data Center Services segments. For the nine months ended December 31, 2004, we received 35% and 65%, respectively, of our revenue from the Media Services and Data Services segments.

From our inception through November 3, 2003, all of our revenues have been derived from monthly license fees and fees from other ancillary services provided by us at our IDCs. We do not intend to build any additional IDCs. Instead, we may continue expanding our IDC footprint by acquiring additional, operational IDCs from third parties. Hollywood SW generates revenues from software license fees, ASP fees, enhancements, consulting and maintenance fees. Core generates revenues primarily from managed network services. AccessDM generates revenues from the delivery of movies and other content into movie theaters. We incurred net losses of $2.33 million and $4.0 million in the nine months ended December 31, 2003 and 2004, respectively, and we have an accumulated deficit of $18.7 million as of December 31, 2004. We anticipate that, with the acquisitions of Hollywood SW, Core, FiberSat, the Pavilion Theatre and substantially all of the assets of Boeing Digital, and the operation of AccessDM, our results of operations will improve. As we grow, we expect our operating costs and general and administrative expenses will also increase for the foreseeable future, but as a lower percentage of revenue. In order to achieve and sustain profitable operations, we will need to generate more revenues, and we may need to obtain additional financing, than we have in prior years.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of consolidated financial statements in conformity

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

with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Our most significant estimates relate to software revenue recognition, capitalized software, depreciation of fixed assets and amortization of intangible assets. Actual results could differ from these estimates. On an on-going basis, we evaluate our estimates, including those related to the carrying values of our fixed assets and intangible assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances made, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies and estimates affect our more significant estimates and judgments used in the preparation of our consolidated financial statements.

REVENUE RECOGNITION

Through December 31, 2004, our Media Services segment revenues have been primarily generated by Hollywood SW, and are accounted for in accordance with Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), and Staff Accounting Bulletin No. 104, "Revenue Recognition." Our software revenues are generated from the following primary sources:

     o    software  licensing,   including  customer  licenses  and  Application
          Service Provider ("ASP") agreements;

     o    software maintenance contracts; and

     o    professional    consulting    services,    which   includes    systems
          implementation, training, custom software development services and other professional services.

     o Software licensing revenue is recognized when the following criteria are met:

     o    persuasive evidence of an arrangement exists;

     o    delivery has occurred and no significant obligations remain;

     o    the fee is fixed or determinable; and

     o    collection is determined to be probable.

Significant upfront fees are received in addition to periodic amounts upon achievement of contractual events for licensing of our products. Such amounts are deferred until the revenue recognition criteria has been met, which typically occurs after delivery and acceptance.

For arrangements with multiple elements (e.g., delivered and undelivered products, maintenance and other services), we separately negotiate each element of the arrangement based on the fair value of the elements. The fair values for ongoing maintenance and support obligations are based upon separate sales of renewals to customers or upon substantive renewal rates quoted in the agreements. The fair values for services, such as training or consulting, are based upon hourly billing rates of these services when sold separately to other customers. In instances where we are not able to determine fair value of each element and the services are essential to the functionality of the software, we follow percentage-of-completion accounting to recognize revenue.

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

Customers not wishing to license and operate our software themselves may use the software through an ASP arrangement, in which we host the application and provide customer access via the internet. Annual minimum ASP service fees are recognized ratably over the contract term. Overage revenues for usage in excess of stated minimums are recognized monthly.

Maintenance services and website subscription fees are recognized ratably over the contract term. Professional consulting services, sales of third party products and resale hardware revenues are recognized as services are provided. Software development revenues are recognized when delivery has occurred and no significant obligations remain.

Deferred revenue is recorded in cases of:

     o a portion or the entire contract amount cannot be recognized as revenue due to non-delivery or acceptance of licensed software or custom programming;

     o    incomplete implementation of ASP service arrangements; or

     o unexpired pro-rata periods of maintenance, minimum ASP service fees or website subscription fees.

As license fees, maintenance fees, minimum ASP service fees and website subscription fees are often paid in advance, a portion of this revenue is deferred until the contract ends. Such amounts are classified as deferred revenue in the consolidated balance sheet and are recognized as revenue in accordance with our revenue recognition policies described above.

In addition, revenues in the Media Services segment include digital cinema - related revenues generated by AccessDM. These revenues consist of (1) satellite delivery revenues, (2) encryption and preparation fee revenues, (3) landing fees for delivery to each movie theatre. These revenues are recognized upon completion of the related services.

Our Data Center Services segment revenues consist of license fees for colocation space, riser access charges, electric and cross-connect fees, and non-recurring equipment installation fees. Revenues from our IDCs, riser access charges, electric and cross-connect fees are billed monthly and, in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition," are recognized ratably over the terms of the contracts, generally two to nine years. Certain customer contracts contain periodic increases in the amount of license fees to be paid, and those amounts are recognized as license fee revenues on a straight-line basis over the term of the contracts. Installation fees are recognized on a time and materials basis in the period in which the services were provided and represent the culmination of the earnings process as no significant obligations remain. Amounts such as prepaid license fees and other amounts, which are collected prior to satisfying the above revenue recognition criteria, are classified as deferred revenues. Amounts satisfying the above revenue recognition criteria prior to billing are classified as unbilled revenues. In addition, within our Data Center Services segment, Core revenues consist of network monitoring and maintenance fees. These fees consist of monthly recurring billings pursuant to contracts, which are recognized as revenues in the month earned, and other billings which are recognized on a time and materials basis in the period in which the services were provided.

The adoption of Staff Accounting Bulletin No. 104, "Revenue Recognition," did not affect our revenue recognition policies.

CAPITALIZED SOFTWARE COSTS

We account for software costs under Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold,


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

Leased, or Otherwise Marketed." Software development costs that are incurred subsequent to establishing technological feasibility, and until the product is commercially released, are capitalized. Amounts capitalized as software development costs are generally amortized periodically using a formula based on the greater of the units sold during the period or on a straight-line basis over five years. We review capitalized software costs for impairment on an annual basis. To the extent that the carrying amount exceeds the estimated net realizable value of the capitalized software cost, an impairment charge is recorded. No impairment was recorded for the fiscal year ended March 31, 2004 and the nine months ended December 31, 2004. Amortization of capitalized software development costs, included in costs of revenues, for the fiscal year ended March 31, 2004 amounted to $118,000, and for the three and nine months ended December 31, 2004 amounted to $92,000 and $220,000, respectively.

BUSINESS COMBINATIONS AND INTANGIBLE ASSETS

We have adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and other Intangible Assets." SFAS No. 141 requires all business combinations to be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination must be recognized as assets separate from goodwill. SFAS No. 142 addresses the recognition and measurement of goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 also addresses the initial recognition and measurement of intangible assets acquired outside of a business combination, whether acquired individually or with a group of other assets. This statement provides that intangible assets with indefinite lives and goodwill will not be amortized but will be tested at least annually for impairment. If an impairment is indicated, then the asset will be written down to its fair value, typically based upon its future expected discounted cash flows. Intangible assets of the Company as of March 31, 2003 consisted of customer contracts. In addition, during the fiscal year ended March 31, 2004, the Company acquired intangible assets related to customer contracts, trade names, trademarks and covenants not to compete, which are estimated to have useful lives of ranging from 2 to 10 years. As of December 31, 2004, our finite-lived intangible assets consisted of customer agreements, covenants not to compete, Federal Communications Commission licenses for satellite transmission services, trade names and trademarks, which are estimated to have useful lives of ranging from 2 to 10 years. In addition, the Company has recorded goodwill in connection with the acquisitions of Hollywood SW, Core and FiberSat.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are being amortized over the shorter of the lease term or the estimated useful life of the improvement. Maintenance and repair costs are charged to expense as incurred. Major renewals, improvements and additions are capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

We review the recoverability of our long-lived assets on a periodic basis in order to identify business conditions, which may indicate a possible impairment. The assessment for potential impairment is based primarily on our ability to recover the carrying value of our long-lived assets from expected future undiscounted cash flows. If the total of expected future undiscounted cash flows is less than the total carrying value of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets.

DESCRIPTION OF LINE ITEMS

The following is a description of certain line items from our statements of operations:

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

     o Media Services revenues include charges for software license fees, ASP service fees, consulting, development and maintenance fees, digital delivery and digital media software license fees. Media Services revenue are those generated by Hollywood SW, AccessDM and FiberSat. Our Data Center Services revenues include charges for monthly license fees for IDC space, electric fees, riser access charges and installation fees, and managed network monitoring fees.

     o Cost of revenues consists of facility operating costs such as rent, utilities, real estate taxes, repairs and maintenance, insurance and other related expenses, direct personnel costs and amortization of capitalized software development costs.

     o Selling, general and administrative expenses consist primarily of salaries and related personnel costs for management and other headquarters office employees, professional fees, advertising and marketing costs, and our corporate and divisional headquarters facility costs.

     o Provision for doubtful accounts represents amounts deemed not probable of collection from customers.

     o Non-cash, stock-based compensation represents the value of employee and non-employee stock options and restricted stock grants, amortized over the vesting periods (if any).

     o Non-cash interest expense represents the accretion of the value of warrants attached to our five-year promissory notes, and the imputing of interest on a non-interest bearing note payable.

INITIAL PUBLIC OFFERING

On November 10, 2003, our registration statement on Form SB-2 was declared effective by the SEC. In connection with the completion of IPO, we issued 1,380,000 shares of Class A common stock, 180,000 of which shares were issued in connection with the lead underwriter's exercise of its over-allotment option, at $5.00 per share. The net proceeds from the IPO after deducting all offering expenses, including underwriting discounts and commissions, the cash portion of the purchase price of Hollywood SW, and the repayment of a note payable, was approximately $1,067,000. We are listed on the AMEX under the symbol "AIX".

PRIVATE PLACEMENTS

On June 4, 2004, we concluded the private placement with several investors whereby we issued 1,217,500 unregistered shares of our Class A common stock at a sale price of $4.00 per share. The total net proceeds, including fees and expenses to register the securities were approximately $4.0 million, which is being used for capital investments and working capital. We also issued to investors and to the investment firm in our June 2004 private placement, warrants to purchase a total of 304,375 shares of our Class A common stock at an exercise price of $4.80 per share, which became exercisable upon receipt. We agreed to file a registration statement for the resale of these shares and the shares underlying the warrants with the SEC by filing a Form SB-2 on or before July 5, 2004. We filed the Form SB-2 on July 2, 2004, and the Form SB-2 was declared effective on July 20, 2004.

In November 2004, we consummated a $1.1 million private placement of 282,776 unregistered shares of our Class A common stock at $3.89 per share with certain accredited investors. These shares carry piggyback and demand registration rights, at the sole expense of the investors. The net proceeds of $1.023 million from such private placement were used for the FiberSat Acquisition and for working capital.

In February 2005, we consummated a private placement of $7.6 million of the Convertible Debentures. The Convertible Debentures bear interest at the rate of 7% per year and are convertible into shares of our Class A common stock at the price of $4.07 per share, subject to possible adjustments from time to time. In connection with the Convertible Debenture offering, we issued the participating institutional investors the Convertible Debentures Warrants, exercisable for up to 560,197 shares of Class A common stock at an initial exercise price of $4.44 per share, subject to adjustments from time to time. The Convertible Debentures Warrants may be exercised beginning on September 9, 2005 until five years thereafter.

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

ACCESS DIGITAL MEDIA

AccessDM was formed in February 2003 by AccessIT. AccessDM has completed development of its proprietary software enabling the delivery of digital content -- such as movies, advertising, trailers and alternative content such as concerts, seminars and sporting events -- to movie theaters and other venues equipped with digital projection equipment.

AccessDM has been, and will continue in the foreseeable future to be, financed principally by AccessIT. In March 2003, we engaged The Casey Group, Inc., a software consulting company, to help develop software designed to enable the delivery of digital content. As compensation for assisting us in the development of the software, the cost of which was agreed to be $174,000, we issued to The Casey Group 750,000 shares of AccessDM common stock in September 2003 and 8,700 shares of AccessIT Class A common stock in November 2003. The AccessDM shares issued to The Casey Group represented 20% of AccessDM's outstanding capital stock after giving effect to such issuance. On May 26, 2004, AccessIT entered into an agreement with The Casey Group to issue 31,300 unregistered shares of our Class A common stock in exchange for the 750,000 shares of AccessDM's common stock held by The Casey Group. Following such exchange, as of May 26, 2004, AccessIT owns 100% of AccessDM's outstanding common stock.

The operations of AccessDM are controlled by AccessIT, and certain members of the senior management of AccessIT are also members of the senior management of AccessDM. All intercompany transactions between AccessIT and AccessDM are conducted as transactions on competitive terms, including the terms of any future investments by AccessIT in AccessDM and the terms of any intercompany sales. For the nine months ended December 31, 2004, AccessDM generated $173,000 of revenues.

ACQUISITIONS

On July 17, 2003, we signed a stock purchase agreement with Hollywood SW and its two selling stockholders. On November 3, 2003, we acquired Hollywood SW, after amending the agreement to complete the acquisition on that date, by issuing secured promissory notes (the "Initial Notes"), each in the principal amount of $3.6 million, to the two selling stockholders. On November 10, 2003, we completed the IPO and (1) the Initial Notes were exchanged for the consideration described in clauses (2) and (3) below and cancelled and returned to us by Hollywood SW's selling stockholders, (2) the lead underwriter in the IPO transmitted, in the aggregate, $2.45 million to the selling stockholders and (3) we issued to such selling stockholders $3 million in 8% promissory notes and 400,000 unregistered shares of our Class A common stock.

We may pay an additional purchase price in each of the three years following the closing of the Hollywood SW acquisition if certain annual earnings targets are achieved. We also have agreed to issue additional unregistered shares of our Class A common stock if, during the 90 days following the applicable lock-up period, the average value of our Class A common stock during such 90 days declines below an average of $3.60 per share.

On December 22, 2003, we signed an agreement to purchase all of the outstanding common stock of Core, and on January 9, 2004, the acquisition of Core was completed. Core is a managed service provider of information technologies; its primary product is managed network services through its global network command center. We believe that the acquisition of Core will expand the existing capabilities and services of our IDCs. The initial purchase price consisted of


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

$250,000 in cash and 100,000 unregistered shares of our Class A common stock. In addition, we may be required to pay a contingent purchase price for any of the three years following the closing in which certain earnings targets are achieved; any additional payment is to be made in the same proportionate combination of cash and unregistered shares of our Class A common stock as the purchase price payable at closing. We have also agreed to a one time issuance of additional unregistered shares of our Class A common stock to the seller up to a maximum of 20,000 shares if, in accordance with an agreed upon formula, the market value of our Class A common stock is less than an average of $4.00 during the final 90 days of the lock up period.

On March 29, 2004, we consummated an acquisition of certain assets of Boeing Digital, a division of Boeing, pursuant to an asset purchase agreement of same date. The acquired assets consist of digital projectors, satellite dishes and other equipment installed at 28 screens within 21 theatres in the United States and one location in London, England, and satellite transmission equipment which we installed in Los Angeles, California. The initial purchase price consisted of: $250,000 in cash; 53,534 unregistered shares of our Class A common stock; and a non-interest bearing promissory note payable for $1.8 million payable in equal installments over 4 years. In addition, we agreed to make payments totaling a maximum of $1 million over 4 years, which payments are comprised of 20% of the gross receipts generated by the acquired assets during the 4 year period after the closing. Additionally, at any time during the 90 day period immediately following the first 12 months after the closing, Boeing may sell its 53,534 unregistered shares of our Class A common stock to AccessIT in exchange for $250,000 in cash. In connection with the acquisition, Boeing agreed to purchase from AccessIT a minimum of $450,000 managed storage services per year for four years from the date of the agreement.

On October 19, 2004, we entered into an agreement to purchase substantially all of the assets and certain specified liabilities of FiberSat Seller. On November 17, 2004, the FiberSat Acquisition was completed. FiberSat, headquartered in Chatsworth, California, provides services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally. FiberSat's Chatsworth facility currently houses the infrastructure operations of the Company's digital cinema satellite delivery services. The initial purchase price for FiberSat consisted of 500,000 unregistered shares of our Class A common stock, and we agreed to repay certain liabilities of FiberSat on or before the closing of the acquisition, with up to $500,000 in cash and 100,000 unregistered shares of our Class A common stock. We had the option to exchange up to 50,000 of such 100,000 unregistered shares of Class A common stock to increase the cash, and thereby decrease the Class A common stock portion of such repayment based on the ratio of one Class A common stock for each $5.00 of additional cash. We repaid these liabilities by paying approximately $381,000 and issuing 40,000 shares of our Class A common stock. In addition, we may be required to pay a contingent purchase price for any of the three years following the acquisition in which certain earnings targets are achieved. We have also agreed to a one-time issuance of additional unregistered shares to the sellers in accordance with a formula if, during the 90 days following the applicable lock-up period, the average value of our Class A common stock during such 90 days declines below an average of $3.17 per share.

In February 2005, we, through ADM Cinema, consummated the acquisition of substantially all of the assets of the Pavilion Theatre. The Pavilion Theatre is an eight-screen movie theatre and cafe and will be a component of the Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion Theatre will also become our showplace to demonstrate our integrated digital cinema solutions to the movie entertainment industry.

RESULTS OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2003 AND THE NINE MONTHS ENDED DECEMBER 31, 2004

REVENUES. Our total revenues were $4.87 million and $7.13 million for the nine months ended December 31, 2003 and 2004, respectively, an increase of 46%. The increase was primarily attributable to Hollywood SW, which was acquired in November 2003, and contributed $1.35 mil1ion of increased revenues and Core, which was acquired in January 2004, generated $570,000 of revenues. In addition, FiberSat, which we acquired in November 2004, generated $348,000 of revenues and our AccessDM division contributed $173,000 of revenues. These increases were partially offset by our IDC operations which experienced a revenue decrease of $177,000 primarily due to the loss of one customer.

COST OF REVENUES. Our cost of revenues was $2.64 million and $4.01 million for the nine months ended December 31, 2003 and 2004, respectively, an increase of 52%. This increase was primarily attributable to the acquisition of Hollywood SW, Core and FiberSat. Hollywood SW expenses increased by $574,000, primarily due to personnel costs and amortization of capitalized software costs. Core's operating expenses were $417,000, primarily representing personnel and utility costs. In addition, AccessDM incurred digital cinema-related delivery costs of $150,000. Additionally, FiberSat expenses were $145,000, primarily representing personnel costs. Also, cost of revenues increased at our IDC's by $85,000, primarily due to utility cost increases.

GROSS PROFIT. Gross profit was $2.23 million and $3.12 million for the nine months ended December, 31, 2003 and 2004, respectively. The increase was primarily due to $772,000 of increased gross profit generated by Hollywood SW, and FiberSat, which we acquired in November 2004, which generated $203,000 in gross profit. In addition, Core, which we acquired in January 2004 generated $153,000 in gross profit. Additionally, a gross profit of $23,000 was attributable to AccessDM's operations and we experienced a decrease in gross profit at our IDC's of $259,000, which was primarily attributable to the loss of a customer and higher utility expenses.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses were $2.02 million and $3.59 million for the nine months ended December 31, 2003 and 2004, respectively, an increase of 78%. Incremental costs associated with Hollywood SW, Core, AccessDM, and FiberSat for the nine months ended December 31, 2004, were $623,000, $274,000, $148,000, and $108,000 respectively, due primarily to personnel and office expenses. The remainder of the increase is primarily due to increases in corporate personnel costs, advertising expenses and, professional fees. As of December 31, 2003 and 2004 we had 23 and 58 employees, respectively, and one and five of whom, are part-time employees, respectively.

PROVISION FOR DOUBTFUL ACCOUNTS. Our provision for doubtful accounts was $55,000 and $598,000 for the nine months ended December 31, 2003 and 2004, respectively. The increase is primarily due to the recording of a provision of $499,000 in September 2004 related to the bankruptcy of a data center customer in July 2004. The remainder of the increase is due to the increase in overall business activity.

RESEARCH AND DEVELOPMENT. We recorded expenses of $8,000 and $288,000 for the nine months ended December 31, 2003 and 2004, respectively. The increase is attributable to research and development efforts at Hollywood SW.

NON-CASH, STOCK-BASED COMPENSATION. We recorded non-cash, stock-based compensation of $10,000 and $4,000 for the nine months ended December 31, 2003 and 2004, respectively. These amounts represent the fair value of stock options granted to non-employees in exchange for goods and services, amortized over the vesting period, which ranges from immediate vesting to three years. The types of services performed by non-employees in exchange for stock options included advisory services on real estate matters, and advertising and marketing. The fair value of these stock options was determined using the Black-Scholes option pricing model. The decrease was due to lower amortization expense from non-employee options, due to the vesting of certain grants made in prior years.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $1.91 million and $2.46 million for the nine months ended December 31, 2003 and 2004, respectively, an increase of 24%. The acquisition of Hollywood SW and Core and
the  addition  of  AccessDM   resulted  in  $268,000   $587,000  and   $117,000,
respectively, of depreciation and amortization for the nine months ended December 31, 2004. Partially offsetting these increases was certain data center and corporate computer equipment reaching the end of their estimated useful lives, and becoming fully depreciated.

INTEREST EXPENSE. Interest expense was $389,000 and $279,000 for the nine months ended December 31, 2003 and 2004, respectively. The decrease was primarily due to the March 2004 exchange of $2.5 million for aggregate principal amount of our 5-year 8% subordinated promissory notes (the "5-Year Notes") for shares of our Class A common stock and $1.7 million aggregate principal amount of the 5-Year Notes for our 6% subordinated convertible promissory notes (the "Convertible Notes"). In addition, in November 2003, we repaid a 1-year 9% note payable for $1.0 million incurred in connection with the November 2002 acquisition of six IDC's.

NON-CASH INTEREST EXPENSE. Non-cash interest expense was $302,000 and $155,000 for the nine months ended December 31, 2003 and 2004, respectively. Non-cash interest expense results from the imputing of interest on the $1.8 million note payable to Boeing, incurred in the March 2004, and from the accretion of the value of warrants to purchase shares of our Class A common stock (the "5-Year Notes Warrants") attached to the 5-Year Notes (which bear interest at 8% per year). The decrease is primarily due to one-time accretion of $1.4 million recorded in connection with the March 2004 exchange of 5-Year Notes described above.

INCOME TAX BENEFIT. Income tax benefit was $127,000 and $233,000 for the nine months ended December 31, 2003 and 2004, respectively. The current year amount is related to the amortization of a deferred tax liability related to our acquisition of Hollywood SW and Managed Services.

NET LOSS. As a result of the foregoing, we had net losses of $2.33 million and $4.0 million for the nine months ended December 31, 2003 and 2004, respectively.

FOR THE THREE MONTHS ENDED DECEMBER 31, 2003 AND THE THREE MONTHS ENDED DECEMBER 31, 2004

REVENUES. Our total revenues were $2.04 million and $2.74 million for the three months ended December 31, 2003 and 2004, respectively, an increase of 34%. The increase was primarily attributable to Hollywood SW, which was acquired in November 2003, and contributed $216,000 of increased revenues, Managed Services, which was acquired in January 2004, which generated $188,000 of revenues. In addition, FiberSat, which acquired substantially all of the assets and liabilities of FiberSat Seller in November 2004, generated $348,000 of revenues and our AccessDM division contributed $105,000 of revenues. These increases were partially offset by our IDC operations which experienced a revenue decrease of $162,000 primarily due to the loss of one customer.

COST OF REVENUES. Our cost of revenues was $894,000 and $1.6 million for the three months ended December 31, 2003 and 2004, respectively, an increase of 83%. This increase was primarily attributable to the acquisition of Hollywood SW, Managed Services and FiberSat. Hollywood SW expenses increased by $327,000, primarily due to personnel costs and amortization of capitalized software costs. Managed Service's operating expenses were $154,000, primarily representing personnel and utility costs. In addition, AccessDM incurred digital cinema-related delivery costs of $51,000. Additionally, FiberSat expenses were $145,000, primarily representing personnel costs. Also, cost of revenues increased at our IDC's by $63,000, primarily due to utility cost increases.

GROSS PROFIT. Gross profit was $1.15 million and $1.1 million for the three months ended December, 31, 2003 and 2004, respectively. The increase was primarily due to FiberSat, which acquired substantially all of the assets and liabilities of FiberSat Seller in November 2004, which generated $203,000 in gross profit and Managed Services, which we acquired in January 2004 which generated $34,000 in gross profit. In addition, a gross profit of $51,000 was attributable to AccessDM's operations. Additionally, we experienced a decrease in gross profit at Hollywood SW of $109,000 and our IDC's of $221,000, which was primarily attributable to the loss of a customer and higher utility expenses.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses were $872,000 and $1.3 million for the three months ended December 31, 2003 and 2004, respectively, an increase of 49%. Incremental costs associated with FiberSat, Managed Services, AccessDM and Hollywood SW, for the nine months ended December 31, 2004, were $108,000, $44,000, $89,000 and $51,000, respectively, due primarily to personnel and office expenses. The remainder of the increase is primarily due to increases in corporate personnel costs, advertising expenses and, professional fees. As of December 31, 2003 and 2004 we had 23 and 58 employees, respectively, and one and five of whom, are part-time employees, respectively.

PROVISION FOR DOUBTFUL ACCOUNTS. Our provision for doubtful accounts was $42,000 and $23,000 for the three months ended December 31, 2003 and 2004, respectively. The increase is primarily due to the recording of a provision of $499,000 in September 2004 related to the bankruptcy of a data center customer in July 2004. The remainder of the increase is due to the increase in overall business activity.

RESEARCH AND DEVELOPMENT. We recorded expenses of $8,000 and $122,000 for the three months ended December 31, 2003 and 2004, respectively. The increase is attributable to research and development efforts at Hollywood SW.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $676,000 and $895,000 for the three months ended December 31, 2003 and 2004, respectively, an increase of 18%. The acquisition of Hollywood SW and Managed Services and the addition of AccessDM resulted in $116,000 $43,000 and $213,000, respectively, of depreciation and amortization for the nine months ended December 31, 2004.
Partially offsetting these increases was certain data center and corporate computer equipment reaching the end of their estimated useful lives, and becoming fully depreciated.

INTEREST EXPENSE. Interest expense was $143,000 and $90,000 for the three months ended December 31, 2003 and 2004, respectively. The decrease was primarily due to the March 2004 exchange of $2.5 million aggregate principal amount of 5-Year Notes for shares of our Class A common stock and $1.7 million aggregate principal amount of 5-Year Notes for Convertible Notes. In addition, in November 2003, we repaid a 1-year 9% note payable for $1.0 million, incurred in connection with the November 2002 acquisition of six IDC's.

NON-CASH INTEREST EXPENSE. Non-cash interest expense was $111,000 and $43,000 for the three months ended December 31, 2003 and 2004, respectively. Non-cash interest expense results from the imputing of interest on the $1.8 million note payable to Boeing, incurred in March 2004, and from the accretion of the value of the 5-Year Notes Warrants attached to the 5-Year Notes (which bear interest at 8% per year). The decrease is primarily due to one-time accretion of $1.4 million recorded in connection with the March 2004 exchange of 5-Year Notes described above.

INCOME TAX BENEFIT. Income tax benefit was $127,000 and $77,000 for the three months ended December 31, 2003 and 2004, respectively. The current year amount is related to the amortization of a deferred tax liability related to our acquisition of Hollywood SW and Managed Services.

NET LOSS. As a result of the foregoing, we had net losses of $572,000 and $1.32 million for the three months ended December 31, 2003 and 2004, respectively.

FOR THE FISCAL  YEAR ENDED  MARCH 31,  2003 AND THE FISCAL  YEAR ENDED MARCH 31,
2004

REVENUES. Our total revenues were $4.2 million and $7.2 million for the fiscal years ended March 31, 2003 and 2004, an increase of 70%. This increase was primarily attributable to the acquisition of Hollywood SW which contributed $1.4 million of revenues for the fiscal year ended March 31, 2004. Also, $1.3 million in incremental revenues was derived from the six IDCs we acquired in November 2002. The remainder of the increase in revenues was primarily from Core, which generated $162,000 of revenue, and additional revenue due to customer growth in our other IDCs.

COST OF REVENUES. Our cost of revenues was $3.1 million and $3.7 million for the fiscal years ended March 31, 2003 and 2004, respectively, an increase of 18%. This increase was primarily attributable to $316,000 of additional rent, utilities, real estate taxes and other operating expenses for the six IDC locations we acquired in November 2002. In addition, Hollywood SW expenses were $152,000, primarily the amortization of capitalized software costs, and Core's operating expenses were $98,000, primarily representing personnel costs.

GROSS PROFIT. Gross profit was $1.1 million and $3.5 million for the fiscal years ended March, 31, 2003 and 2004, respectively. The increase was primarily due to $1.2 million of gross profit generated by Hollywood SW. Also, an increase of $962,000 in gross profit was attributable to the six IDC locations we acquired in November 2002. Additionally, gross profit at our other IDCs increased by $207,000, due to fixed data center operating expenses and higher revenues.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses were $2.3 million and $3.3 million for the fiscal years ended March 31, 2003 and 2004, respectively, an increase of 42%. Incremental costs associated with Hollywood SW, Core and AccessDM were $427,000, $58,000, and $101,000, respectively, due primarily to personnel and headquarters office expenses. The remainder of the increase is primarily due to: increases in corporate personnel costs of $137,000 due to higher salary and bonus expense; professional fees of $144,000, due primarily to increased accounting and legal fees related to compliance with the rules of the SEC and other transactions; advertising expenses of $60,000, due to increased marketing activities and attendance at trade shows; bad debt expense of $26,000 due to increases to the allowance for doubtful accounts; and other of $17,000 due primarily to increases in insurance expense. As of March 31, 2004 we had thirty-four employees, one of whom is part-time.

RESEARCH AND DEVELOPMENT. AccessIT recorded expenses of $0 and $55,000 for the fiscal years ended March 31, 2003 and 2004. The increase is attributable to research and development efforts at Hollywood SW, which we acquired in November 2003.

NON-CASH, STOCK-BASED COMPENSATION. We recorded non-cash, stock-based compensation of $99,000 and $15,000 for the fiscal years ended March 31, 2003 and 2004, respectively. These amounts typically represent the fair value of stock options granted to non-employees in exchange for goods and services, amortized over the three-year vesting period of the options. The types of services performed by non-employees in exchange for stock options included advisory services on real estate matters, and advertising and marketing. The fair value of these stock options was determined using the Black-Scholes option pricing model. The decrease is due to a one-time, immediately recognized grant in the fiscal year ended March 31, 2003 of a total of 60,000 shares of our Class A common stock to four of our employees, valued at $48,000. The remaining decrease was due to lower amortization expense from non-employee options, due to the vesting of certain grants made in prior years.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $1.7 million and $2.7 million for the fiscal years ended March 31, 2003 and 2004, respectively, an increase of 60%. The increase is primarily attributable to the acquisition of the six additional IDCs in November 2002, which included $863,000 of property and equipment and $2.7 million of intangible assets. Additionally, the acquisition of Hollywood SW and Core resulted in $183,000 and $35,000, respectively, of depreciation and amortization for the fiscal year ended March 31, 2004 from their respective dates of acquisition.

INTEREST EXPENSE. Interest expense was $364,000 and $542,000 for the fiscal years ended March 31, 2003 and 2004, respectively. The increase was primarily due to $1.2 million of the 5-Year Notes that we issued in June and July 2003, and also to $1.4 million of the 5-Year Notes that we issued in the fiscal year ended March 31, 2003. The 5-Year Notes bear interest at 8% per year, with interest payable quarterly. On March 24, 2004, $2.5 million of the 5-Year Notes principal were exchanged for shares of our Class A common stock, and another $1.7 million was exchanged for longer term, the Convertible Notes. Additionally, contributing to the increase was our issuance of a secured $1 million note payable in connection with our November 2002 acquisition of six IDCs. This 9% note was repaid on its maturity date of November 26, 2003. Partially offsetting these items was interest savings resulting from our final payment of two capital leases in July and October, 2003.

LOSS ON EARLY EXTINGUISHMENT OF DEBT. The loss on early extinguishment of debt was $0 and $126,000 for the fiscal years ended March 31, 2003 and 2004, respectively. This loss on early extinguishment of debt was due to the March 2004 exchange of five-year promissory notes for Class A common stock and convertible notes.

NON-CASH INTEREST EXPENSE. Non-cash interest expense was $282,000 and $1.8 million for the fiscal years ended March 31, 2003 and 2004, respectively. Non-cash interest expense results from the accretion of the value of warrants attached to our one-and five-year promissory notes (which bear interest at 8% per year). The increase is primarily due to one-time accretion of $1.4 million recorded in connection with the March 2004 exchange of the 5-Year Notes. The remaining increase in non-cash interest expense is due to the initial issuance of $1.4 million of such notes in the second half of fiscal 2002, and the issuance of an additional $1.2 million of such notes with attached warrants in fiscal 2003.

INCOME TAX BENEFIT. During the fiscal years ended March 31, 2003 and 2004, we participated in the New Jersey Technology Tax Transfer program, through which technology-oriented businesses may sell their New Jersey net operating losses ("NOLs") to other companies. During the fiscal years ended March 31, 2003 and 2004, we received $185,000 and $127,000, respectively net of fees and expenses, from the sale of our New Jersey NOLs. Also, during the fiscal year ended March 31, 2004, amortization of a deferred income tax liability related to our acquisition amounted to $85,000.

NET LOSS. As a result of the foregoing, we had net losses of $3.4 million and $4.8 million for the fiscal years ended March 31, 2003 and 2004, respectively.

LIQUIDITY AND CAPITAL RESOURCES

We have incurred operating losses for the nine months ended December 31, 2004 and in each year since we commenced our operations. Since our inception, we have financed our operations substantially through the private placement of shares of our common and preferred stock, the issuance of our one-and five-year 8% promissory notes, and our IPO. In March 2004, we refinanced approximately $4.2 million aggregate principal amount (plus accrued and unpaid interest) of these promissory notes pursuant to an exchange offer (the "Exchange Offer"). In exchange for the promissory notes, we issued 707,477 unregistered shares of our Class A common stock and $1.7 million aggregate principal amount of new convertible notes which as of December 31, 2004 were convertible into a maximum of 307,871 shares of our Class A common stock. From inception through December
31, 2004, we had raised cash of approximately $20.7 million, $4.5 million and $4.4 million through sales of our common stock, preferred stock, and promissory notes, respectively. Additionally, we have issued common stock in lieu of cash payments totaling $5.8 million to the sellers of Hollywood SW, Core, Boeing
Digital, and FiberSat, and for construction services at our IDCs. Also, in November 2002, we issued a $1 million 9% secured note to a seller in connection with the acquisition of six IDCs from ColoSolutions. This note was repaid in November 2003. See also "Subsequent Events" for a discussion of our recent sale of Convertible Debentures. We have no borrowings or line of credit arrangements with banks or other financial institutions. We are not a party to any material off-balance sheet arrangements.

On November 14, 2003 our IPO was finalized, resulting in the issuance of 1,380,000 shares of Class A common stock. The net proceeds of our IPO were $4.8 million, of which $1.1 million was used for general business purposes.

On November 3, 2003, we acquired all of the outstanding capital stock of Hollywood SW. In connection with the acquisition of Hollywood SW, we issued $3 million of 8% promissory notes to the sellers, which notes are secured and senior, with certain exceptions, to all indebtedness during the five year term of those notes. Our obligations to repay our promissory notes and to pay any additional purchase price is secured by a pledge of all of Hollywood SW's capital stock and any distributions and proceeds therefrom, except that we are permitted to receive cash distributions from Hollywood SW to the extent that such distributions do not exceed Hollywood SW's cash flow from operations.

On March 29, 2004, we acquired certain assets from Boeing for use in AccessDM's digital cinema business. In connection with this acquisition we issued a 4-year non-interest bearing note for $1.8 million with equal repayments of $450,000 due each year beginning in April 2005. In addition, at any time during the 90 day period beginning March 29, 2005, Boeing can sell its 53,534 unregistered shares of our Class A common stock to us for $250,000 in cash.

On June 4, 2004, we concluded a private placement with several investors whereby we issued 1,217,500 unregistered shares of our Class A common stock at a sale price of $4.00 per share. The total net proceeds, including fees and expenses to register the securities were $4.0 million, which is being used for capital investments and working capital. We also issued to investors and to the investment firm warrants to purchase a total of 304,375 shares of our Class A common stock at an exercise price of $4.80 per share, which became exercisable upon receipt. We agreed to file a registration statement for the resale of these shares and the shares underlying the warrants with the SEC by filing a Form SB-2 on or before July 5, 2004. We filed the Form SB-2 on July 2, 2004 (the "Original SB-2"), and the Original SB-2 was declared effective on July 20, 2004. As set forth in this prospectus, certain subsequent events have recently occurred which require the filing of a post-effective amendment to the Original SB-2 and this updated prospectus.

On July 2, 2004, we received notice that certain creditors of one of our data center customers named NorVergence Inc. (the "NorVergence") filed an involuntary bankruptcy petition against the NorVergence. On July 14, 2004, the NorVergence agreed to the entry of an order granting relief under Chapter 11 of the United States Bankruptcy Code and then converted the Chapter 11 reorganization to Chapter 7 liquidation. As of December 31, 2004, we had accounts receivable of $121,000 recorded on the unaudited Consolidated Balance Sheet related to the NorVergence. We also have a first security interest in the NorVergence's accounts receivable. Based on information received to date, we believe that the NorVergence's accounts receivable that are deemed to be collectible are substantially in excess of the amounts recorded on our unaudited Consolidated Balance Sheet. Therefore, we believe that the amounts owed to us, and recorded on the unaudited Consolidated Balance Sheet, will be collected. On January 26, 2005 the bankruptcy court in the matter of NorVergence approved a motion for the trustee to pay the Company $121,000 for past due accounts receivable and on February 25, 2005 the Company was paid this amount. Additionally, the Company has been granted the right to pursue collection of Norvergence's customer accounts receivable. Any amounts collected will be retained by the Company in settlement of its claim against Norvergence.

On November 8, 2004, we concluded a private placement with certain investors whereby we issued 282,776 unregistered shares of our Class A common stock at $3.89 per share to the investors for gross proceeds of $1.1 million. These shares carry piggyback and demand registration rights, at the sole expense of the investors. We realized net proceeds of approximately $1.023 million, which were used for the FiberSat Acquisition and for working capital.

On November 17, 2004, we acquired substantially all of the assets and certain specified liabilities of FiberSat Seller. The initial purchase price for FiberSat consisted of 500,000 unregistered shares of Class A common stock, and we agreed to repay certain liabilities of FiberSat Seller on or before the closing of the acquisition, with up to $500,000 in cash and 100,000 unregistered shares of Class A common stock. We had the option to exchange up to 50,000 of such 100,000 shares of Class A common stock to increase the cash, and thereby decrease the Class A common stock portion of such repayment based on the ratio of one Class A common stock for each $5.00 of additional cash. We repaid these liabilities by paying approximately $381,000 and issuing 40,000 shares of Class A common stock. In addition, we may be required to pay a contingent purchase price for any of the three years following the acquisition in which certain earnings targets are achieved. We have also agreed to a one-time issuance of additional unregistered shares to the sellers in accordance with a formula if, during the 90 days following the applicable lock-up period, the average value of our Class A common stock during such 90 days declines below an average of $3.17 per share.

As of March 31, 2003 and 2004, we had cash and cash equivalents of $956,000 and $2.3 million, respectively. Our working capital (deficiency) at March 31, 2003 was ($954,000) and March 31, 2004 was $212,000, respectively. As of December 31, 2004, we had cash and cash equivalents of $1.52 million. Our working capital at December 31, 2004 was $224,000.

For the fiscal year ended March 31, 2004, we raised gross proceeds of $6.9 million and $1.2 million through sales of our common stock from our IPO and promissory notes, respectively, and we repaid capital lease obligations of $363,000 and an acquisition note payable of $1 million. For the fiscal year ended March 31, 2003, we raised gross proceeds of $125,000, $2.5 million and $1.4 million through sales of our common stock, preferred stock and promissory notes, respectively, and we repaid promissory notes in the principal amount of $333,000, and capital lease obligations of $177,000. For the nine months ended December 31, 2004, we raised net proceeds of $5.1 million through sales of our common stock , we repurchased $32,000 of our common stock, and we repaid promissory notes in the principal amount of $448,000 and capital lease obligations of $158,000. For the nine months ended December 31, 2003, we raised gross proceeds of $1.2 million through sales of our 5-Year Notes, $4.8 million through sales of our common stock, an we repaid promissory notes in the principal amount of $1 million and capital lease obligations of $358,000.

Our operating activities resulted in net cash (outflows) inflows of ($760,000) and $321,000 for the fiscal years ended March 31, 2003 and 2004, respectively. The $1.1 million improvement was primarily due to a decrease in loss from operations, and a $400,000 security deposit paid in the prior year. For the nine months ended December 31, 2003 and 2004, our operating activities resulted in net cash outflows of $599,000 and $2.8 million, respectively. The increase was primarily due to lower collection of accounts receivable, and increased payments of accounts payable.

Investing activities used net cash of $2.6 million and $3.6 million for the fiscal years ended March 31, 2003 and 2004, respectively. Net cash used in investing activities for the fiscal year ended March 31, 2003 was primarily in connection with the cash portion of the purchase price of six additional IDCs acquired in November 2002 for $2.3 million. Additions and improvements to existing data centers of $290,000 accounted for the majority of the remaining cash used in investing activities for the fiscal year ended March 31, 2003.

Investing activities used net cash of $2.6 million and $2.5 million, respectively, for the nine months ended December 31, 2003 and 2004. The increase was due to various purchases of computer and other equipment, primarily to support our digital cinema and managed data storage businesses, and, additions to Hollywood SW's capitalized software costs. We anticipate that we will experience an increase in our capital expenditures consistent with the anticipated growth in our operations, infrastructure and personnel.

Net cash used in investing activities for the fiscal year ended March 31, 2004 was due primarily to the acquisitions of Hollywood SW, Core and Boeing Digital.

We agreed upon the completion of the IPO in November 2003 to pay the lead underwriter an advisory fee of $4,167 per month for the 12-month period beginning upon the completion of the IPO.

Financing activities contributed cash of $3.4 million and $4.6 million for the fiscal years ended March 31, 2003 and 2004, respectively. This contributed cash was used to finance the IDC acquisitions we have effected and for general working capital purposes. Net cash provided by financing activities in 2003 was primarily from the sales of preferred stock, common stock, and promissory notes and in 2004 common stock and promissory notes.

Net cash provided by financing activities of $4.66 million for the nine months ended December 31, 2003 was primarily due to proceeds from issuance of shares of our Class A common stock of $4.79 and the issuance of $1.23 million of our 5-Year Notes, less $1.36 million repayments of notes payable and capital lease obligations. Net cash provided by financing activities of $4.43 million for the nine months ended December 31, 2004 was due primarily to our June 2004 private placement and November 2004 private placement, less repayments of notes payable, capital lease obligations and proceeds from capital leases.

We have acquired equipment under long-term capital lease obligations that expire at various dates through December 2006. As of March 31, 2004 and December 31, 2004, we had an outstanding balance of $150,000 and $515,000, respectively, in capital lease obligations. These capital lease obligations covered computer and power generating equipment at our data centers and our corporate office. As of March 31, 2004, all our capital lease obligations were secured by equipment at the following locations and in the following principal amounts: at our executive offices, telephone equipment in the remaining principal amount of $23,000, and Caterpillar generators at six of our IDCs in the remaining principal amount of $127,000. Also, as of December 31, 2004, all our capital lease obligations are secured by equipment at the following locations and in the following principal amounts: at our executive offices, telephone equipment in the remaining principal amount of $17,000, and computer equipment for use in Core's operations of $14,000. As of March 31, 2004, minimum future capital lease payments (including interest) for the fiscal years ended March 31, 2005, 2006, and 2007 were $118,000, $28,000, and $9,000, respectively. In July 2003, we repaid the capital lease covering generators at our Manhattan, New York AccessColocenter for $49,000. In August 2003, we entered into an agreement to pay a capital lease covering certain storage equipment at our Jersey City, New Jersey AccessColocenter for payments totaling $228,000 including all principal and interest currently due. As of December 31, 2004, minimum future capital lease payments (including interest) for the fiscal years ended December 31, 2005 and 2006, were $576,000, and $13,000, respectively. During the nine months ended December 31, 2003 and 2004, we made early repayments of $159,000 and $70,000 on capital leases, respectively, in order to achieve interest savings and aid future cash flow.

In September 2003, in connection with our IPO and in order to simplify our capital structure, we entered into an exchange agreement, under which the holder of our outstanding Series A and Series B preferred stock agreed to (1) convert all 8,202,929 shares of Series A and Series B preferred stock held by it into 1,640,585 shares of Class A common stock; (2) exchange warrants exercisable, for up to 951,041 shares of Class A common stock, for 320,000 shares of Class A common stock; (3) exercise warrants currently exercisable for up to 144,663 shares of our Class A common stock (143,216 shares on a cashless-exercise basis); and (4) accept 104,175 shares of our Class A common stock as payment of all accrued dividends on shares of Series A and Series B preferred stock held by the holder through November 10, 2003, the effective date of the IPO. On November 14, 2003 the exchange agreement was finalized, concurrent with the completion of the IPO.

In February 2004, we sent a notice of the Exchange Offer to the holders of the 5-Year Notes and holders of the notes issued pursuant to the Hollywood SW


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

acquisition (the "HS Notes"), offering to exchange the principal and accrued interest of the outstanding 5-Year Notes and the HS Notes for, at each note holder's election, either (1) unregistered shares of our Class A common stock at an exchange rate of $3.57 per share (the "Share Option") or (2) SUBORDINATED CONVERTIBLE PROMISSORY NOTES ("CONVERTIBLE NOTES")the Convertible Notes,
convertible into shares of our Class A common stock at a conversion rate of $5.64 per share (the "Convertible Note Option"). On March 24, 2004, the Exchange Offer was completed. Pursuant to the Share Option, we exchanged 5-Year Notes in the aggregate principal amount of $2.5 million plus accrued and unpaid interest of $46,000 for 707,477 unregistered shares of our Class A common stock. Pursuant to the Convertible Note Option, in exchange for 5-Year Notes in the aggregate principal amount of $1.7 million plus accrued and unpaid interest of $31,000, we issued Convertible Notes which as of March 1, 2005 are convertible into a maximum of 310,857 shares of our Class A common stock (1) at any time up to the maturity date at each holder's option or (2) automatically on the date when the average closing price on the AMEX of our Class A common stock for 30 consecutive trading days has been equal to or greater than $12.00. The holders of all the HS Notes and holders of 5-Year Notes totaling $220,000 of principal elected not to participate in the Exchange Offer.

In March 2004, in connection with our acquisition of certain assets of Boeing Digital, we issued a $1.8 million non-interest bearing note, payable in equal principal payments each year for four years.

Other significant commitments consist of obligations under non-cancelable operating leases that totaled approximately $16.2 million and $15.9 million as of March 31, 2004 and December 31, 2004, respectively, and are payable in varying monthly installments through 2015. As of March 31, 2004, minimum future operating lease payments for the fiscal years ended March 31, 2005, 2006, 2007, 2008, 2009 and thereafter (in total) were $2.3 million, $2.2 million, $2.1 million, $2.1 million, $2.2 million and $5.3 million, respectively. As of December 31, 2004, minimum future operating lease payments for the fiscal years ended December 31, 2005, 2006, 2007, 2008, 2009 and thereafter (in total) were $2.4 million, $2.3 million, $2.3 million, $2.3 million, $1.9 million and $4.7 million, respectively.

During the fiscal years ended March 31, 2003 and 2004 and the nine months ended December 31, 2004, our operations have been financed primarily through equity and debt financing, most recently the completion of our IPO that generated net cash receipts of $1.1 million and the completion of our June 2004 and October 2004 private placements that generated net cash receipts of $4.0 million and $1.023 million respectively. However, we have incurred substantial losses since inception. During the fiscal year ended March 31, 2003 and 2004, we have incurred losses of $3.4 million and $4.8 million respectively, and cash flows from operating activities of ($760,000) and $321,000, respectively. Also, during the nine months ended December 31, 2004, we have incurred losses of $4.0 million and cash flows from operating activities of $(2.8) million. In addition, we have an accumulated deficit of $14.7 million and $18.7 million as of March 31, 2004 and December 31, 2004, respectively. Furthermore, we have total debt service requirements totaling $1.55 million for the twelve months beginning in January 2005.

In May 2004, we entered into an agreement with the holder of 750,000 shares of AccessDM's common stock, to exchange all of its shares for 31,300 unregistered shares of AccessIT's Class A common stock. As a result of the transaction, AccessIT holds 100% of AccessDM's common stock.

In July 2004, we made early repayments totaling $58,000 for two 5-Year Notes, and the remaining value of the underlying 5-Year Notes Warrants was amortized to non-cash interest expense, totaling $19,000.

In August 2004, our Board of Directors authorized the repurchase of up to 100,000 shares of our Class A common stock. The shares will be purchased at prevailing prices from time-to-time in the open market depending on market conditions and other factors. During the nine months ended December 31, 2004, we purchased 9,140 shares of our Class A common stock for a total purchase price of $32,000, including fees, which has been recorded as Treasury stock in the unaudited Consolidated Balance Sheet. In January 2005, we purchased 42,300 shares of our Class A common stock for a total purchase price of $140,000, including fees, at an average purchase price of $3.31 per share. As of January 31, 2005, an additional 48,560 shares of our Class A common stock may be repurchased.


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

Management expects that we will continue to generate operating losses for the foreseeable future due to depreciation and amortization, research and development, the continued efforts related to the identification of acquisition targets, marketing and promotional activities and the development of relationships with other businesses. Certain of these costs could be reduced if working capital decreased. We may attempt to raise additional capital from various sources for future acquisitions or for working capital as necessary, but there is no assurance that such financing will be completed as contemplated or under terms acceptable to us, or our existing shareholders. Failure to generate additional revenues, raise additional capital or manage discretionary spending could have a material adverse effect on our ability to continue as a going concern and to achieve our intended business objectives.

Our management believes that, based on the Company's cash position at December 31, 2004, a financing transaction completed in February 2005 (see below under "Subsequent Events"), and expected cash flows from operations, the Company has the ability to meet its obligations for the foreseeable future.

SUBSEQUENT EVENTS

On January 26, 2005, the bankruptcy court in the matter of Norvergence approved a motion for the trustee to pay us $121,000 for past due accounts receivable. Additionally, we have been granted the right to pursue collection of Norvergence's customer accounts receivable. Any amounts collected will be retained by us in settlement of our claim against Norvergence.

On February 11, 2005 we consummated the acquisition of substantially all of the assets and certain liabilities of the Pavilion Theatre from Pritchard Square Cinema, LLC. The total purchase price is approximately $5.4 million, including transaction fees. The purchase price included a cash payment of $3.3 million (less $500,000 held in escrow pending the completion of certain construction) and a five-year 8% promissory note for $1.7 million, among other things. The Pavilion Theatre is an eight-screen movie theatre and cafe and will be a component of the Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion Theatre will also become a showplace for the Company to demonstrate its integrated digital cinema solutions to the movie entertainment industry.

On February 10, 2005, we issued Convertible Debentures and the Convertible Debentures Warrants to a group of institutional investors for aggregate proceeds of $7.6 million. The Convertible Debentures have a four year term, with one third of the unconverted principal balance repayable in 12 equal monthly installments beginning three years after the closing. The remaining unconverted principal balance is repayable at maturity. We may pay the interest in cash or, if certain conditions are met, by issuing shares of our Class A common stock. If we are eligible to issue shares of our Class A common stock to repay interest, the number of shares issuable is based on 93% of the 5-day average closing price preceding the interest due date. The Convertible Debentures are initially convertible into 1,867,322 shares of our Class A common stock, based upon a conversion price of $4.07 per share subject to adjustments from time to time. Upon the redemption of the Convertible Debentures, we may issue additional warrants exercisable for shares of Class A common stock. Additionally, we issued to the investors the Convertible Debentures Warrants to purchase up to 560,197 shares of our Class A common stock, at an initial exercise price of $4.44 per share, subject to adjustments from time to time. The Convertible Debentures Warrants are exercisable beginning on September 9, 2005 until 5 years thereafter. We have agreed to register, among other things, the Class A common stock underlying the Convertible Debentures and Convertible Debentures Warrants on Form S-3 within 30 days from the closing. If, among other things, the registration statement is not filed within 30 days or is not declared effective within 90 days (120 days in the event of an SEC review), then cash delay payments equal to 1% of the offering proceeds per month will apply.



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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our business is currently principally in the United States. As a result, our financial results are not affected by factors such as changes in foreign currency exchange rates or economic conditions in foreign markets. We do not engage in hedging transactions to reduce our exposure to changes in currency exchange rates, although if the geographical scope of our business broadens, we may do so in the future.
Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income that we may earn on our invested cash. Because we currently do not have any variable rate debt, there is no risk associated with fluctuating interest expense. We do not plan to use any derivative financial instruments. We plan to help ensure the safety and preservation of invested principal funds by limiting default risks, market risk and investment risk. We plan to mitigate our default risk by investing generally in low-risk securities.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure -an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as specifically noted in SFAS No. 149. SFAS No. 149 should be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on our financial position, cash flows or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities and the provisions of paragraphs 9 and 10 of SFAS No. 150 (and related guidance in the appendices), as they apply to mandatorily redeemable non-controlling interests, which were deferred by the FASB on October 29, 2003. The adoption of SFAS No. 150 did not have a material impact on our financial position, cash flows or results of operations.

In November 2002, the Emerging Issues Task Force (the "EITF") reached a consensus on EITF 00-21, "Revenue Arrangements with Multiple Deliverables," related to the separation and allocation of consideration for arrangements that include multiple deliverables. EITF 00-21 requires that when the deliverables included in this type of arrangement meet certain criteria they should be accounted for separately as separate units of accounting. This may result in a difference in the timing of revenue recognition but will not result in a change in the total amount of revenues recognized in a bundled sales arrangement. The allocation of revenues to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items then the residual method must be used. This method requires that the amount allocated to the undelivered items in the arrangement is their full fair value. This would result in the discount, if any, being allocated to the delivered items. This consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on our financial position, cash flows or results of operations.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- an Interpretation of Accounting Research Bulletin No. 51." FIN No. 46 requires the primary beneficiary to consolidate a variable interest entity
("VIE") if it has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. FIN No. 46 applies immediately to VIEs created after January 31, 2003 and to VIEs in which the entity obtains an interest after that date. In October 2003, the FASB deferred the latest date by which all public entities must apply FIN No. 46 to all VIEs and potential VIEs, both financial and non-financial in nature, to the first reporting period ending after December 15, 2003. The adoption of FIN No. 46 in February 2003 did not have a material impact on our financial position, cash flows or results of operations.

On December 17, 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which supercedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB No. 104 rescinds the "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" issued with SAB No. 101 that had been codified in Staff Accounting Bulletin Topic 13, "Revenue Recognition." The adoption of SAB No. 104 did not have any impact on our financial position, cash flows or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment." This statement revises the original guidance contained in SFAS No. 123 and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees, and its related implementation guidance. Under SFAS No. 123 (revised 2004), a public entity such as AccessIT will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize such cost over the period during which an employee is required to provide service in exchange for the reward (usually the vesting period). For stock options and similar instruments, grant-date fair value will be estimated using option-pricing models adjusted for unique characteristics of instruments (unless observable market prices for the same or similar instruments are available). For small business issuers, including AccessIT, this is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Upon adoption of this standard, the actual costs of our stock-based payment plans will be based on grant-date fair value, which can not be determined at this time.

                                    BUSINESS

AccessIT was organized on March 31, 2000 and we are in the business of providing software services and technology solutions to the motion picture industry, and operating IDCs. Recently, we have actively expanded into new and interrelated business areas relating to the delivery and management of digital cinema content to entertainment venues worldwide. These businesses, supported by our IDC business, have become our primary strategic focus.

Our business focus is to create a secure, managed and complete system that consists of software to book, track and perform accounting functions for digital content in movie theatres, deliver digital content to multiple locations and provide the content management software for managing all brands of in-theatre playback systems and projection systems for the digital cinema marketplace. This system is designed to enable the motion picture industry to move from the analog world to the digital world. The system is intended to use all of our businesses:

MEDIA SERVICES

     o DIGITAL MEDIA DELIVERY - digital media managed delivery services and media player software for use in theatres from Access DM, and satellite delivery services from FiberSat. ADM Cinema, which acquired the Pavilion Theatre, will utilize our digital media managed delivery services and media player software products; and

     o MOVIE DISTRIBUTION AND EXHIBITOR SOFTWARE - Hollywood SW develops and licenses distribution and exhibitor software products and services.

DATA CENTER SERVICES

     o DATA CENTERS - AccessIT's IDCs, including redundant sites in Los Angeles and New York City; and

     o MANAGED SERVICE OFFERINGS- managed storage and network and systems management services by Core and AccessIT.

Our system provides a digital content owner with the secure delivery of multiple files to multiple locations throughout the world with proactive notification and security management. Our system also provides the digital content exhibitor with access to digital content, freedom to choose what to play and when to play it with proactive notifications and management software. We have created a system whereby digital content is delivered where it is supposed to go, is played when it is supposed to be played along with the ability to act upon and report back management and financial information. We also have created software designed to enable a movie exhibitor to run all projects in a multiple auditorium theatre from one central server, regardless of the hardware type or manufacturer.

We have two reportable segments: Media Services, which represents the operations of AccessDM (including Boeing Digital), ADM Cinema, FiberSat and Hollywood SW, and Data Center Services, which are comprised of our IDC operations and Managed Service Offerings.

In February 2003, we organized AccessDM, which in May 2004, became our wholly-owned subsidiary. AccessDM has developed proprietary software, Digital Express e-Courier, capable of worldwide delivery of digital data -- including movies, advertisements and alternative content such as concerts, seminars and sporting events -- to movie theaters and other venues having digital projection equipment. We are also in the process of developing media player software for use by digitally-equipped movie theaters called Theatre Command Centre.



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

In November 2003, we acquired all of the capital stock of Hollywood SW, a leading provider of proprietary transactional support software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada. Its licensed software records and manages information relating to the planning, scheduling, revenue sharing, cash flow and reporting associated with the distribution and exhibition of theatrical films. In addition, Hollywood SW's software complements, and is integrated with, AccessDM's digital content delivery software by enabling Hollywood SW's customers to seamlessly plan and schedule delivery of digital content to entertainment venue operators as well as to manage the related financial transactions.

In an effort to increase the competitive advantage of the IDCs, on January 9, 2004, we acquired Core, a managed service provider of information technologies. As an information technology outsourcing organization, Core manages clients' networks and systems in over 35 countries in Europe, Asia and North and South America and more than 20 states in the United States. Core operates a 24x7 GNCC, capable of running the networks and systems of large corporate clients. The 4 largest customers of Core accounted for approximately 77% of its revenues for the year ended March 31, 2004. The managed services capabilities of Core have been integrated with our IDCs and now operate under the name of AccessIT Managed Services.

In March 2004, we acquired certain assets of Boeing Digital, a division of Boeing. These assets were purchased to further our strategy of becoming a leader in the delivery of movies and other digital content to movie theaters. The acquired assets consist of digital projectors, satellite dishes and other equipment installed at 28 screens within 21 theaters in the United States and at one location in London, England, and satellite transmission equipment which we installed in Los Angeles, California.

Also in March 2004, we refinanced approximately $4.2 aggregate principal amount (plus accrued and unpaid interest) of our promissory notes pursuant to an exchange offer. In exchange for these promissory notes, we issued 707,477 unregistered shares of our Class A common stock and $1.7 million aggregate principal amount of new convertible notes which as of March 1, 2005 were convertible into a maximum of 310,857 shares of our Class A common stock.

In May 2004, we entered into an agreement with the holder of 750,000 shares of AccessDM's common stock, to exchange all of their shares for 31,300 unregistered shares of AccessIT's Class A common stock. As a result of the transaction, which was consummated on May 26, 2004, AccessIT now holds 100% of AccessDM's common stock.

In June 2004, we consummated a $4.87 million private placement of 1,217,500 unregistered shares of our Class A common stock with institutional and other accredited investors. Pursuant to the private placement, we also issued to the investors and the placement agent warrants to purchase up to 243,500 and 60,875 shares of our Class A common stock, respectively, at an exercise price of $4.80 per share, exercisable upon receipt.

In November 2004, we consummated a $1.1 million private placement of 282,776 unregistered shares of our Class A common stock at $3.89 per share with certain accredited investors. The net proceeds of approximately $1.023 million from such private placement were used for the FiberSat Acquisition and for working capital.

Also in November 2004, we acquired substantially all of the assets of FiberSat Seller through FiberSat. FiberSat, headquartered in Chatsworth, California, provides services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally. FiberSat's Chatsworth facility currently houses the infrastructure operations of our digital cinema satellite delivery services. By completing the FiberSat Acquisition, we gained extensive satellite distribution and networking capabilities provided by FiberSat's fully operational data


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

storage and uplink facility located in Los Angeles, California. FiberSat has the ability to provide broadband video, data and Internet transmission and encryption services for the broadcast and cable television and communications industries.

In February 2005, we consummated a private placement of the Convertible Debentures. The Convertible Debentures bear interest at the rate of 7% per year and are convertible into shares of our Class A common stock at the price of $4.07 per share, subject to possible adjustments from time to time. In connection with the Convertible Debenture offering, we issued the participating institutional investors the Convertible Debentures Warrants exercisable for up to 560,197 shares of Class A common stock at an initial exercise price of $4.44 per share, subject to adjustments from time to time. The Convertible Debentures Warrants may be exercised beginning on September 9, 2005 until five years thereafter.

Also in February 2005, we, through ADM Cinema, consummated the acquisition of substantially all of the assets of the Pavilion Theatre from Pritchard Square Cinema, LLC. The Pavilion Theatre is an eight-screen movie theatre and cafe and will be a component of the Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion Theatre will also become our showplace to demonstrate our integrated digital cinema solutions to the movie entertainment industry.

We offer interrelated services that use each of our business units for the planning, purchasing, delivery and management of digital content -- such as movies, advertising, trailers and alternative content, including concerts, seminars and sporting events -- to movie theater and other venue operators. We believe that our ability to offer a wide range of fully managed services will differentiate us from other service providers, including distributors of other types of digital media.

For the three months ended December 31, 2004, we received 47% and 53%, respectively, of our revenues from the Media Services and Data Center Services segments. For the nine months ended December 31, 2004, we received 35% and 65%, respectively, of our revenue from the Media Services and Data Center Services segments. During the fiscal year ended March 31, 2004, we received 81% of our revenue from the Data Center Services segment and 19% of our revenue from the Media Services segment. During the quarter ended March 31, 2004, we received 69% of our revenue from the Data Center Services segment and 31% percent of our revenue from the Media Services segment. For the fiscal year ended March 31, 2004, KMC Telecom, AT&T and MGM comprised approximately 27%, 12% and 10% of our revenues, respectively. No other single customer accounted for greater than 10% of revenues during the fiscal year ended March 31, 2004. From our inception through November 3, 2003, all of our revenues have been derived from monthly license fees and fees from other ancillary services provided by us at these IDCs.

Our principal executive offices are at 55 Madison Avenue, Suite 300, Morristown, NJ 07960, and our telephone number at such offices is (973) 290-0080. Our e-mail address is investor@accessitx.com and our web site address is www.accessitx.com. Information accessed on or through our web site does not constitute a part of this prospectus.

MEDIA SERVICES

The Media Services segment of our business consists of two units: the Digital Media Delivery Services and the Hollywood SW business. Digital Media Delivery Services comprises AccessDM, FiberSat, and the Pavilion Theatre.

DIGITAL MEDIA DELIVERY SERVICES

AccessDM, our wholly-owned subsidiary, provides software and systems worldwide that enable the delivery of digital content to movie theaters and other venues having digital projection equipment. We believe the demand for systems that deliver digital content will increase as the movie, advertising and entertainment industries continue to convert to a digital format in order to achieve cost savings, greater flexibility and/or improved image quality. We intend to use our IDCs and managed data storage services together with our


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

digital content delivery software to deliver digital content using satellite and land-based transmission providers. As a result of the acquisition of the assets of Boeing Digital, we currently have an installed base of twenty eight digital projection systems located in certain movie theaters throughout the United States that are available to receive digital content delivered by AccessDM.

AccessDM has generated $173,000 of revenues during the nine month period ended December 31, 2004 from the delivery of digital content related services. Based on customer needs and preferences, we may adapt or tailor the developed software and related services to such customer needs or industry demands.

FiberSat acquired substantially all of the assets and certain liabilities of FiberSat Seller on November 17, 2004. Headquartered in Chatsworth, California, FiberSat provides services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally. FiberSat's Chatsworth facility currently houses the infrastructure operations of AccessDM's digital cinema satellite delivery services. By completing the FiberSat Acquisition, we gained extensive satellite distribution and networking capabilities provided by FiberSat's fully operational data storage and uplink facility located in Los Angeles, California. FiberSat has the ability to provide broadband video, data and Internet transmission and encryption services for the broadcast and cable television and communications industries. From acquisition through December 31, 2004, FiberSat generated $348,000 of revenues.

ADM Cinema Corporation, our wholly owned subsidiary, purchased the Pavilion Movie Theatre/Entertainment Complex located in Brooklyn, New York on February 11, 2005. The Pavilion is an eight-screen movie theatre and cafe and will be a component of the Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion will also become a showplace for the Company to demonstrate its integrated digital cinema solutions to the movie entertainment industry.


MARKET OPPORTUNITY

We believe that digital content delivery eventually will replace, or at least become more prevalent than, the current method used for film delivery. Existing film delivery generally involves the time-consuming, somewhat expensive and cumbersome process of receiving bulk printed film, rebuilding the film into shipping reels, packaging the film reels into canisters and physically delivering the reels (by traditional ground modes of transportation) to movie theaters. We believe that the expanding use of digital movie projection equipment will lead to an increasing need for digital content delivery services.

The movie exhibition industry now has the capability to present advertisements, trailers and alternative entertainment in a digital format and in a commercially viable manner. We believe the presentation of alternative entertainment at movie theaters may both expand their hours of operation and increase their occupancy rates. Movie theater owners may also be able to profit from the presentation of new and/or additional advertising in their theaters.

Digital Cinema Initiatives, LLC, a consortium of seven major Hollywood studios, was created to develop and set universal standards and to develop a business model designed to allow the movie industry to effect a general transition to digital presentations. Toward the end of 2004 the studio members declared the work of the group to be substantially complete and worked to finalize the remaining open items. Investment banks are working with studios to develop a business model for digital cinema.

We believe the market opportunity for our digital media delivery services is directly related to the number of movie releases each year, the number of movie screens those movies are shown upon and the transition to digital presentations in those movie theatres. According to the Motion Picture Association, on average, there are approximately 200 major movie releases and 250 independent movie releases per year. The average major movie is released to approximately 4,000 screens in the United States and 8,000 screens worldwide. According to National Association of Theatre Owners ("NATO"), there are approximately 105,000


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

screens worldwide that play major movie releases, with approximately 36,000 screens located in the United States. According to ReelSource, Inc., the average film print costs $1,300 per print. We believe that the cost to deliver digital movies to movie theatres will be much less than the cost to print and deliver analog movie prints, and such lesser cost will provide the economic model to drive the conversion from analog to digital cinema.

PRODUCTS AND SERVICES

AccessDM products and services are able to provide and securely deliver, via electronic transmission (through copper wire, fiber optics or satellite), digital content, including movies, advertisements, alternative content and educational products.

Our principal digital media delivery service offering, which we refer to as "Digital Express e-Courier Services," is the distribution of digital content through our IDC platform. Our Digital Express e-Courier Services requires us to obtain a digital master of an audio and/or visual presentation from the content owner, store and deliver the digital content and track and confirm its delivery. We expect to offer our delivery service to the owners of digital content through a broad choice of bandwidth providers within each platform (i.e., copper wire, fiber optics or satellite). We intend to use our existing IDCs to accommodate the services we will provide.

We expect to charge our customers:

     o a one-time set-up fee based on the size of the customer's content file;

     o a distribution or delivery fee based on the size of its content file and the number of destinations to which the content file will be delivered;

     o    a customization fee, if required; and

     o a fee for changes to the content file or the destination(s) to which the content file is to be delivered.

INTELLECTUAL PROPERTY

AccessDM has applied for service mark registrations in respect of the name AccessDM, Access Digital Media and the phrases "Digital Express e-Courier Services," "Theatre Command Centre" and "The courier for the digital era." AccessDM has not yet received U.S. service mark registration for any service marks.

TARGET CUSTOMERS

We intend to provide our digital media delivery services to major movie studios, particularly through relationships that we have developed or may develop with these studios. We also intend to focus on independent studios and distributors, alternative content providers and advertising agencies, which may not have high-quality delivery services currently available. We believe that major movie studios will begin to expand beyond their traditional distribution methods, involving the physical delivery of digital files, to include electronic digital content delivery for the reasons discussed above.

COMPETITION

Companies that have developed forms of digital content delivery to entertainment venues include:



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

     o Regal Entertainment Group, which has developed a system for delivering certain digital content to its own theaters, including non-motion picture content and advertising;

     o    National   Cinema   Network,   a  wholly  owned   subsidiary   of  AMC
          Entertainment, that has developed a system known as Digital Theatre Distribution System for delivering advertising to movie theaters; and

     o Technicolor Digital Cinema, an affiliate of the Thomson Company, which has concentrated on an in-theater system to manage content file(s) that are delivered physically, and not electronically, to theaters.

The competitors referenced above have significantly greater financial, technical, marketing and managerial resources than we do. These competitors also generate greater revenue and are better known than we are. However, we believe that AccessDM, through its technology and management experience, its development of software capable of delivering digital data worldwide, its development of its Theatre Command Centre software for the management of digital content, and the complement of Hollywood SW's software, may differentiate itself from the above companies by providing a competitive alternative to their forms of digital content delivery.

MARKETING AND BUSINESS DEVELOPMENT

We intend to market our digital media delivery services primarily through networking and relationship-building activities, supported by presentations at industry trade shows and similar events. We believe that the entertainment business is largely based on and driven by personal and business relationships. We have, therefore, selected three individuals -- A. Dale Mayo, Russell J. Wintner and David Gajda -- each of whom has significant experience and relationships in the movie and emerging entertainment markets -- to lead AccessDM's marketing efforts.

A. Dale Mayo, AccessDM's Chief Executive Officer, is a co-founder and the Chairman, President and Chief Executive Officer of AccessIT, and previously co-founded and developed Clearview, a large theater circuit in the New York metropolitan area which was later sold to Cablevision Cinemas. In his tenure as the Chief Executive Officer of Clearview, Mr. Mayo developed close working relationships with many of the top theater operators in the United States, as well as heads of distribution in Hollywood and New York. Mr. Mayo is on the advisory board of the Will Rogers Motion Picture Pioneers Foundation.

Russell J. Wintner, AccessDM's President and Chief Operating Officer, is a member of the Society of Motion Picture and Television Engineers, and serves on the Digital Cinema Group standards committee, and is a board member of NATO and a member of its Technical Committee that is working directly with Digital Cinema Initiatives, a consortium of seven major Hollywood studios created to develop standards and a business model for the digital cinema industry. Mr. Wintner was a founder of, as well as President of, WinterTek, Inc., a digital media consultant to various clients. He also served as Principal, Exhibitor Relations, Alternative Programming and Marketing for Technicolor Digital Cinema, LLC. Previous to such provisions, Mr. Wintner was a founder of CineComm Digital Cinema, LLC and also served as its President of Exhibition and Alternative Programming and Chief Operating Officer. Mr. Wintner frequently sits on industry panels at seminars and conventions.

David Gajda, Hollywood SW's President and Chief Operating Officer, was a co-founder of Hollywood SW. Mr. Gajda was the Chief Executive Officer for Hollywood SW from its inception until our November 2003 acquisition. Prior to co-founding Hollywood SW, Mr. Gajda owned and managed a strategic consulting company, DWG International Inc. ("DWG"). At DWG, he helped many entertainment companies develop their three-to-five-year strategic systems plans.

We expect to co-market our digital media delivery services to the current and prospective customers of Hollywood SW, using marketing and sales efforts and resources of both companies. Although the services of each may be used independently, using our digital media delivery service in conjunction with the services of Hollywood SW would enable owners of digital content to deliver securely such content to their customers and, thereafter, to manage and track data regarding the presentation of the digital content, including different forms of audio and/or visual entertainment. As the digital content industry continues to develop, we may engage in other marketing methods, such as advertising and service bundling, and may hire additional sales personnel.

HOLLYWOOD SOFTWARE

Hollywood SW's principal objective is to provide its transactional software and film distribution services to film industry customers and, through AccessDM's digital content delivery software, to the expanding digital entertainment industry.

Hollywood SW's software products enable its customers to record and manage information relating to the planning, booking, scheduling and performance of movies in movie theaters, and to track the related financial operating results and commitments.

MARKET OPPORTUNITY

The customers for Hollywood SW's existing software and consulting services consist principally of worldwide feature film distributors and North American movie theater chains. We intend to develop a new application for distributing films internationally.

Our goal is to make Hollywood SW's products the industry standard method by which film distributors and exhibitors plan, manage and monitor operations and data regarding the presentation of theatrical entertainment. Currently, based upon our calculations and certain industry figures, distributors using Hollywood SW's distribution software system, called TDS, cumulatively managed, for the period 1999 through 2002, approximately 36% of U.S. theater box office revenues. In addition to providing its system currently to analog film industry customers, Hollywood SW has also adapted this system to serve the expanding digital entertainment industry. We believe that Hollywood SW's products and services will be accepted as an important component in the digital content delivery and management business.

We believe that the continued transition to digital content delivery will require a high degree of coordination among content providers, customers and intermediary service providers. Producing, buying and delivering media content through worldwide distribution channels is a highly fragmented and inefficient process that we expect to become increasingly streamlined, automated and enhanced through technologies created by Hollywood SW and the continuing development of and general transition to digital forms of media.

PRODUCTS AND SERVICES

Hollywood SW provides proprietary software applications and services to support customers of varying sizes, through software licenses, its APPLICATION SERVICE PROVIDER ("ASP service in which the Company hosts the application within a secure AIT colo-center and provides client access via the internet and through a fully outsourced distribution option, called, Indie Direct. Current proprietary software products of Hollywood SW consist of the:

     o TDS -- Theatrical Distribution System, which manages key operational and financial elements of film distribution for film distributors;



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

     o EMS -- Exhibition Management System, which manages key operational and financial elements of film exhibition for theater circuits;

     o MPPS -- Motion Picture Planning System, which uses various film criteria and historical performance data to plan and initiate film release strategies;

     o Media Manager System -- which facilitates the planning and tracking of newspaper advertising campaigns; and

     o Digi-Central -- online marketplace for digital content in which buyers can search for available digital content, initiate transactions and coordinate delivery via Access DM.

Hollywood SW generates revenues from its software products through various fees: software license fees, ASP service fees, software maintenance fees, software development fees, consulting service fees and outsourced distribution service fees. Under its software license arrangements, up-front fees are paid and periodic payments are generally made upon the occurrence of certain events: for example, execution of the license agreement, delivery of the software and acceptance on use of the software by the customer. Software maintenance fees are paid under separate annual support agreements, under which Hollywood SW provides maintenance services and technical support. Under Hollywood SW's ASP service, periodic payments are made for the right to access and use Hollywood SW's software through the Internet, based on the occurrence of certain events. Maintenance services are included as part of the annual service agreement for Hollywood SW's ASP service. Customers that license Hollywood SW's products also may pay for product feature enhancements, which include software developments; Hollywood SW has generated a significant portion of its revenues from consulting fees that it charges (on an hourly basis) for implementation of the applicable product and training of the personnel of the licensed or ASP service customers.

INTELLECTUAL PROPERTY

Hollywood SW currently has intellectual property consisting of:

     o licensable software products, including TDS, EMS, MPPS and the Media Manager System;

     o    internet data services, including the On-Line Release Schedule;

     o    domain names, including EPayTV.com, EpayTV.net, HollywoodSoftware.com,
          HollywoodSoftware.net,         Indie-Coop.com,         Indie-Coop.net,
          Indiedirect.com, IPayTV.com; PersonalEDI.com, RightsMart.com, RightsMart.net, TheatricalDistribution.com and Vistapos.com;

     o unregistered trademarks and service marks, including Coop Advertising V1.04, EMS, EMS ASP, Exhibitor Management System, Hollywood SW, Inc., HollywoodSoftware.com, Indie Co-op, Media Manager, On-Line Release Schedule, RightsMart, TDS and TheatricalDistribution.com.; and

     o    logos, including those in respect of Hollywood SW, TDS and EMS.

CUSTOMERS

Hollywood SW's customers include 20th Century Fox, Paramount Pictures, Universal Studios, MGM, Lions Gate Films, Newmarket Films, Magnolia Pictures, Gold Circle Films, IFC Films, First Look/Overseas Film Group, Regent Releasing, Brenden Theatres, and Flagship Theatres, among others.

DOMESTIC THEATRICAL DISTRIBUTION

Hollywood SW's TDS product enables U.S. film distributors to plan, book and account for theatrical film releases. It also allows distributors to collect and analyze related financial operations data. TDS is currently licensed to several distributors, including 20th Century Fox, Paramount Pictures, Universal Studios and MGM; these distributors comprised approximately 7%, 5%, 12% and 55%, respectively, of Hollywood SW's revenues for the five months ended March 31, 2004, and 30%, 6%, 12% and 25% of Hollywood SW's revenues for the nine months ended December 31, 2004. Also, several distributors subscribe to Hollywood SW's ASP service, including IFC Films, Newmarket Films, Magnolia Pictures, Gold Circle Films, MAC Releasing and IFS. In addition, Hollywood SW licenses to customers other distribution-related software, including MPPS and MMS, that further automate and manage related aspects of film distribution, including advertising, strategic theater selection and competitive release planning.

Hollywood SW also provides outsourced film distribution services through a division known as Indie Direct. The Indie Direct staff uses the TDS distribution software to provide back office film booking and receivables management services to independent film distributors and producers. Current customers include Arenas Entertainment and Regent Releasing.


INTERNATIONAL THEATRICAL DISTRIBUTION

In 2004, Hollywood SW began developing an international version of its successful TDS application to support worldwide theatrical film distribution. In December 2004, Hollywood SW signed an agreement with the international distribution subsidiary of a major international distributor, to license and implement the software in 12 overseas territories, encompassing 18 foreign offices over the next 18 months. As with its North American TDS solution, this worldwide application will interface with Access DM's digital delivery service, significantly enhancing Access DM's international market opportunities.

FILM EXHIBITION

Hollywood SW also has developed EMS. This web-enabled theater management application is designed to manage all key aspects of film planning, scheduling, booking and distributor payment for theatrical exhibitors. This head office solution consolidates daily transactional data from each theatre's box office ticketing and concession system, supports negotiations with film distributors and passes necessary revenue, cash and payment information on to the client's accounting system. EMS also receives and reports digital film delivery status information from Access DM systems at each theatre.


COMPETITION

Within the major movie studios and exhibition circuits, Hollywood SW's principal competitors for its products are in-house development teams, which generally are assisted by outside contractors and other third-parties. Most distributors that do not use the TDS software use their own systems. Internationally, Hollywood SW is aware of one vendor based in the Netherlands providing similar software, although on a smaller scale. Hollywood SW's film exhibition product, EMS, competes principally with customized solutions developed by the large exhibition circuits and at least one other competitor that has been targeting mid- to small-sized exhibitors. We believe that Hollywood SW, through its technology and management experience, may differentiate itself from such competitors by providing a competitive alternative to their forms of digital content delivery and management business.

MARKETING AND BUSINESS DEVELOPMENT

Hollywood SW's senior management team manages its sales and business development efforts. Hollywood SW intends to co-market its products and services with the services of AccessDM, although each will be able to market their products and services independently. Although new customers are generated usually through referrals, Hollywood SW also selectively advertises in trade journals and its representatives regularly attend trade shows, such as ShowEast and ShowWest.

DATA CENTER SERVICES

The Data Center Services segment of our business consists of two units: our Data Centers and Managed Services.

MARKET OPPORTUNITY/INDUSTRY BACKGROUND

We believe that the overall market for IDC services has been largely driven by the rapid growth in Internet usage and a significant shift by companies to outsourcing, or engaging third parties to provide, their data center services. These services are not the principal focus of these companies, divert them from their core businesses and require significant investment.

Growth in data use is driving complex data management services. We believe that the demand for services that store data will continue to grow as a result of increasing amounts of stored data, increasing storage complexity, increasing value of certain information and a potential shortage of in-house information technology personnel. In February 2003, Gartner Dataquest estimated that aggregate revenues generated by providers of outsourced managed data storage services in North America could approach $17 billion by 2006, up from $12.2 billion in 2001, representing a 7% compounded annual growth rate.

OUR DATA CENTERS

Our IDCs provide fail-safe environments for our customers' equipment by using back-up power generators as well as back-up battery power and specialized air conditioning systems. Our IDC customers include major and mid-level network and Internet service providers, such as KMC Telecom, AT&T, OnFiber Communications and Zone Telecom, as well as various users of network services, traditional voice and data transmission providers, long distance carriers and commercial businesses. Our IDC services are enhanced by the network managed services available as a result of the acquisition of Core. We have installed our computer equipment for our digital media delivery software and services unit in our AccessColocenters.

We operate nine IDCs in the following eight states: Arkansas, Kansas, Maine, New Hampshire, New Jersey, New York, Texas and Virginia, plus a dedicated digital delivery site in Los Angeles, California. In addition, we maintain an Internet data center in Los Angeles, California that is dedicated to delivery of motion pictures and other digital content to movie theatres worldwide. Internet data centers are facilities leased by us through which we, for monthly and variable fees, provide our customers with:

     o    secure   and   fail-   safe   locations   for   their   computer   and
          telecommunications equipment by using back-up power generators as well as back-up battery power and specialized air conditioning systems;

     o access to voice and data transmission services from a choice of network providers; and

     o services to monitor their computer and telecommunications equipment; and services, to store, back-up and protect their programs and data, including our AccessStorage-On-Demand managed storage services, which store and copy data.

We provide our customers with flexible space in our IDCs to house data and voice transmission equipment, as well as their computer equipment. Our customers may choose from a variety of space offerings, including a single-locking cabinet, a private cage (under 500 square feet) or a private suite (over 500 square feet). IDC services require an initial installation fee and a monthly charge based on the size of the space offering selected by the customer.

Our overall utilization rate as of December 31, 2004 was approximately 25%. The purchase prices that we paid for our acquired IDCs reflected their respective utilization rates and, therefore, we believe present us with an opportunity to increase significantly our results of operations, largely because the variable costs in adding new customers are relatively low.

We also offer additional services for which our customers pay additional monthly service charges. These services include: additional power availability; access to our IDC staff for a variety of tasks such as equipment rebooting, power cycling, card swapping and performing emergency equipment replacements; the ability to connect cables (both fiber and copper) directly to another IDC customer for voice and data transmission services and the ability to use our risers, which are pipes used to connect cables (both fiber optic and copper) from our customers' computer equipment to other companies' computer equipment located outside of our IDCs but within the building that our IDC is located.

We provide IDC services under agreements generally having terms of from one to ten years. As of December 31, 2004, we had 76 contracts, with 58 separate customers, each requiring payment of monthly fees, with an average remaining term of 18 months.

In an effort to increase the competitive advantage of the IDCs, on January 9, 2004, we acquired Core, a managed service provider of information technologies. As an information technology outsourcing organization, Core manages clients' networks and systems in over 35 countries in Europe, Asia and North and South America and more than 20 states in the United States. Core operates a 24x7 GNCC, capable of running the networks and systems of large corporate clients. The managed services capabilities of Core have been integrated with our IDCs and now operate under the name of AccessIT Managed Services.

MANAGED SERVICES OFFERINGS

We believe that the breadth of services in the IDCs is a critical competitive advantage. We have developed two distinct Managed Services offerings:

     o    Network and Systems Management; and

     o    Managed Storage Services.

NETWORK AND SYSTEMS MANAGEMENT

We offer our customers the economies of scale of the GNCC and access to our advanced engineering staff. We believe this low-cost and customizable alternative to designing, implementing, and maintaining a large scale network infrastructure enables our customers to focus on information technology business development, rather than the underlying communications infrastructure. Our service features include network architecture and design, systems and network monitoring and management, data and voice integration, project management, auditing and assessment and managed carrier services.

MANAGED STORAGE SERVICES

We offer managed storage services that use hardware and software from such industry leaders as EMC, Brocade, StorageTek and Veritas. We presently have two customers for such services. Our managed storage services, known as AccessStorage-on-Demand, are generally priced on a per gigabyte of usage basis and provide customers with reliable primary data storage that is connected to their computers. We may also provide customers that have their computers located within one of our IDCs with a tape back-up copy of their data that may then be sent to the customer's computer if the customer's data is lost, damaged or inaccessible.

All managed storage services are available separately or may be bundled together with other services. Monthly pricing is based on the type of storage (tape or disk), the capacity used and the level of the access required.


OUR DATA CENTER SERVICES CUSTOMERS

Our IDCs provide services to a variety of customers, including traditional voice
and  data  transmission   providers,   long  distance  carriers  and  commercial
businesses.

Our principal data services customers include KMC Telecom and AT&T, which comprised approximately 27% and 12%, respectively, of our revenues for the fiscal year ended March 31, 2004. KMC Telecom and AT&T comprised approximately 21% and 9% of our revenues for the nine months ended December 31, 2004, respectively.

SALES AND BUSINESS DEVELOPMENT

We market our services through a program using a variety of media and channels, including a small direct sales force, sales channels and referral programs.

Our IDC direct sales force presently consists of our President and five other employees. This team is supported by both our operations and legal personnel.

INTELLECTUAL PROPERTY

AccessIT has applied for U.S. service mark registration for the following service marks: AccessManaged Storage; Access Digital Media; AccessDM; Digital Express E-Courier Services; The Courier for the Digital Era; Vortex Solutions Engine; ADM Capstore: Digi-Central; Theater Command Center and Digi-Central. AccessIT has received U.S. service mark registration for the following service marks: Access Integrated Technologies, AccessSecure; AccessSafe; AccessBackup; AccessBusiness Continuance; AccessVault; AccessContent; AccessColocenter; AccessDataVault; AccessColo; and AccessStore.


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

COMPETITORS

Our data center services compete with neutral colocation providers, as well as traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web hosting facilities and carrier-owned data centers. There are also many data centers owned and operated by smaller data center companies, landlords and communications carriers. The larger operators of data centers include Switch and Data, Inc., Equinix, Inc., Globix Corporation and AboveNet, Inc. Many data center operators offer managed services to clients who co-locate servers in the operator owned data center. Our focus is to deliver managed services inside the data center as a lead product for primary data center services, but to also offer those services to clients who have servers outside our data centers allowing us to offer remote server and network monitoring, server and network management and disaster recovery services.

A number of the competitors mentioned above have greater financial, technical, marketing and managerial resources than we do. These competitors also generate greater revenue and are better known than we are. However, we believe that our data center services, by offering IDCs along with related data center services, may differentiate us from the above companies by providing a competitive alternative to their forms of digital content delivery.

                                    EMPLOYEES

As of March 1, 2005, we have 92 employees, 34 of whom are part-time. Ten of our employees are in sales and marketing, 32 are in research and development and technical services, and 16 are in finance and administration. None of such employees is represented by a labor union; we believe that our employee relations are satisfactory.

                                    PROPERTY

Our executive offices are located in Morristown, New Jersey. Our nine IDC facilities are located in Jersey City, New Jersey; the Manhattan and Brooklyn Boroughs of New York City; Portland, Maine; Manchester, New Hampshire; Roanoke, Virginia; Wichita, Kansas; Little Rock, Arkansas; and Waco, Texas. FiberSat's facility in Los Angeles, California also contains a data center which we use as a dedicated digital content delivery site. Our executive offices and all of our other properties are leased. We do not own any real property.

In connection with our acquisition of Hollywood SW, we have assumed the obligations of Hollywood SW under a Commercial Property Lease, dated January 1, 2000, between Hollywood SW and Hollywood Media Center, LLC ("HMC"), the landlord. The lease is for the executive offices of Hollywood SW, has a monthly rent of $2,335 and covers 2,115 square feet. The lease expired on December 31, 2003 and is currently a month to month tenancy with the same monthly rent. On May 1, 2004, an additional 933 square feet was rented on a month-to-month basis for additional monthly rental payments of $1,000. HMC is a limited liability company 95% owned by David Gajda, a security holder of HMC and a key employee of AccessIT.

In connection with our acquisition of the assets of FiberSat Seller, we have assumed the obligations of FiberSat Seller under a Standard Industrial/Commercial Single-Tenant Lease, dated December 2, 1996, between FiberSat Seller and David L. McNamara Family Trust, the landlord. The lease is for the administrative offices, technical operations center, and warehouse of FiberSat, has a monthly rent of $9,845 and covers 13,455 square feet. The lease expires on March 31, 2007. We have additionally assumed the obligations of FiberSat Seller under a Lease for Communication Equipment Space, dated July 1, 2004, between FiberSat Seller and Time Warner Cable, the landlord. The lease is for space to house certain communication equipment of FiberSat and has a monthly rent of $1,722. The lease expires on June 30, 2009.

In connection with our acquisition of the Pavilion Theatre, we have assumed the obligations of Pritchard Square Cinema LLC under a commercial lease dated August 9, 2002, between Pritchard Square Cinema LLC and OLP Brooklyn Pavilion LLC, the landlord. The lease is for a movie theatre, restaurant and cafe, has a monthly initial rent of $94,000 and covers approximately 31,120 square feet. The lease expires July 31, 2022 and has two options to renew for additional ten-year terms.

We are a party to separate leases for each of our nine IDC facilities. These leases cover an aggregate square footage of 67,200, under which we are paying an aggregate monthly rent of $192,000. The rental periods remaining on these leases range from month-to month (under our Roanoke, Virginia facility lease, the term of which we intend to extend if our customer at that facility renews its agreement with us) to 12 years and, with the exception of our leases for the Jersey City, New Jersey and Brooklyn, New York facilities, which expire in 2009 and 2016, respectively, the leases include options to renew the leases. The lease of our executive offices expires on May 31, 2005, has a five-year renewal option (which we intend to exercise), covers 5,237 square feet and has a monthly rent of $12,219. We believe that we have sufficient space to conduct our business for the foreseeable future. All of our leased properties are, in the opinion of our management, in satisfactory condition and adequately covered by insurance.

                                LEGAL PROCEEDINGS

In February 2003, prior to the acquisition of Hollywood SW, Hollywood SW eliminated the position of an employee and as part of the termination process, Hollywood SW attempted to secure a general release from liability from the employee. In March 2003, we received a letter from the employee's attorney seeking unspecified damages to release the Company from any potential claims, including alleged improper classification as an exempt employee and unpaid vacation time. In February 2004, the employee's attorney filed a lawsuit in California seeking unspecified damages. In September 2004, we settled the matter for a cash payment to the former employee of $75,000 in exchange for the Company's receipt of a general release from liability from the employee.

On July 2, 2004, we received notice that certain creditors of one of our data center customers named NorVergence filed an involuntary bankruptcy petition against the NorVergence. On July 14, 2004, the NorVergence agreed to the entry of an order granting relief under Chapter 11 of the United States Bankruptcy Code and then converted the Chapter 11 reorganization to Chapter 7 liquidation. As of December 31, 2004, we had accounts receivable of $121,000 recorded on the unaudited Consolidated Balance Sheet related to the NorVergence. We also have a first security interest in the NorVergence's accounts receivable. Based on information received to date, we believe that the NorVergence's accounts receivable that are deemed to be collectible are substantially in excess of the amounts recorded on our unaudited Consolidated Balance Sheet. Therefore, we believe that the amounts owed to us, and recorded on the unaudited Consolidated Balance Sheet, will be collected.

On January 26, 2005 the bankruptcy court in the matter of NorVergence approved a motion for the trustee to pay the Company $121,000 for past due accounts receivable and on February 25, 2005 the Company was paid this amount. Additionally, the Company has been granted the right to pursue collection of Norvergence's customer accounts receivable. Any amounts collected will be retained by the Company in settlement of its claim against Norvergence.

                                   MANAGEMENT

The following table sets forth information concerning our directors, executive officers and key employees as of March 1, 2005.

Name                              AGE     POSITION(S)
                                  ---     -----------

A. Dale Mayo+++.................   63     President, Chief  Executive  Officer
                                          and Chairman of the Board of Directors

Jeff Butkovsky..................   45     Senior Vice President -- Chief
                                          Technology Officer

Kevin J. Farrell................   44     Senior Vice President-Data Center
                                          Operations and a director

Gary S. Loffredo................   40     Senior Vice  President -- Business
                                          Affairs, General Counsel, and
                                          Secretary, and a director

Brett E. Marks..................   43     Senior Vice President -- Business
                                          Development and a director

Brian D. Pflug..................   38     Senior Vice President -- Accounting
                                          and Finance

Wayne L. Clevenger*.............   61     Director

Gerald C. Crotty+...............   53     Director

Robert Davidoff*+++.............   78     Director

Matthew W. Finlay*..............   37     Director

David Gajda.....................   48     President and Chief Operating Officer
                                          of Hollywood SW

Robert Jackovich................   45     Chief Technology Officer of Hollywood
                                          SW

Erik B. Levitt..................   30     President and Chief Operating Officer
                                          of Managed Services

Ravi V. Patel...................   52     President and Chief Operating Officer
                                          of FiberSat

Russell J. Wintner..............   52     President and Chief Operating Officer
                                          of AccessDM

     *   Member of our Audit Committee.
     +   Member of our Compensation Committee.
     ++   Member of our Nominating Committee.

The following biographical information about our directors, advisory board members, executive officers and key employees is based solely on information provided to us by them. There are no familial relationships between or among any of our directors, board of advisors, executive officers and key employees, except for Brett E. Marks, one of our directors, who is the son of Harvey Marks, a member of our board of advisors.

A. DALE MAYO is a co-founder of our Company and has been Chairman, President and Chief Executive Officer since our inception on March 31, 2000. From January to March 2000, Mr. Mayo explored various business opportunities, including data center operations and digital cinemas. From December 1998 to January 2000, he had been the President and Chief Executive Officer of Cablevision Cinemas, LLC ("Cablevision Cinemas"). In December 1994, Mr. Mayo co-founded Clearview, which was sold to Cablevision Cinemas in 1998. Mr. Mayo was also the founder, chairman and chief executive officer of Clearview Leasing Corporation, a lessor of computer peripherals and telecommunications equipment founded in 1976. Mr. Mayo began his career as a computer salesman with IBM in 1965.

JEFF BUTKOVSKY has been our Senior Vice President - Chief Technology Officer since May 2004 and was our Senior Vice President -- Managed Services from
October 2000 to May 2004. Previously, Mr. Butkovsky had served as Eastern Regional Director for LogicStream, Inc., a managed service provider and colocation company from March 2000 to October 2000. He served as a sales executive with Auspex Systems, Inc., a network attached storage company, from June 1999 to March 2000. Mr. Butkovsky was employed by Micron Electronics Incorporated from May 1996 to June 1999, where he was the Northeast Regional Director.

KEVIN J. FARRELL is a co-founder of our Company and has been Senior Vice President -- Data Center Operations and a director since our inception. From December 1998 to March 2000, he had served as Director of Operations of Gateway Colocation, LLC, of which he was also a co-founder, where he was responsible for the completion of 80,000 square feet of carrier neutral colocation space and supervised infrastructure build-out, tenant installations and daily operations. Prior to joining Gateway, Mr. Farrell had served, from 1993 to 1998, as Building Superintendent and Director of Facility Maintenance at the Newport Financial Center in Jersey City, NJ. He is a former officer of the International Union of Operating Engineers.

GARY S. LOFFREDO has been our Senior Vice President -- Business Affairs, General Counsel and Secretary, and a director since September 2000. From March 1999 to August 2000, he had been Vice President, General Counsel and Secretary of Cablevision Cinemas. At Cablevision Cinemas, Mr. Loffredo was responsible for all aspects of the legal function, including negotiating and drafting commercial agreements, with emphases on real estate, construction and lease contracts. He was also significantly involved in the business evaluation of Cablevision Cinemas' transactional work, including site selection and analysis, negotiation and new theater construction oversight. Mr. Loffredo was an attorney at the law firm of Kelley Drye & Warren LLP from September 1992 to February 1999.

BRETT E. MARKS is a co-founder of our Company and has been Senior Vice President -- Business Development and a director since our inception. From December 1998 to March 2000, Mr. Marks had been Vice President of Real Estate and Development of Cablevision Cinemas. From June 1998 until December 1998, he was Vice President of First New York Realty Co., Inc. In December 1994, Mr. Marks co-founded, with Mr. Mayo, Clearview and was instrumental in the site selection process that helped to increase its number of theater locations.

BRIAN D. PFLUG has been our Senior Vice President -- Accounting and Finance since January 2003. From September 2000 to December 2002, he had been our Vice President -- Controller. From July 1998 to September 2000, Mr. Pflug was the Controller of Cablevision Cinemas, where he was responsible for all accounting functions, including financial reporting, payroll and accounts payable. Prior to that, Mr. Pflug was employed for four years at GPU, Inc. (which later merged with FirstEnergy Corp.), a large energy provider, in the areas of SEC reporting and accounting research. Mr. Pflug began his career as an auditor at Coopers & Lybrand and is a Certified Public Accountant.



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

WAYNE L. CLEVENGER has been a director of our Company since October 2001. Mr. Clevenger served on our Compensation Committee from February 2002 to April 15, 2004 and has served on our Audit Committee since April 15, 2004. He has more than 20 years of private equity investment experience. He has been a Managing Director of MidMark Equity Partners II, L.P. ("MidMark"), and its predecessor company since 1989. Mr. Clevenger was President of Lexington Investment Company from 1985 to 1989, and, previously, had been employed by DLJ Capital Corporation (Donaldson, Lufkin & Jenrette) and INCO Securities Corporation, the venture capital arm of INCO Limited. Mr. Clevenger served as a director of Clearview from May 1996 to December 1998.

GERALD C. CROTTY has been a director of our Company since August 2002, served on our Audit Committee from July 2003 to April 15, 2004, and has served on our Compensation Committee since April 15, 2004. Mr. Crotty co-founded and, since June 2001, has directed, Weichert Enterprise LLC ("Weichert Enterprise"), a private and public equity market investment firm. Weichert Enterprise oversees the holdings of Excelsior Ventures Management, a private equity and venture capital firm that Mr. Crotty co-founded in 1999. From 1991 to 1998, he held various executive positions with ITT Corporation, including President and Chief Operating Officer of ITT Consumer Financial Corp. and Chairman, President and Chief Executive Officer of ITT Information Services, Inc. Mr. Crotty also serves as a director of AXA Premier Funds Trust.

ROBERT DAVIDOFF has been a director of our Company since July 2000, has been the Chairman of our Compensation Committee since November 2000 and has served on our Audit Committee since April 2001. Since 1990, Mr. Davidoff has been a Managing Director of Carl Marks & Co., Inc. and, since 1989, the General Partner of CMNY Capital II, L.P., a venture capital affiliate of Carl Marks & Co. Since 1998, Mr. Davidoff has served as a director of Sterling/Carl Marks Capital, Inc. He is also the Chairman and Chief Investment Officer of CM Capital Corporation, the firm's leveraged buyout affiliate. Mr. Davidoff is a director of Hubco Exploration, Inc., Rex Stores Corporation and Marisa Christina, Inc. Mr. Davidoff served as a director of Clearview from December 1994 to December 1998.

MATTHEW W. FINLAY has been a director of our Company since October 2001 and has been the Chairman of our Audit Committee since February 2002. He is a director of MidMark, which he joined in 1997. Previously, he had been a Vice President with the New York merchant banking firm Juno Partners and its investment banking affiliate, Mille Capital, from 1995 to 1997. Mr. Finlay began his career in 1990 as an analyst with the investment banking firm Southport Partners.

DAVID GAJDA is a co-founder of Hollywood SW and had been its Chief Executive Officer since its inception in 1997. Following the completion of our acquisition of Hollywood SW, Mr. Gajda resigned as its Chief Executive Officer and became the President and Chief Operating Officer of Hollywood SW. Prior to co-founding Hollywood SW, Mr. Gajda owned and managed a strategic consulting company, DWG, from 1990 to 1997. At DWG, he helped many entertainment companies develop their three- to five-year strategic systems plans.

ROBERT JACKOVICH is a co-founder of Hollywood SW and had been its President and Chief Technology Officer since its inception in 1997. Following the completion of our acquisition of Hollywood SW, Mr. Jackovich resigned as President but remained the Chief Technology Officer of Hollywood SW. Prior to co-founding Hollywood SW, Mr. Jackovich was the Chief Information Officer of Savoy Pictures, Inc., from 1993 to 1996, where he managed and facilitated the efforts associated with establishing the organization and systems of this start-up film distribution studio.

RUSSELL J. WINTNER is the President and Chief Operating Officer of AccessDM. Mr. Wintner was the President of WinterTek, Inc., a digital media consultant to various clients, from November 2002 to July 2003. From November 2000 to November 2002, he served as Principal, Exhibitor Relations, Alternative Programming and Marketing for Technicolor Digital Cinema, LLC. From October 1999 until November

2000, Mr. Wintner founded and served as President of WinterTek, Inc. In 1996, he co-founded CineComm Digital Cinema, LLC and served as its President of Exhibition and Alternative Programming and Chief Operating Officer until October 1999.

ERIK LEVITT has been the President and Chief Operating Officer of Managed Services since the Company acquired Core in January 2004. Mr. Levitt is the founder of Core and had been an executive officer at Core since its inception in 1995. Prior to founding Core, Mr. Levitt held consulting positions at Merrill Lynch Private Banking and Volvo Cars of North America. Most recently he spent four years as the Lead Engineer for the Funds Transfer Network at Citigroup. Mr. Levitt received an advanced degree in Management and International Business from the Stern School of Business at NYU and was an International Baccalaureate student at the United Nations International School.

RAVI V. PATEL has been the President and Chief Operating Officer of FiberSat since November 2004. From April 2001 to October 2004, Mr. Patel served as President and Chief Executive Officer of FiberSat Seller. He joined FiberSat Seller in January 2000 as Executive Vice President and Chief Financial Officer. Mr. Patel has over 25 years varied financial and operational management experience, including as President and Consultant of RVP Enterprises, a financial consulting firm providing Chief Financial Officer services to smaller companies. Also, he has previously served as Vice President, Operations and Chief Financial Officer of Uncle Milton Industries, Inc., a specialty toy manufacturer, and Vice President, Chief Financial Officer of The Spectrum Companies, a biotech firm. Mr. Patel was a founder and Vice President Business/Ground Support Systems, Chief Financial Officer of Inflight ATI, Inc., an entrepreneurial company formed for the development of ATMs for use onboard commercial aircraft. Also, Mr. Patel was the Vice President, Chief Operating Officer and Chief Financial Officer with Aero-design Technology, Inc., a company that provided innovative products to the airline industry. Mr. Patel was previously with Donaldson Company, Inc., a filtration company, where he held various positions from senior corporate internal auditor to general manager. Mr. Patel started his career as a staff accountant with Arthur Young and Company in Chicago. Mr. Patel holds Bachelor of Commerce and Master of Commerce degrees from MS University in Baroda, India. He received his MBA from the University of Chicago.

BOARD OF DIRECTORS

Under our bylaws, our board of directors must have at least two but not more than ten members. Our board of directors currently has eight members and is elected annually by the plurality vote of our stockholders. Vacancies and newly-created directorships resulting from an increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum. All members of our board of directors hold office until the next annual meeting of stockholders and the election and qualification of their successors, or until their earlier death, resignation or removal. Our officers, subject to the terms of any applicable employment agreements, serve at the discretion of our board of directors.

We also have a board of advisors comprised of four members. No compensation has been paid to any of these members for their services as members of the board of advisors.

Our board of directors presently has four independent directors -- Robert Davidoff , Gerald C. Crotty, Matthew W. Finlay and Wayne L. Clevenger. The independent directors are persons who are neither officers nor employees of our Company and whom our board of directors has affirmatively determined have no material relationship with us that would interfere with their exercise of independent judgment. Our board of directors intends to meet at least quarterly and the independent directors serving on our board of directors intend to meet in executive session (i.e., without the presence of any non-independent directors) at least once a year.

Our board of directors has three standing committees, consisting of an audit committee, a compensation committee and a nominating committee.

AUDIT COMMITTEE

The audit committee consists of Messrs. Davidoff, Clevenger and Finlay. Mr. Finlay is the Chairman of the audit committee. The audit committee meets at least quarterly with our management and our independent registered public accounting firm to review and help ensure the adequacy of our internal controls and to review the results and scope of the auditors' engagement and other financial reporting and control matters. Messrs. Davidoff, Clevenger and Finlay are all financially literate, and Mr. Davidoff is financially sophisticated, as those terms are defined under the rules of the AMEX. Mr. Davidoff is also a financial expert, as such term is defined under the Sarbanes-Oxley Act of 2002.

The audit committee has adopted a formal written charter specifying: (i) the scope of the audit committee's responsibilities and how it is to carry out those responsibilities, including structure, processes and membership requirements;
(ii) the audit committee's responsibility for ensuring its receipt from the outside auditor of a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard 1, adopted in January 1999 by the Independence Standards Board (the private sector standard-setting body governing the independence of auditors from their public company clients) and the committee's responsibility for actively engaging in communications with the auditor with respect to any relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the entire board of directors take, appropriate action to oversee the independence of the outside auditor; and
(iii) the outside auditor's ultimate accountability to the board of directors and the audit committee, as representatives of our company's stockholders, and these stockholder representatives' ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor for stockholder approval). Our audit committee will review and reassess the adequacy of our written charter on an annual basis.

The audit committee has adopted guidelines and procedures: (i) making it directly responsible for the appointment, compensation and oversight of the work of any public accounting firm engaged by it (including resolution of any disagreements between management and the firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such public accounting firm will report directly to the audit committee; (ii) providing for the (a) receipt, retention and treatment of complaints received by our Company regarding accounting, internal accounting controls or auditing matters and (b) confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; (iii) affording it the authority to engage independent counsel and other advisers, as it may determine to be necessary to carry out its duties; and (iv) providing for appropriate funding for payment of: (a) the public accounting firm engaged by our Company for the purpose of rendering or issuing an audit report and (b) any advisers engaged by the audit committee as described under clause (iii) above.

The audit committee is also responsible for the review, approval and oversight of all related party transactions between our Company and our officers, directors, employees and principal stockholders.

COMPENSATION COMMITTEE

The compensation committee consists of Messrs. Mayo, Davidoff and Crotty. Mr. Davidoff is the Chairman of the compensation committee. The compensation committee approves the compensation package of our Chief Executive Officer and reviews and recommends to our board of directors the levels of compensation and benefits payable to our other executive officers, reviews general policy matters relating to employee compensation and benefits and recommends to the entire board of directors, for its approval, stock option grants and discretionary bonuses to our officers, employees, directors and consultants.

NOMINATING COMMITTEE

The nominating committee consists of Messrs. Mayo and Davidoff. Mr. Mayo is the Chairman of the nominating committee. The nominating committee evaluates and approves nominations for annual election to, and to fill any vacancies in, our board of directors.

CODE OF ETHICS

We have adopted a code of ethics, as contemplated by Section 406 of the Sarbanes-Oxley Act of 2002. Such code of ethics is included on our website, www.accessitx.com. We will disclose any amendment to, or waiver of, a provision of our code of ethics on a Form 8-K filed with the SEC.

EXECUTIVE COMPENSATION

The following table sets forth information for fiscal years 2004, 2003 and 2002 in respect of the compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers during fiscal year 2004 (the "Named Executives"). We awarded or paid compensation for services rendered by them in all capacities to us during the applicable fiscal years.

                                          ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                            ------------------------------------------------  ----------------------
                                                                              RESTRICTED  SECURITIES
                                                                                STOCK     UNDERLYING    ALL OTHER
      NAME AND              FISCAL                           OTHER ANNUAL       AWARDS     OPTIONS     COMPENSATION
PRINCIPAL POSITION(S)        YEAR     SALARY($)    BONUS($)  COMPENSATION(1)    ($)(2)      (#)(3)        ($)(4)
---------------------        ----     ---------    --------  ---------------   ---------   ---------   ------------

A. Dale Mayo                 2004     $250,000     $252,035     $ 14,400          --           --       $ 27,428(5)
Chief Executive              2003     $250,000     $147,973     $ 14,400          --           --       $ 16,453(5)
Officer and President        2002     $200,000     $ 66,875     $ 14,400          --           --       $  7,435(5)

Gary S. Loffredo             2004     $155,000     $ 35,000     $ 10,000          --         50,000     $  8,146
Senior Vice President -      2003     $150,000     $  7,500     $ 10,000          --         20,000     $ 22,065(6)
Business Affairs;            2002     $150,000     $ 12,500     $ 10,000          --         20,000     $  6,646
General Counsel and
Secretary

Jeff Butkovsky               2004     $130,000     $ 15,000     $  7,200          --         30,000     $  3,744
Senior Vice President -      2003     $125,000     $ 10,000     $  5,400          --         20,000     $ 15,673(7)
Chief Technology Officer     2002     $125,000     $  7,500     $   --            --         10,000     $  3,780

Brian Pflug                  2004     $105,000     $ 35,000     $  7,200          --         50,000     $  6,573
Senior Vice President -      2003     $100,000     $  7,500     $   --            --         10,000     $ 21,502(6)
Accounting and Finance       2002     $100,000     $  2,500     $   --            --         10,000     $  5,089

Kevin J. Farrell             2004     $103,125     $ 15,000     $  7,200          --           --       $  5,696
Senior Vice President -      2003     $100,000     $ 10,000     $  7,200          --           --       $  5,502
Data Center Operations       2002     $100,000     $ 10,000     $  7,200          --           --       $  5,089


(1)  Reflects car allowances paid by us.

(2)  We have not made any restricted stock awards.

(3) Reflects stock options granted under our 2000 Stock Option Plan to Messrs. Loffredo, Butkovsky and Pflug.

(4) Includes our matching contributions under our 401(k) plan and the premiums for group term life insurance paid by us. Under our 401(k) plan, we automatically match 50% of employee contributions up to the lesser of 15% of the employee's pay (on a per-payroll period basis) or the statutory annual limit set by the Internal Revenue Service.

(5) Includes premiums for a ten-year term life insurance policy in the benefits amount of $5 million, under which we are the beneficiary and the proceeds of which are to be used to repurchase, after reimbursement of all premiums paid by us, shares of our capital stock held by Mr. Mayo's estate.

(6) Includes $16,000 of shares of Class A common stock issued by us to Messrs. Loffredo and Pflug in December 2002, which shares were valued by an independent appraiser and are not subject to any contractual restrictions.

(7) Includes $12,000 of shares of Class A common stock issued by us to Mr. Butkovsky in December 2002, which shares were valued by an independent appraiser and are not subject to any contractual restrictions.

The following table sets forth information concerning stock options granted to the Named Executives during fiscal year 2004.

                                            INDIVIDUAL GRANTS
                                            ------------------

                       Shares         % of Total
                     Underlying       Options Granted
                      Options         to Employees in     Exercise
NAME                 Granted(#)         Fiscal Year       Price($)     Expiration Date
----                 ----------         -----------       --------     ---------------
A. Dale Mayo                --              --                 --             --
Gary S. Loffredo        50,000              26%              $5.00       11/04/2013
Jeff Butkovsky          30,000              16%              $5.00       11/04/2013
Brian Pflug             50,000              26%              $5.00       11/04/2013
Kevin J. Farrell            --              --               --              --

The following table sets forth information regarding the number of stock options exercised by the Named Executives during fiscal year 2004 and, as of March 31, 2004, the number of securities underlying unexercised stock options and the value of the in-the-money options held by the Named Executives. We have not granted any stock appreciation rights.

Aggregate option exercises in last fiscal year and fiscal year-end option values.

                                                           Number of Securities            Value of Unexercised
                                                          Underlying Unexercised           In-the-Money Options
                                                           OPTIONS AT FY-END (#)             AT FY-END ($)(1)
                                                           ---------------------             ----------------
                     Shares Acquired      Value
       NAME           on EXERCISE(#)    REALIZED($)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXER-CISABLE
       ----             ------------    -----------    -----------     -------------    -----------   --------------
A. Dale Mayo                 --                --             --              --               --             --
Gary S. Loffredo             --                --         90,000          70,000          $16,667        $33,333
Jeff Butkovsky               --                --         38,333          46,677           $8,333        $16,668
Brian Pflug                  --                --         45,086          60,000           $8,333        $16,668
Kevin J. Farrell             --                --             --              --               --             --

(1) Based on the trading price of shares of our Class A common stock on March 31, 2004.

EQUITY COMPENSATION PLANS

The following table sets forth certain information, as of March 31, 2004, regarding the shares of AccessIT's Class A common stock and AccessDM's common stock authorized for issuance under their respective equity compensation plans.


                                                                                                   Number of shares of
                                      Number of shares of common        Weighted average of         common stock
                                     stock issuable upon exercise       exercise price of          remaining available
PLAN                                  of Outstanding Options (#)        Outstanding Options ($)   for future issuance (#)
----                                   -----------------------         -----------------------     ----------------------

AccessIT Amended and Restated 2000
Stock Option Plan approved by
stockholders........................          520,564(1)                      $6.12                  79,436(1)
AccessIT compensation plans not
approved by stockholders............              N/A                          N/A                      N/A
AccessDM compensation plan
approved by stockholders............         1,000,000(2)                     $0.21                 1,000,000(2)
AccessDM compensation plans not
approved by stockholders............              N/A                          N/A                      N/A

(1) Shares of AccessIT Class A common stock (2) Shares of AccessDM common stock


ACCESSIT STOCK OPTION PLAN

Our board of directors adopted our Plan, on June 1, 2000 and, in July 2000, our stockholders approved the Plan by written consent. Under the Plan, which was amended and restated in January 2003 and further amended in September 2003 and October 2004, we grant both incentive and non-statutory stock options to our employees, non-employee directors and consultants. The primary purpose of the Plan is to enable us to attract, retain and motivate our employees, non-employee directors and consultants. The Plan, as amended, authorizes up to 850,000 shares of our Class A common stock for issuance upon the exercise of options granted under the Plan. As of December 31, 2004, there were options to purchase 251,103 shares of our Class A common stock available for grant under the Plan.

Under the Plan, stock options covering no more than 100,000 shares may be granted to any participant in any single calendar year and no participant may be granted incentive stock options with an aggregate fair market value, as of the date on which such options were granted, of more than $100,000 becoming exercisable for the first time in any given calendar year. Options granted under the Plan expire 10 years following the date of grant (or such shorter period of time as may be provided in a stock option agreement or five years in the case of incentive stock options granted to stockholders who own greater than 10% of the total combined voting power of our company) and are subject to restrictions on transfer. Options granted under the Plan vest generally over periods up to three years. The Plan is administered by our board of directors.

The Plan provides for the granting of incentive stock options with exercise prices of not less than 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to holders of more than 10% of the total combined voting power of our company must have exercise prices of not less than 110% of the fair market value of our common stock on the date of grant. Incentive and non-statutory stock options granted under the Plan are subject to vesting provisions, and exercise is subject to the continuous service of the optionee. The exercise prices and vesting periods (if any) for non-statutory options are set in the discretion of our board of directors. Upon a change of control of our company, all options (incentive and non-statutory) that have not previously vested will become immediately and fully exercisable. In connection with the grants of options under the Plan, we and the participants have executed stock option agreements setting forth the terms of the grant.

ACCESSDM STOCK OPTION PLAN

AccessDM's board of directors adopted its stock option plan on May 13, 2003 and its stockholders approved the plan on May 13, 2003. Under the plan, AccessDM grants stock options to its employees, non-employee directors and consultants. The plan authorizes up to 2,000,000 shares of AccessDM common stock for issuance upon the exercise of options granted under the plan. As of December 31, 2004, AccessDM has issued options to purchase 1,005,000 of its shares to employees, and there were options to purchase 995,000 shares of AccessDM common stock available for grant under the plan.

Under the plan, stock options covering no more than 500,000 shares may be granted to any participant in any single calendar year and no participant may be granted incentive stock options with an aggregate fair market value, as of the date on which such options were granted, of more than $100,000 becoming exercisable for the first time in any given calendar year. Options granted under the plan expire 10 years following the date of grant (or such shorter period of time as may be provided in a stock option agreement or five years in the case of incentive stock options granted to stockholders who own greater than 10% of the total combined voting power of AccessDM) and are subject to restrictions on transfer. Options granted under the plan vest generally over periods up to three years. The plan is administered by AccessDM's board of directors.

The plan provides for the granting of incentive stock options with exercise prices of not less than 100% of the fair market value of AccessDM's common stock on the date of grant. Incentive stock options granted to holders of more than 10% of the total combined voting power of AccessDM must have exercise prices of not less than 110% of the fair market value of AccessDM common stock on the date of grant. Incentive and non-statutory stock options granted under the plan are subject to vesting provisions, and exercise is subject to the continuous service of the optionee. The exercise prices and vesting periods (if any) for non-statutory options are set in the discretion of AccessDM's board of directors. Upon a change of control of AccessDM, all options (incentive and non-statutory) that have not previously vested will become immediately and fully exercisable. In connection with the grants of options under the plan, AccessDM and the participants have executed stock option agreements setting forth the terms of the grant.

EMPLOYEE BENEFIT PLANS

Since 2002, we belonged to a Professional Employer Organization ("PEO"). Through the PEO, we purchased all of our benefits and payroll services, along with other PEO member companies. For tax filing and for benefits purposes, the employees of our company were considered to be employees of the PEO. However, Hollywood SW was not a member of the PEO, and purchased its benefits from other providers.

Through the PEO, our Company had a 401(k) plan that permitted eligible employees to contribute up to 15% of their compensation, not to exceed the statutory limit. We automatically matched 50% of all our employees' contributions. Employee contributions, employer matching contributions and related earnings vested immediately. Total expenses for our prior 401(k) plan and the PEO 401(k) plan were $37,000 and $39,000 for the fiscal years ended March 31, 2003 and 2004, respectively.

Hollywood SW's employees were covered by a profit sharing plan qualified under IRS section 401. The plan provided for Hollywood SW to make discretionary profit contributions on behalf of eligible employees. Hollywood SW made no contributions in 2003 or 2004.

Effective January 1, 2005, we terminated our PEO arrangement and are currently purchasing employee benefits from other providers. Effective January 1, 2005, we also terminated the Hollywood SW profit sharing plan. We also established a new 401(k) plan with a company match of 50% of the first 6% of employee contributions. Employer matching contributions vest over a 5-year period.

EMPLOYMENT AGREEMENTS

A. DALE MAYO. In July 2000, we entered into an employment agreement with A. Dale Mayo, which was amended on December 1, 2000. The amended employment agreement provides for our payment of an annual base salary of $250,000 and annual bonuses equal to 3.5% of our annual gross revenues up to $10 million and 2% of any annual gross revenues in excess of $10 million. In connection with our IPO, we and Mr. Mayo entered into a second amendment to the employment agreement and have agreed that his employment term will be extended through September 30, 2006; however, it will be automatically renewed for successive one-year terms unless written notice is given by either AccessIT or Mr. Mayo at least six months prior to the end of the term (as may be extended) that such party desires to terminate the agreement. We and Mr. Mayo have further agreed his combined annual salary and bonus will be limited to $1.2 million in any fiscal year. Under his employment agreement, Mr. Mayo has agreed to not disclose or use any confidential information of our Company and, for a period of one year after the termination or expiration of his agreement, not to compete with our Company, within certain geographical limitations. We may terminate Mr. Mayo's employment if Mr. Mayo is convicted of theft or embezzlement, fraud, unauthorized appropriation of any assets or property or any felony involving dishonesty or moral turpitude. In the event of such termination, our Company will pay only any earned but unpaid salary up to the date of termination. If our Company terminates Mr. Mayo for any other reason, Mr. Mayo will be entitled to receive his salary until the scheduled expiration of the agreement, during which time Mr. Mayo will be obligated to seek other employment.

KEVIN J. FARRELL. In April 2000, we entered into an employment agreement with Kevin Farrell. The employment agreement provides for our payment of an annual base salary of $100,000, which amount was increased to $112,500 on January 1, 2004. A bonus may be granted in the sole discretion of our board of directors. The employment agreement expires on December 31, 2005; however, it will be automatically renewed for successive one-year terms unless written notice is given by either our Company or Mr. Farrell at least 120 days prior to the end of the term (as it may be extended) that such party desires to terminate the agreement. Mr. Farrell's employment will terminate on his death, disability or termination for cause (as defined therein). In addition, Mr. Farrell has entered into a confidentiality, non-solicitation and non-compete agreement with us, under which Mr. Farrell has agreed to not disclose or use any confidential information of our Company, to assign all intellectual property made, developed or conceived by Mr. Farrell in connection with his employment by our Company and to not compete with, or to solicit employees from, our company for a period of one year after his employment agreement is terminated or expires.

DAVID GAJDA. Under his employment agreement with Hollywood SW, Mr. Gajda serves as the President and Chief Operating Officer of Hollywood SW. The employment agreement provides for the payment by Hollywood SW of an annual base salary of $175,000 plus a bonus, if and as determined in the sole discretion of Hollywood SW's board of directors based upon any performance targets that may be adopted by that board. The employment agreement expires on October 31, 2005; however, it will be automatically renewed for successive one-year terms unless written notice is given by either Hollywood SW or Mr. Gajda at least 90 days prior to the end of the term (as it may be extended) that such party desires to terminate the agreement. Mr. Gajda's employment will terminate on his death, disability, by Mr. Gajda for good reason (as defined therein) or by Hollywood SW for cause (as defined therein). If Mr. Gajda's employment is terminated by him for good reason or by Hollywood SW without cause, Mr. Gajda is entitled to receive his base salary until the expiration of his employment term. In addition, Mr. Gajda has entered into a confidentiality, non-solicitation and non-compete agreement with Hollywood SW, under which Mr. Gajda has agreed to keep secret and treat confidentially all confidential information of Hollywood SW, to assign to Hollywood SW all intellectual property made, developed or conceived by him in connection with his employment by Hollywood SW and to not compete with the business of Hollywood SW or to solicit employees from our company or Hollywood SW for any period during which he receives severance payments from Hollywood SW. These restrictions are in addition to those contained in the Hollywood SW stock purchase agreement.

ROBERT JACKOVICH. Under his employment agreement with Hollywood SW, Mr. Jackovich serves as the Chief Technology Officer of Hollywood SW. The employment agreement provides for the payment by Hollywood SW of an annual base salary of $175,000 plus a bonus, if and as determined in the sole discretion of Hollywood SW's board of directors based upon any performance targets that may be adopted by that board. The employment agreement expires on October 31, 2005; however, it will be automatically renewed for successive one-year terms unless written notice is given by either Hollywood SW or Mr. Jackovich at least 90 days prior to the end of the term (as it may be extended) that such party desires to terminate the agreement. Mr. Jackovich's employment will terminate on his death, disability, by Mr. Jackovich for good reason (as defined therein) or by Hollywood SW for cause (as defined therein). If Mr. Jackovich's employment is terminated by him for good reason or by Hollywood SW without cause, Mr. Jackovich is entitled to receive his base salary until the expiration of his employment term. In addition, Mr. Jackovich has entered into a confidentiality, non-solicitation and non-compete agreement with Hollywood SW, under which Mr. Jackovich will agree to keep secret and treat confidentially all confidential information of Hollywood SW, to assign to Hollywood SW all intellectual property made, developed or conceived by him in connection with his employment by Hollywood SW and to not compete with the business of Hollywood SW or to solicit employees from our company or Hollywood SW for any period during which he receives severance payments from Hollywood SW. These restrictions are in addition to those contained in the Hollywood SW stock purchase agreement. If, however, Mr. Jackovich's employment is terminated by Hollywood SW without cause or by him for good reason, he may work for a consulting company or a company in the film production, exhibition or distribution business if such company does not provide outsourced solutions similar to those of Hollywood SW to third parties.

ERIK LEVITT. Under his employment agreement with Core, Mr. Levitt serves as the President and Chief Operating Officer of Managed Services. The employment agreement provides for the payment by Core of an annual base salary of $100,000 plus a bonus, if and as determined in the sole discretion of Core's board of directors. The employment agreement expires on March 31, 2007; however, it will be automatically renewed for successive one-year terms unless written notice is given by either Core or Mr. Levitt at least 90 days prior to the end of the term (as it may be extended) that such party desires to terminate the agreement. Mr. Levitt's employment will terminate on his death, disability or by Core for cause (as defined therein). In addition, Mr. Levitt has entered into a confidentiality, non-solicitation and non-compete agreement with Core, under which Mr. Levitt has agreed to keep secret and treat confidentially all confidential information of Core, to assign to AccessIT or Core all intellectual property made, developed or conceived by him in connection with his employment by Core and to not compete with the business of Core or to solicit employees from AccessIT or Core during the term of his employment and for a period of five years thereafter. These restrictions are in addition to those contained in the Core stock purchase agreement.

RUSSELL WINTNER. Under his employment agreement with AccessDM, Mr. Wintner serves as the President and Chief Operating Officer of AccessDM. The employment agreement provides for the payment by AccessDM of an annual base salary of $160,000 plus a bonus, if and as determined in the sole discretion of AccessDM's board of directors. The employment agreement expires on October 31, 2005; however, it will be automatically renewed for successive one-year terms unless written notice is given by either AccessDM or Mr. Wintner at least 90 days prior to the end of the term (as it may be extended) that such party desires to terminate the agreement. Mr. Wintner's employment will terminate on his death, disability or by AccessDM for cause (as defined therein). Mr. Wintner has entered into a confidentiality, inventions and non-compete agreement with AccessDM, under which Mr. Wintner has agreed to keep secret and treat confidentially all confidential information of AccessDM, to assign to AccessIT or AccessDM all intellectual property made, developed or conceived by him in connection with his employment by AccessDM and to not compete with the business of AccessDM or to solicit employees from AccessIT or AccessDM for any period during his employment and for two years thereafter.

DIRECTORS' COMPENSATION

Our directors do not presently receive any cash compensation for serving as directors or participating on any committee of our board of directors, but are reimbursed for the out-of-pocket expenses that they incur in attending board meetings. Non-employee directors are eligible for grants under our Plan and, to date, four present directors and one former director have been granted options covering an aggregate of 40,000 shares of our Class A common stock for services provided by them as directors.

                           RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

In April 2000, A. Dale Mayo, one of our co-founders and our President and Chief Executive Officer, and Brett E. Marks, a founder and an executive officer and director of our Company, invested $200,000 and $100,000 respectively, in Fibertech & Wireless, Inc., a holding company formed on March 29, 2000 with no material assets or business activity, and received 10,000,000 and 5,000,000 shares, respectively, of the common stock of Fibertech & Wireless, Inc. Upon the merger of Fibertech & Wireless, Inc. into AccessColo, Inc. in September 2000, each of such shares was exchanged for 0.6205 of a share of common stock of AccessColo, Inc., and resulted in A. Dale Mayo owning 1,241,000 shares of Class A common stock and Brett E. Marks owning 620,500 shares of Class A common stock. We changed its name from AccessColo, Inc. to Access Integrated Technologies, Inc. in November 2001.

Kevin A. Booth, one of our co-founders and a former director of our Company (and a former employee), and Kevin J. Farrell, a co-founder, director and Senior Vice President -- Data Center Operations of our Company, each received 400,000 shares of Class A common stock in April 2000, upon formation of AccessColo, Inc. and in connection with their employment and status as co-founders. At the time of their receipt of such shares, we were a subsidiary of Fibertech & Wireless, Inc. In July 2003, Mr. Booth left our employ and also resigned from our Board of Directors.

In October 2001, A. Dale Mayo returned 153,333 shares of Class B common stock and Brett E. Marks, Kevin A. Booth and Kevin J. Farrell returned 76,667, 85,000 and 85,000 shares, respectively, of Class A common stock and received no consideration from us for such returned shares.

In December 2002, A. Dale Mayo returned 30,000 shares of our Class B common stock and Brett E. Marks, Kevin A. Booth and Kevin J. Farrell returned 10,000, 10,000 and 10,000 shares, respectively, of Class A common stock and received no consideration from us for such returned shares.

In connection  with the execution of one of our long-term real property  leases,
A. Dale Mayo and Brett E. Marks posted a letter of credit in the aggregate amount of $525,000 in June 2000. This letter of credit was reduced by one-third in each of the three successive years and terminated in June 2003. We reimbursed Messrs. Mayo and Marks for the issuance costs of approximately $10,000 for the letter of credit.

Wayne Clevenger and Matthew Finlay, two of our directors, are directors of MidMark, which previously held all of our outstanding Series A and Series B preferred stock and related contingent warrants. In connection with its purchase of shares of our Series A and Series B preferred stock, we paid MidMark a $75,000 investment banking fee. In September 2003, we entered into an exchange agreement with MidMark, under which we agreed to issue 2,207,976 additional shares of Class A common stock to MidMark in exchange for all of our outstanding shares of Series A and Series B preferred stock, including accrued dividends thereon, and through the exercise and exchange of certain warrants. Upon the IPO, MidMark (i) converted all 8,202,929 shares of its Series A and Series B preferred stock into 1,640,585 shares of Class A common stock; (ii) exchanged warrants that were exercisable, subject to certain future conditions, for up to 951,041 shares of Class A common stock, for 320,000 shares of Class A common stock; (iii) exercised a warrant exercisable for up to 144,663 shares of Class A common stock (143,216 shares on a cashless-exercise basis); and (iv) accepted 104,175 shares of Class A common stock as payment of all accrued dividends on shares of Series A and Series B preferred stock held by such stockholder. The number of shares of Class A common stock issued as payment of accrued dividends was calculated at the offering price of $5.00. Additionally, MidMark also purchased $333,000 of one-year notes, which was repaid in April 2002, and was issued 6,902 of the one-year notes warrants. Each of these directors have been granted options to purchase 5,000 shares of our Class A common stock. We paid MidMark a management fee of $50,000 per year until November 2003.

From March 2002 to August 2002, we borrowed from, and issued five-year promissory notes (each bearing interest at 8% per year) to, Mr. Mayo, Mr. Marks, CMNY, John L. O'Hara, a member of our board of advisors, and several other investors in the aggregate principal amount of $3.175 million. From June 2003 to July 2003, we borrowed from, and issued five-year promissory notes (each bearing interest at 8% per year) to, Mr. O'Hara and several other investors in the aggregate principal amount of $1.23 million. In connection with these five-year notes, we granted to these investors ten-year warrants with an exercise price of $0.05 per share to purchase up to an aggregate of 440,500 shares of Class A common stock, which warrants were exercised before the completion of the IPO. Messrs. Mayo, Marks and O'Hara and CMNY have exercised all of the warrants attached to the five-year notes held by them and purchased an aggregate of 142,500 shares of Class A common stock. The net proceeds of the five-year note issuances were used to repay the one-year notes and to fund our working capital requirements.

On March 24, 2004, pursuant to the Exchange Offer, we exchanged $2.5 million and $1.7 million aggregate principal amount of five-year promissory notes for shares of Class A common stock and for longer term 6% convertible notes, respectively. We issued 707,477 unregistered shares of Class A common stock and $1.7 aggregate principal amount of convertible notes which as of March 1, 2005 were convertible into a maximum of 310,857 shares of Class A common stock (i) at any time up to the maturity date at each holder's option or (ii) automatically on the date when the average closing price on the American Stock Exchange of the Class A common stock for 30 consecutive trading days has been equal to or greater than $12.00.

A. Dale Mayo and Brett E. Marks invested $250,000 and $125,000, respectively, in our offering of one-year 8% notes and received warrants to purchase 4,601 and 2,301 shares, respectively, of Class A common stock at $0.05 per share. These notes were repaid prior to March 31, 2002. Messrs. Mayo and Marks invested $250,000 and $125,000, respectively, in our offering of five-year 8% promissory notes and received warrants to purchase 25,000 and 12,500 shares, respectively, of Class A common stock at $0.05 per share. In September 2003, all of the warrants that were attached to our one-year and five-year promissory notes held by Messrs. Mayo and Marks were exercised. In March 2004 Messrs. Mayo and Marks participated in the Exchange Offer and exchanged their 5-year notes and accrued interest totaling $382,000 for Convertible Notes, convertible into 67,713 shares of Class A common stock. As of March 31, 2003 and 2004, the principal due to these executive officers of $375,000 and $382,000, respectively, is included in notes payable.

Warren H. Colodner, one of our former directors, is a partner in the law firm of Kirkpatrick & Lockhart LLP, which provided legal services to us, including handling legal matters related to the IPO. For the fiscal years ended March 31, 2003 and 2004, we purchased approximately $124,000 and $639,000, respectively, of legal services from this firm. Mr. Colodner was granted options to purchase 4,000 shares of Class A common stock.

Robert Davidoff, one of our directors, is the general partner of CMNY Capital II, L.P., which holds 157,927 shares of Class A common stock, and a director of Sterling/Carl Marks Capital, Inc., which holds 51,025 shares of Class A common stock. CMNY Capital II, L.P. also invested $1 million in our offering of one-year promissory notes, which was repaid in March 2002, and invested $1 million in our offering of five-year promissory notes. The warrants attached to such one-year and five-year notes were exercised in August 2003 and are included in the share numbers above. Mr. Davidoff has also been granted options to purchase 9,000 shares of Class A common stock. In March 2004 CMNY Capital II, LP participated in the Exchange Offer and exchanged its five-year promissory notes and accrued interest totaling $1 million for Convertible Notes, convertible into 180,569 shares of Class A common stock. As of March 31, 2003 and 2004, the principal due to CMNY Capital II, LP of $1 million in each of those years, is included in notes payable.

Harvey Marks, a member of our board of advisors, is the father of Brett E. Marks, one of our founders and executive officers, and is a partner in an entity that performs real estate services for us. We incurred real estate commissions of $26,000 related to services provided by this entity during the fiscal year ended March 31, 2002. Harvey Marks also has been granted options to purchase 41,025 shares of Class A common stock at a weighted average exercise price of $6.83 per share.

John L. O'Hara, a member of our board of advisors, is the President of John O'Hara Contracting, Inc., which performs construction and other work at our IDCs. Mr. O'Hara has invested $50,000 in our five-year notes, and holds 5,000 five-year note attached warrants. This contractor has been paid $18,000 and $10,000 for the fiscal years ended March 31, 2003 and 2004, respectively. John O'Hara Contracting, Inc. also, owns 8,000 shares of Class A common stock, issued as partial consideration for work performed during the fiscal year ended March 31, 2001. In September 2003, Mr. O'Hara exercised the five-year warrants. In addition, in March 2004, Mr. O'Hara participated in the Exchange Offer and exchanged his 5 year notes and accrued interest totaling $51,000 for 14,264 shares of Class A common stock.

Edward H. Herbst, one of the members of our board of advisors, owns an architectural services firm that performs work at our IDCs. His firm was paid $3,000 and $1,000 for the fiscal years ended March 31, 2003 and March 31, 2004, respectively. In addition, Mr. Herbst holds options to purchase 600 shares of our Class A common stock.

In January 2003, the board of directors approved the purchase of two separate ten-year, term life insurance policies on the life of A. Dale Mayo. Each policy carries a death benefit of $5 million, and we are the beneficiary of each policy. Under one of the policies, however, the proceeds will be used to repurchase, after reimbursement of all premiums paid by us some, or all of the shares of our capital stock held by Mr. Mayo's estate at the then-determined fair market value.

In connection with the Hollywood SW acquisition, we purchased all of the outstanding capital stock of Hollywood SW from its security holders, David Gajda and Robert Jackovich, on November 3, 2003. Messrs. Gajda and Jackovich have continued as executive officers of Hollywood SW under new employment agreements and have received an aggregate of 400,000 unregistered shares of our Class A common stock, less 40,444 unregistered shares of Class A common stock that were issued to certain optionees of Hollywood SW.

Hollywood SW and Hollywood Media Center, LLC, a limited liability company that is 95% owned by David Gajda, one of the sellers of Hollywood SW, entered into a Commercial Property Lease, dated January 1, 2000, for 2,115 square feet of office space. We have assumed Hollywood SW's obligations under this lease pursuant to the acquisition, including the monthly rental payments of $2,335. The lease is currently a month-to-month tenancy with the same monthly rent. Mr. Gajda is the President of Hollywood SW. On May 1, 2004 an additional 933 square feet were rented on a month-to-month basis for monthly additional rental payments of $1,000.

In connection with Russell J. Wintner's employment arrangement with AccessDM, we paid Mr. Wintner a finder's fee of $25,000 during the fiscal year ended March 2004, in connection with his efforts related to the Hollywood SW acquisition.

We entered into a consulting agreement with Kevin A. Booth, one of our co-founders and directors, following the termination of his employment with us as of July 5, 2003. Under the terms of the agreement, Mr. Booth agreed to provide consulting services to us in connection with the IPO and our acquisition of Hollywood SW, for which we paid him $10,000 per month (plus reasonable out-of-pocket expenses) for the period beginning on July 5, 2003 through September 30, 2003. We also paid Mr. Booth $20,000 in November 2003 in connection with the completion of the IPO. After September 30, 2003, we may, in our sole discretion, retain Mr. Booth's services for future projects on mutually agreed to terms. Mr. Booth has agreed that the term of his confidentiality, non-solicitation and non-compete agreement, which he entered into as of April 10, 2000, will remain in effect through July 4, 2004.

In connection with the Core acquisition, we purchased all of the outstanding capital stock of Core from its sole security holder, Erik Levitt, on January 9, 2004. Mr. Levitt continued as an executive officer of Core under a new employment agreement and as consideration for the sale of Core capital stock, received $250,000 and 100,000 unregistered shares of Class A common stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following "Principal Stockholders" table and "Selling Stockholders" table set forth as of March 1, 2005 and as of February 11, 2005, respectively, certain information with respect to the beneficial ownership of the Class A common stock as to (i) each person known by us to beneficially own more than five percent of the outstanding shares of our Class A common stock, (ii) each of our directors,
(iii) each of our Named Executives, (iv) all of our directors and executive officers as a group and (v) each selling security holder.

                             PRINCIPAL STOCKHOLDERS

                                                                                                        SHARES WHICH
                                                                                                       MAY BE OFFERED
                                                                SHARES BENEFICIALLY OWNED PRIOR TO      PURSUANT TO
                                                                            OFFERING (a)                THIS OFFERING
                                                                -----------------------------------    ----------------
NAME (b)                                                               NUMBER             PERCENT
--------                                                               ------             -------
A. Dale Mayo..............................................          1,040,554 (c)          10.0%              -

Brett E. Marks............................................            556,134 (d)           5.9%              -

Kevin J. Farrell..........................................            305,000               3.2%              -

Gary S. Loffredo..........................................            139,998 (e)           1.5%              -

Jeff Butkovsky............................................             73,333 (f)            *                -

Brian Pflug...............................................             88,518 (g)            *                -

Robert Davidoff, 40 Stoner Avenue, Great Neck, NY 11021...              5,000 (h)            *                -

Gerald Crotty.............................................              3,000 (h)            *                -

James Weichert, 1625 State Route 10,
Morris Plains, NJ 07950-2933..............................            531,588               5.6%              -

MidMark Equity Partners II, L.P., 177 Madison Avenue,
Morristown, NJ 07960......................................          2,214,879 (i)          23.5%              -

Wayne L. Clevenger, c/o MidMark Equity Partners II, L.P.,
177 Madison Avenue, Morristown, NJ 07960                                1,667 (j)            *                -

Matthew Finlay, c/o MidMark Equity Partners II, L.P., 177
Madison Avenue, Morristown, NJ 07960......................              1,667 (k)            *                -

All directors and executive officers as a group...........          4,961,338              46.3%              -


                              SELLING STOCKHOLDERS

                                                                                              SHARES        SHARES
                                                                                            WHICH MAY       BENEFI-
                                                                  SHARES BENEFICIALLY       BE OFFERED      CIALLY
                                                                     OWNED PRIOR TO        PURSUANT TO    OWNED AFTE
                                                                       OFFERING (a)       THIS OFFERING    OFFERING
                                                              --------------------------  -------------   -----------   ------------
NAME (b)                                                          NUMBER      PERCENT        NUMBER       NUMBER (ee)   PERCENT (a)
-------                                                       -------------  ----------    ------------   -----------   ------------
Lagunitas Partners LP, c/o Gruber & McBaine, 50 Osgood
Place, Penthouse, San Francisco, CA 94133.................      225,000 (l)     2.6%        225,000 (l)        -              -

Gruber & McBaine International, c/o Gruber & McBaine, 50
Osgood Place, Penthouse, San Francisco, CA 94133..........       75,000 (m)      *           75,000 (m)        -              -

Jon D. Gruber and Linda W. Gruber, c/o Gruber & McBaine, 50
Osgood Place, Penthouse, San Francisco, CA 94133..........       45,000 (n)      *           45,000 (n)        -              -

J. Patterson McBaine, c/o Gruber & McBaine, 50 Osgood Place,
Penthouse, San Francisco, CA 94133........................       45,000 (o)      *           45,000 (o)        -              -

Straus-GEPT Partners, LP, Straus Asset Management, 605 Third
Avenue, New York, NY 10158-3698...........................       30,000 (p)      *           30,000 (p)        -              -

Straus Partners, LP, Straus Asset Management, 605 Third
Avenue, New York, NY 10158-3698...........................       45,000 (q)      *           45,000 (q)        -              -

Omicron Master Trust, Omicron Capital, LP, 810 Seventh
Avenue, 39th Floor, New York, NY 10019....................       36,500 (r)      *           36,500 (r)        -              -

033 Growth Partners I, LP, 033 Asset Management LLC, 125
High Street, Suite 1405, Boston, MA 02110.................      147,654 (s)     1.7%        147,654 (s)        -              -

033 Growth Partners II, LP, 033 Asset Management LLC, 125
High Street, Suite 1405, Boston, MA 02110.................       45,540 (t)      *           45,540 (t)        -              -

033 Growth International Fund, Ltd, 033 Asset Management
LLC, 125 High Street, Suite 1405, Boston, MA 02110........       73,026 (u)      *           73,026 (u)        -              -



Oyster Pond Partners, LP, 033 Asset Management LLC, 125 High
Street, Suite 1405, Boston, MA 02110......................       33,780 (v)      *           33,780 (v)        -              -

Frost National Bank, FBO Renaissance US Growth Investment
Trust PLC, c/o RENN Capital Group, Inc., 8080 N. Central
Expressway, Suite 210, LB-59, Dallas, TX 75206............      150,000 (w)     1.7%        150,000 (w)        -              -

Frost National Bank, FBO BFS US Special Opportunities Trust
PLC, c/o RENN Capital Group, Inc., 8080 N. Central
Expressway, Suite 210, LB-59, Dallas, TX 75206............      150,000 (x)     1.7%        150,000 (x)        -              -

MicroCapital Fund LP, 201 Post Street, Suite 1001, San
Francisco, CA 94108.......................................      135,000 (y)     1.5%        135,000 (y)        -              -

MicroCapital Fund Ltd., 201 Post Street, Suite 1001, San
Francisco, CA 94108.......................................       90,000 (z)     1.0%         90,000 (z)        -              -

Neal Ira Goldman, c/o Goldman Capital Management, 220 East
42 Street, 29th Floor, New York, NY 10017.................      37,500 (aa)      *           37,500 (aa)       -              -

Guerrilla IRA Partners, 237 Park Avenue, 9th Floor, New
York, NY 10017............................................       6,000 (bb)      *            6,000 (bb)       -              -

Guerrilla Partners, 237 Park Avenue, 9th Floor, New York,
NY 10017..................................................      30,000 (cc)      *           30,000 (cc)       -              -

Roth Capital Partners, LLC, 11100 Santa Monica Blvd., 8th
Floor, Los Angeles, CA 90025..............................      60,875 (dd)      *           60,875 (dd)       -              -

Total Selling Stockholders................................   1,460,875         15.5%      1,460,875            -              -


--------------------

*    Less than 1%

(a) Applicable percentage of ownership is based on 9,415,422 shares of Class A common stock outstanding as of March 1, 2005 together with all applicable options, warrants and other securities convertible into shares of our Class A common stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Class A common stock subject to options, warrants or other convertible securities exercisable within 60 days after March 1, 2005 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares shown.
(b) Unless otherwise indicated, the business address of each person named in the table is c/o Access Integrated Technologies, Inc., 55 Madison Avenue, Suite 300, Morristown, New Jersey 07960.

(c) Includes 885,811 shares of Class B common stock held by Mr. Mayo and 100,000 shares of Class B common stock held by Mr. Mayo's spouse. Mr. Mayo disclaims beneficial ownership of all 100,000 shares of Class B common stock held by Mr. Mayo's spouse. The holder of each share of class B common stock is entitled to ten votes per share. Including the voting rights of his shares of Class B common stock, Mr. Mayo may exercise up to 51.3% of the total voting power of our common stock. Each share of Class B common stock is convertible at any time at the holder's option into one share of Class A common stock.

(d)  Includes 35,906 shares of Class A common stock held by Mr. Marks' spouse.
(e) Includes 119,998 shares of Class A common stock underlying options exercisable within sixty days of March 1, 2005 that may be acquired upon exercise of such options.
(f) Includes 58,333 shares of Class A common stock underlying options exercisable within sixty days of March 1, 2005 that may be acquired upon exercise of such options.
(g) Includes 68,518 shares of Class A common stock underlying options exercisable within sixty days of March 1, 2005 that may be acquired upon exercise of such options.
(h) Represents shares of Class A common stock underlying options exercisable within sixty days of March 1, 2005 that may be acquired upon exercise of such options.
(i) Includes beneficial ownership by MidMark Advisors II, LLC, the general partner of MidMark.
(j) Mr. Clevenger is a managing director of MidMark and a managing member of MidMark Advisors II, LLC. Represents shares of Class A common stock underlying options exercisable within sixty days of March 1, 2005 that may be acquired upon exercise of such options.
(k) Mr. Finlay is a director of MidMark. Represents shares of Class A common stock underlying options exercisable within sixty days of March 1, 2005 that may be acquired upon exercise of such options.
(l) Includes 37,500 shares of Class A common stock underlying warrants exercisable as of February 11, 2005.
(m) Includes 12,500 shares of Class A common stock underlying warrants exercisable as of February11, 2005.
(n) Includes 7,500 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Mr. Jon D. Gruber is a manager of Gruber & McBaine Capital Management where he has investment and voting power. Gruber & McBaine Capital Management is the general partner of Lagunitas Partners LP and the investment advisor for Gruber & McBaine International which beneficially own 225,000 and 75,000 shares of Class A common stock, respectively. Mr. Gruber disclaims beneficial ownership of these shares held by Lagunitas Partners LP and Gruber & McBaine International.
(o) Includes 7,500 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Mr. McBaine is a manager of Gruber & McBaine Capital Management where he has investment and voting power. Gruber & McBaine Capital Management is the general partner of Lagunitas Partners LP and the investment advisor for Gruber & McBaine International which beneficially own 225,000 and 75,000 shares of Class A common stock, respectively. Mr. McBaine disclaims beneficial ownership of these shares held by Lagunitas Partners LP and Gruber & McBaine International.
(p)  Includes  5,000  shares  of  Class  A  common  stock  underlying   warrants
     exercisable as of February 11, 2005. Melville Straus is the Managing Principal of this selling stockholder and may be deemed to beneficially own its shares. Mr. Straus disclaims beneficial ownership of this selling stockholder's shares.
(q) Includes 7,500 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Melville Straus is the Managing Principal of this selling stockholder and may be deemed to beneficially own its shares. Mr. Straus disclaims beneficial ownership of this selling stockholder's shares.
(r) Includes 10,000 shares of Class A common stock underlying warrants exercisable as of February 11, 2005.
(s) Includes 24,609 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Lawrence C. Longo, Jr. and Michael T. Vigo are executive officers of this selling stockholder and may be deemed to beneficially own its shares. Messrs. Longo and Vigo disclaim beneficial ownership of this selling stockholder's shares.
(t) Includes 7,590 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Lawrence C. Longo, Jr. and Michael T. Vigo are executive officers of this selling stockholder and may be deemed to beneficially own its shares. Messrs. Longo and Vigo disclaim beneficial ownership of this selling stockholder's shares.
(u) Includes 12,171 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Lawrence C. Longo, Jr. and Michael T. Vigo are executive officers of this selling stockholder and may be deemed to beneficially own its shares. Messrs. Longo and Vigo disclaim beneficial ownership of this selling stockholder's shares.
(v) Includes 5,630 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Lawrence C. Longo, Jr. and Michael T. Vigo are executive officers of this selling stockholder and may be deemed to beneficially own its shares. Messrs. Longo and Vigo disclaim beneficial ownership of this selling stockholder's shares.


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

(w) Includes 25,000 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. RENN Capital Group, Inc. has voting and investment power with respect to this selling stockholder's shares and may be deemed to beneficially own its shares.
(x) Includes 25,000 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. RENN Capital Group, Inc. has voting and investment power with respect to this selling stockholder's shares and may be deemed to beneficially own its shares.
(y) Includes 22,500 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Ian P. Ellis is the President of this selling stockholder and may be deemed to beneficially own its shares. Mr. Ellis disclaims beneficial ownership of this selling stockholder's shares.
(z) Includes 15,000 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Ian P. Ellis is the President of this selling stockholder and may be deemed to beneficially own its shares. Mr. Ellis disclaims beneficial ownership of this selling stockholder's shares.
(aa) Includes 12,500 shares of Class A common stock underlying warrants exercisable as of February 11, 2005.
(bb) Includes 1,000 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Peter Siris is the Managing Director of this selling stockholder and may be deemed to beneficially own its shares. Mr. Siris disclaims beneficial ownership of this selling stockholder's shares.
(cc) Includes 5,000 shares of Class A common stock underlying warrants exercisable as of February 11, 2005. Peter Siris is the Managing Director of this selling stockholder and may be deemed to beneficially own its shares. Mr. Siris disclaims beneficial ownership of this selling stockholder's shares.
(dd) These shares of Class A common stock underlie warrants exercisable as of February 11, 2005. Byron Roth and Gordon Roth are executive officers of this selling stockholder and may be deemed to beneficially own its shares. Messrs. Roth and Roth disclaim beneficial ownership of this selling stockholder's shares.
(ee) Assumes sale of all shares offered under this prospectus.

No selling stockholder has held a position as a director or officer nor has had a material relationship with us or any of our affiliates, or our or their predescessors, within the past three years.



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DESCRIPTION OF SECURITIES

The following summary description of our capital stock is not intended to be complete and is subject, and qualified in its entirety by reference, to our amended and restated certificate of incorporation and our bylaws.

GENERAL

We have authorized capital stock consisting of 80,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. Of our authorized shares of common stock, 40,000,000 shares are designated as Class A and 15,000,000 are designated as Class B. Of our authorized shares of preferred stock, no shares are designated or issued.

We have reserved 850,000 shares of our Class A common stock for issuance under our Plan, of which stock options covering 598,897 shares of our Class A common stock had been granted as of December 31, 2004.

Holders of a majority of our outstanding shares of capital stock present or represented by proxy at any meeting of our stockholders constitute a quorum. If a quorum exists, holders of a majority of the voting power of the shares of capital stock present at the meeting may generally approve matters coming before any stockholders meeting. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock is required to approve significant corporate transactions, including a liquidation, merger or sale of substantially all of our assets. The holders of our Class B common stock are entitled to ten votes per share.

COMMON STOCK

VOTING RIGHTS. Holders of our common stock are entitled to the following vote(s) per share on all matters submitted to a vote of our stockholders: the Class A common stock, one vote per share; and the Class B common stock, ten votes per share. The holders of our outstanding shares of common stock vote together as a single class on all matters submitted to a vote (or consent) of our stockholders.

CONVERSION. Each outstanding share of Class B common stock may be converted into one share of Class A common stock at any time, and from time to time, at the option of the holder of such share.

DIVIDENDS; LIQUIDATION; PREEMPTIVE RIGHTS. Holders of our common stock are entitled to receive dividends only if, as and when declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled, subject to any priorities due to any holders of our preferred stock, ratably to share in all assets remaining after payment of our liabilities. Holders of our common stock have no preemptive rights nor, except with respect to the conversion rights of the Class B common stockholder described above, any other rights to subscribe for shares or securities convertible into or exchangeable for shares of our common stock.

PREFERRED STOCK

No shares of preferred stock are currently outstanding. Our amended and restated certificate of incorporation authorizes the issuance of up to 15,000,000 shares of preferred stock. Our board of directors, within the limitations set forth in our certificate of incorporation, is authorized to issue preferred stock from time to time in one or more series or classes and to fix the number of shares, fix or alter the dividend rights, dividend rates, rights and terms of redemption, redemption price or prices, liquidation preference, conversion rights, voting rights and any other rights, preferences or limitations of any


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unissued  shares of preferred  stock,  and to fix and amend the number of shares constituting any issued or unissued series or class and the designation thereof, or any of the foregoing. To the extent that shares of preferred stock with voting rights are issued, such issuance would affect the voting rights of the holders of our common stock by increasing the number of outstanding shares entitled to vote and, if applicable, by creating a separate class or series of voting rights. Additionally, the issuance of preferred stock, in certain circumstances, may have the effect of delaying, deterring or preventing a change of control of our company, may discourage bids for our common stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders, of our common stock.

OPTIONS

We have adopted a stock option plan under which we have reserved 850,000 shares of our Class A common stock for issuance upon the exercise of stock options. Options vest generally over a three-year period.

CONVERTIBLE NOTES AND DEBENTURES

We currently have outstanding subordinated convertible notes which may be converted into a maximum of 310,857 shares of our Class A common stock as of March 1, 2005, at any time until March 24, 2011 at the election of each holder or automatically on the date when the average closing price of our Class A common stock for 30 consecutive trading days has been equal to or greater than $12.00 per share. The convertible notes do not confer upon the holders any rights as stockholders of our Company.

Also, in connection with our February 2005 private placement, we issued the Convertible Debentures to a group of institutional investors for aggregate proceeds of $7.6 million. The Convertible Debentures have a four year term, with one third of the unconverted principal balance repayable in 12 equal monthly installments beginning three years after the closing of the February 2005 private placement. The remaining unconverted principal balance of the Convertible Debentures is due at maturity. We may pay the interest in cash or, if certain conditions are met, by issuing shares of our shares of Class A common stock. If we are eligible to issue shares of our Class A common stock to repay interest, the number of shares issuable is based on 93% of the 5-day average closing price preceding the interest due date. The Convertible Debentures may be converted (i) voluntarily by any holder, at any time until its Convertible Debentures are no longer outstanding or (ii) at our option, after the 24 month anniversary of the original issuance date, on the business day after each of the closing prices of our Class A common stock for 20 consecutive trading days exceeds $7.90 per share, provided that the trading volume of Class A common stock for each of such trading days is greater than or equal to 100,000 shares and certain other conditions are met. The Convertible Debentures are initially convertible into 1,867,322 shares of our Class A common stock, based upon an initial conversion price of $4.07 per share subject to adjustments from time to time. The Convertible Debentures do not confer upon the holders any rights as stockholders of our company.

WARRANTS

In connection with our IPO, we issued to the underwriter warrants to purchase up to 120,000 shares of our Class A common stock at an exercise price of $6.25 per share exercisable at any time through November 10, 2007.

In connection with our June 2, 2004 private placement, we issued warrants, exercisable upon receipt, to the investors to purchase up to 243,500 shares of our Class A common stock at any time through June 4, 2009 at an exercise price of $4.80. Additionally, we issued warrants, exercisable upon receipt, to the placement agent in connection with such private placement. These warrants entitle the placement agent to purchase up to 60,875 shares of our Class A common stock at any time through June 4, 2009 at an exercise price of $4.80 per share.



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

In connection with our February 2005 private placement, we issued the Convertible Debentures Warrants to purchase up to 560,197 shares of our Class A common stock, at an initial exercise price of $4.44 per share, subject to adjustments from time to time. The Convertible Debentures Warrants are exercisable beginning on September 9, 2005 until 5 years thereafter. Also, if certain conditions are met, we may redeem the Convertible Debentures, whereupon we must, among other things, issue five-year warrants exercisable for shares of our Class A common stock (the "Redemption Warrants").

None of the warrants described above confer upon the holder any voting, dividend or other rights as a stockholder of our company.

REGISTRATION RIGHTS

Except with respect to the shares issued pursuant to our June 2004 private placement (as more fully described below), the owners of the following shares of our Class A common stock currently outstanding or issuable upon the exercise of warrants or other convertible securities are entitled to registration rights under the Securities Act:

     o    securities issued prior to our IPO;
     o    securities issued pursuant to the Exchange Offer;
     o securities issued pursuant to our acquisitions of Hollywood SW, Core, and the assets of Boeing Digital and FiberSat Seller; and
     o securities issued pursuant to our November 2004 and February 2005 private placements.

Under the terms of agreements between us and the holders of those registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such owners are entitled to notice of such registration and, subject to customary underwriting cutbacks due to market factors which may result in the limitation of the number of shares to be underwritten, to include their shares in the registration. Additionally, of such shares entitled to registration, a pre-IPO owner of shares is entitled to demand registration rights pursuant to which it may require us on two occasions, commencing 180 days following our IPO, to file a registration statement under the Securities Act with respect to its shares of common stock; we would then be required to use our reasonable efforts to effect the registration. Further, the owners of the above referenced registrable securities may require us to file an unlimited number of registration statements on Form S-3 (to the extent that we are eligible to use such Form). We have agreed to pay all registration rights expenses, except for underwriting discounts, selling commissions and counsel fees (subject to, in certain limited instances, thresholds in excess of $20,000) of, each seller in connection with the registration of his or its shares.

Most of the above registration rights terminate with respect to each holder if and when such stockholder either holds less than 1% of our outstanding common stock or is eligible to sell all of his or its registrable securities under Rule 144(d) of the Securities Act within any three-month period without volume restrictions or under Rule 144(k) of the Securities Act. Accordingly, if a holder is not an "affiliate" of ours, then such holder's registration rights will terminate no later than two years after its purchase of the applicable registrable shares.

Owners of 1,521,875 shares of our Class A common stock issued or issuable upon exercise of warrants in connection with our June 2, 2004 private placement are entitled to registration of those shares under the Securities Act. Under the terms of agreements between us and the holders of those registrable securities, we were required to file the registration statement to which this prospectus is a part on or prior to July 4, 2004. We were required to cause such registration statement to be declared effective under the Securities Act within certain prescribed time frames and to keep such registration statement effective until the earlier of two years after the date of effectiveness or the date on which the holders are able to resell their shares without volume restrictions pursuant to Rule 144(k) of the Securities Act. We filed such registration statement on the Original SB-2, and the Original SB-2 was declared effective on July 20, 2004. As set forth in this prospectus, certain subsequent events have recently occurred which require the filing of a post-effective amendment to the Original


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SB-2  and  this  updated  prospectus.  If we  are  unable  to  timely  file  the post-effective amendment to the Original SB-2 to which this prospectus is a part, cause the post-effective amendment to the Original SB-2 to become effective within the prescribed time frames or keep the post-effective amendment to the Original SB-2 effective for the prescribed time frames, we will be required to pay to each holder liquidated damages in the amount of 1% of the amount invested by such holder pursuant to the private placement, and if the breach remains uncured, 2% in liquidated damages for the first month and 1.5% each month thereafter. Failure to pay such liquidated damages will require us to pay interest to each holder at the rate of 12% per annum until such amounts are paid in full.

In connection with our February 2005 private placement, owners of (i) 1,867,322 shares of our Class A common stock issuable upon conversion of the Convertible Debentures, (ii) 560,197 shares issuable upon exercise of outstanding Convertible Debentures Warrants, (iii) up to approximately 456,936 shares of our Class A common stock issuable as payment of interest on the Convertible Debentures (the "Interest Shares"), and (iv) up to approximately 653,563 shares issuable upon exercise of the Redemption Warrants are entitled to registration of those shares under the Securities Act. Under the terms of agreements between us and the holders of those registrable securities, we are required to file (x) a registration statement on Form S-3 for resale of the shares issuable upon conversion of the Convertible Debentures and exercise of the Convertible
Debentures Warrants no later than March 14, 2005 and (y) a registration statement for resale of the shares issuable upon exercise of the Redemption Warrants and the Interest Shares at an appropriate later date. Also, we are required to cause such registration statements to be declared effective under the Securities Act within certain prescribed time frames and to keep such registration statements effective until the date of effectiveness or the date on which the holders are able to resell the shares registered for resale thereunder without volume restrictions pursuant to Rule 144(k) of the Securities Act. If we are unable to timely file the registration statements, cause such registration statements to become effective within the prescribed time frames or keep such registration statements effective for the prescribed time frames, we will be required to pay to each holder certain partial liquidated damages on a daily pro-rata basis for any portion of a month prior to the cure of the breach.

LOCK-UP AGREEMENTS

In connection with our IPO, holders of all of our outstanding shares of stock and persons who have been granted options or warrants to purchase shares of our Class A common stock agreed not to, directly or indirectly, offer, sell, announce an intention to sell, contract to sell, pledge, hypothecate, grant any option to purchase, or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable for shares of our common stock for a period of 18 months following the date of our IPO prospectus without the prior written consent of the lead underwriter. However, the period was for 12 months following the date of our IPO prospectus for stockholders that owned 20,000 shares of our common stock or less, and stockholders that own more than 20,000 shares of our common stock have been permitted to sell up to 10,000


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shares per quarter beginning 12 months following the date of our IPO prospectus.
In addition, in connection with our acquisition of Hollywood SW, our acquisition of Core and our March 24, 2004 exchange offering, those persons who received unregistered shares of our Class A common stock have agreed to the same lock-up period. However, we have agreed that, subject to the lead underwriter's agreement, those persons who received their unregistered shares in connection
with  the  Hollywood  SW  acquisition   will  be  released  from  their  lock-up
restrictions with respect to at least 50,000 shares per quarter if any of our other stockholders that hold at least 100,000 shares are permitted to sell any of their shares during the lock-up period. In addition, in connection with our June 2004 private placement, we agreed to take such actions as are required to ensure that none of our executive officers sold more than five percent (5%) of the total number of shares of Class A common stock that such executive officer beneficially owned for a period of six (6) months following the initial effective date of the registration statement relating to this offering without the consent of the investors of our private offering; PROVIDED, HOWEVER, that an executive officer may transfer an unlimited number of shares of our Class A common stock for estate or tax planning purposes, so long as such transfer is to a person that is and remains at all times controlled by such executive officer and such person enters into a lock-up agreement with us that contains provisions substantially similar to those provided above. In connection with our October 2004 private placement, we have agreed to the same lock-up provision as the foregoing June 2004 private placement lock-up provision, except that the lock-up period in such November 2004 private placement was for three months after November 8, 2004. The shares of Class A common stock being offered by the selling stockholders by this prospectus will not be subject to any lock-up provisions and will be freely tradable.

ANTI-TAKEOVER LAW

We are subject to Section 203 of the DGCL. Section 203, which regulates corporate business combinations and similar events. DGCL Section 203 prevents certain Delaware corporations, including those whose securities are listed on a national securities exchange, like the AMEX, from engaging in a business combination with any interested stockholder during the three-year period following the date that such stockholder became an interested stockholder, unless appropriate approvals by its board of directors or stockholders have been obtained. For purposes of DGCL Section 203, a business combination includes a merger or consolidation involving our company and the interested stockholder or the sale of 10% or more of our assets to an interested stockholder. In general, DGCL Section 203 defines an interested stockholder of us as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with, controlling or controlled by such entity or person. A Delaware corporation may opt out of DGCL Section 203 through an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of a majority of its outstanding voting shares. We have not opted out of DGCL Section 203.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

Our amended and restated certificate of incorporation eliminates the monetary liability of our directors to the fullest extent permitted by the DGCL. Consequently, no director will be personally liable to us or our stockholders for monetary damages resulting from his or her conduct as a director of our company, except liability for:

     o any breach of the director's duty of loyalty to the company or its stockholders;
     o any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
     o    any acts under Section 174 of the DGCL; or
     o any transaction from which the director derives an improper personal benefit.

Additionally, under recent Delaware court decisions, a director's liability may not be limited or eliminated for a "conscious disregard of a known risk" that calls into question whether the director acted in good faith.

Our amended and restated certificate of incorporation and bylaws both provide for indemnification of our directors, officers and other authorized persons, which may include employees and agents, to the maximum extent permitted by Delaware law. Our directors and officers may also be protected against costs and liabilities that they incur by virtue of serving in those capacities under a liability insurance policy maintained by us, which provides coverage up to $5 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a small business issuer, like our company, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short  sales  (other  than  short  sales   established  prior  to  the
          effectiveness of the registration statement to which this prospectus is a part);

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Class A common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling stockholder and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which such the shares of Class A common stock were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o    that such broker-dealer(s) did not conduct any investigation to verify
          the   information  set  out  or  incorporated  by  reference  in  this prospectus; and

     o    other facts material to the transaction.

In addition, upon our company being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our Class A common stock.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                 TRANSFER AGENT

The transfer agent for our Class A common stock is American Stock Transfer & Trust Company.


                                  LEGAL MATTERS

The validity of the offered shares of Class A common stock has been passed on for us by Kelley Drye & Warren LLP of New York, New York.

                                     EXPERTS

The consolidated financial statements of AccessIT at March 31, 2003 and 2004 and for each of the two fiscal years in the period ended March 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP ("PwC"), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Hollywood SW at March 31, 2002 and 2003 and for each of the two fiscal years in the period ended March 31, 2003 appearing elsewhere in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report thereon, and are included in reliance upon said report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of FiberSat Seller as of December 31, 2003 appearing elsewhere in this prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, and are included in reliance upon said report given upon the authority of such firm as experts in accounting and auditing.


           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

On September 9, 2004, the audit committee of our Board of Directors dismissed PwC as our independent registered public accounting firm and engaged Eisner LLP ("Eisner") as our new independent registered public accounting firm.

The audit reports of PwC on our consolidated financial statements as of and for the fiscal years ended March 31, 2003 and March 31, 2004 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended March 31, 2003 and March 31, 2004 and through September 9, 2004, there were no disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to PwC's satisfaction would have caused PwC to make reference thereto in its reports on the consolidated financial statements for such years.

No reportable events of the type described in Item 304(a)(1)(iv)(B) of Regulation S-B occurred during the fiscal years ended March 31, 2003 and March 31, 2004 and through September 9, 2004.

We had provided PwC with the above statements and requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of the letter from PwC dated September 10, 2004 was filed as an exhibit to our Form 8-K filed on September 14, 2004 (file No. 041028711).

During the two fiscal years ended March 31, 2003 and March 31, 2004 and through September 9, 2004, we have not consulted with Eisner on any matter that (i) involved the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, in each case where written or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or reportable information, as that term is described in Item 304(a)(1)(iv)(B) of Regulation S-B.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of Class A common stock being offered for resale pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement, portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Class A common stock offered by the selling stockholders, we refer you to the registration statement. Statements made in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to a copy of the contract or other document filed as an exhibit to the registration statement and each such statement is qualified in its entirety by such reference. The registration statement, including exhibits and schedules, may be inspected without charge at the Public Reference Room of the SEC, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington DC 20549. Copies may be obtained, at prescribed rates, from the Public Reference Room of the SEC at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W. Washington DC 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains registration statements, reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is WWW.SEC.GOV.

We are subject to the reporting and other requirements of the Exchange Act. For as long as we are subject to the reporting requirements of the Exchange Act, we will provide our stockholders with annual reports containing audited financial statements and interim quarterly reports containing unaudited financial information.

                          INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF ACCESS INTEGRATED TECHNOLOGIES, INC.:                             PAGE
-----------------------------------------------------------------------------------                            ----

Report of Independent Registered Public Accounting Firm.........................................................F-3

Consolidated balance sheets as of March 31, 2003 and 2004.......................................................F-4

Consolidated statements of operations for the fiscal years ended
March 31, 2003 and 2004.........................................................................................F-5

Consolidated statements of stockholders' equity for the fiscal years ended March 31, 2003 and 2004.............................................................................F-6

Consolidated statements of cash flows for the fiscal years ended
March 31, 2003 and 2004.........................................................................................F-8

Notes to consolidated financial statements..................................................................... F-9

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF ACCESS INTEGRATED TECHNOLOGIES, INC.:
-----------------------------------------------------------------------------------

Consolidated Balance Sheet at December 31, 2004................................................................F-39

Consolidated Statements of Operations for the three months ended December 31, 2003 and 2004....................F-40

Consolidated Statements of Operations for the nine months ended December 31, 2003 and 2004.....................F-41

Consolidated Statements of Cash Flows for the nine months ended December 31, 2003 and 2004.....................F-42

Notes to consolidated financial statements.....................................................................F-43

AUDITED FINANCIAL STATEMENTS OF HOLLYWOOD SOFTWARE, INC.

Report of Independent Certified Public Accountants.............................................................F-56

Balance sheets as of March 31, 2002 and 2003...................................................................F-57

Statements of operations for the fiscal years ended March 31, 2002 and 2003....................................F-58

Statements of stockholders' equity for the fiscal years ended March 31, 2002 and 2003..........................F-59

Statements of cash flows for the fiscal years ended March 31, 2002 and 2003....................................F-60

Notes to financial statements..................................................................................F-61

UNAUDITED FINANCIAL STATEMENTS OF HOLLYWOOD SOFTWARE, INC.

Balance sheet as of September 30, 2003.........................................................................F-72

Statements of operations for the three and six months ended September 30, 2002 and 2003........................F-73

Statement of stockholders' equity for the six months ended September 30, 2003..................................F-74

Statements of cash flows for the three and six months ended September 30, 2002 and 2003........................F-75

Notes to Financial Statements..................................................................................F-76

AUDITED FINANCIAL STATEMENTS OF FIBERSAT GLOBAL SERVICES, LLC

Report of Independent Registered Public Accounting Firm........................................................F-87

Balance sheet as of December 31,  2003, and the related
statements of operations,  members' equity and cash
flows for the year then ended..................................................................................F-88

Notes to Financial Statements..................................................................................F-92

UNAUDITED FINANCIAL STATEMENTS OF FIBERSAT GLOBAL SERVICES, LLC

Balance sheet as of September 30, 2004 and the related
statements of operations,  members' equity and cash flows
for the nine months ended September 30, 2004 (unaudited).......................................................F-99

Notes to Financial Statements (unaudited)......................................................................F-103

PRO FORMA:
---------
  Pro forma  condensed combined statements of operations for the fiscal year ended
  March 31, 2004 (unaudited) and for the nine months ended December 31, 2004 (unaudited).......................P-1


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Access Integrated Technologies, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Access Integrated Technologies, Inc. and its subsidiaries at March 31, 2003 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 9, 2004



                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except for share data)
                                                                                        MARCH 31,
                                                                                   2003            2004
                                                                                   ----            ----
                                 ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............................................            $956         $2,330
  Accounts receivable, net..............................................              41            509
  Prepaid and other current assets......................................             287            296
  Unbilled revenue......................................................              43              8
                                                                                 -------       --------
Total current assets....................................................           1,327          3,143
                                                                                 -------       --------

  Property and equipment, net...........................................           5,133          5,865
  Intangible assets, net................................................           2,309          4,200
  Capitalized software costs, net.......................................              --          1,430
  Goodwill..............................................................              --          5,378
  Deferred costs........................................................             212             91
  Unbilled revenue, net of current portion..............................             444            596
  Security deposits.....................................................             469            472
                                                                                 -------       --------
Total assets............................................................          $9,894        $21,175
                                                                                  ======        =======

LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses.................................            $792         $1,371
  Current portion of notes payable......................................           1,152            650
  Current portion of customer security deposits ........................             --              38
  Current portion of capital leases.....................................             261            115
  Current portion of deferred revenue...................................              76            755
  Current portion of deferred rent expense..............................              --              2
                                                                                 -------       --------

Total current liabilities...............................................           2,281          2,931
                                                                                 -------       --------

  Notes payable, net of current portion.................................           1,730          5,589
  Customer security deposits, net of current portion....................             138            117
  Deferred revenue, net of current portion..............................             287            271
  Capital leases, net of current portion................................             252             35
  Deferred rent expense.................................................             667            884
  Minority interest in subsidiary.......................................              --             10
  Deferred tax liability................................................              --          1,520
  Total liabilities.....................................................           5,355         11,357
                                                                                 -------       --------

COMMITMENTS AND CONTINGENCIES (See Note 9)

Mandatorily redeemable convertible preferred stock
  Preferred stock with mandatory redemption - Series A, $0.001 par value,
    3,500,000 authorized; issued and outstanding, 2003 - 3,226,538
    and 2004 - 0 shares                                                              879             --
  Preferred stock with mandatory redemption - Series B, $0.001 par value,
    5,000,000 authorized; issued and outstanding, 2003 - 4,976,391
    and 2004 - 0 shares                                                            2,032             --
  Redeemable Class A common stock, issued and outstanding, 2003 - 0 and
    2004 - 53,534 shares, respectively                                               --             238

Stockholders' Equity:
 Class A common stock, $0.001 par value per share;
   40,000,000 shares authorized; shares issued and outstanding, 2003 -
   2,015,770 and 2004 - 7,281,730 shares, respectively                                 2              7
 Class B common stock, $0.001 par value per share;
   15,000,000 shares authorized; shares issued and outstanding,
    2003 and 2004 1,005,811 shares                                                     1              1
 Additional paid-in capital.............................................          11,530         24,271
 Deferred stock-based compensation                                                   (11)            --
 Accumulated deficit....................................................          (9,894)       (14,699)
                                                                                 -------       --------
Total stockholders' equity..............................................           1,628          9,580
                                                                                 -------       --------
Total Liabilities, Redeemable Stock and Stockholders'
Equity..................................................................          $9,894        $21,175
                                                                                  ======        =======
See accompanying notes to consolidated financial statements.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except for share and per share data)

                                                                                      FOR THE FISCAL YEARS ENDED
                                                                                              MARCH 31,

                                                                                         2003              2004
                                                                                 ----------------- -----------------




Revenues
Media services...............................................................            $ --            $1,356
Data centers.................................................................           4,228             5,845

Total revenues                                                                          4,228             7,201

Cost of revenues (exclusive of depreciation shown below)
Media services...............................................................              --               152
Data centers ................................................................           3,101             3,515
Total costs of revenues                                                                 3,101             3,667

Gross profit.................................................................           1,127             3,534


Operating expenses
Selling, general and administrative (excludes non- cash stock-based compensation
of $99 in 2003 and $15 in 2004)..............................................           2,305             3,277
Research and development.....................................................              --                55
Non-cash stock-based compensation............................................              99                15
Depreciation and amortization................................................           1,687             2,692

Total operating expenses.....................................................           4,091             6,039

Loss from operations.........................................................          (2,964)           (2,505)

Interest income..............................................................              13                 6
Interest expense.............................................................            (364)             (542)
Loss on early extinguishment of debt.........................................              --              (126)
Non-cash interest expense....................................................            (282)           (1,823)
Minority interest in subsidiary..............................................              --                25
Other income (expense), net..................................................               8               (52)
Net loss before income taxes.................................................          (3,589)           (5,017)

Income tax benefit...........................................................             185               212

Net loss.....................................................................          (3,404)           (4,805)

Accretion related to redeemable convertible
Preferred stock..............................................................            (628)           (1,588)
Accretion of preferred dividends.............................................            (229)             (220)

Net loss available to common stockholders....................................         $(4,261)          $(6,613)

Net loss available to common stockholders per common share:
Basic and diluted............................................................          $(1.41)           $(1.37)

Weighted average number of common shares outstanding:
Basic and diluted............................................................       3,027,865         4,826,776
                                                                                    =========         ==========




See accompanying notes to consolidated financial statements.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (In thousands, except for share data)

                                                                       Class A           Class B
                                                                     Common Stock       Common Stock      Additional
                                                                                                            Paid-In
                                                                   SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL
                                                                  --------   ------    ------     ------    ---------

Balances as of March 31, 2002.................................  1,958,770       $2    1,067,811      $1     $11,277

  Issuance of common stock for cash...........................     20,000       --           --      --         125
  Exercise of warrants to purchase common stock...............      5,000       --           --      --          --
  Issuance of warrants to purchase common stock
  (attached to Series B preferred stock)......................         --       --           --      --         343
  Issuance of warrants to purchase common stock
  (attached to notes payable).................................         --       --           --      --         680
  Conversion of Class B common stock to Class A common stock..     62,000       --     (62,000)      --         --
  Cancellation of stock issued for goods and services.........   (30,000)       --           --      --        (300)
  Contribution of Class A common stock from founders..........   (60,000)       --           --      --         (48)
  Issuance of Class A common stock to employees...............     60,000       --           --      --          48
  Stock-based compensation....................................         --       --           --      --          51
  Forfeiture of non-employee stock options....................         --       --           --      --         (18)
  Amortization of stock-based compensation....................         --       --           --      --          --
  Accretion of preferred stock to redemption amount...........         --       --           --      --        (628)
  Net loss....................................................         --       --           --      --          --
                                                                 --------   ------    ------     ------   ---------

Balances as of March 31, 2003.................................  2,015,770       $2    1,005,811      $1     $11,530

  Issuance of common stock, net...............................  1,380,000        1           --      --       4,372
  Issuance of warrant to purchase common stock................         --       --           --      --         385
  Issuance of common stock in exchange for preferred stock
   and contingent warrants....................................  2,207,976        2           --      --       4,498
  Issuance of warrants to purchase common stock
   (attached to notes payable)................................         --       --           --      --         615
  Issuance of common stock for the purchase of
    Hollywood Software, Inc...................................    400,000       --           --      --       1,380
  Issuance of common stock for the purchase of
    Core Technology Services, Inc.............................    100,000       --           --      --         345
  Issuance of common stock upon completion of notes exchange..    707,477        1           --      --       2,566
  Issuance of common stock for goods and services.............      9,700       --           --      --           7
  Exercise of warrants to purchase common stock
      (attached to notes payable)............................     460,807        1           --      --          22
  Amortization of stock-based compensation....................         --       --           --      --          --
  Accretion of preferred stock to redemption amount...........         --       --           --      --      (1,588)
  Gain on sale of stock by subsidiary.........................         --       --           --      --         139
  Net loss....................................................         --       --           --      --          --
                                                                 --------   ------    ------     ------   ---------

Balances as of March 31, 2004                                   7,281,730       $7    1,005,811      $1     $24,271
                                                                =========   ======    =========  ======    ========






















See accompanying notes to consolidated financial statements.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - (continued)
                      (In thousands, except for share data)

                                                                       Deferred Stock-                       Total
                                                                          Based          Accumulated      Stockholders'
                                                                       COMPENSATION         DEFICIT           EQUITY
                                                                       ---------------    ----------       ------------

Balances as of March 31, 2002..................................            $(77)          $(6,490)             $4,713

 Issuance of common stock for cash.............................               --               --                 125
  Exercise of warrants to purchase common stock................               --               --                  --
  Issuance of warrants to purchase common stock
  (attached to Series B preferred stock).......................               --               --                 343
  Issuance of warrants to purchase common stock
  (attached to notes payable)..................................               --               --                 680
  Conversion of Class B common stock to Class A common stock...               --               --                  --
  Cancellation of stock issued for goods and services..........               --               --                (300)
  Contribution of Class A common stock from founders...........               --               --                 (48)
  Issuance of Class A common stock to employees................               --               --                  48
  Stock-based compensation.....................................               (3)              --                  48
  Forfeiture of non-employee stock options.....................               18               --                  --
  Amortization of stock-based compensation.....................               51               --                  51
  Accretion of preferred stock to redemption amount............               --               --                (628)
  Net loss.....................................................               --           (3,404)             (3,404)
                                                                              --          -------              -------

Balances as of March 31, 2003..................................             $(11)         $(9,894)             $1,628

  Issuance of common stock, net ...............................               --               --               4,373
  Issuance of warrant to purchase common stock.................               --               --                 385
  Issuance of common stock in exchange for preferred stock
  and contingent warrants .....................................               --               --               4,500
  Issuance of warrants to purchase common stock
   (attached to notes payable).................................               --               --                 615
  Issuance of common stock for the purchase of
   Hollywood Software, Inc.....................................               --               --               1,380
  Issuance of common stock for the purchase
   of Core Technology Services, Inc............................               --               --                 345
  Issuance of common stock upon completion of notes exchange...               --               --               2,567
  Issuance of common stock for goods and services..............               (4)              --                   3
  Exercise of warrants to purchase common stock
   (attached to notes payable).................................               --               --                  23
  Amortization of stock-based compensation.....................               15               --                  15
  Accretion of preferred stock to redemption amount............               --               --             (1,588)
  Gain on sale of stock by subsidiary..........................               --               --                139
  Net loss.....................................................               --           (4,805)            (4,805)
                                                                           -----          -------              -------

Balances as of March 31, 2004...................................             $--         $(14,699)             $9,580
                                                                           =====          =======              =======
















See accompanying notes to consolidated financial statements.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                          FOR THE FISCAL YEARS ENDED
                                                                                    MARCH 31,
                                                                          ---------------------------
                                                                                 2003       2004
                                                                                ------     -------
Cash flows from operating activities
Net loss ..................................................................   $(3,404)   $(4,805)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization .............................................     1,687      2,692
Amortization of software development costs ................................      --          118
Non-cash stock-based compensation .........................................        99         15
Non-cash interest expense .................................................       282      1,823
Minority Interest .........................................................      --          (25)
Loss on early extinguishment of debt ......................................      --          126
Changes in operating assets and liabilities:
Accounts receivable .......................................................        88       (283)
Prepaid and other current assets ..........................................       (76)         4
Other assets ..............................................................      (342)       (24)
Accounts payable and accrued expenses .....................................       257        292
Deferred revenue ..........................................................       354        237
Other liabilities .........................................................       295        151
                                                                               -------    -------

Net cash (used in) provided by operating activities .......................      (760)       321
                                                                               -------    -------

Cash flows from investing activities:
Purchases of property and equipment .......................................      (327)      (279)
Purchases of intangible assets ............................................      --          (50)
Additions to capitalized software costs ...................................      --         (198)
Acquisition of Hollywood software, net of cash acquired ...................      --       (2,387)
Acquisition of Core Technology Services ...................................      --         (275)
Acquisition of Boeing Digital Cinema assets ...............................      --         (405)
Settlement of Bridgepoint obligation ......................................      (200)      --
Settlement of Tower obligation ............................................      (750)      --
Increase (decrease) in restricted cash ....................................       951       --
Acquisition of data centers ...............................................    (2,309)      --
                                                                              -------    -------

Net cash (used in) investing activities ...................................    (2,635)    (3,594)
                                                                              -------    -------

Cash flows from financing activities:
Net proceeds from issuance of preferred stock .............................     2,375       --
Net proceeds from issuance of notes payable and warrants ..................     1,360      1,230
Repayment of notes payable ................................................      (333)    (1,000)
Principal payments on capital leases ......................................      (177)      (363)
Proceeds from issuance of common stock ....................................       125      4,780
                                                                              -------    -------

Net cash provided by financing activities .................................     3,350      4,647
                                                                              -------    -------

Net (decrease) increase in cash and cash equivalents ......................       (45)     1,374
Cash and cash equivalents at beginning of year ............................     1,001        956
                                                                              -------    -------

Cash and cash equivalents at end of year ..................................   $   956    $ 2,330
                                                                              =======    =======








See accompanying notes to consolidated financial statements.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



NOTE 1.  NATURE OF OPERATIONS

Access Integrated Technologies, Inc. ("AccessIT") was incorporated in Delaware in March 2000. Access Digital Media Inc. ("AccessDM") a wholly owned subsidiary of AccessIT, was incorporated in Delaware in February 2003. Hollywood Software, Inc. ("Hollywood SW") was incorporated in California in October 1997, and was acquired by AccessIT on November 3, 2003 (see Note 7). Core Technology Services, Inc. ("Core") was incorporated in New York in November 1995, and was acquired by AccessIT on January 9, 2004 (see Note 7). AccessIT, AccessDM, Hollywood SW and Core are referred to herein collectively as the "Company." AccessIT designs, builds, and operates a national platform of carrier-diverse Internet Data Centers ("IDCs") in which the Company's customers have access to: secure, flexible space for installing network and server equipment; multiple fiber providers for connecting to the Internet and/or other carrier networks; and a broad range of value-added data center services including the Company's AccessStorage-on-Demand managed storage service solutions. The Company's IDCs, called AccessColocenters, are designed to serve a variety of customers, including traditional voice/data competitive local exchange carriers, other integrated communication providers, Internet Service Providers, Application Service Providers ("ASP"), Streaming and Content Delivery Service Providers, storage outsourcers, and small and medium sized enterprises. The Company currently operates nine IDCs located in eight states: Arkansas, Kansas, Maine, New Hampshire, New Jersey, New York, Texas and Virginia, plus a dedicated digital delivery site in Los Angeles, California. AccessDM was formed to utilize AccessIT's existing infrastructure to store and distribute digital content to movie theaters and other remote venues. Hollywood SW is a provider of proprietary enterprise software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada. Its software manages the planning, booking scheduling, revenue sharing, cash flow and reporting associated with the distribution and exhibition of theatrical films. Core is a managed service provider of information technologies; its primary offering is to provide managed network services through their global network command center.

BASIS OF PRESENTATION

For the fiscal years ended March 31, 2003 and 2004, the Company has been financed primarily through equity and debt financing, including the completion of its initial public offering in November 2003 (the "IPO") that generated net cash receipts of $1,067 and, most recently, the June 2004 completion of a $4,870 private placement of Class A Common Stock (the "Private Placement"). However, the Company has incurred substantial losses since inception. For the fiscal years ended March 31, 2003 and 2004, the Company incurred net losses of $3,404 and $4,805 respectively, and negative and positive cash flows from operating activities of ($760) and $321, respectively. In addition, the Company has an accumulated deficit of $14,699 as of March 31, 2004. Furthermore, the Company has debt service requirements of $1,104 for the twelve months beginning in March 2004, of which $879 of principal and interest payments are due by December 31, 2004. Management expects that the Company will continue to generate operating losses for the foreseeable future due to the continued efforts related to the identification of acquisition targets, marketing and promotional activities and the development of relationships with other businesses. Certain of these costs could be reduced if working capital decreased. Based on the Company's cash position at March 31, 2004, the Private Placement and expected cash flows from operations, management believes that the Company has the ability to meet its obligations for the foreseeable future. The Company may attempt to raise additional capital from various sources for future acquisitions or for working capital as necessary. There is no assurance that such financing will be completed as contemplated or under terms acceptable to the Company or its existing shareholders. Failure to generate additional revenues, raise additional capital or manage discretionary spending could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives. The accompanying consolidated financial statements do not reflect any adjustments which may result from the outcome of such uncertainties.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The  consolidated   financial  statements  include  the  accounts  of  AccessIT,
Hollywood SW, Core and AccessDM. All intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments with a maturity from the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market mutual funds.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents to the extent these exceed federal insurance limits and accounts receivable. Risks associated with cash and cash equivalents are mitigated by the Company's investment policy, which limits the Company's investing of excess cash and cash equivalents to only money market mutual funds.

The Company places its cash with high credit quality financial institutions. These balances, as reflected in the financial institution's records, are insured in the U.S. by the Federal Deposit Insurance Corporation for up to $100. As of March 31, 2004, uninsured cash balances in the U.S. aggregated $2,132 with two financial institutions.

The Company's customer base is primarily composed of businesses throughout the United States. For the fiscal year ended March 31, 2003, four customers accounted for 21%, 17%, 11% and 10% of revenues, respectively, and as of March 31, 2003 four customers accounted for 16%, 13%, 12% and 10% of accounts receivable, respectively. For the fiscal year ended March 31, 2004, three customers accounted for 27%, 12% and 10% of revenues, respectively, and as of March 31, 2004 four customers accounted for 17%, 15%, 12% and 12% of accounts receivable, respectively. No other single customer accounted for greater than 10% of accounts receivable or revenues during the years ended March 31, 2003 and 2004. As of March 31, 2003 and 2004, the Company had established bad debt reserves of $12 and $64, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at original cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets as follows:

Computer equipment                                       3-5 years
Machinery and equipment                                  3-6 years
Furniture and fixtures                                   3-6 years

Leasehold improvements are being amortized over the shorter of the lease term or the estimated useful life of the improvement. Maintenance and repair costs are charged to expense as incurred. Major renewals, betterments and additions are capitalized. Included in property and equipment as of March 31, 2003 and 2004 was $100 of construction services for which the Company issued common stock as consideration (See Note 11).

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other obligations, approximate their fair value due to the short-term maturities of the related instruments. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable and capital lease obligations approximates fair value. The carrying value of the Company's Series A and Series B mandatorily redeemable convertible Preferred Stock was recorded below its liquidation value at March 31, 2003 (See Note 5). The fair value of the Company's outstanding preferred securities at March 31, 2003 was not readily determinable since there was no market for such securities.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" as of April 1, 2002. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of", and portions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements". SFAS No. 144 generally conforms, among other things, impairment accounting for assets to be disposed of, including those in discontinued operations. The Company reviews the recoverability of its long- lived assets on a periodic basis in order to identify business conditions, which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company's ability to recover the carrying value of its long-lived assets from expected future undiscounted cash flows. If the total expected future undiscounted cash flows is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets.

INTANGIBLE ASSETS

The Company has adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and other Intangible Assets." SFAS No. 141 requires all business combinations to be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination must be recognized as assets separate from goodwill. SFAS No. 142 addressed the recognition and measurement of goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 also addresses the initial recognition and measurement of intangible assets acquired outside of a business combination whether acquired individually or with a group of other assets. This statement provides that intangible assets with indefinite lives and goodwill will not be amortized but will be tested at least annually for impairment. If an impairment is indicated then the asset will be written down to its fair value typically based upon its future expected discounted cash flows. Intangible assets of the Company as of March 31, 2003 consist of customer contracts determined to be a finite-lived intangible asset and is being amortized over its useful life, which is estimated to be three years. In addition, during the fiscal year ended March 31, 2004, the Company acquired intangible assets related to customer contracts, trade names, trademarks and covenants not to compete. These were determined to be finite-lived intangibles assets and are being amortized over their useful lives ranging from 2 to 10 years. In addition the Company recorded goodwill in connection with the acquisitions of Hollywood SW and Core.

REVENUE RECOGNITION

Revenues in the Data centers segment consist of license fees for colocation, riser access charges, electric and cross connect fees, and non-recurring installation and consulting fees. Revenues from colocation, riser access

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



charges, electric and cross connect fees are billed monthly and, in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements," are recognized ratably over the term of the contract, generally two to nine years. Certain customer contracts contain periodic increases in the amount of license fees to be paid, and those amounts are recognized as license fee revenues on a straight-line basis over the term of the contracts. Installation fees are recognized on a time and materials basis in the period in which the services were provided and represent the culmination of the earnings process as no significant obligations remain. Amounts collected prior to satisfying the above revenue recognition criteria are classified as deferred revenue. Amounts satisfying the above revenue recognition criteria prior to billing are classified as unbilled revenue.

Revenues in the Media Services segment consist of software and related revenues, generated by Hollywood SW. Software revenues are accounted for in accordance with Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), and Staff Accounting Bulletin No. 104 "Revenue Recognition." The Company's software revenues are generated from the following primary sources: (1) software licensing, including customer licenses and ASP agreements, (2) software maintenance contracts, and (3) professional consulting services, which includes systems implementation, training, custom software development services and other professional services.

Software  licensing  revenue is recognized when the following  criteria are met:
(a) persuasive evidence of an arrangement exists, (b) delivery has occurred and no significant obligations remain, (c) the fee is fixed or determinable and (d) collection is determined to be probable. Significant upfront fees are received in addition to periodic amounts upon achievement of contractual events for licensing of the Company's products. Such amounts are deferred until the revenue recognition criteria have been met, which typically occurs after delivery and acceptance.

For arrangements with multiple elements (e.g. delivered and undelivered products, maintenance and other services), the Company separately negotiates each element of the arrangement based on the fair value of the elements. The fair values for ongoing maintenance and support obligations are based upon separate sales of renewals to customers or upon substantive renewal rates quoted in the agreements. The fair values for services, such as training or consulting, are based upon hourly billing rates of these services when sold separately to other customers. In instances where the Company is not able to determine fair value of each element and the services are essential to the functionality of the software, percentage-of-completion accounting is followed to recognize revenue.

Customers not wishing to license and operate the software themselves may use the software through an ASP arrangement, in which the Company hosts the application and provides customer access via the internet. Annual minimum ASP service fees are recognized ratably over the contract term. Overage revenues for usage in excess of stated minimums are recognized monthly.

Maintenance services and website subscription fees are recognized ratably over the contract term. Professional consulting services, sales of third party products and resale hardware revenues are recognized as services are provided. Software development revenues are recognized when delivery has occurred and no significant obligations remain.

Deferred revenue is recorded in cases of (1) a portion or the entire contract amount cannot be recognized as revenue due to non-delivery or acceptance of licensed software or custom programming, (2) incomplete implementation of ASP service arrangements, or (3) unexpired pro-rata periods of maintenance, minimum ASP service fees or website subscription fees. As license fees, maintenance fees, minimum ASP service fees and website subscription fees are often paid in advance, a portion of this revenue is deferred until the contract ends. Such amounts are classified as deferred revenue in the Consolidated Balance Sheet and are recognized as revenue in accordance with the Company's revenue recognition policies described above.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



CAPITALIZED SOFTWARE COSTS

The Company accounts for software costs under SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Software development costs that are incurred subsequent to establishing technological feasibility and until the product is released, are capitalized. Amounts capitalized as software development costs are generally amortized on a straight-line basis over five years. The Company reviews capitalized software costs for impairment on an annual basis. To the extent that the carrying amount exceeds the estimated net realizable value of the capitalized software cost, an impairment charge is recorded. No impairment was recorded for the fiscal year ended March 31, 2004. Amortization of capitalized software development costs, included in costs of revenues, for the fiscal year ended March 31, 2004 amounted to $118.

INCOME TAXES

The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon the differences arising from the carrying amounts of the Company's assets and liabilities for tax and financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change in tax rates is enacted. A valuation allowance is established when it is determined that it is more likely than not that some portion of the deferred tax assets will not be realized.

The Company has a tax net operating loss ("NOL"). A full valuation allowance has been applied against this NOL and its other deferred tax assets. NET LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS Computations of basic and diluted net loss per share of Common Stock have been made in accordance with SFAS No. 128, "Earnings Per Share". Basic net loss per share is computed by dividing net loss available to Common Stockholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. Shares issued during the period are weighted for the portion of the period that they are outstanding. The computation of diluted net loss per share is similar to the computation of basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The Company has incurred a net loss for the fiscal years ending March 31, 2003 and 2004; therefore, the impact of dilutive potential common shares has been excluded from the computation as it would be anti-dilutive.

The following outstanding stock options, warrants (prior to the application of the treasury stock method), convertible notes and redeemable convertible preferred stock (on an as-converted basis) were excluded from the computation of diluted net loss per share:

                                                                              2003            2004
                                                                              ----            ----

Stock options..........................................................       306,397        520,564
1-Year Notes Warrants..................................................        25,305             --
5-Year Notes Warrants..................................................       312,500             --
2001 Warrants..........................................................       430,205             --
Contingent Warrants A-C................................................       680,092             --
Underwriters warrants..................................................            --        120,000
Mandatorily redeemable convertible preferred stock.....................     8,202,929            --
Shares issuable related to convertible notes.............................          --        308,225

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



ISSUANCE OF STOCK BY SUBSIDIARIES

Sales of stock by a subsidiary are accounted for in accordance with Staff Accounting Bulletin No. 51, Topic 5H, "Accounting for Sales of Stock of a Subsidiary." At the time a subsidiary sells its stock to unrelated parties at a price different from the Company's book value per share, the Company's share of the subsidiary's net equity changes. If, at that time, the subsidiary is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is there question as to the subsidiary's ability to continue in existence, the Company records the change in its share of the subsidiary's net equity as a gain or loss in its Consolidated Statement of Operations. Otherwise, the increase is reflected in "subsidiaries' equity transactions" in the Company's Consolidated Statements of Shareholders' Equity.

STOCK-BASED COMPENSATION

The Company has stock based employee compensation plans, which are described more fully in Note 6. The Company accounts for its stock based employee compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure standards of SFAS No. 148 "Accounting for Stock-Based Compensation - Transaction and Disclosures", which amends SFAS No. 123, "Accounting for Stock-Based Compensation", which requires the Company to provide pro forma net loss and earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method of accounting for stock options as defined in SFAS No. 123 had been applied. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation for the fiscal years ended March 31, 2003 and 2004:

                                                                                  2003            2004
                                                                                  ----            ----

Net loss as reported.....................................................       $(3,404)        $(4,805)
Deduct: Total stock-based employee compensation expense
determined under fair value based method, net of related
income tax benefits......................................................         (524)            (489)
                                                                                  -----            -----

Pro forma net loss.......................................................       $(3,928)        $(5,294)
                                                                                ========        ========

Basic and diluted net loss available to common
stockholders per share
As reported..............................................................        $(1.41)         $(1.37)
Pro forma................................................................        $(1.58)         $(1.47)

The fair value of each stock option granted during the year is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: 2003 2004

Expected life (years)....................................................            10              10
Expected volatility......................................................           110%            110%
Expected dividend yield..................................................             0%              0%
Weighted average risk-free interest rate.................................          4.28%           4.32%
Weighted average fair value per share of employee options
granted during the year..................................................         $1.05           $3.93

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



RESEARCH AND DEVELOPMENT

AccessIT recorded expenses of $0 and $55 for the fiscal years ended March 31, 2003 and 2004. The increase is attributable to research and development efforts at Hollywood SW, which the Company acquired in November 2003.

ADVERTISING COSTS

The Company has incurred advertising costs of $6 and $19, respectively, during the fiscal years ended March 31, 2003 and 2004. Advertising costs are expensed as incurred.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant estimates related to revenue recognition, capitalization of software, amortization of intangible assets and depreciation of fixed assets. Actual results could differ from those estimates.

RISK AND UNCERTAINTIES

The Company is subject of all of the risks inherent in an early stage business in the collocation, managed storage, and software development industry. These risks include, but are not limited to, limited operating history, limited senior management resources, rapidly changing technology business environments, the need for substantial cash investments to fund its operations, reliance on third parties, the competitive nature of the industry, development and maintenance of efficient information technologies, and uncertainty regarding the protection of proprietary intellectual properties.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as specifically noted in SFAS No. 149. SFAS No. 149 should be applied prospectively. The adoption of SFAS No. 149 did not materially impact the Company's financial position, cash flows or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities and the provisions of paragraphs 9 and 10 of SFAS No. 150 (and related guidance in the appendices), as they apply to mandatorily redeemable non-controlling interests, which were deferred by the

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



FASB on October 29, 2003. The adoption of SFAS No. 150 did not materially impact the Company's financial position, cash flows or results of operations.

In November 2002, the EITF reached a consensus on EITF 00-21, "Revenue Arrangements with Multiple Deliverables," related to the separation and allocation of consideration for arrangements that include multiple deliverables. EITF 00-21 requires that when the deliverables included in this type of arrangement meet certain criteria they should be accounted for separately as separate units of accounting. This may result in a difference in the timing of revenue recognition but will not result in a change in the total amount of revenues recognized in a bundled sales arrangement. The allocation of revenues to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items then the residual method must be used. This method requires that the amount allocated to the undelivered items in the arrangement is their full fair value. This would result in the discount, if any, being allocated to the delivered items. This consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on the Company's financial position, or cash flows or results of operations.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- an Interpretation of Accounting Research Bulletin No. 51." FIN No. 46 requires the primary beneficiary to consolidate a variable interest entity
("VIE") if it has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. FIN No. 46 applies immediately to VIEs created after January 31, 2003 and to VIEs in which the entity obtains an interest after that date. In October 2003, the FASB deferred the latest date by which all public entities must apply FIN No. 46 to all VIEs and potential VIEs, both financial and non-financial in nature, to the first reporting period ending after December 15, 2003. The adoption of FIN No. 46 in February 2003 did not have a material impact on the Company's financial position, cash flows or results of operations.

On December 17, 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which supercedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB No. 104 rescinds the "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" issued with SAB No. 101 that had been codified in Staff Accounting Bulletin Topic 13, "Revenue Recognition." The adoption of SAB No. 104 did not have any impact on the Company's financial position, cash flows or results of operations.

NOTE 3. CONSOLIDATED BALANCE SHEET COMPONENTS

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following as of March 31, 2003 and 2004:

                                                          2003     2004
                                                         -----   ------
Bank balances..........................................   $375   $1,248
Money market fund......................................    581    1,082
                                                           ---    -----
Total cash and cash equivalents........................   $956   $2,330
                                                          ====   ======

As of March 31, 2003 and 2004, cost approximated market value of cash and cash equivalents.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following as of March 31, 2003 and 2004:

                                                          2003     2004
                                                         -----   ------
Insurance..............................................    $34      $81
Deposits...............................................    107       11
Deferred costs, current................................     91       97
Other..................................................     55      107
                                                           ---     ----
                                                          $287     $296
                                                          ====   ======

PROPERTY AND EQUIPMENT, NET

Property and equipment, net was comprised of the following as of March 31, 2003 and 2004:

                                                          2003     2004
                                                         -----   ------
Leasehold improvements................................  $3,888   $3,911
Computer equipment and software.......................   2,651    2,945
Machinery and equipment...............................     621    2,591
Furniture and fixtures................................     285      306
Other.................................................      26       --
                                                           ---      ---
                                                         7,471    9,753
Less - Accumulated depreciation....................... (2,338)  (3,888)
                                                       -------  -------
Total property and equipment, net.....................  $5,133   $5,865
                                                        ======   ======

Leasehold improvements consist primarily of costs incurred in the construction of the Company's Jersey City, New Jersey and Brooklyn, New York IDCs, and from the Bridgepoint International ("BridgePoint") and R.E. Stafford, Inc. d/b/a ColoSolutions ("ColoSolutions") acquisitions. Included in leasehold improvements as of March 31, 2003 and 2004 was $100 of construction services for which the Company issued Common Stock as consideration. Computer equipment and software consists primarily of costs incurred for equipment and related software used in the Company's Managed Storage Services business, and from the Hollywood SW, Core and Boeing Digital Cinema ("Boeing Digital") acquisitions (See Note 7).

INTANGIBLE ASSETS, NET

Intangible assets, net was comprised of the following as of March 31, 2003 and 2004:

                                                         2003         2004
                                                       --------    -------
Trademarks........................................      $  --          $45
Corporate trade names.............................         --          150
Customer contracts................................      2,705        3,691
Covenants not to compete..........................         --        1,852
                                                       --------    -------
                                                        2,705         5,738
Less - accumulated amortization...................       (396)       (1,538)
                                                       --------    -------

Total intangible assets, net......................      $2,309      $4,200
                                                        ======      ======

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



CAPITALIZED SOFTWARE COSTS, NET

Capitalized software costs, net was comprised of the following as of March 31, 2003 and 2004:

                                                                2003      2004

Capitalized software.......................................      $--    $1,548
Less - accumulated amortization............................       --     (118)
                                                               -----     -----
Total capitalized software costs, net......................      $--    $1,430
                                                               =====    ======

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of March 31, 2003 and 2004:

..........                                                     2003        2004
                                                              ----        ----

Accounts payable...........................................   $430        $541
Accrued compensation and benefits..........................    134         178
Accrued taxes payable......................................     --         162
Interest payable...........................................     70          97
Other......................................................    158         393
                                                               ---         ---
Total accounts payable and accrued expenses................   $792      $1,371
                                                              ====      ======

NOTE 4. NOTES PAYABLE

During the period from December 2001 through February 2002, the Company raised $1,345 from the issuance of 1-year subordinated promissory notes (the "1-Year Notes") with detachable warrants to several investors. Of these amounts, $333 of the notes payable were issued to two of the Company's founders, who also received warrants to purchase Common Stock (see Note 11). The 1-Year Notes have an initial term of one year from the respective dates of issuance and bear interest at an initial rate of 8% per annum. The full amount of principal and interest are due at the maturity date. The Company may prepay the 1-Year Notes at any time. As of March 31, 2002, the Company had repaid $1,012 of the 1-Year Notes, plus accrued interest of $15. In April 2003, the Company repaid the remaining $333 of the 1-Year Notes, plus accrued interest of $17.

In February 2002, the Company commenced an offering of 5-year subordinated promissory notes (the "5-Year Notes") with detachable warrants. During the fiscal years ended March 31, 2003 and 2004, the Company raised $1,360 and $1,230, respectively, from the issuance of 5-Year Notes to several investors. Through March 31, 2004, the Company had raised a total of $4,405 from the issuance of 5-Year Notes, including $375 from two of the Company's founders, who also received warrants to purchase Common Stock (see Note 11). The 5-Year Notes were issued primarily to repay the 1-Year Notes and to fund the Company's working capital needs. The 5-Year Notes bear interest at 8% per annum with repayment terms as follows: (1) for a period of two years after the issuance date, interest-only payments are to be paid quarterly in arrears and (2) for the remaining three years until the final maturity date, the Company shall pay (a) quarterly payments of principal in equal installments and (b) quarterly payments of interest on the remaining unpaid principal amount of the 5-Year Notes. The Company may prepay the 5-Year Notes at any time, and as described below, in March 2004 the Company exchanged certain of the 5-Year Notes for Class A Common Stock and new convertible notes.

Concurrent with the issuance of the 1-Year Notes and the 5-Year Notes, the Company issued 25,305 1-Year Notes warrants and 440,500 5-Year Notes warrants (see Note 6).

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



In November 2002, the Company issued a 9%, one year note payable for $1,000 as part of the purchase price for six data centers acquired from ColoSolutions, Inc. (the "ColoSolutions Note") (see Note 7). On November 26, 2003 the ColoSolutions Note was repaid. The amount repaid of $1,009 represents the principal of $1,000, interest of $22, less agreed upon deductions of $13 for certain expense reimbursements.

In November 2003, the Company issued two notes payable totaling $3,000 to the founders of Hollywood SW as part of the purchase price for Hollywood SW (the "HS Note") (see Note 7). The HS Note bears interest at 8% per annum and is repayable in 20 equal quarterly installments of principal and interest totaling $183 beginning on March 31, 2004, which may be prepaid at any time

In February 2004, the Company sent a notice to the holders of the 5-Year Notes and the HS Notes, offering to exchange (the "Exchange Offer") the principal and accrued interest of the outstanding 5-Year Notes and the HS Notes for, at each note holder's election, either (1) unregistered shares of the Company's Class A Common Stock at an exchange rate of $3.57 per share (the "Share Option") or (2) Subordinated Convertible Promissory Notes ("Convertible Notes"), convertible into shares of the Company's Class A Common Stock at a conversion rate of $5.64 per share (the "Convertible Note Option"). On March 24, 2004, the Exchange Offer was completed. Pursuant to the Share Option, the Company exchanged 5-Year Notes in the aggregate principal amount of $2,480 plus accrued and unpaid interest of $46 for 707,477 unregistered shares of its Class A Common Stock. Pursuant to the Convertible Note Option, in exchange for 5-Year Notes in the aggregate principal amount of $1,705 plus accrued and unpaid interest of $31, the Company issued Convertible Notes which are, as of March 31, 2004, convertible into a maximum of 308,225 shares of its Class A Common Stock (1) at any time up to the maturity date at each holder's option or (2) automatically on the date when the average closing price on the American Stock Exchange of the Company's Class A Common Stock for 30 consecutive trading days has been equal to or greater than $12.00. The holders of all the HS Notes, and holders of 5-Year Notes totaling $220 of principal elected not to participate in the Exchange Offer.

The Convertible Notes have terms as follows: (1) an interest rate of 6.0% per annum, payable quarterly beginning in March 2004, (2) principal repayments beginning two years after the date that the respective 5-Year Notes were scheduled to begin principal repayments, and (3) principal repayments of 5% of the Convertible Notes amount in equal quarterly installments for eleven quarters, with a balloon payment of all remaining principal and interest in the twelfth quarter.

The 5-Year Notes exchanged pursuant to the Share Option were accounted for in accordance with Accounting Principles Board Opinion No. 26, "Early Extinguishment of Debt". Accordingly, the difference between the fair value of the Class A Common Stock issued and the net carrying amount of the 5-Year Notes was recorded in the Consolidated Income Statement. The fair value of the Class A Common Stock exchanged was determined by an independent appraiser to be $2,568 and the net carrying amount of the 5-Year Notes was $2,501, net of unamortized debt issuance costs of $25. Additionally, the Company incurred $59 of costs in connection with the Share Option, resulting in a loss upon debt extinguishment totaling $126.

The 5-Year Notes exchanged pursuant to the Note Option were accounted for in accordance with Emerging Issues Task Force Issue No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments". It has been determined that there was not a significant change in the fair value of the cash flows of the Convertible Notes. Accordingly, the Convertible Notes have been reflected in the Consolidated Balance Sheet at the current face amount of $1,736 and a new effective interest rate has been calculated.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



In March 2004, in connection with the acquisition of assets of Boeing Digital, the Company issued a non-interest bearing note payable for $1,800. The estimated fair value of this note has been determined to be $1,367 and is included in notes payable on the consolidated balance sheet.

NOTE 5. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

On October 8, 2001, the Company authorized the issuance of 3,226,538 shares of the Series A 8% Mandatorily Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") at approximately $0.62 per share, resulting in gross proceeds of $2,000, before considering expenses of $203. Concurrent with this issuance, the Company issued warrants to purchase up to 430,205 shares of Class A Common Stock (the "2001 Warrant"). On November 27, 2002, the Company authorized the issuance of 4,976,391 shares of the Series B 8% Cumulative Convertible Preferred Stock, par value $0.001 (the "Series B Preferred Stock") to the existing Series A Preferred Stock holder at approximately $0.50 per share, resulting in gross proceeds of $2,500, before considering expenses of $125. Concurrent with this issuance, the Company issued 381,909, 144,663 and 100,401 warrants to purchase Class A Common Stock ("Contingent Warrant A", "Contingent Warrant B" and "Contingent Warrant C", respectively). The issuance of the Series A Preferred Stock resulted in a beneficial conversion feature of $1,078, calculated in accordance with EITF Issue No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments." The beneficial conversion feature was reflected as an issuance cost and therefore was reflected as a charge against the Series A Preferred Stock and an increase to additional paid-in capital.


As of March 31, 2003, the carrying value of the Company's Series A Preferred Stock was below its liquidation value, as the Company incurred aggregate costs of $2,000 related to the issuance of the Preferred Stock, of which $203 represents cash payments, $719 represents the estimated fair value of the 2001 Warrants issued as consideration for the issuance of the Company's Series A Preferred Stock and $1,078 is the beneficial conversion feature. As of March 31, 2003, the Company's carrying value of the Series B Preferred Stock was below its liquidation value, as the Company incurred aggregate costs of $468 related to the issuance of the Preferred Stock, of which $125 represents cash payments, and $343 represents the estimated fair value of Contingent Warrant A and Contingent Warrant B, issued as consideration for the issuance of the Company's Series B Preferred Stock.

The Series A Preferred Stock and Series B Preferred Stock was redeemable at the election of each of the holders of the then-outstanding shares of Series A Preferred Stock and Series B Preferred Stock at any time on or after the fifth anniversary of the original issuance date of the Series A Preferred Stock if certain liquidity events shall not have occurred by then, at a redemption price equal to the greater of the (1) Company's gross revenue from all sources or (2) five times the Company's combined earnings from its data center operations, before deduction for certain defined expenses, for the twelve months immediately preceding the month of exercise of the redemption rights, in each case divided by the number of fully-diluted, as converted shares of Common Stock outstanding. The Company has the option of first redeeming only 25% of the redeemed Series A Preferred Stock and Series B Preferred Stock, with the remainder then to be redeemed in 3 annual installments. However, in the event that the Company completes a qualifying underwritten public offering of its Common Stock, the Company can terminate the Series A and Series B Preferred Stock redemption rights and instead issue new warrants with an exercise price of $0.05 equal to 10% of the number of shares of Common Stock into which the Series A and Series B Preferred Stock may be converted, respectively. Total accretion for the Series A Preferred Stock to its estimated redemption value was $628 and $1,121 during the fiscal years ended March 31, 2003 and 2004, respectively, of which $412 and $990 related to the accretion to the estimated redemption amount, respectively, and $216 and $131 related to the accretion of the beneficial conversion feature, respectively. Accretion for the Series B Preferred Stock to its redemption value was $468 for the fiscal year ended March 31, 2004. There was no accretion recorded for the Series B Preferred Stock for the fiscal year ended March 31,

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



2003, as the estimated redemption amount was below the original carrying amount of the Series B Preferred Stock.

In September 2003, the Company entered into an agreement (the "Exchange Agreement") with the holder of the Series A and Series B Preferred Stock to (1) convert all 8,202,929 shares of Series A and Series B Preferred Stock held by it into 1,640,585 shares of Class A Common Stock: (2) exchange the 2001 Warrant, Contingent Warrant A and Contingent Warrant C for 320,000 shares of Class A Common Stock; (3) exercise Contingent Warrant B to purchase 143,216 shares of Class A Common Stock on a cashless-exercise basis; and (4) accept shares of Class A Common Stock at a price per share of $5.00 pursuant to the Company's November 2003 IPO, as consideration for the conversion of all accumulated dividends on the Series A and Series B Preferred Stock through the effective date of the IPO. On November 14, 2003, the Exchange Agreement was finalized, concurrent with the completion of the IPO. The Company issued 104,175 shares of Class A Common Stock as consideration for the conversion of all accumulated dividends on the Series A and B Preferred Stock. The Company recorded remaining accretion on the Series A Preferred Stock and Series B Preferred Stock of $523 and $468, respectively, related to the Exchange Agreement, which is included in the above amounts. As of March 31, 2004, there is no Series A Preferred Stock or Series B Preferred Stock issued or outstanding.

NOTE 6. STOCKHOLDERS' EQUITY

CAPITAL STOCK

As of March 31, 2004, the Company is authorized to issue 95,000,000 shares of capital stock of which 80,000,000 shares have been designated as Common Stock, par value $0.001 per share, and 15,000,000 shares have been designated as Preferred Stock, par value $0.001 per share. Of the Company's authorized Common Stock, 40,000,000 shares are designated as Class A Common Stock and 15,000,000 shares are designated as Class B Common Stock. Each share of Class B Common Stock has voting rights equal to 10 votes to 1 vote per share for each share of the Class A Common Stock. Each share of Class B Common Stock may be converted into one share of Class A Common Stock at any time, at the option of the stockholder.

In April 2000, two founders of the Company purchased 1,861,500 shares of Common Stock, of which 620,500 were shares of Class A Common Stock and 1,241,000 were shares of Class B Common Stock. During the fiscal year ended March 31, 2001, one of the Company's founders converted 19,856 shares of Class B Common Stock into Class A Common Stock. In April 2000, two founders of the Company each received a grant of 100,000 shares of Class A Common Stock in connection with the execution of certain agreements. Additionally, each of these two founders purchased 300,000 shares of Class A Common Stock at par value. The Company recorded stock-based compensation expense of approximately $129 for these share issuances for the fiscal year ended March 31, 2001. For the fiscal year ended, 2003, one of the Company's founders converted 62,000 shares of Class B Common Stock into Class A Common Stock.

In October 2001, in connection with the sale of Series A Preferred Stock to an outside investor, the founders of the Company forfeited an aggregate of 246,667 shares of Class A Common Stock and 153,333 shares of Class B Common Stock to the Company. No consideration was paid by the Company for the return of these shares.

During the year ended March 31, 2003, 20,000 shares of Class A Common Stock was sold to one investor, one investor exercised 5-Year Notes Warrants to purchase 5,000 shares of Class A Common Stock (see Note 6), and 30,000 shares of Class A Common Stock, previously issued to a vendor in exchange for construction services, were returned to the Company under a settlement agreement(see Note 9).

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



In December 2002, the Company's founders contributed 60,000 shares of Class A Common Stock back to the Company, and those shares were simultaneously granted to certain employees of the Company at the then estimated fair value of the Common Stock. The Company recorded stock-based compensation expense of $48 for these share grants. In addition, the Company also agreed to pay the employees' tax on these grants, and recorded an additional $19 to selling, general and administrative expense for the estimated tax impact.

In August and September 2003, several holders of 1-Year Notes and 5-Year Notes exercised warrants to purchase 420,688 shares of Class A Common Stock by paying $21, and in October 2003 the remaining holders of 1-Year Notes and 5-Year Notes exercised warrants to purchase 40,119 shares of Class A Common Stock by paying $2.

In July 2003, in connection with the IPO, the Company's Board of Directors approved a reverse stock split, subject to the completion of the IPO, to issue one share of Common Stock in exchange for each five shares of Common Stock held by its stockholders of record (the "1-5 Reverse Split"). The stockholders of the Company approved this reverse stock split effective as of September 18, 2003. The IPO was completed on November 14, 2003. The accompanying consolidated financial statements have been adjusted retroactively to reflect the reverse split of all outstanding Common Stock.

On November 3, 2003, the Company issued 400,000 unregistered shares of Class A Common Stock to the shareholders of Hollywood SW, in connection with the acquisition of Hollywood SW.

On November 10, 2003, the Company's registration statement on Form SB-2 was declared effective by the SEC. On November 14, 2003, the Company issued 1,380,000 shares of its Class A Common Stock, 180,000 of which shares were issued in connection with the lead underwriter's exercise of its over-allotment option, at the IPO price of $5.00. The Company's stock is listed on the American Stock Exchange under the symbol "AIX". The net proceeds from the IPO, after deducting all offering expenses, including underwriting discounts and commissions, the cash portion of the purchase price of Hollywood SW, and the repayment of a note payable, was approximately $1,067.

In connection with the Exchange Agreement, on November 14, 2003 the Company issued a total of 2,207,976 shares of Class A Common Stock to the holder of the Series A Preferred Stock, Series B Preferred Stock and related contingent warrants.

On November 14, 2003, the Company issued 8,700 shares of Class A Common Stock to an information technology consulting firm, pursuant to a software development agreement with AccessDM.

On January 9, 2004, the Company issued 100,000 unregistered shares of Class A Common Stock to the sole shareholder of Core, in connection with the acquisition of Core.

In February 2004, the Company issued 1,000 shares of Class A Common Stock to a consultant in exchange for assistance with IPO related matters.

On March 24, 2004, the Company issued 707,477 unregistered shares of Class A Common Stock to several investors, in connection with the consummation of the Exchange Offer. Additionally as of March 31, 2004, a maximum of 308,225 shares of Class A Common Stock are issuable upon conversion of the Convertible Notes.

On March 29, 2004,  the Company  issued  53,534  unregistered  shares of Class A
Common  Stock  to  The  Boeing  Company  ("Boeing"),   in  connection  with  the
acquisition of substantially all the assets of Boeing Digital.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



STOCK OPTION PLAN

In June 2000, the Company adopted the 2000 Stock Option Plan, as amended (the "Plan") under which incentive and nonstatutory stock options may be granted to employees, outside directors, and consultants. The purpose of the Plan is to enable the Company to attract, retain and motivate employees, directors, advisors and consultants. The Company initially reserved a total of 400,000 shares of the Company's Class A Common Stock for issuance upon the exercise of options granted in accordance with the Plan. In September 2003, the amount of stock options available for grant under the Plan was increased to 600,000. Options granted under the Plan expire 10 years following the date of grant (5 years for stockholders who own greater than 10% of the outstanding stock) and are subject to limitations on transfer. Options granted under the Plan vest generally over three-year periods. The Plan is administered by the Company's Board of Directors.

The Plan provides for the granting of incentive stock options at not less than 100% of the fair value of the underlying stock at the grant date. Option grants under the Plan are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee. Options granted to stockholders who own greater than 10% of the outstanding stock must be issued at prices not less than 110% of the trading value of the stock on the date of grant as determined by the Company's Board of Directors. The exercise price and vesting period of nonstatutory options is at the discretion of the Company's Board of Directors. Upon a change of control, all shares granted under the Plan shall immediately vest.

The following table summarizes the activity of the Plan:

                                                     OPTIONS OUTSTANDING
                                                     -------------------

                                                                                    Weighted-
                                                      Shares                         Average
                                                     Available                      Exercise
                                                       For          Number of       Price Per
                                                      GRANT          SHARES           SHARE
                                                       ------      --------           ------
Balances, March 31, 2002..........................    157,043       242,957            $8.10
     Options granted..............................    (78,000)       78,000            $4.10
     Options forfeited............................     14,560       (14,560)          $11.85
                                                       ------      --------           ------
Balances, March 31, 2003..........................     93,603       306,397            $6.90
     Increase in authorized options...............    200,000            --               --
     Options granted..............................   (214,167)      214,167            $5.01
                                                     --------       -------            -----
Balances, March 31, 2004..........................     79,436       520,564            $6.12
                                                     ========       =======            =====

The following table summarizes information about stock options outstanding as of March 31, 2004:

                                  OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                  -------------------           -------------------
                                   Weighted-
                                     Average       Weighted-   Number         Weighted-
                          Number    Remaining       Average         of        Average
                            of      Contractual     Exercise    Shares        Exercise
EXERCISE PRICES           SHARES       LIFE          PRICE    EXERCISABLE       PRICE
---------------           ------       ----          -----    -----------       -----
  $2.50                     50,000      8.72          $2.50      16,667         $2.50
  $5.00                    272,564      8.93          $5.00      64,064         $5.00
  $5.05                     25,000      9.71          $5.05          --         $5.05
  $7.50                    118,400      6.64          $7.50     103,733         $7.50
 $12.50                     54,600      6.58         $12.50      18,200        $12.50
                            ------      ----         ------      ------        ------

                           520,564      7.71          $6.12     202,664         $6.75
                           =======      ====          =====     =======         =====

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



In May 2003, AccessDM adopted the 2003 Stock Option Plan (the "AccessDM Plan") under which incentive and nonstatutory stock options may be granted to employees, outside directors, and consultants. The purpose of the AccessDM Plan is to enable AccessDM to attract, retain and motivate employees, directors, advisors and consultants. AccessDM reserved a total of 2,000,000 shares of AccessDM's Common Stock for issuance upon the exercise of options granted in accordance with the AccessDM Plan. During the fiscal year ended March 31, 2004, AccessDM granted stock options to purchase 1,000,000 shares of its Common Stock to employees of AccessDM. Options granted under the AccessDM Plan expire 10 years following the date of grant (5 years for stockholders who own greater than 10% of the outstanding stock) and are subject to limitations on transfer. Options granted under the AccessDM Plan vest generally over three-year periods. The AccessDM Plan is administered by AccessDM's Board of Directors.

The AccessDM Plan provides for the granting of incentive stock options at not less than 100% of the fair value of the underlying stock at the grant date. Option grants under the AccessDM Plan are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee. As of March 31, 2004, none of such stock options are vested. Options granted to stockholders who own greater than 10% of the outstanding stock must be issued at prices not less than 110% of the trading value of the stock on the date of grant as determined by the AccessDM's Board of Directors. The exercise price of such options range from $0.20 to $0.25 and have a weighted average remaining contractual life of 9.41 years.

NON-EMPLOYEE STOCK-BASED COMPENSATION

The Company uses the fair value method to value options granted to non-employees. In connection with its grant of options to non-employees, the Company has recorded deferred stock-based compensation of $3 and $4 for the fiscal years ended March 31, 2003 and 2004, respectively. The Company has amortized $51 and $15 for the fiscal years ended March 31, 2003 and 2004, respectively, to stock-based compensation expense on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans-an Interpretation of APB Opinions No. 15 and 25."

The  Company's   calculations  for  non-employee  grants  were  made  using  the
Black-Scholes   option  pricing  model  with  the  following   weighted  average
assumptions:
                                                     FOR THE FISCAL YEARS ENDED
                                                              MARCH 31,
                                                     ---------------------------
                                                           2003            2004
                                                           ----            ----

Dividend yield..........................................     0%               0%
Expected volatility.....................................   110%             110%
Risk-free interest rate.................................  6.08%            5.91%
Expected life (in years)................................    10               10

WARRANTS

In connection with the sale of the shares of Series A Preferred Stock, in October 2001 the Company issued the 2001 Warrants to purchase up to 430,205 shares of the Class A Common Stock at $0.05 per share, subject to certain call and put rights upon the occurrence of certain events. These warrants are exercisable during the period commencing on the earlier of (1) October 1, 2006,
(2) a change of control or other liquidity event of the Company, or (3) 120 days following the Company's listing on any major U.S. stock exchange and ending on November 1, 2011. If the fair value of the Company's Common Stock exceeds

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



certain target prices at certain dates between the issuance date and October 26, 2011, the 2001 Warrants will terminate in their entirety.

Additionally, if the holders of shares of Series A Preferred Stock exercise their redemption rights, they may also require the Company to redeem the 2001 Warrants (the "Warrant Put Rights") using the same formula described herein for the redemption of the Series A Preferred Stock. However, in the event that the Company plans to undertake an underwritten public offering of its Common Stock, the Company can terminate the Warrant Put Rights and instead issue a new warrant equal to 10% of the warrant shares. Management has determined that the value of these put rights is immaterial. The value of the warrants was ascribed an estimated fair value of $719 and has been recognized as issuance cost and therefore has been charged against the carrying value of the Company's Series A Preferred Stock.

In connection with the issuance of the Series B Preferred Stock during the fiscal year ended March 31, 2003, the Company issued Contingent Warrant A to purchase an aggregate of 381,909 shares of Class A Common Stock at $0.05 per share, subject to certain call and put rights upon the occurrence of certain events. In the event that any portion of the 2001 Warrant is exercised, then Contingent Warrant A will be increased by 8.955% of the number of shares of Class A Common Stock so issued pursuant to the 2001 Warrant exercise, up to a maximum of 38,526 additional shares. Contingent Warrant A is exercisable during the period commencing on the earlier of (1) November 27, 2007, or (2) a change of control or other liquidity event of the Company, and ending on November 27, 2012. If the fair value of the Company's Common Stock exceeds certain target prices at certain dates between the issuance date and November 26, 2012, Contingent Warrant A will terminate in its entirety. Additionally, if the holders of shares of Series B Preferred Stock exercise their redemption rights, they may also require the Company to redeem Contingent Warrant A (the "Contingent Warrant A Put Rights") using the same formula described herein for the redemption of the Series B Preferred Stock. However, in the event that the Company completes an underwritten public offering of its Common Stock, the Company can terminate the Contingent Warrant A Put Rights and instead issue a new warrant equal to 10% of the Contingent Warrant A shares. Management has determined that the value of these put rights is immaterial. The value of Contingent Warrant A was ascribed an estimated fair value of $249 and has been recognized as issuance cost and therefore has been charged against the carrying value of the Company's Series B Preferred Stock.

Also, in connection with the issuance of the Series B Preferred Stock, the Company issued Contingent Warrant B to purchase an aggregate of 144,663 shares of Class A Common Stock at $0.05 per share, subject to certain call and put rights upon the occurrence of certain events. In the event that any portion of the 2001 Warrant is exercised, Contingent Warrant B will be increased by 3.4%, up to a maximum of 14,593 additional shares. Contingent Warrant B is exercisable during the period commencing on March 31, 2003 and ending on March 31, 2008. However, if the Company has met certain revenue targets by March 31, 2003, this warrant will terminate in its entirety. The Company has not met the stipulated revenue targets, and therefore Contingent Warrant B is exercisable. Additionally, if the holders of shares of Series B Preferred Stock exercise their redemption rights, they may also require the Company to redeem Contingent Warrant B (the "Contingent Warrant B Put Rights") using the same formula described herein for the redemption of the Series B Preferred Stock. However, in the event that the Company completes an underwritten public offering of its Common Stock, the Company can terminate the Contingent Warrant B Put Rights and instead issue a new warrant equal to 10% of the Contingent Warrant B shares. Management has determined that the value of these put rights is immaterial. The value of Contingent Warrant B was ascribed an estimated fair value of $94 and has been recognized as issuance cost and therefore has been charged against the carrying value of the Company's Series B Preferred Stock.

Additionally, in connection with the issuance of the Series B Preferred Stock, the Company issued Contingent Warrant C to purchase an aggregate of up to

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



100,401 shares of Class A Common Stock at $0.05 per share, subject to certain call and put rights upon the occurrence of certain events. Contingent Warrant C is exercisable during the period commencing on November 27, 2002 and ending on November 27, 2012. Contingent Warrant C may be exercised only in the event that the 2001 Warrant is exercised. Contingent Warrant C shall be exercisable for a number of shares of Class A Common Stock equal to 23.4% of the number of shares so issued in accordance with the 2001 Warrant, up to 100,401 shares. Additionally, if the holders of shares of Series B Preferred Stock exercise their redemption rights, they may also require the Company to redeem Contingent Warrant C (the "Contingent Warrant C Put Rights") using the same formula described herein for the redemption of the Series B Preferred Stock. However, in the event that the Company completes an underwritten public offering of its Common Stock, the Company can terminate the Contingent Warrant C Put Rights and instead issue a new warrant equal to 10% of the Contingent Warrant C shares. No value was ascribed to Contingent Warrant C or the related put rights because of the uncertainty surrounding the exercise of the 2001 warrant.

On November 14, 2003, in connection with the completion of the IPO and the consummation of the Exchange Agreement, the 2001 Warrant, Contingent Warrant A and Contingent Warrant C were exchanged for 320,000 shares of Class A Common Stock and Contingent Warrant B was exercised on a cashless-exercise basis to purchase 143,216 shares of Class A Common Stock.


Additionally, in connection with the IPO, the Company issued a warrant to purchase up to an additional 120,000 shares of Class A Common Stock to the underwriter at an exercise price of $6.25 per share. These warrants are immediately exercisable and expire on November 7, 2007. The value of these warrants was estimated to be $385, and was recorded as an offering cost of the IPO through an increase to additional paid-in capital. In valuing these warrants, the following assumptions were made using the Black-Scholes option pricing model: no dividend yield, expected volatility of 102%, expected life of four years, and a risk-free interest rate of 2.81%.

In connection with the issuance of 1-Year Notes (see Note 4) payable to certain investors, the Company also issued to the holders of the 1-Year Notes warrants to purchase shares of the Company's Class A Common Stock (the "1-Year Notes Warrants"). As of March 31, 2002, the Company had issued an aggregate amount of 25,305 1-Year Notes Warrants to the holders of the 1-Year Notes. Of these warrants, 6,902 warrants were issued to two of the Company's founders (see Note
11). The 1-Year Notes warrants have an exercise price of $0.05 per share and are exercisable at any time from the date of issuance through the earlier of 10 years from the date of issuance or the closing of a firm commitment underwritten public offering of the Company's Common Stock. In the event the holders of the Company's Series A Preferred Stock exercise their redemption rights, certain investors holding an aggregate of 20,705 of the 1- Year Notes Warrants may, but are not obligated, require the Company, simultaneous with its redemption of the Series A Preferred Stock, to redeem their respective 1-Year Notes Warrants (the "1-Year Notes Warrants Put Rights") for cash. The purchase price for the 1-Year Notes Warrants Put Rights is based on the same formula as described herein as the Series A Preferred Stock redemption rights. However, if the Company completes an initial public offering of its Common Stock before the 1-Year Notes Warrants Put Rights are exercised, such put rights will be terminated and will not be exercisable. Management has determined that the value of these put rights is immaterial. The 25,305 warrants were ascribed an estimated fair value of $127, which has been recognized as issuance cost and therefore has been charged against the carrying value of the related notes payable. During the fiscal year ended March 31, 2002, a total of $126 was amortized to non-cash interest expense to accrete the value of the notes to their face value over the expected term of the related notes. The remainder was amortized in 2003. In August and September 2003, warrants to purchase 17,686 shares of Class A Common Stock were exercised, and in October 2003 warrants to purchase the remaining 7,619 of Class A Common Stock were exercised.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



In connection with the issuance of the 5-Year Notes (see Note 4) payable to certain investors, the Company also issued warrants to the holders of the 5-Year Notes to purchase shares of the Company's Class A Common Stock (the "5-Year Notes Warrants"). During the fiscal years ended March 31, 2002, 2003 and 2004, the Company issued 181,500, 136,000 and 123,000 5-Year Notes Warrants, respectively, to the holders of the 5-Year Notes in the ratio of one-half of a 5-Year Note Warrant for every dollar of 5-Year Notes issued. Of these warrants, 37,500 were issued during the fiscal year ended March 31, 2002 to two of the Company's founders (see Note 11). The 5-Year Notes Warrants have an exercise price of $0.05 per share and are exercisable at any time from the date of issuance through the earlier of (1) 10 years from the date of issuance or (2) the closing of a firm commitment underwritten public offering of the Company's Common Stock. In the event that the Company repays any investor's 5-Year Note (plus accrued interest) within one year of its respective issuance date, the number of Warrants granted to such investor shall be reduced by 20%. The total 440,500 of 5-Year Note Warrants were ascribed an estimated fair value of $2,202, which has been recognized as issuance cost and therefore has been charged against the carrying value of the related notes payable. During the fiscal years ended March 31, 2003 and 2004, a total of $282 and $402, respectively was amortized to non-cash interest expense to accrete the value of the notes to their face value over the expected term of the related notes. Additionally, in connection with the Exchange Offer, the remaining value of the underlying 5-Year Notes warrants was amortized to non-cash interest expense, totaling $1,421. Of the total 5-Year Notes Warrants to purchase 440,500 shares of Class A Common Stock, 5,000 5-Year Notes Warrants were exercised in May 2002, 5-Year Notes Warrants to purchase 403,000 shares of Class A Common Stock were exercised in August and September 2003, and the remaining 32,500 5-Year Notes Warrants were exercised in October 2003.

NOTE 7. ACQUISITIONS

COLOSOLUTIONS

In November 2002, the Company acquired six data centers from ColoSolutions, for $3,550 including acquisition costs and the assumption of capital leases in the aggregate amount of $249 on certain machinery and equipment (see Note 9). The purchase price consisted of cash plus a $1,000 1-Year Note payable (see Note 4). The acquired assets consist mainly of customer contracts, leasehold improvements, and machinery and equipment. The acquisition has been accounted for using the purchase method and accordingly, the purchase price has been allocated to the assets acquired based on the estimated fair values on the date of acquisition. The acquired operations have been included in the Company's results of operations since the date of acquisition. The purchase price was allocated as follows:

Customer contracts....................................   $2,705
Leasehold improvements................................       87
Machinery and equipment...............................      758
                                                            ---

Total.................................................   $3,550
                                                         ======

The purchase price was allocated among the identifiable tangible and intangible assets based on the fair market value of those assets. The customer contracts were valued using the income approach. Under this approach, indications of value are developed by discounting future debt-free net cash flows to measure the intrinsic value by reference to an enterprise's expected annual debt-free cash flows. This analysis resulted in an allocation of approximately $2,705 to a contract intangible, which was capitalized and being amortized over three years. Total amortization expense related to this asset for the fiscal years ended March 31, 2003 and 2004 was $396 and $919, respectively.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



Amortization of these assets in future years is expected to be as follows:

Fiscal Year ended March 31,
2005.............................................  $839

2006.............................................   551

HOLLYWOOD SOFTWARE

On November 3, 2003, the Company completed the acquisition of all of the capital stock of Hollywood SW, after amending the agreement it had entered into on July 17, 2003. To complete the acquisition of Hollywood SW, the Company issued secured promissory notes to the two holders of all of the capital stock of Hollywood SW, each in the principal amount of $3,625 (the "Notes"). The amount of the Notes represented the original purchase price of $7,300 (based on the IPO price less the underwriter's discount), less $50 that had already been paid by the Company. The Notes were due no later than five business days after the date that the Company's registration statement was declared effective by the Securities and Exchange Commission.

On November 14, 2003, four business days after the registration statement was declared effective, the Notes were exchanged for $2,500 in cash of which $50 had already been paid, promissory notes in the aggregate principal amount of $3,000 and 400,000 unregistered shares of Class A Common Stock. For purchase accounting purposes, the purchase price is $7,102, consisting of $2,722 of cash (including $222 of expenses); $1,380 of the Company's Class A Common Stock (400,000 shares valued at $3.45 per share, as determined by a valuation from an independent appraiser); and $3,000 of promissory notes. In addition, a contingent purchase price is payable each year for the three years following the closing if certain earnings targets are achieved. The Company has also agreed to a one-time issuance of additional unregistered shares to the sellers in accordance with a formula if, during the 90 days following the applicable lock-up period, the average value of the Company's Class A Common Stock during such 90 days declines below an average of $3.60 per share. The results of operations of Hollywood SW have been included in the Company's consolidated financial statements since the acquisition date.

The total purchase price of $7,102, including fees and expenses of the acquisition, has been allocated to the net assets acquired, including tangible and intangible assets and liabilities assumed, based upon the results of an independent appraisal of fair value, with the excess purchase price being allocated to goodwill. The fair value of the tangible and intangible assets acquired and liabilities assumed has been reflected in the Consolidated Balance Sheet as follows:

Tangible and intangible assets acquired:
Current assets..................................................    $535
Property and equipment..........................................      25
Capitalized software cost.......................................   1,350
Intangible assets...............................................   2,170
Goodwill........................................................   5,184
                                                                   -----

Total tangible and intangible assets acquired...................   9,264
Less liabilities assumed:
Current liabilities.............................................     733
Deferred tax liability..........................................   1,429
                                                                   -----
Total liabilities assumed.......................................   2,162
                                                                   -----
Total purchase price............................................  $7,102
                                                                  ======

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



The intangible assets consist of customer contracts, covenants not to compete agreements and corporate trade names. These assets are being amortized over their estimated useful lives of 5, 5 and 10 years, respectively.

Amortization of these assets in future years is expected to be as follows:

Fiscal Year ended March 31,

2005..........................................................  $422
2006..........................................................   422
2007..........................................................   422
2008..........................................................   422
2009..........................................................   422
Thereafter....................................................    60

CORE TECHNOLOGY SERVICES

On December 22, 2003, the Company signed an agreement to purchase all of the outstanding Common Stock of Core, and on January 9, 2004, the acquisition of Core was completed. Core is a managed service provider of information technologies; its primary product is managed network services through their global network command center. The Company believes that the acquisition of Core will expand the existing capabilities and services of its IDCs. The purchase price consisted of $250 in cash and 100,000 unregistered shares of the Company's Class A Common Stock. In addition, the Company may be required to pay a contingent purchase price for any of the three years following the closing in which certain earnings targets are achieved; any additional payment is to be made in the same proportionate combination of cash and unregistered shares of the Company's Class A Common Stock as the purchase price payable at closing. The Company has also agreed to a one-time issuance of additional unregistered shares of its Class A Common Stock to the seller up to a maximum of 20,000 shares if, in accordance with an agreed upon formula, the trading value of the Company's Class A Common Stock is less than $4.00 during the 90 day period at the end of the lock-up period. Based on a valuation from an independent appraiser, the restricted stock issued in the Core acquisition was estimated to have a fair value of $3.45 per share.

The total purchase price of $620, including $25 of fees and expenses, was allocated to the net assets acquired, including tangible and intangible assets, based upon the results of an independent appraisal of Fair value, with the excess purchase price being allocated to goodwill. The fair value of the tangible and intangible assets acquired has been reflected in the Consolidated Balance Sheet as follows:

Tangible and intangible assets acquired:
Property and equipment........................................              $152
Intangible assets.............................................               450
Goodwill......................................................               194
                                                                          ------
Total tangible and intangible assets acquired.................               796

Deferred tax liability........................................               176
                                                                          ------
Total purchase price..........................................              $620
                                                                          ======

The intangible assets consist of customer contracts, covenants not to compete agreements and corporate trade names. These assets are being amortized over their estimated useful lives of 5, 5 and 10 years, respectively.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



Amortization of these assets in future years is expected to be as follows:
Fiscal Year ended March 31,
2005...............................................................  $87
2006...............................................................   87
2007...............................................................   87
2008...............................................................   87
2009...............................................................   87
Thereafter.........................................................   15

BOEING DIGITAL

On March 29, 2004 the Company acquired certain assets of Boeing Digital, a division of Boeing. These assets were purchased to further the Company's strategy of becoming a leader in the delivery of movies and other digital content to movie theaters. The acquired assets consist of digital projectors, satellite dishes and other equipment installed at 28 screens within 21 theaters in the United States and at one theater in London, England, and satellite transmission equipment located in Los Angeles, California. The initial purchase price consisted of: $250 in cash; 53,534 unregistered shares of the Company's Class A Common Stock; and a non-interest bearing note payable for $1,800 payable in equal installments over 4 years. In addition, the Company has agreed to make payments totaling a maximum of $1,000 over 4 years, representing 20% of the gross receipts generated by the acquired assets (the "Future Revenue Share"). Additionally, at any time during the 90 day period immediately following the first 12 months after the closing, Boeing can sell its 53,534 unregistered shares of the Company's Class A Common Stock to the Company in exchange for $250 in cash (the "Boeing Put Option").

Based on a valuation from an independent appraiser, for purchase accounting purposes the total purchase price is $2,010, including estimated fees and setup costs of $155. The unregistered stock issued in the Boeing Digital acquisition was estimated to have a fair value of $238. Due to the Boeing Put Option, the Class A Common Stock issued to Boeing has been reflected on the consolidated balance sheet as redeemable Class A Common Stock, until such time as the Boeing Put Option expires or is exercised. During the period from issuance through the exercise or expiration of the Boeing Put Option, the redeemable Common Stock will be accreted to its redemption amount. The related accretion from the period from acquisition to March 31, 2004 was not material. The fair value of the assets acquired has been reflected in the consolidated balance sheet as follows:


Property & equipment..........................................    $1,645
Intangible assets.............................................       364
                                                                 -------
Total                                                             $2,010
                                                                  ======

The intangible assets consist of customer contracts and covenants not to compete agreements. These assets are being amortized over their estimated useful lives of 2 and 4 years, respectively.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



Amortization of these assets in future years is expected to be as follows:
Fiscal Year ended March 31,

2005.............................................................       $162
2006.............................................................        162
2007.............................................................         21
2008.............................................................         19

NOTE 8. INCOME TAXES

The benefit from income taxes for the years ended March 31, 2003 and 2004 consisted of the following:

                                                               2003      2004
                                                               ----      ----
Current.....................................................   $185      $127
Deferred....................................................     --        85
                                                               ----       ----

Total.......................................................   $185      $212
                                                               =====     =====

Net deferred tax assets / (liabilities) consist of the following as of March 31, 2003 and 2004:

                                                              2003      2004
                                                              ----      -----
Deferred tax assets
Net operating loss carryforwards........................... $2,183    $3,082
Depreciation and Amortization..............................    751     1,100
Deferred rent expense .....................................    273       381
Stock based compensation ..................................    212       208
Revenue deferral ..........................................     --       347
Other......................................................    174      __71
                                                               ---        --
Total deferred tax assets..................................  3,593     5,189
                                                             -----     -----

Deferred tax liabilities
Intangibles ...............................................     --     1,720
                                                                --     -----

Total deferred tax liabilities.............................     --     1,720
                                                                --     -----

Net deferred tax assets before valuation allowance.........  3,593      3,469
Valuation allowance........................................ (3,593)    (4,989)
                                                            -------   -------

Net deferred tax assets / (liabilities)....................    $--   $(1,520)
                                                               ===   ========


The Company has provided a valuation allowance for either all or most of its deferred tax assets since realization of future benefits from deductible temporary differences and net operating loss carryovers cannot be sufficiently assured at March 31, 2003 or March 31, 2004. The change in the valuation allowance in the current year is approximately $1,396.

As of March 31, 2004, the Company has federal and state net operating loss carryforwards of approximately $7,500 available to reduce future taxable income. The federal net operating loss carryforwards will begin to expire in 2020. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



loss carryforwards that can be used in future years. Depending on a variety of factors this limitation, if applicable, could cause a portion and/or all of these net operating losses to expire before utilization occurs.

The Company received approval to sell a portion of its unused cumulative New Jersey NOLs carryforwards under the State of New Jersey's Technology Business Tax Certificate Transfer Program (the "Program"). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of NOL carryforwards and defined research and development tax credits for cash. For the fiscal years ended March 31, 2003 and 2004, the Company has received benefit of approximately $185 and $127, respectively from the sale of NOLs under the Program.

The differences between the United States federal statutory tax rate and the Company's effective tax rate are as follows as of fiscal year ended March 31, 2003 and March 31, 2004:

                                                             2003       2004

Tax benefit at the U.S. Statutory Federal Rate...........  (34.0%)     (34.0%)
State tax benefit........................................   (3.4%)      (2.9%)
Change in valuation allowance............................   29.1%       18.9%
Disallowed interest......................................    2.7%       12.4%
Other....................................................    0.5%        1.4%
                                                             ----        ----

Effective tax rate.......................................   (5.1%)      (4.2%)
                                                            ======      ======

NOTE 9. COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases its IDCs and corporate office under noncancelable operating lease agreements expiring through 2015. The IDCs lease agreements provide for base rental rates which increase at defined intervals during the term of the lease. The Company accounts for rent abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent expense.

The Company leases certain equipment for use in its IDCs and corporate headquarters under noncancelable capital lease agreements that expire through 2006.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



Minimum future operating and capital lease payments as of March 31, 2004 are summarized as follows:

                                                                               Capital    Operating
                                                                               Leases       Leases
                                                                               -------    ----------
Fiscal Year ending March 31,
2005......................................................................     $118        $2,275
2006......................................................................       28         2,226
2007......................................................................        9         2,139
2008......................................................................       --         2,167
2009......................................................................       --         2,196
Thereafter................................................................       --         5,289
                                                                               --- -      -------

Total minimum lease payments..............................................     $155       $16,292
                                                                                          =======

Less amount representing interest.........................................        5
                                                                                 --
Present value of net minimum lease payments, including
current maturities of $115................................................     $150
                                                                               ====

Total rent expense was approximately $2,318 and $2,461 for the fiscal years ended March 31, 2003 and 2004, respectively.

Assets recorded under capitalized lease agreements included in property and equipment consists of the following:

                                                                                2003         2004
Computer equipment........................................................      $338         $369
Machinery and equipment...................................................       383          413
                                                                                 ---          ---

                                                                                 721          782
Less: Accumulated amortization............................................      (236)        (459)
                                                                                 ----        -----

Net assets under capital lease............................................      $485         $323
                                                                                ====         ====

EMPLOYMENT AGREEMENTS

The Company has employment agreements with six executives which provide for compensation and certain other benefits. These agreements provide for annual base salaries in the aggregate of $1,000 as well as for bonus payments to one of the executives based on revenue results.

OTHER

During the fiscal year ended March 31, 2002, the Company became involved in a dispute with one of its contractors. The contractor filed a mechanic's lien in the amount of $951 representing the amount the contractor alleged was due under the contract. In July 2002, the Company settled the dispute for the cash payment of $750 and the return by the contractor of $300 of Common Stock the Company had issued as partial consideration for construction services.

The Company is a party to litigation with a former employee of Hollywood SW. In February 2003, prior to the Company's acquisition of Hollywood SW, Hollywood SW eliminated the position of an employee, and as part of the termination process, Hollywood SW attempted to secure a general release from liability from the

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



employee. In March 2003, the Company received a letter from the employee's attorney seeking unspecified damages to release the Company from any potential claims, including alleged improper classification as an exempt employee and unpaid vacation time. In February 2004, the employee's attorney filed a lawsuit in California seeking unspecified damages. The Company is discussing the matter with the employee's attorney and has contested the matter.

NOTE 10. EMPLOYEE BENEFIT PLANS

In July 2002, the Company terminated its then existing benefits plans, including its 401(k) plan, and joined a Professional Employer Organization ("PEO"). Through the PEO, the Company purchases all of its benefits and payroll services, together with other PEO member companies. For tax filing and for benefits purposes, the employees of the Company are considered to be employees of the PEO. However, Hollywood SW is not a member of the PEO, and purchases its benefits from other providers. Through the PEO, the Company has a 401(k) Plan that allows eligible employees to contribute up to 15% of their compensation, not to exceed the statutory limit. The Company matches 50% of all employee contributions. Employee contributions, employer matching contributions and related earnings vest immediately. Total expense under this plan and the prior 401(k) plan totaled $37 and $39, respectively, for the fiscal years ended March 31, 2003 and 2004.

Hollywood SW's employees are covered by a profit sharing plan qualified under IRS section 401. The plan provides for Hollywood SW to make discretionary profit contributions on behalf of eligible employees. Hollywood SW made no contributions in 2003 or 2004.

NOTE 11. RELATED PARTY TRANSACTIONS

In connection with the execution of one of the Company's long-term operating leases, two of the Company's founders posted a letter of credit in the amount of $525. This letter of credit was reduced each year for three years until it reached zero in June 2003. The Company reimbursed these founders for the issuance costs of approximately $10 for the letter of credit during the fiscal year ended March 31, 2001.

Two  executives of the Company were  investors in the 1-Year Notes  described in
Note 4. These executives collectively received 6,902 warrants to purchase Class A Common Stock at $0.05 per share. These notes were repaid prior to March 31, 2002. Both executives also participated in the 5-Year Notes, and collectively received 37,500 additional warrants. In September 2003, these executives exercised all of their 1-Year Notes Warrants and 5-Year Notes Warrants in exchange for payments totaling $2. These executives participated in the Exchange Offer and chose the Note Option, under which they exchanged 5-Year Notes and accrued interest totaling $382 for Convertible Notes, convertible into 67,713 shares of Class A Common Stock. As of March 31, 2003 and 2004 the principal due to these executives amounted to $375 and $382.

Two of the Company's directors, are directors of MidMark, which held all of the Company's outstanding Preferred Stock and related contingent warrants until an exchange was consummated in November 2003. The Company paid this related party a management fee of $50 per year until November 2003. MidMark also purchased $333 of one-year notes, which was repaid in April 2002, and was issued 6,902 of the one-year notes warrants. In addition, the Company paid a $75 investment banking fee in connection with the issuance of the Series A and Series B Preferred Stock financings. Also, each of these directors has been granted options to purchase 5,000 shares of Class A Common Stock. In September 2003, the Company entered into the Exchange Agreement with MidMark in connection with its agreement to convert all of its shares of Preferred Stock. Pursuant to the Exchange Agreement, MidMark received 2,207,976 shares of Class A Common Stock (see Note
5). In addition, these directors are members of the Company's Audit Committee.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



A former director of the Company is also a partner of a law firm which performed legal services for the Company. For the years ended March 31, 2003 and 2004, the Company purchased approximately $124 and $639, respectively, of legal services from this firm. The former director was granted options to purchase 4,000 shares of Class A Common Stock.

A director of the Company is also a director of an investment firm and the general partner of another investment firm which collectively hold 208,952 shares of the Company's Class A Common Stock. One of these firms also invested $1,000 in the Company's 1-Year Notes, which was repaid in March 2002, and invested $1,000 in the Company's 5-Year Notes. 1-Year Notes Warrants to purchase 6,902 shares of Class A Common Stock and 5-Year Notes Warrants to purchase 100,000 shares of Class A Common Stock were issued in connection with the 1-Year Notes and 5-Year Notes purchases. In August 2003, the 1-Year Notes Warrants and 5-Year Notes Warrants were exercised in exchange for a payment of $5. Principal and interest under the 5-Year Notes of $1,018 was exchanged for Convertible Notes, convertible into 180,569 shares of the Company's Class A Common Stock, pursuant to the Exchange Offer in March 2004 (See Note 4). The director has been granted options to purchase 9,000 shares of Class A Common Stock.

A member of the Company's board of advisors is related to one of the Company's executives, and is a partner in an entity that performs real estate services for the Company. No amounts were paid to the individual during the years ended March 31, 2003 and March 31, 2004. This individual also has been granted options to purchase 41,025 shares of Class A Common Stock at a weighted average exercise price of $6.83 per share.

One of the members of the Company's board of advisors owns a contracting firm that performs work at the Company's IDCs, and the owner of this company is also an investor in the Company's 5-Year Notes. This contractor has been paid $18 and $10 for the years ended March 31, 2003 and 2004, respectively. In March 2002, the owner of this company purchased $50 of the Company's 5-Year Notes and received 5,000 5-Year Notes Warrants. In addition, this company owns 8,000 shares of the Company's Class A Common Stock, issued as partial consideration for work performed during the year ended March 31, 2001. In September 2003, this individual exercised the 5-Year Notes Warrants. In March 2004, this individual participated in the Exchange Offer, and under the Share Option, exchanged the 5-Year Notes principal and interest of $51 for 14,264 shares of Class A Common Stock.

One of the members of the Company's board of advisors owns an architectural services firm that performs work at the Company's IDCs. This firm was paid $3 and $1 for the years ended March 31, 2003 and March 31, 2004, respectively. In addition, this individual holds options to purchase 600 shares of the Company's Class A Common Stock.

The Company has purchased two separate ten-year, term life insurance policies on the life of one of its executives. Each policy carries a death benefit of $5,000, and the Company is the beneficiary of each policy. Under one policy, however, the proceeds will be used to repurchase, after reimbursement of all premiums paid by the Company, some or all of the shares of the Company's capital stock held by the executive's estate at the then- determined fair market value.

In connection with the Hollywood SW acquisition, the Company purchased all of the outstanding capital stock of Hollywood SW from its two stockholders on November 3, 2003. The selling stockholders have continued as executive officers of Hollywood SW under new employment agreements and have received an aggregate of 400,000 unregistered shares of the Company's Class A Common Stock, less 40,444 shares of Class A Common Stock that were issued to certain optionees of Hollywood SW (see Note 7). Hollywood SW and Hollywood Media Center, LLC, a limited liability company that is 95% owned by one of the Company's key employees, entered into a Commercial Property Lease, dated January 1, 2000, for 2,115 square feet of office space. The Company has assumed Hollywood SW's obligations under this lease pursuant to the acquisition, including the monthly

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



rental payments of approximately $2. The lease is currently a month-to-month tenancy with the same monthly rent. Rents paid under this lease totaled approximately $31 for each of the fiscal years ended March 31, 2003 and 2004. On May 1, 2004 an additional 933 square feet were rented on a month-to-month basis for monthly additional rental payments of $1.

In connection with the Core acquisition, the Company purchased all of the outstanding capital stock of Core from its sole stockholder on January 9, 2004 (see Note 7). The selling stockholder continued as an executive officer of Core under a new employment agreement and as consideration for the sale of Core capital stock, received $250 and 100,000 unregistered shares of Class A Common Stock.

In December 2002, one of the Company's founders returned 30,000 shares of the Company's Class B Common Stock and the three other founders returned a total of 30,000 of Class A Common Stock and received no consideration from the Company for such returned shares.

In connection with his employment arrangement with AccessDM, AccessIT paid one of its key employees a finder's fee of $25 during the fiscal year ended March 2004, in connection with his efforts related to the Hollywood SW acquisition.

The Company entered into a consulting agreement with one of its former employees. Under the terms of the agreement, the former employee agreed to provide consulting services to the Company in connection with the IPO and the Company's acquisition of Hollywood SW, for which the Company paid him $10 per month (plus reasonable out-of-pocket expenses) for the period beginning on July 5, 2003 through September 30, 2003. The Company also paid him $20 in November 2003 in connection with the completion of the IPO. After September 30, 2003, the Company may, in its sole discretion, retain the former employee's services for future projects on mutually agreed to terms. The former employee has agreed that the term of his confidentiality, non-solicitation and non-compete agreement, which he entered into as of April 10, 2000, will remain in effect through July 4, 2004.

NOTE 12. SUPPLEMENTAL CASH FLOW DISCLOSURE

                                                                              MARCH 31,
                                                                              ---------
                                                                            2003         2004
                                                                          ------       -------
Interest paid............................................................   $314        $513
Assets acquired under capital leases.....................................    242          31
Notes issued in ColoSolutions acquisition................................  1,000          --
Notes converted/exchanged for Class A common stock.......................     --       2,526
Notes issued in Hollywood SW acquisition.................................     --       3,000
Note issued in Boeing Digital acquisition................................     --       1,366
Adjustment to BridgePoint purchase price.................................    217          --
Accretion on mandatorily redeemable convertible preferred
stock....................................................................    628       1,588

NOTE 13. SIGNIFICANT AGREEMENTS AND TRANSACTIONS

ACCESS DIGITAL MEDIA, INC.

In March 2003, the Company engaged The Casey Group to help develop software designed to enable the delivery of digital content. This software will be utilized by AccessDM in its planned operations. As compensation for assisting the Company in the development of the software, the cost of which was agreed to be $174, the Company issued to The Casey Group 750,000 shares of AccessDM's

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



Common Stock in September 2003 and 8,700 shares of AccessIT's Class A Common Stock in November 2003. The shares of AccessDM's Common Stock issued to The Casey Group represent 20% of AccessDM's outstanding capital stock after giving effect to such issuance. The cost of the software has been recorded as property and equipment, net in the Consolidated Balance Sheet and is being amortized over its expected useful life, which is estimated to be three years. As a result of this transaction, the Company recorded a minority interest of $35 and a gain on the sale of stock by its subsidiary of $139, which has been recorded in additional paid-in capital in the Consolidated Statement of Stockholders' Equity. For the fiscal year ended March 31, 2004 the Company reduced minority interest by $25, representing The Casey Group's share of AccessDM's net loss.

NOTE 14. SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company has two reportable segments: Data Center Services and Media Services. The segments were determined based on products and services provided by each segment. Accounting policies of the segments are the same as those described in
Note 2. Performance of the segments is evaluated on operating income before interest, taxes, depreciation and amortization. The Datacenters segment provides services through its nine IDC's including the license of data center space, provision of power, data connections to other businesses, and the installation of equipment, and the operations of Core. The Media Services segment consists of Hollywood SW and AccessDM. Hollywood SW develops and licenses software to the theatrical distribution and exhibition industries, provides services as an ASP, and provides software enhancements and consulting services. AccessDM was formed to store and distribute digital content to movie theaters and other venues. Prior to November 3, 2003, the Company operated only in the Datacenters segment. All of the Company's revenues were generated inside the United States.

Selected segment data:

                                                            FOR THE FISCAL YEARS ENDED MARCH 31,
                                                            ------------------------------------
                                                                    2003          2004
                                                                    ----          ----
Operating income (loss) before interest, taxes,
 depreciation and amortization:

Media Services..............................................     $    --         $ 621
Datacenters.................................................      (1,277)         (433)
                                                                 -------         -----
Total.......................................................     $(1,277)        $ 187
                                                                 =======         =====

There were no intersegment revenues or expenses for the fiscal years ended March 31, 2003 and March 31, 2004.

                                             As of March 31,
                                           --------------------
                                            2003           2004
                                            ----           ----
Assets:
Media Services........................     $   --       $10,475
Datacenters...........................      9,894        10,701
                                           ------       -------
Total.................................     $9,894       $21,175
                                           ======       =======

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)



A reconciliation of the totals reported for the operating segments to the significant line items in the consolidated financial statements is as follows:

                                                Fiscal Year Ending March 31,
                                                ---------------------------
                                                 2003                2004
                                                 ----                ----

Reportable segment operating income (loss)     $(1,277)              $187
Less:
 Depreciation and amortization                   1,687               2,692
                                                 -----               -----
Total loss from operations                     $(2,964)            $(2,505)
                                               ========            ========


NOTE 15. SUBSEQUENT EVENTS

In April 2004, AccessDM entered into a professional services agreement with an information technology consulting firm to develop software for use in AccessDM's service offering. The total cost of the software is $315, payable in installments as events are met, with final delivery expected in September 2004.

In April 2004, the Company entered into a non-binding agreement with an investment firm to raise approximately $5 million to $7 million from the Private Placement. On June 4, 2004, the transaction concluded with the Company issuing 1,217,500 unregistered shares of Class A Common Stock at a sale price of $4.00 per share. Net proceeds to the Company, including fees and expenses to register the securities are expected to be approximately $4.0 million. The Company intends to use the net proceeds for capital investments and for working capital. The Company also issued to investors and to the investment firm in the Private Placement, warrants to purchase a total of 304,375 shares of Class A Common Stock at an exercise price of $4.80 per share, exercisable upon receipt. The Company has agreed to register the shares and warrants issued in the Private Placement with the SEC by filing a Form SB-2 on or before July 5, 2004. Certain monetary penalties apply if the Company fails to file Form SB-2 by July 5, 2004, or the registration statement is not declared effective within a stipulated period of time.

In May 2004, the Company entered into an agreement with the holder of 750,000 shares of AccessDM's Common Stock, to exchange all of their shares for 31,300 unregistered shares of AccessIT's Class A Common Stock. As a result of the transaction, AccessIT holds 100% of AccessDM's Common Stock.



                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEET
                      (In thousands, except for share data)
                                   (unaudited)

                                DECEMBER 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................................                        $1,515
Accounts receivable, net....................................................                         1,251
Prepaid and other current assets............................................                           439
Unbilled revenue............................................................                           291
                                                                                                       ---
Total current assets........................................................                         3,496
                                                                                                     -----

Property and equipment, net.................................................                         8,276
Intangible assets, net......................................................                         3,695
Capitalized software costs,
net.............................................                                                     1,558
Goodwill....................................................................                         5,478
Deferred costs..............................................................                           331
Unbilled revenue, net of current portion....................................                            76
Security deposits...........................................................                           341
                                                                                                        --
Total assets................................................................                       $23,251
                                                                                                   =======

LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses.......................................                          $921
Current portion of notes payable............................................                         1,009
Current portion of customer security
deposits...............................                                                                118
Current portion of capital leases...........................................                           494
Current portion of deferred revenue.........................................                           688
Current portion of deferred rent
expense....................................                                                             42
                                                                                                        --
Total current
liabilities...................................................                                       3,272
                                                                                                     -----

Notes payable, net of current portion.......................................                         4,937
Customer security deposits, net of current portion..........................                           156
Deferred revenue, net of current portion....................................                           236
Capital leases, net of current portion......................................                            21
Deferred rent expense.......................................................                           951
Deferred tax liability......................................................                         1,287
                                                                                                     -----
Total liabilities...........................................................                        10,860
                                                                                                    ------

COMMITMENTS AND CONTINGENCIES (See Note 7)

Redeemable Class A common stock, issued and outstanding, 53,534 shares                                 247

Stockholders' Equity:
Class A common stock, $0.001 par value per share; 40,000,000 shares authorized; shares
issued, 9,353,328 and shares outstanding, 9,344,224  .......................                           10
Class B common stock, $0.001 par value per share; 15,000,000 shares authorized; shares
issued and outstanding, 1,005,811 ..........................................                             1
Treasury stock, at cost; 9,140 shares.......................................                           (32)
Additional paid-in capital..................................................                        30,853
Accumulated deficit.........................................................
(18,688)
Total stockholders' equity..................................................                        12,144
                                                                                                    ------
Total liabilities, redeemable stock and stockholders' equity................                       $23,251
                                                                                                   =======

See accompanying notes to Consolidated Financial Statements.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except for share and per share data)
                                   (unaudited)

                                                                                       THREE MONTHS ENDED
                                                                                           DECEMBER 31,
                                                                                      2003             2004
                                                                                      ----             ----
Revenues:
 Media services..........................................................            $ 637           $1,300
 Data center services....................................................            1,406            1,439
                                                                                     -----            -----
Total revenues...........................................................            2,043            2,739

Costs of revenues (exclusive of depreciation and amortization shown below):
 Media services, including amortization of software development costs
    of $43 and $92 for 2003 and 2004.....................................               57             570
Data center services.....................................................              837            1,062
                                                                                       ---            -----
Total costs of revenues..................................................              894            1,632

Gross profit.............................................................            1,149            1,107

Operating expenses:
Selling, general and administrative......................................              872            1,303
Provision for doubtful accounts..........................................              42                23
Research and development.................................................               8               122
Depreciation and amortization............................................              676              895
                                                                                       ---              ---

Total operating expenses.................................................            1,598            2,343
                                                                                     -----            -----

Loss from operations.....................................................             (449)          (1,236)

Interest expense.........................................................             (143)             (90)
Non-cash interest expense................................................             (111)             (43)
Other income (expense), net..............................................                4              (27)
                                                                                     -----            -----
Net loss before income taxes.............................................
(699)                (1,396)

Income tax benefit.......................................................              127               77
                                                                                      ----            -----

Net loss.................................................................             (572)          (1,319)

Accretion related to redeemable convertible preferred stock..............           (1,125)              --
Accretion of preferred dividends.........................................              (40)              --
                                                                                    -------           ------

Net loss available to common stockholders................................          $(1,737)         $(1,319)
                                                                                   ========         =======


Net loss available to common stockholders per common share:
Basic and diluted........................................................           $(0.30)          $(0.13)
                                                                                   =======          =======

Weighted average number of common shares outstanding:
Basic and diluted........................................................        5,725,153       10,041,879
                                                                                 =========       ==========





See accompanying notes to Consolidated Financial Statements.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except for share and per share data)
                                   (unaudited)

                                                                                           NINE MONTHS ENDED
                                                                                             DECEMBER 31,
                                                                                          2003           2004
                                                                                      -----------    -----------
Revenues:
 Media services ...................................................................   $       637    $     2,496
 Data center services .............................................................         4,235          4,639
                                                                                      -----------    -----------
Total revenues ....................................................................         4,872          7,135

Costs of revenues (exclusive of depreciation and amortization shown below):
 Media services, including amortization of software development costs
    of $43 and $220 for 2003 and 2004 .............................................            57            912
Data center services ..............................................................         2,586          3,102
                                                                                      -----------    -----------
Total costs of revenues ...........................................................         2,643          4,014

Gross profit ......................................................................         2,229          3,121

Operating expenses:
Selling, general and administrative (excludes non-cash stock-based compensation of $10 in 2003 and $4 in 2004)
                                                                                            2,021          3,588
Provision for doubtful accounts
                                                                                               55            598
Research and development
                                                                                                8            288
Non-cash stock-based compensation .................................................            10              4
Depreciation and amortization .....................................................         1,915          2,457
                                                                                      -----------    -----------

Total operating expenses ..........................................................         4,009          6,935
                                                                                      -----------    -----------

Loss from operations ..............................................................        (1,780)        (3,814)

Interest expense ..................................................................          (389)          (279)
Non-cash interest expense .........................................................          (302)          (155)
Other income, net
                                                                                               11             17
                                                                                      -----------    -----------
Net loss before income taxes and minority interest in subsidiary ..................        (2,460)
                                                                                                          (4,231)

Income tax benefit ................................................................           127            233
                                                                                      -----------    -----------
Net loss before minority interest in subsidiary ...................................        (2,333)
                                                                                                          (3,998)

Minority interest in subsidiary ...................................................          --               10
                                                                                      -----------    -----------

Net loss ..........................................................................        (2,333)        (3,988)

Accretion related to redeemable convertible preferred stock .......................        (1,590)          --
Accretion of preferred dividends ..................................................          (220)          --
                                                                                      -----------    -----------

Net loss available to common stockholders .........................................   $    (4,143)   $    (3,988)
                                                                                      ===========    ===========

Net loss available to common stockholders per common share:
Basic and diluted .................................................................   $     (1.05)   $     (0.42)
                                                                                      ===========    ===========

Weighted average number of common shares outstanding:
Basic and diluted .................................................................     3,954,827      9,432,380
                                                                                      ===========    ===========


See accompanying notes to Consolidated Financial Statements.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands - unaudited)

                                                                                          NINE MONTHS ENDED
                                                                                             DECEMBER 31,
                                                                                          -------------------
                                                                                            2003       2004
                                                                                           -------    -------
Cash flows from operating activities:
Net loss .............................................................................   $(2,333)   $(3,988)
Adjustments to reconcile net loss to net cash
  used in operating activities:
Depreciation and amortization ........................................................     1,915      2,457
Amortization of software development costs
                                                                                              43        220
Amortization of deferred tax liability ...............................................      --         (233)
Provision for doubtful accounts ......................................................        55        598
Non-cash stock-based compensation ....................................................        10          4
Non-cash interest expense ............................................................       302        155
Minority interest
                                                                                              (6)       (10)
Gain on exchange of minority interest shares
                                                                                            --          (13)
Decrease in fair value of common stock warrants
                                                                                            --          (91)
Changes in operating assets and liabilities:
Accounts receivable ..................................................................      (566)      (807)
Prepaid and other current assets .....................................................      (259)      (100)
Other assets .........................................................................      (146)      (355)
Accounts payable and accrued expenses ................................................      (125)
                                                                                                       (607)
Deferred revenue .....................................................................       323       (107)
Other liabilities ....................................................................       188        118
Net cash used in operating activities ................................................      (599)    (2,759)

Cash flows from investing activities:
Purchases of property and equipment ..................................................      (136)    (1,637)
Purchase of intangible assets ........................................................      (110)       (38)
Additions to capitalized software costs
                                                                                            --         (302)
Acquisition of Hollywood Software, net of cash acquired ..............................    (2,354)       --
Acquisition of FiberSat, net of cash acquired ........................................      --         (508)
                                                                                         -------    -------

Net cash used in investing activities ................................................    (2,600)    (2,485)
                                                                                         -------    -------

Cash flows from financing activities:
Net proceeds from issuance of notes payable and warrants .............................     1,230       --
Repayment of notes payable ...........................................................    (1,000)      (448)
Principal payments on capital leases .................................................      (358)      (158)
Repurchase of common stock...........................................................       --          (32)
Proceeds from issuance of common stock ...............................................     4,788      5,067
                                                                                         -------    -------

Net cash provided by financing activities ............................................     4,660      4,429

Net (decrease) increase in cash and cash equivalents .................................     1,461       (815)

Cash and cash equivalents at beginning of period .....................................       956      2,330
                                                                                         -------    -------

Cash and cash equivalents at end of period ...........................................   $ 2,417    $ 1,515
                                                                                         =======    =======




See accompanying notes to Consolidated Financial Statements.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)

NOTE 1. NATURE OF OPERATIONS

Access Integrated Technologies, Inc. ("AccessIT") was incorporated in Delaware in March 2000. Access Digital Media, Inc. ("AccessDM"), a wholly owned subsidiary of AccessIT, was incorporated in Delaware in February 2003. Hollywood Software, Inc. ("Hollywood SW") was incorporated in California in October 1997, and was acquired by AccessIT on November 3, 2003. Core Technology Services, Inc. ("Managed Services") was incorporated in New York in November 1995, and was acquired by AccessIT on January 9, 2004. FiberSat Global Services, LLC ("FiberSat") was organized in California in August 1998, and was acquired by FiberSat Global Services Inc., a wholly owned subsidiary of AccessIT, on November 17, 2004. ADM Cinema Coporation ("ADM Cinema"), a wholly owned subsidiary of AccessIT, was incorporated in Delaware on December21, 2004. AccessIT, AccessDM, Hollywood SW, Managed Services, FiberSat and ADM Cinema are referred to herein collectively as the ("Company"). AccessIT operates a national platform of carrier-diverse Internet Data Centers ("IDCs") in which the Company's customers have access to: secure, flexible space for installing network and server equipment; multiple fiber providers for connecting to the internet and/or other carrier networks; and a broad range of value-added data center services including the Company's AccessStorage-on-Demand managed storage service solutions. The Company's IDCs, called AccessColocenters, are designed to serve a variety of customers, including traditional voice/data competitive local exchange carriers, other integrated communication providers, Internet Service Providers, Application Service Providers ("ASPs"), Streaming and Content Delivery Service Providers, storage outsourcers, and small and medium sized enterprises. The Company currently operates nine IDCs located in eight states:
Arkansas, Kansas, Maine, New Hampshire, New Jersey, New York, Texas and Virginia, plus a dedicated digital delivery site in Los Angeles, California. AccessDM is in the business of storing and distributing digital content to movie theaters and other remote venues. Hollywood SW is a provider of proprietary enterprise software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada. Its software manages the planning, booking, scheduling, revenue sharing, cash flow and reporting associated with the distribution and exhibition of theatrical films. Managed Services is a provider of information technology consulting services; its primary offering is to provide managed network monitoring services through its global network command center. FiberSat provides satellite-based broadband video, data and Internet transmission and encryption services for multiple customers in the broadcast and cable television and communications industries, and also operates an outsourced network operations center.

BASIS OF PRESENTATION

The accompanying unaudited consolidated interim financial information has been prepared by AccessIT. The unaudited Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the
United States for interim financial information and in accordance with Regulation S-B. Accordingly, they do not include all of the financial information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

For the nine months ended December 31, 2003 and 2004, the Company incurred net losses of $2,333 and $3,988 respectively, and negative cash flows from operating activities of $599 and $2,759, respectively. In addition, the Company has an accumulated deficit of $18,688 as of December 31, 2004. Furthermore, the Company has debt service requirements (including interest) of $1,550 for the twelve months beginning in January 2005. Management expects that the Company will continue to generate operating losses for the foreseeable future due to depreciation and amortization, research and development, the continued efforts

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)


related to the identification of acquisition targets, marketing and promotional activities and the development of relationships with other businesses. Certain of these costs could be reduced if working capital decreased. Based on the Company's cash position at December 31, 2004, a financing transaction completed in February 2005 (see Note 12), and expected cash flows from operations; management believes that the Company has the ability to meet its obligations for the foreseeable future. The Company may attempt to raise additional capital from various sources for future acquisitions or for working capital as necessary. There is no assurance that such financing will be completed as contemplated or under terms acceptable to the Company or its existing shareholders. Failure to generate additional revenues, raise additional capital or manage discretionary spending could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives. The accompanying unaudited Cfinancial statements do not reflect any adjustments which may result from the outcome of such uncertainties.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The results of operations for the respective interim periods are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto included in AccessIT's Form 10-KSB for the fiscal year ended March 31, 2004 filed with the Securities and Exchange Commission ("SEC"). Certain reclassifications of prior period data have been made to conform to the current presentation.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The  unaudited   Consolidated  Financial  Statements  include  the  accounts  of
AccessIT, AccessDM, Hollywood SW, Managed Services, FiberSat and ADM Cinema. All intercompany transactions and balances have been eliminated.

REVENUE RECOGNITION

Revenues in the Media Services segment primarily consist of software and related revenues, generated by Hollywood SW. Software revenues are accounted for in accordance with Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), and Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements" ("SAB No. 104"). The Company's software revenues are generated from the following primary sources: (1) software licensing, including customer licenses and ASP agreements, (2) software maintenance contracts, and (3) professional consulting services, which includes systems implementation, training, custom software development services and other professional services.

Software  licensing  revenue is recognized when the following  criteria are met:
(a) persuasive evidence of an arrangement exists, (b) delivery has occurred and no significant obligations remain, (c) the fee is fixed or determinable and (d) collection is determined to be probable. Significant upfront fees are received in addition to periodic amounts upon achievement of contractual events for licensing of the Company's products. Such amounts are deferred until the revenue recognition criteria have been met, which typically occurs after delivery and acceptance.

For arrangements with multiple elements (e.g., delivered and undelivered products, maintenance and other services), the Company separately negotiates each element of the arrangement based on the fair value of the elements. The fair values for ongoing maintenance and support obligations are based upon separate sales of renewals to customers or upon substantive renewal rates quoted in the agreements. The fair values for services, such as training or consulting, are based upon hourly billing rates of these services when sold separately to other customers. In instances where the Company is not able to determine fair

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)


value of each element and the services are essential to the functionality of the software, percentage-of-completion accounting is followed to recognize revenue.

Customers not wishing to license and operate the software themselves may use the software through an ASP arrangement, in which the Company hosts the application and provides customer access via the internet. Annual minimum ASP service fees are recognized ratably over the contract term. Overage revenues for usage in excess of stated minimums are recognized monthly.

Maintenance services and website subscription fees are recognized ratably over the contract term. Professional consulting services, sales of third party products and resale hardware revenues are recognized as services are provided. Software development revenues are recognized when delivery has occurred and no significant obligations remain.

Deferred revenue is recorded in cases of (1) a portion or the entire contract amount cannot be recognized as revenue due to non-delivery or acceptance of licensed software or custom programming, (2) incomplete implementation of ASP service arrangements, or (3) unexpired pro-rata periods of maintenance, minimum ASP service fees or website subscription fees. As license fees, maintenance fees, minimum ASP service fees and website subscription fees are often paid in advance, a portion of this revenue is deferred until the contract ends. Such amounts are classified as deferred revenue in the unaudited Consolidated Balance Sheet and are recognized as revenue in accordance with the Company's revenue recognition policies described above.

Revenues in the Media Services segment also include digital cinema - related revenues generated by AccessDM. These revenues consist of (1) satellite delivery revenues, (2) data encryption and preparation fee revenues and (3) landing fees for delivery to each movie theatre. These revenues are recognized upon completion of the related services.

In addition, revenues in the Media Services segment include FiberSat, which consist of satellite transmission and network monitoring and maintenance fees. These fees consist of monthly recurring billings pursuant to contracts, which are recognized as revenues in the month earned, and other billings which are recognized on a time and materials basis in the period in which the services were provided, in accordance with SAB No. 104.

Revenues in the Data Center Services segment consist primarily of license fees for colocation, riser access charges, electric and cross connect fees, and non-recurring installation and consulting fees. Revenues from colocation, riser access charges, electric and cross connect fees are billed monthly and, in accordance with SAB No. 104, are recognized ratably over the term of the contract, generally one to nine years. Certain customer contracts contain periodic increases in the amount of license fees to be paid, and those amounts are recognized as license fee revenues on a straight-line basis over the term of the contracts. Installation fees are recognized on a time and materials basis in the period in which the services were provided and represent the culmination of the earnings process as no significant obligations remain. Amounts collected prior to satisfying the above revenue recognition criteria are classified as deferred revenue. Amounts satisfying revenue recognition criteria prior to billing are classified as unbilled revenue.

In addition, within our Data Center Services segment, Managed Services revenues consist of network monitoring and maintenance fees. These fees consist of monthly recurring billings pursuant to contracts, which are recognized as revenues in the month earned, and other billings which are recognized on a time and materials basis in the period in which the services were provided.

CAPITALIZED SOFTWARE COSTS

The Company accounts for software development costs under Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". Software development costs that are incurred subsequent to establishing technological feasibility are

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)


capitalized until the product is available for general release. Amounts capitalized as software development costs are amortized periodically using the greater of the units sold during the period or on a straight-line basis over five years. The Company reviews capitalized software costs for impairment on an annual basis. To the extent that the carrying amount exceeds the estimated net realizable value of the capitalized software cost, an impairment charge is recorded. No impairment was recorded for the nine months ended December 31, 2004. Amortization of capitalized software development costs, included in costs of revenues, for the three months ended December 31, 2003 and 2004 amounted to $43 and $92, respectively. Amortization of capitalized software development costs, included in costs of revenues, for the nine months ended December 31, 2003 and 2004 amounted to $43 and $220, respectively.


NET LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS

Computations of basic and diluted net loss per share of Class A Common Stock ("Class A Shares") and Class B Common Stock (collectively, "Common Stock") have been made in accordance with SFAS No. 128, "Earnings Per Share". Basic net loss per share is computed by dividing net loss available to common stockholders (the numerator) by the weighted average number of shares of Common Stock outstanding (the denominator) during the period. Shares issued during the period are weighted for the portion of the period that they are outstanding. The computation of diluted net loss per share is similar to the computation of basic net loss per share except that the denominator is increased to include the number of additional shares of Common Stock that would have been outstanding if the dilutive potential shares of Common Stock had been issued and were outstanding. The Company has incurred net losses for the three and nine months ending December 31, 2003 and 2004; therefore, the impact of dilutive potential shares of Common Stock has been excluded from the computation as it would be anti-dilutive.

The following outstanding stock options, warrants (prior to the application of the treasury stock method), convertible notes and redeemable convertible preferred stock (on an as-converted basis) were excluded from the computation of diluted net loss per share:
                                                              DECEMBER 31,
                                                           ------------------
                                                           2003         2004
                                                          -------     --------
Stock options..........................................    498,897     598,897
Underwriter warrants...................................    120,000     120,000
Shares issuable related to convertible notes...........         --     307,871
Private Placement Warrants.............................         --     304,375


STOCK-BASED COMPENSATION

The Company has stock based employee compensation plans, which are described more fully in Note 6. The Company accounts for its stock based employee compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure standards of SFAS No. 148 "Accounting for Stock-Based Compensation - Transaction and Disclosures", which amends SFAS No. 123, "Accounting for Stock-Based Compensation", which requires the Company to provide pro forma net loss and earnings per share disclosures for stock option grants made in 1995 and future years as if the fair-value-based method of accounting for stock options as defined in SFAS No. 123 had been applied. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions to stock based compensation:

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)


                                                                 THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                 ------------------            -----------------
                                                                    DECEMBER 31,                  DECEMBER 31,
                                                                    ------------                  ------------
                                                                2003         2004             2003         2004
                                                              -------     --------          --------     ---------
Net loss as reported.....................................      $(572)     $(1,319)          $(2,333)     $(3,988)
Stock-based compensation expense included in net loss....         --          --                 10            4
Stock-based compensation expense determined under fair
  value based method, net of related income
  tax benefits...........................................       (108)       (158)              (341)        (464)
                                                              -------    -------            -------       -------
Pro forma net loss.......................................      $(680)    $(1,477)           $(2,664)     $(4,448)
                                                              =======    =======            ========      =======

Basic and diluted net loss available to common
  stockholders per share:
As reported..............................................     $(0.30)     $(0.13)            $(1.05)      $(0.42)
Pro forma................................................     $(0.32)     $(0.15)            $(1.13)      $(0.47)

USE OF ESTIMATES

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant estimates related to software revenue recognition, capitalization of software development costs, amortization of intangible assets and depreciation of fixed assets. Actual results could differ from those estimates.

NOTE 3. RECENT ACCOUNTING STANDARDS

In December 2002, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure -an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment." This statement revises the original guidance contained in SFAS No. 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees, and its related implementation guidance. Under SFAS No. 123 (revised 2004), a public entity such as AccessIT will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize such cost over the period during which an employee is required to provide service in exchange for the reward (usually the vesting period). For stock options and similar instruments, grant-date fair value will be estimated using option-pricing models adjusted for unique characteristics of instruments (unless observable market prices for the same or similar instruments are available). For small business issuers, including AccessIT, this is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

Upon adoption of this standard, the actual costs of our stock-based payment plans will be based on grant-date fair value, which can not be determined at this time

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)


NOTE 4. NOTES PAYABLE

In February 2002, the Company commenced an offering of 5-year 8% subordinated promissory notes (the "5-Year Notes") with detachable warrants to purchase Class A Shares (the "5-Year Notes Warrants"). During the nine months ended December 31, 2003, the Company raised an aggregate of $1,230 from the issuance of 5-Year Notes to several investors. Through March 31, 2004 the Company had raised a total of $4,405 from the issuance of 5-Year Notes and no additional 5-Year Notes were issued during the nine months ended December 31, 2004. As of March 31, 2004, 5-Year Notes Warrants to purchase 440,500 Class A Shares were issued, of which 5-Year Warrants to purchase 123,000 Class A Shares were issued during the nine months ended December 31, 2003 (see Note 6).

In November 2003, the Company issued two 8% notes payable totaling $3,000 to the founders of Hollywood SW as part of the purchase price for Hollywood SW (the "HS Notes"). During the nine months ended December 31, 2004, the Company repaid principal of $378 on the HS Notes.

In February 2004, the Company sent a notice to the holders of the 5-Year Notes and the HS Notes offering to exchange (the "Exchange Offer") the principal and accrued interest of the outstanding 5-Year Notes and the HS Notes for, at each note holder's election, either (1) unregistered Class A Shares at an exchange rate of $3.57 per share (the "Share Option") or (2) Subordinated Convertible Promissory Notes ("Convertible Notes"), which are convertible into Class A Shares at a conversion rate of $5.64 per share (the "Convertible Note Option"). On March 24, 2004, the Exchange Offer was completed. Pursuant to the Share Option, the Company exchanged 5-Year Notes in the aggregate principal amount of $2,480 plus accrued and unpaid interest of $46 for 707,477 unregistered Class A Shares. Pursuant to the Convertible Note Option, in exchange for 5-Year Notes in the aggregate principal amount of $1,705 plus accrued and unpaid interest of $31, the Company issued Convertible Notes which are, as of December 31, 2004, convertible into a maximum of 307,871 shares of its Class A Shares (1) at any time up to the maturity date at each holder's option or (2) automatically on the date when the average closing price on the American Stock Exchange of the Class A Shares for 30 consecutive trading days has been equal to or greater than $12.00. The holders of all the HS Notes and holders of 5-Year Notes totaling $220 of principal elected not to participate in the Exchange Offer.

In March 2004, in connection with its acquisition of certain assets of Boeing Digital from the Boeing Company ("Boeing"), the Company issued a non-interest bearing note payable with a face amount of $1,800. The estimated fair value of this note was determined to be $1,367 on the closing date and interest is being imputed over the 4 year term of the note, to non-cash interest expense in the unaudited Consolidated Statement of Operations. On December 31, 2004, the value of the note, (including imputed interest) is $1,489 and is included in notes payable in the unaudited Consolidated Balance Sheet. For the three and nine months ended December 31, 2004, non-cash interest expense resulting from this note was $41 and $123, respectively.

In July 2004, the Company made early repayments totaling $58 for two 5 -Year Notes, and the remaining value of the underlying 5 - Year Notes Warrants was amortized to non-cash interest expense, totaling $17.


During the nine months ended December 31, 2004, the Company made scheduled principal payments of $12 on the 5-Year Notes.

NOTE 5. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

PREFERRED STOCK

In  October  2001,  the  Company  issued  3,226,538  shares  of the  Series A 8%
Mandatorily Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") at approximately $0.62 per share, resulting in gross proceeds of $2,000

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)


before considering expenses of $203. Concurrent with this issuance, the Company issued warrants to purchase up to 430,205 Class A Shares (the "2001 Warrant"). In November 2002, the Company issued 4,976,391 shares of Series B 8% Cumulative Convertible Preferred Stock, par value $0.001 (the "Series B Preferred Stock") the Series A Preferred Stock holder at approximately $0.50 per share, resulting in gross proceeds of $2,500 before considering expenses of $125. Concurrent with this issuance, the Company issued three warrants to purchase 381,909, 144,663 and 100,401 Class A Shares ("Contingent Warrant A", "Contingent Warrant B" and "Contingent Warrant C", respectively). The issuance of the Series A Preferred Stock resulted in a beneficial conversion feature of $1,078 calculated in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-27,
"Application of Issue No. 98-5 to Certain Convertible Instruments". The beneficial conversion feature was reflected as an issuance cost and therefore was reflected as a charge against the Series A Preferred Stock and an increase to additional paid-in capital. As described below, in November 2003 the Company exchanged all of its Series A Preferred Stock, Series B Preferred Stock, related warrants and accumulated dividends for 2,207,976 Class A Shares.

Total accretion for the Series A Preferred Stock to its estimated redemption value was $657 and $1,121, respectively, during the three and nine months ended December 31, 2003, respectively of which $633 and $990 related to the accretion to the estimated redemption amount and $24 and $131, respectively, related to the accretion of the beneficial conversion feature. Accretion for the Series B Preferred Stock to its redemption value was $468 for the three and nine months ended December 31, 2003.

In September 2003, the Company entered into an agreement (the "Exchange Agreement") with the holder of the Series A and Series B Preferred Stock to: (1) convert all 8,202,929 shares of Series A and Series B Preferred Stock held by it into 1,640,585 Class A Shares; (2) exchange the 2001 Warrant, Contingent Warrant A and Contingent Warrant C for 320,000 Class A Shares; (3) exercise Contingent Warrant B to purchase 143,216 Class A Shares on a cashless-exercise basis; and
(4) accept Class A Shares at a price per share of $5.00 pursuant to the Company's November 2003 initial public offering (the "IPO"), as consideration for the conversion of all accumulated dividends on the Series A and Series B Preferred Stock through the effective date of the IPO. On November 14, 2003, the Exchange Agreement was finalized, concurrent with the completion of the IPO. The Company issued 104,175 Class A Shares as consideration for the conversion of all accumulated dividends on the Series A and B Preferred Stock. As of December 31, 2004, there is no Series A Preferred Stock or Series B Preferred Stock issued or outstanding.

NOTE 6. STOCKHOLDERS' EQUITY

CAPITAL STOCK

In August 2004, the Company's Board of Directors authorized the repurchase of up to 100,000 Class A Shares. The shares will be purchased at prevailing prices from time-to-time in the open market depending on market conditions and other factors. During the nine months ended December 31, 2004, the Company purchased 9,140 Class A Shares for a total purchase price of $32, including fees, which has been recorded as Treasury stock in the unaudited Consolidated Balance Sheet. In January 2005, the Company purchased 42,300 Class A Shares for a total purchase price of $140 including fees, at an average purchase price of $3.31 per share. As of January 31, 2005, an additional 48,560 Class A Shares may be repurchased.

In November 2004, the Company issued 540,000 unregistered shares of Class A Shares in connection with the acquisition of FiberSat (see Note 11).

In October 2004, the Company entered into a stock purchase agreement with investors to issue and sell 282,776 unregistered Class A Shares at $3.89 per share to the investors for gross proceeds of $1,100 (the "October 2004 Private Placement"). These shares carry piggyback and demand registration rights, at the sole expense of the investor. The net proceeds to the Company of approximately $1,023 were used for the FiberSat acquisition and for working capital.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)


In June 2004, the Company issued in a private placement (the "Private Placement") 1,217,500 unregistered Class A Shares at a sale price of $4.00 per share. The total net proceeds to the Company, including fees and expenses to subsequently register the securities were approximately $4,000. The Company is using the net proceeds for capital investments and for working capital. The Company also issued to investors and the investment firm in the Private Placement, warrants to purchase a total of 304,375 Class A Shares at an exercise price of $4.80 per share, exercisable upon receipt (the "Private Placement Warrants"). The Company agreed to register the Class A Shares issued and to be issued upon exercising of the Private Placement Warrants with the SEC by filing a Form SB-2 on or before July 5, 2004. The Company filed the Form SB-2 on July 2, 2004, and the Form SB-2 was declared effective on July 20, 2004.

In May 2004, the Company entered into an agreement with the holder of 750,000 shares of AccessDM's common stock, to exchange all of those shares for 31,300 unregistered Class A Shares. This transaction was consummated in May 2004 and as a result, AccessIT holds 100% of AccessDM's common stock. In connection with the transaction, the Company recorded a gain of $13, representing the difference between the fair value of the Class A Shares given and the AccessDM common stock received. The gain is included in other income, net in the unaudited Consolidated Statements of Operations.

STOCK OPTION PLAN

At the annual stockholders' meeting held in October 2004, the stockholders voted to approve an increase in the number of AccessIT stock options available for grant from 600,000 Class A Shares to 850,000 Class A Shares.

Under AccessIT's stock option plan, AccessIT granted options to purchase 66,000 Class A Shares to its employees, and options to purchase 1,667 Class A Shares to a vendor in exchange for services, during the nine months ended December 31, 2004, all at an exercise price of $5.00 per share. In addition, in July 2004, AccessIT granted options to purchase 5,000 Class A Shares at an exercise price of $5.00 per share to each of two non-employee members of its Board of Directors for their Board member service. Amortization of deferred stock compensation for the three months ended December 31, 2003 and 2004 was less than $1 in each period.. Amortization of deferred stock compensation for the nine months ended December 31, 2003 and 2004 amounted to $10 and $4, respectively, and has been recorded as non-cash stock-based compensation expense in the unaudited Consolidated Statements of Operations. Also, in May 2004, options to purchase 3,334 Class A Shares, previously issued to a vendor were forfeited following the termination of the underlying services agreement, and in December 2004, options to purchase 6,000 Class A Shares were forfeited .following the termination of an employee.

As of December 31, 2004, there were options to purchase 251,103 Class A Shares available for grant under AccessIT's stock option plan.

Under AccessDM's stock option plan, AccessDM issued options to purchase 5,000 shares of its common stock to an employee at an exercise price of $0.25 per share, during the nine months ended December 31, 2004. As of December 31, 2004, AccessDM has issued options to purchase 1,005,000 of its shares to employees, and there were options to purchase 995,000 shares of AccessDM common stock available for grant.

WARRANTS

In connection with the issuance of the 5-Year Notes (see Note 4), the Company issued 5-Year Notes Warrants to the holders of the 5-Year Notes. During the nine months ended December 31, 2003, the Company issued 5-Year Notes Warrants to purchase 123,000 Class A Shares to the holders of the 5-Year Notes in the ratio of one-half of a 5-Year Note Warrant for every dollar principal amount of 5-Year Notes issued. In total, 5-Year Notes Warrants to purchase 440,500 Class A Shares were issued and were ascribed an estimated fair value of $2,202, which was recognized as issuance cost and therefore was charged against the carrying value of the related notes payable. In March 2004, the Company completed the Exchange Offer covering the majority of the outstanding 5-Year Notes and related warrants

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)


(see Note 4), and the remaining $1,421 aggregate amount of underlying 5-Year Notes Warrants was amortized to Non-Cash Interest Expense. During the three months ended December 31, 2003, and 2004 a total of $111 and $2, respectively, was amortized to non-cash interest expense to accrete the value of the notes to their face value over the expected term of the related notes. During the nine months ended December 31, 2003 and 2004, a total of $302 and $13, respectively, was amortized to non-cash interest expense to accrete the value of the notes to their face value over the expected term of the related notes. In addition, in July 2004, the Company made early repayments totaling $58 for two 5 -Year Notes, and the remaining $19 of the underlying 5-Year Notes Warrants was amortized to non-cash interest expense.

In connection with the Private Placement, the Company issued to the investors and to the investment firm in the Private Placement, Warrants to purchase 304,375 Class A Shares at an exercise price of $4.80 per share. The Private Placement Warrants are exercisable from the date of issuance and for a period of five years thereafter. However, the Private Placement Warrants may be redeemed by the Company at any time after the date that is one year from the issue date, upon thirty days advance written notice to the holder, for $0.05 per Private Placement Warrant to purchase one Class A Share, provided, that (i) a registration statement with the SEC is then in effect as to such Class A Shares and will be in effect as of a date thirty days from the date of giving the redemption notice and (ii) for a period of twenty (20) trading days prior to the giving of the redemption notice the Class A Shares have closed at a price of $9.20 per share or higher. The Company agreed to register the Class A Shares issued and to be issued upon exercising of the Private Placement Warrants with the SEC by filing a Form SB-2 on or before July 5, 2004. The Company filed the Form SB-2 on July 2, 2004, and the Form SB-2 was declared effective July 20, 2004.


In accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company's Own Stock," and the terms of the Private Placement Warrants, the fair value of the Private Placement Warrants were initially accounted for as a liability, with an offsetting reduction to the carrying value of the common stock. The warrant liability was reclassified to equity as of the July 20, 2004 effective date of the registration statement.

The fair value of the Private Placement Warrants was estimated to be $797 on the closing date of the transaction, using the Black-Scholes option-pricing model with the following assumptions: no dividends: risk-free interest rate 3.94%, the contractual life of 5 years and volatility of 72%. The fair value of the warrants was re-measured at June 30, 2004 and estimated to be $776. The decrease in the fair value of $21 from the transaction date to June 30, 2004 was recorded as a credit to other income, net in the unaudited Consolidated Statement of Operations. The fair value of the warrants decreased by $70 from June 30, 2004 to July 20, 2004 and such decrease was recorded as a credit to other income, net in the unaudited Consolidated Statement of Operations.

NOTE 7. COMMITMENTS AND CONTINGENCIES

On July 2, 2004, the Company received notice that certain creditors of one of its data center customers filed an involuntary bankruptcy petition against the customer. On July 14, 2004, the customer agreed to the entry of an order granting relief under Chapter 11 of the United States Bankruptcy Code and then converted the Chapter 11 reorganization to Chapter 7 liquidation. As of December 31, 2004, the Company had accounts receivable of $121, representing approximately 2 months of service charges, recorded on the unaudited Consolidated Balance Sheet related to this customer. In addition, through December 31, 2004 the Company had $499 of unbilled revenue related to this customer. The Company has provided an allowance for $499 against the unbilled revenue, which is shown in the provision for doubtful accounts in the unaudited Consolidated Statements of Operations. The Company has a first security interest in the customer's accounts receivable and the bankruptcy trustee is conducting an investigation as to the nature and amount of the accounts receivable. Based on information received to date, the Company believes that the customer's accounts receivable which are deemed to be collectible are substantially in excess of the amounts owed to the Company, and recorded on the unaudited Consolidated Balance Sheet. Therefore, the Company believes that the amounts

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)


owed to the Company, and recorded on the unaudited Consolidated Balance Sheet will be collected.

In March 2004, the Company acquired certain digital cinema - related assets from the Boeing Company. The purchase price for the assets included 53,534 unregistered Class A Shares. At any time during the 90 day period beginning March 29, 2005, Boeing can sell its 53,534 unregistered Class A Shares to the Company in exchange for $250 in cash.

NOTE 8. SUPPLEMENTAL CASH FLOW DISCLOSURE

                                                                                   THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                                      DECEMBER 31,          DECEMBER 31,

                                                                                       2003     2004       2003     2004
                                                                                      ------   ------     ------   ------

Interest paid ....................................................................    $  122   $   91     $  306   $  292
Accretion on mandatorily redeemable convertible preferred stock ..................    $1,125   $   --     $1,590   $   --
Common stock issued to vendor in lieu of cash ....................................    $   --   $   --     $  174   $   --
Exchange of preferred stock and warrants for common stock ........................    $4,172   $   --     $4,172   $   --
Issuance of common stock and notes to acquire
Hollywood Software, Inc. .........................................................    $4,380   $   --     $4,380   $   --
Issuance of warrants to purchase common stock ....................................    $   --   $   --     $   --   $  706
Issuance of common stock to acquire FiberSat Global Services, LLC ................    $   --   $1,625     $   --   $1,625


NOTE 9. SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company has two reportable segments: Data Center Services and Media Services. The segments were determined based on the products and services provided by each segment. Accounting policies of the segments are the same as those described in
Note 2. Performance of the segments is evaluated on operating income before interest, taxes, depreciation and amortization. The Data Center Services segment provides services through its nine IDC's including the license of data center space, provision of power, data connections to other businesses, and the installation of equipment, and the operations of Managed Services. The Media Services segment consists of Hollywood SW, AccessDM and FiberSat. Hollywood SW develops and licenses software to the theatrical distribution and exhibition industries, provides services as an ASP, and provides software enhancements and consulting services. AccessDM is in the business of storing and distributing digital content to movie theaters and other venues. FiberSat is in the business of providing satellite-based broadband video, data and Internet transmission and encryption services for multiple customers in the broadcast and cable television and communications industries, and also operates an outsourced networks operations center. Prior to November 3, 2003, the Company operated only in the Data Center Services segment. All of the Company's revenues were generated inside the United States.

Information related to the segments of the Company and its subsidiaries is detailed below:

                                                            MEDIA      DATA CENTER                   TOTAL
                                                           SERVICES     SERVICES     CORPORATE     CONSOLIDATED
                                                         ------------- ------------ ------------- ---------------
FOR THE THREE MONTHS ENDED DECEMBER 31, 2003:
     Total income (loss) from operations..............        $322        $(13)        $(758)         $(449)
     Depreciation and Amortization....................          73         581            22            676

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)



     Operating income (loss) before interest, taxes,
       depreciation and amortization...................          395         568        (736)           227

FOR THE THREE MONTHS ENDED DECEMBER 31, 2004:
     Total loss from operations..........................      $(244)      $(132)    $  (860)       $(1,236)
     Depreciation and Amortization....................           426         443          26            895
     Operating income (loss) before interest, taxes,
      depreciation and amortization.....................         182         311        (834)          (341)

FOR THE NINE MONTHS ENDED DECEMBER 31, 2003:
     Total income (loss) from operations..............          $322     $(1,976)    $(1,780)         $(126)
     Depreciation and Amortization....................            73       1,774       1,915             68
     Operating income (loss) before interest, taxes,
       depreciation and amortization.....................        395       1,648      (1,908)           135

FOR THE NINE MONTHS ENDED DECEMBER 31, 2004:
     Total income (loss) from operations..............         $(649)      $(256)    $(2,909)       $(3,814)
     Depreciation and Amortization....................         1,025       1,355       2,457             77
     Operating income (loss) before interest, taxes,
       depreciation and amortization.....................        376       1,099      (2,832)        (1,357)

AS OF DECEMBER 31,2004:
     Total Assets......................................      $16,089      $5,752      $1,410        $23,251

NOTE 10. RELATED PARTY TRANSACTIONS

As of December 31, 2003 and 2004, the Company had principal amounts of $1,400 and $4,000, respectively, in notes payable to related parties, including officers of the Company. During the three months ended December 31, 2003 and 2004, there were $0 and $131, respectively, principal repayments for these notes payable. During the nine months ended December 31, 2003 and 2004, there were $0 and $509, respectively, of principal repayments for these notes payable.

NOTE 11. ACQUISITIONS

On October 19, 2004, the Company and its wholly-owned subsidiary, FiberSat Global Services, Inc., entered into an agreement to purchase substantially all of the assets and certain specified liabilities of FiberSat Global Services, LLC ("FiberSat"). On November 17, 2004, the FiberSat acquisition was completed. FiberSat, headquartered in Chatsworth, California, provides services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally. FiberSat's

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)



Chatsworth facility currently houses the infrastructure operations of the Company's digital cinema satellite delivery services.

The initial purchase price for FiberSat consisted of 500,000 unregistered Class A Shares, and the Company agreed to repay certain liabilities of FiberSat on or before the closing of the acquisition, with up to $500 in cash and 100,000 unregistered Class A Shares. The Company had the option to exchange up to 50,000 of such 100,000 Class A Shares to increase the cash, and thereby decrease the Class A Share portion of such repayment based on the ratio of one Class A Share for each $5.00 of additional cash. The Company repaid these liabilities by paying approximately $381 and issuing 40,000 shares of Class A Shares. In addition, the Company may be required to pay a contingent purchase price for any of the three years following the acquisition in which certain earnings targets are achieved. The Company has also agreed to a one-time issuance of additional unregistered shares to the sellers in accordance with a formula if, during the 90 days following the applicable lock-up period, the average value of the Company's Class A Shares during such 90 days declines below an average of $3.17 per share.

Following the FiberSat acquisition, the following is the initial estimated purchase price allocation:

Current assets..........................................           $214
Property and equipment, net.............................          2,164
Intangible assets ......................................            560
Goodwill ...............................................             24
Other noncurrent assets ................................             16

Total tangible and intangible assets acquired...........          2,978
Less: liabilities assumed:

Current liabilities.....................................            711

Long-term liabilities...................................             80

Total Liabilities.......................................            791

Total Purchase Price....................................         $2,187
                                                                ========

NOTE 12. SUBSEQUENT EVENTS
On December 23, 2004, ADM Cinema Corporation, the Company's wholly owned subsidiary, entered into an asset purchase agreement with Pritchard Square Cinema, LLC, a New York limited liability company (the "Seller"), and Norman Adie, the Seller's managing member, to purchase substantially all of the assets and certain liabilities of the Seller's Pavilion Movie Theatre/Entertainment Complex (the "Pavilion Theatre") located in Brooklyn, New York. On February 11, 2005 the acquisition of the Pavilion Theatre was completed. The total purchase price is approximately $5.4 million, including transaction fees. The purchase price included a cash payment of $3,300 (less $500 held in escrow pending the completion of certain construction) and a five-year 8% promissory note for $1,700, among other things. The Pavilion Theatre is an eight-screen movie theatre and cafe and will be a component of the Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion Theatre will also become a showplace for the Company to demonstrate its integrated digital cinema solutions to the movie entertainment industry. The Company will file the financial statements of the Seller and the Company's pro forma financial information pursuant to the Exchange Act and the rules promulgated thereunder.

On February 10, 2005, the Company issued 7% convertible debentures (the "Convertible Debentures") and warrants ("the Convertible Debentures Warrants") to a group of institutional investors for aggregate proceeds of $7.6 million. The Convertible Debentures have a four year term, with one third of the

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except for share and per share data)
                                   (unaudited)



unconverted principal balance repayable in 12 equal monthly installments beginning three years after the closing. The remaining unconverted principal balance is repayable at maturity. The Company may pay the interest in cash or, if certain conditions are met, by issuing shares of its Class A Shares. If the Company is eligible to issue Class A Shares to repay interest, the number of shares issuable is based on 93% of the 5-day average closing price preceding the interest due date. The Convertible Debentures are initially convertible into 1,867,322 shares Class A Shares, based upon a conversion price of $4.07 per share subject to adjustments from time to time. Upon the redemption of the Convertible Debentures, the Company may issue additional warrants exercisable for Class A Shares. Additionally, the Company issued to the investors Convertible Debentures Warrants to purchase up to 560,197 shares of Class A Shares, at an initial exercise price of $4.44 per share, subject to adjustments from time to time. The Convertible Debentures Warrants are exercisable beginning on September 9, 2005 until 5 years thereafter. The offering of the Convertible Debentures and the Convertible Debentures Warrants was exempt from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

The Company has agreed to register, among other things, the Class A Shares underlying the Convertible Debentures and Convertible Debentures Warrants on Form S-3 within 30 days from the closing. If, among other things, the registration statement is not filed within 30 days or is not declared effective within 90 days (120 days in the event of an SEC review), then cash delay payments equal to 1% of the offering proceeds per month will apply.

On January 26, 2005, the bankruptcy court in the matter of Norvergence approved a motion for the trustee to pay the Company $121,000 for past due accounts receivable. Additionally, the Company has been granted the right to pursue collection of Norvergence's customer accounts receivable. Any amounts collected will be retained by the Company in settlement of its claim against Norvergence.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Hollywood Software, Inc.
Hollywood, California

We have audited the accompanying balance sheets of Hollywood Software, Inc. (the "Company") as of March 31, 2002 and 2003, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Hollywood Software, Inc. as of March 31, 2002 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
July 3, 2003
Los Angeles, California

                            HOLLYWOOD SOFTWARE, INC.
                                 BALANCE SHEETS


                                                              March 31,
                                                          2002           2003
                                                          ----           ----

                               Assets
Current assets
Cash and cash equivalents............................   $235,195        $262,297
Accounts receivable, net of allowance for doubtful
accounts of $0 and $5,325, respectively..............    187,099         332,322
Prepaids and other current assets....................     16,260           9,510
                                                        --------         -------
Total current assets.................................    438,554         604,129
Property and equipment, net (Note 3).................     45,244          30,678
Capitalized software costs, net (Note 3).............    380,497         479,317
                                                         --------        -------
Total assets.........................................    $864,205     $1,114,124
                                                        ========         =======
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses (Note 3).......    $53,381         $79,191
Current portion of notes payable (Note 5)............     12,500           8,333
Deferred taxes (Note 6)..............................      3,200          51,300
Deferred revenue (Note 3)............................    459,853         530,124
                                                        --------         -------

Total current liabilities............................    528,934         668,948
Notes payable, net of current portion (Note 5).......      8,333             --
                                                        --------         -------

Total liabilities....................................    537,267         668,948
                                                        --------         -------

Commitments and contingencies (Note 8)
Stockholders' equity
Common stock, no par value, 50,000,000 shares
authorized, 10,000,000 shares issued and
outstandingas of March 31, 2002 and 2003.............     20,000          20,000
Retained earnings....................................    306,938         425,176
                                                        --------         -------

Total stockholders' equity...........................    326,938         445,176
                                                        --------         -------

Total liabilities and stockholders' equity...........   $864,205      $1,114,124
                                                        ========      ==========


See accompanying notes to financial statements.

                            HOLLYWOOD SOFTWARE, INC.
                            STATEMENTS OF OPERATIONS

                                                        Years ended March 31,
                                                        ---------------------
                                                        2002             2003
                                                        ----             ----
Revenues
License fees..................................         $296,476         $546,914
Maintenance fees..............................          474,138          489,329
Development fees..............................          230,500          189,205
Consulting fees...............................          890,451          682,798


Total revenues................................        1,891,565        1,908,246
                                                      ---------        ---------
Costs and operating expenses
Costs of revenues.............................          367,593          318,710
Research and development......................          387,477          289,424
General and administrative....................        1,176,004        1,131,256

Total costs and operating expenses............        1,931,074        1,739,390
                                                      ---------        ---------
Income (loss) from operations.................         (39,509)          168,856
Interest expense..............................         (4,769)          (2,264)
Other income..................................            7,473              546
                                                      ---------        ---------
Income (loss) before income taxes.............         (36,805)          167,138
Income taxes..................................             800           48,900
                                                      ---------        ---------
Net income (loss).............................        $(37,605)         $118,238
                                                      =========        =========
Earning (loss) per share (Note 2):
Basic.........................................          $(0.00)            $0.01
                                                      =========        =========

Diluted.......................................          $(0.00)            $0.01
                                                      =========        =========

Weighted average number of shares (Note 2):
Basic.........................................       10,000,000       10,000,000
                                                     ==========       ==========

Diluted.......................................       10,000,000       10,293,167
                                                     ==========       ==========

See accompanying notes to financial statements.

                            HOLLYWOOD SOFTWARE, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                            Common Stock    Retained Earnings       Total
                            ------------    -----------------     --------
Balance, April 1, 2001        $20,000           $344,543          $364,543
Net loss                           --           (37,605)          (37,605)
                                                --------          --------

Balance, March 31, 2002        20,000            306,938           326,938
Net income                         --            118,238           118,238
                                                 -------          --------
Balance, March 31, 2003       $20,000            425,176          $445,176
                              =======            =======          ========

See accompanying notes to financial statements.

                            HOLLYWOOD SOFTWARE, INC.
                            STATEMENTS OF CASH FLOWS


                                                           Years ended March 31,
                                                           --------------------
                                                            2002            2003
                                                            ----            ----
Cash flows from operating activities
Net income (loss).....................................   $(37,605)      $118,238
Adjustments to reconcile net income (loss)
to cash provided by operating activities:
Depreciation..........................................     21,020         27,067
Amortization of software development costs............    129,688        186,837
Provision for doubtful accounts.......................         --          5,325
Deferred taxes........................................         --         48,100
Changes in operating assets and liabilities:
Accounts receivable...................................   (104,583)     (150,548)
Prepaids and other current assets.....................     13,560          6,750
Accounts payable and accrued liabilities..............    (97,166)        25,810
Deferred revenue......................................     95,645         70,271
                                                         --------       --------
Net cash provided by operating activities.............     20,559        337,850
                                                         --------       --------
Cash flows from investing activities
Purchases of property and equipment...................    (14,790)      (12,501)
Capitalized software development costs................   (204,895)     (285,747)
                                                         ---------     ---------

Net cash used in investing activities.................   (219,685)     (298,248)
                                                         ---------     ---------

Cash flows from financing activities
Proceeds from issuance of notes payable...............      25,000            --
Repayment of notes payable............................     (4,167)      (12,500)
                                                          --------      --------
Net cash provided (used) in financing activities......     20,833       (12,500)
                                                          --------       -------
Net (decrease) increase in cash and cash equivalents..   (178,293)        27,102
Cash and cash equivalents, beginning of year..........    413,488        235,195
                                                          --------      --------
Cash and cash equivalents, end of year................   $235,195       $262,297
                                                         =========      ========
Supplemental cash flow disclosures:
Interest paid.........................................     $4,769         $2,264
Taxes paid............................................         --            --
                                                               ==            ==
See accompanying notes to financial statements.

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- COMPANY ORGANIZATION AND NATURE OF OPERATIONS

Hollywood Software, Inc. ("Company") was incorporated in California in October 1997. The Company is a leading provider of proprietary enterprise software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada. Its software applications manage the planning, booking, scheduling, revenue sharing, cash flow, and reporting associated with the distribution and exhibition of theatrical films. Services include strategic and technical consulting, systems implementation and training.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all liquid assets with an initial maturity date that is less than three months from the date of purchase to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, to the extent they exceed federal depository insurance limits, and accounts receivable. The Company places its cash with high credit quality financial institutions. As of March 31, 2002 and 2003, uninsured cash balances aggregated $135,195 and $162,297, respectively.

The Company customer base primarily includes film distributors and theatre owners through the United States and Canada. Allowances for doubtful accounts are recorded for estimated losses resulting from the inability of customers to make required payments. The amount of the reserves is based on historical experience and the Company's analysis of the accounts receivable balances outstanding. As of March 31, 2002, four customers accounted for 26%, 24%, 21% and 10% of revenues and three customers accounted for 45%, 23% and 14% of accounts receivable. As of March 31, 2003, three customers accounted for 28%, 14% and 13% of revenues and five customers accounted for 26%, 16%, 15%, 10% and 10% of accounts receivable.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the double-declining balance method over the useful lives of the respective assets as follows:


                                                                   Useful Lives
Computer software.................................................     3
Computer equipment................................................     5
Furniture and fixtures............................................     7
Leasehold improvements............................................ Lease term or useful life

Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the improvement. Maintenance and repair costs are charged to expense as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS ADN LONG-LIVED ASSETS TO BE DISPOSED OF

The Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions which may indicate a possible impairment. The assessment for potential impairment is based primarily on the

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS


Company's ability to recover the carrying value of its long- lived assets from expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying amount of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets. No impairment was recorded during the years ended March 31, 2002 and 2003.

CAPITALIZED SOFTWARE COSTS

The Company has adopted SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Software development costs that are incurred subsequent to establishing technological feasibility are capitalized. Amounts capitalized as software development costs are generally amortized on a straight-line basis over five years. The company reviews capitalized software costs for impairment on an annual basis. To the extent that the carrying amount exceeds the estimated net realizable value of the capitalized software cost, an impairment charge is recorded. No impairment was recorded in 2002 and 2003.

During the years ended March 31, 2002 and 2003, the company capitalized $204,895 and $285,747, respectively. Amortization of capitalized software development costs, included in costs of revenues, for the years ended March 31, 2002 and 2003 amounted to $129,688 and $186,837, respectively.

REVENUE RECOGNITION

The Company accounts for software revenue recognition in accordance with Statement of Position 97-2, "Software Revenue Recognition," ("SOP 97-2"). The Company's revenues are generated from the following primary sources: i) software licensing, including customer licenses and ASP service agreements, ii) software maintenance contracts, iii) professional consulting services, which includes systems implementation, training, custom software development services and other professional services.

Software licensing revenue is recognized when the following criteria are met: a) persuasive evidence of an arrangement exists, b) delivery has occurred and no significant obligations remain, c) the fee is fixed or determinable and d) collectivity is determined to be probable. Significant upfront fees are received in addition to periodic amounts upon achievement of contractual milestones for licensing of the Company's products. Such amounts are deferred until the revenue recognition criteria has been met, which typically occurs after delivery and acceptance.

For arrangements with multiple elements (e.g. delivered and undelivered products, maintenance and other services), the Company separately negotiates each element of the arrangement based on the fair value of the elements. The fair values for ongoing maintenance and support obligations are based upon separate sales of renewals to customers or upon substantive renewal rates quoted in the agreements. The fair values for services, such as training or consulting, are based upon hourly billing rates of these services when sold separately to other customers.

Customers not wishing to license and operate the Company's software themselves may use the software through an ASP arrangement, in which the Company hosts the application and provides customer access via the internet. Annual minimum ASP service fees are recognized ratably over the contract term. Overage revenues for usage in excess of stated minimums are recognized monthly.

Maintenance services and website subscription fees are recognized ratably over the contract term. Professional consulting services, sales of third party products and resale hardware revenues are recognized as services are provided. Software development revenues are recognized when delivery has occurred and no significant obligations remain.

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS


Deferred revenue is recorded when i) a portion or the entire contract amount cannot be recognized as revenue due to non-delivery or acceptance of licensed software or custom programming, ii) incomplete implementation of ASP service arrangements, or iii) unexpired pro-rata periods of maintenance, minimum ASP service fees or website subscription fees. As license fees, maintenance fees, minimum ASP service fees and website subscription fees are often paid in advance, a portion of this revenue is deferred until the contract ends. Such amounts are included in the Company's balance sheet under the caption "Deferred Revenue," and are recognized as revenue in accordance with the Company's revenue recognition policies described above.

INCOME TAXES

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates expected to be in effect in the year in which the temporary differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion, or all, of the deferred tax asset will not be realized.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT

Research  and  development   costs  are  expensed  as  incurred.   Research  and
development costs amounted to $387,477 and $289,424 for the years ended March 31, 2002 and 2003, respectively.

ADVERTISING EXPENSES

Advertising costs are expensed as incurred. Advertising costs totaled $17,058 and $7,912 for the years ended March 31, 2002 and 2003, respectively.

EMPLOYEE STOCK COMPENSATION

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Under the intrinsic value method, the Company recognizes compensation expense on the date of grant only if the estimated fair value of the underlying stock exceeds the exercise price. The Company recorded no stock based employee compensation cost for the years ended March 31, 2002 and 2003.

The Company has adopted the disclosure standards of SFAS No. 123, "Accounting for Stock-Based Compensation", which requires the Company to provide pro forma net income disclosures for employee stock option grants made as if the fair-value-based method of accounting for stock options as defined in SFAS 123 had been applied. The following table illustrates the effect on net income
(loss) if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation for the years ended March 31, 2002 and 2003:

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS

                                                                                    March 31,
                                                                               2002           2003
Net income (loss), as reported............................................    $(37,605)     $118,238
Additional stock-based employee compensation expense
determined under the fair value based method, net of
income tax benefits.......................................................     (39,598)      (42,757)
                                                                              --------       -------
Pro forma net income (loss)...............................................    $(77,203)      $75,481
                                                                              ========      ========
Income (loss) per share:
As reported:
Basic.....................................................................      $(0.00)        $0.01
                                                                              ========      ========
Diluted...................................................................      $(0.00)        $0.01
                                                                              ========      ========
Pro forma:
Basic.....................................................................      $(0.01)        $0.01
                                                                              ========      ========
Diluted...................................................................      $(0.01)        $0.01
                                                                              ========      ========

The fair value of each stock option granted during the year is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: March 31,

                                                                                       2002     2003

Expected life (years)..............................................................     10       10
Expected volatility................................................................      0%       0%
Expected dividend yield............................................................      0%       0%
Risk-free interest rate............................................................   5.33%    5.11%

The weighted-average fair value of options granted during the year totaled $0.05 and $0.00 for March 31, 2002 and 2003, respectively.

EARNINGS (LOSS) PER SHARE

The Company accounts for earnings per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of basic and diluted earnings per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share is computed based on the same shares plus the potential shares issuable upon assumed exercise of outstanding stock options or other security contracts, but does not include the impact of dilutive securities that would be anti-dilutive.

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS


The following  table sets forth the  computation  of basic and diluted  earnings
(loss) per share:

                                                                             Year ended March 31
                                                                             2002             2003
Numerator:
Net income (loss) available to common
shareholders......................................................        $(37,605)         $118,238
                                                                        ----------        ----------
Denominator:
Basic earnings per share - weighted average
shares............................................................      10,000,000        10,000,000
                                                                        ----------        ----------
Effect of dilutive securities:
Stock options.....................................................              --           293,167
                                                                        ----------        ----------
Denominator for diluted earnings per share --
weighted average shares...........................................      10,000,000        10,293,167
                                                                        ----------        ----------
Earnings (loss) per share:
Basic.............................................................          $(0.00)            $0.01
                                                                        ----------        ----------
Diluted...........................................................          $(0.00)            $0.01
                                                                        ----------        ----------

For the years ended March 2002 and 2003, total stock options of 1,790,000 and 1,311,000 were not included in the computation of diluted income (loss) per share because their effect was anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 on January 1, 2003 and it has had no effect on the Company's financial position or operations.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosures" which amends SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 148 provides alternate methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in the financial statement about the effects of stock- based compensation. The Company has adopted the disclosure provision of SFAS 148 for the year ended March 31, 2003.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement of Financial Accounting Standards No. 133. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as specifically noted in SFAS No. 149. SFAS No. 149 should be applied prospectively. At this time, the adoption of SFAS No. 149 is not expected to materially impact the Company's financial condition or results of operations.

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS


In May 2003, the FASB Issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The Company has not yet evaluated its mandatorily redeemable financial instruments and related financial instruments for purposes of determining the impact of SFAS No. 150.

In November 2002, the FASB issued interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees. Including indirect Guarantees of Indebtedness of Others," which disclosures are effective for financial statements for periods ending after December 15, 2002. While the Company has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees would only result in immaterial increases in future costs, but do not represent significant commitments or contingent liabilities of the indebtedness of others.

In January 2003, the FASB issued interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46) which requires the consolidation of variable interest entities, as defined. FIN 46 is applicable immediately for variable interest entities created after January 1, 2003. For variable interest entities created prior to January 1, 2003, the provisions of FIN 46 are applicable no later than July 1, 2003. The Company does not currently believe that any material entities will be consolidated as a result of FIN 46.

In November 2002, the EITF reached a consensus on EITF 00-21, "Revenue Arrangements with Multiple Deliverables," related to the separation and allocation of consideration for arrangements that include multiple deliverables. The EITF requires that when the deliverables included in this type of arrangement meet certain criteria they should be accounted for separately as separate units of accounting. This may result in a difference in the timing of revenue recognition but will not result in a change in the total amount of revenues recognized in a bundled sales arrangement. The allocation of revenues to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items then the residual method must be used. This method requires that the amount allocated to the undelivered items in the arrangement is their full fair value. This would result in the discount, if any, being allocated to the delivered items. This consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. We do not expect the adoption of EITF 00-21 to have a material impact on our consolidated financial statements.

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 3 - BALANCE SHEET COMPONENTS

PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of March 31, 2002 and 2003:

                                                                                     March 31,
                                                                               2002           2003

Furniture and fixtures.................................................        $9,426         $9,426
Computer equipment.....................................................       120,454        131,455
Computer software......................................................        11,482         12,982
Office furniture.......................................................        10,792         10,792
                                                                            ---------       --------

                                                                              152,154        164,655
Less: Accumulated depreciation.........................................     (106,910)       (133,977)
                                                                            ---------       --------
Total property and equipment, net......................................       $45,244        $30,678
                                                                            =========       ========

Computer equipment consists primarily of costs incurred for computers, servers and backup battery devices used in the Company's operations. Depreciation expense for the years ended March 31, 2002 and 2003 was $21,020 and $27,067, respectively.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The Company capitalizes the cost of software development in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Capitalized software development costs consisted of the following as of March 31, 2002 and 2003:

                                                                                   March 31,

                                                                               2002           2003

Development costs......................................................      $648,440       $934,187
Less: Accumulated amortization.........................................      (268,033)      (454,870)
                                                                             --------       --------
Unamortized development costs, net.....................................      $380,407       $479,317
                                                                             ========       ========

Accounts payable and accrued expenses consisted of the following as of March 31, 2002 and 2003:

                                                                                      March 31,
                                                                                  2002        2003

Accounts payable............................................................       $383      $16,013
Accrued compensation and benefits...........................................     47,265       36,615
Other accrued liabilities...................................................      5,733       26,563
                                                                                -------      -------
Total accounts payable and accrued expenses.................................    $53,381      $79,191
                                                                                =======      =======

Accrued compensation and benefits primarily relate to accrued employee vacation costs. Other accrued liabilities relate to general business obligations incurred prior to the balance sheet date, which were paid in subsequent reporting periods.

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS


DEFERRED REVENUES

Deferred revenues consisted of the following as of March 31, 2002 and 2003:

                                                                                     March 31,
                                                                                2002           2003

License fees..............................................................    $100,000      $     --
ASP service fees..........................................................      85,687       168,901
Maintenance fees..........................................................     249,749       238,826
Web site subscription fees................................................      24,417        35,533
Development fees..........................................................          --        86,864
                                                                              --------      --------
Total.....................................................................    $459,853      $530,124
                                                                              ========      ========

Deferred revenues represent amounts collected from customers prior to satisfying the Company's revenue recognition criteria.

NOTE 4--LINE OF CREDIT

In November 2001, the Company received a $200,000 line of credit from Wells Fargo Bank for general corporate purposes. The credit line bears interest at 7.50% per annum. The Company has not borrowed any funds, nor incurred any interest charges under the credit line. The line of credit expires in November 2003.

NOTE 5--NOTES PAYABLE

In November 2001, the Company incurred a $25,000 term loan from Wells Fargo Bank for the purchase of a battery backup system to mitigate risks from rolling blackouts due to an energy crisis in California. In addition to receivables and other assets of the Company, two shareholders pledged certain personal assets as collateral for the loan. The Company makes monthly payments of principal and interest on the loan, which is schedule to expire in November 2003. The term loan bears interest at 8.25% per annum.

A summary of Notes Payable is as follows:

                                                        March 31,
                                                    2002         2003
                                                  -------       ------
Notes payable................................     $20,833       $8,333
Less: Current portion........................     (12,500)      (8,333)
                                                  -------       ------
Notes payable, less current portion..........     $ 8,333       $   --
                                                  =======       ======

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 6--INCOME TAXES

Provision for income taxes consists of the following:

                                                        Years ended
                                                          March 31,
                                                      2002        2003
                                                     ------      ------
Current:
Federal...........................................   $ --      $    --
State.............................................    800          800
Deferred:
Federal...........................................     --       36,300
State.............................................     --       11,800
                                                     ----      -------
                                                     $800      $48,900
                                                     ====      =======

Net deferred tax liabilities consist of the following as of March 31, 2002 and 2003:
                                                     March 31,
                                               2002           2003
                                             -------         ------
Deferred tax assets:
Net operating loss carryforwards.........   $ 22,200        $ 33,200
Deferred revenues........................    183,200         211,200
Accounts payable and accruals............     21,300          31,500
                                            --------        --------
Total deferred tax assets................    226,700         275,900
                                            --------        --------
Deferred tax liabilities:
Accounts receivable......................    (74,500)       (132,400)
Capitalized software costs...............   (151,500)       (190,900)
Depreciation.............................     (3,900)         (3,900)
                                            --------        --------
Total deferred tax liabilities...........   (229,900)       (327,200)
                                            --------        --------
Net deferred tax liability...............   $ (3,200)       $(51,300)
                                            ========        ========

At March 31, 2003, the Company has net operating loss carryforwards of approximately $90,000 and $45,000 for Federal and State, respectively, which will expire at various dates through 2020.

NOTE 7--STOCKHOLDER'S EQUITY

STOCK DIVIDEND

On November 7, 2000 the Board of Directors declared a 1,000:1 stock dividend and increased the common shares authorized from 50,000 to 50,000,000 and issued and outstanding from 10,000 shares to 10,000,000 shares. All stock related data in the financial statements reflect the stock dividend for all periods presented. The amendment to the Company's articles of incorporation was filed with the State of California subsequent to March 31, 2003.

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS


STOCK OPTION PLAN

In December 2000, the Company adopted the 2000 Stock Option Plan (the "Plan") under which non-qualified stock options may be granted to employees, outside directors and consultants. The purpose of the Plan is to enable the Company to attract, retain and motivate employees, directors, advisors and consultants. The Company has reserved a total of 5,000,000 shares of the Company's common stock for issuance upon the exercise of options granted in accordance with the Plan.

Options granted under the Plan expire in 10 years following the date of grant (5 years for stockholders who own greater than 10% of outstanding stock) and are subject to limitation on transfer. The Plan is administered by the Board of Directors.

The Plan provides for granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Option grants under the Plan are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee. Options granted to stockholders who own greater than 10% of the outstanding stock must be issued at prices not less than 100% of the fair market value of the stock on the date of grant as determined by the Company's Board of Directors. Upon a change in control of the Company, all shares granted under the Plan shall immediately vest.

The following table summarizes the activity of the Plan:

                                                                      Shares         Options Granted     Weighted Average
                                                                   Available for         Number of         Exercise Price
                                                                      Grant               Shares              Per Share
                                                                   -------------     ---------------     ----------------
Balances, March 31, 2001.................................            3,379,000          1,621,000               $.55
Options granted .........................................             (224,000)           224,000               $.78
Options forfeited........................................               55,000            (55,000)              $.60
                                                                     ---------          ---------              -----
Balances, March 31, 2002.................................            3,210,000          1,790,000               $.58
Options granted..........................................             (300,000)           300,000              $1.00
                                                                     ---------          ---------              -----
Balances, March 31, 2003.................................            2,910,000          2,090,000               $.64
                                                                     =========          =========              =====

The following summarizes stock options outstanding as of March 31, 2003:

                                        Options Outstanding                       Options Exercisable
                                        -------------------                       -------------------
                                                               Weighted                         Weighted
                                              Weighted          Average                          Average
                               Average        Exercise          Shares                          Exercise
Exercise Prices                Shares       Life (Years)         Price       Exercisable         Price
                               -------      ------------       --------      -----------        --------
$.25                           150,000           7.7              $.25           75,000           $.25
$.40                           605,000           7.7              $.40          302,500           $.40
$.50                            24,000           8.2              $.50            6,000           $.50
$.60                           561,000           7.7              $.60          280,500           $.60
$.75                           150,000           8.1              $.75           37,500           $.75
$1.00                          600,000           8.4             $1.00          137,500          $1.00
                             ---------           ---             -----          -------          -----
                             2,090,000           8.0             $ .64          839,000          $ .57
                             =========           ===             =====          =======          =====

                            HOLLYWOOD SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 8--COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases its development and Corporate offices under non- cancelable operating lease agreements, which expire at various dates through August 2005. The lease agreements provide for base rental rates, which increase at defined intervals during the term of the lease. The Company does not account for increasing base rentals using a straight-line method over the lease term as the differences between the straight-line method and cash payment is not material.

The Company's rental expense for operating leases was $67,282 and $79,309 for the years ended March 31, 2002 and 2003, respectively. Future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more consist of the following at March 31, 2003: Years ending March 31,

                                                                          Amount

2004................................................................     $49,087
2005................................................................      28,804
2006................................................................      10,944
                                                                         -------
                                                                         $88,835
                                                                         =======
EMPLOYEE BENEFIT PLANS

The Company's employees are covered by a profit sharing plan qualified under IRS section 401. The plan provides for the Company to make discretionary profit contributions on behalf of eligible employees. The Company made no contributions in 2002 or 2003.

NOTE 9--RELATED PARTY TRANSACTIONS

The Company leases office space from a company controlled by the Company's CEO. Office rental rates approximate market value for the size, type and office location. Rents paid under this lease totaled $28,260 and $31,170 for the years ended March 31, 2002 or 2003, respectively.

From time to time, the Company uses an outside contractor related to the Company's president. Rates paid for work provided are consistent with comparable contractors. Fees paid during the years ended March 31, 2002 or 2003 amounted to $11,695 and $47,483, respectively.


                            HOLLYWOOD SOFTWARE, INC.
                                  BALANCE SHEET



                                                                                        September 30,
                                                                                             2003
                                                                                      -----------------
Assets
Current assets
   Cash and cash equivalents                                                          $         335,711
   Accounts receivable, net of allowance for doubtful accounts of $5,325                        276,055
   Prepaids and other current assets                                                             14,098
                                                                                       ----------------

Total current assets                                                                            625,864

Property and equipment, net (Note 3)                                                             27,778

Capitalized software costs, net (Note 3)                                                        453,655
                                                                                       ----------------

Total assets                                                                          $       1,107,297
                                                                                       ================

Liabilities and Stockholders' Equity

Current liabilities
   Accounts payable and accrued expenses (Note 3)                                     $         116,618
   Current portion of notes payable (Note 4)                                                      2,083
   Due to shareholder (Note 5)                                                                   50,000
   Deferred taxes (Note 6)                                                                       52,800
   Deferred revenue (Note 3)                                                                    470,280
                                                                                       ----------------
                                                                                       ----------------

Total current liabilities                                                                       691,781
                                                                                       ----------------

Total liabilities                                                                               691,781
                                                                                       ----------------


Commitments and contingencies

Stockholders' equity
   Common stock, no par value, 50,000,000 shares authorized, 10,000,000 shares
     issued and outstanding as of September 30, 2003                                             20,000
   Retained earnings                                                                            395,516
                                                                                       ----------------

Total stockholders' equity                                                                      415,516
                                                                                       ----------------

Total liabilities and stockholders' equity                                            $       1,107,297
                                                                                       ================


See accompanying notes to financial statements.

                            HOLLYWOOD SOFTWARE, INC.
                            STATEMENTS OF OPERATIONS


                                                        Three Months Ended                     Six Months Ended
                                                           September 30,                         September 30,
                                                 ----------------------------------     -------------------------------
                                                     2002                2003                2002             2003
                                                 -------------     ----------------     --------------    -------------
Revenues
   License fees                               $    173,935      $       204,106      $     375,099     $    299,198
   Maintenance fees                                128,514              107,618            255,152          213,282
   Development fees                                 55,000              138,223            126,855          192,975
   Consulting fees                                 217,626               83,915            400,274          122,904
                                              -------------     ----------------     --------------    --------------

Total revenues                                     575,075              533,862          1,157,380          828,359
                                              -------------     ----------------     --------------    --------------

Costs and operating expenses
   Costs of revenues                                91,250               49,787            165,155           49,284
   Research and development                         53,225               66,014            109,550          213,539
   General and administrative                      251,765              344,470            557,950          604,806
                                              -------------     ----------------     --------------    --------------

Total costs and operating expenses                 396,240              460,271            832,655          867,629
                                              -------------     ----------------     --------------    --------------

Income (loss) from operations                      178,835               73,591            324,725          (39,270)

Interest expense                                      (320)                 (72)              (760)            (202)

Other income                                           433                    7                691              865
                                              -------------     ----------------     --------------    --------------

Income (loss) before income taxes                  178,948               73,526            324,656          (38,607)

Provision (benefit) for income taxes                52,107                1,053             94,363           (8,947)
                                              -------------     ----------------     --------------    --------------

Net income (loss)                             $    126,841      $        72,473      $     230,293     $    (29,660)
                                              =============     ================     ==============    =============

Earning (loss) per share (Note 2):
   Basic                                      $       0.01      $          0.01      $        0.02     $      (0.00)
                                              =============     ================     ==============    ==============

   Diluted                                    $       0.01      $          0.01      $        0.02     $      (0.00)
                                              =============     ================     ==============    ==============

Weighted average number of shares
   (Note 2):
   Basic                                        10,000,000           10,000,000         10,000,000       10,000,000
                                              =============     ================     ==============    ==============

   Diluted                                      10,293,167           10,000,000         10,293,167       10,000,000
                                              =============     ================     ==============    ==============

See accompanying notes to financial statements.

                            HOLLYWOOD SOFTWARE, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                     Common         Retained
                                     Stock          Earnings          Total
                                  -----------     -----------      ----------

Balance, March 31, 2003           $   20,000      $  425,176       $ 445,176

Net loss                                   -         (29,660)        (29,660)
                                  -----------     -----------      ----------

Balance, September 30, 2003       $   20,000      $  395,516       $ 415,516
                                  ===========     ===========      ==========


See accompanying notes to financial statements.


                            HOLLYWOOD SOFTWARE, INC.
                            STATEMENTS OF CASH FLOWS


                                                                Three Months Ended               Six Months Ended
                                                                   September 30,                  September 30,
                                                           ----------------------------     ------------------------
                                                               2002            2003             2002          2003
                                                           ------------    ------------     -----------    ---------
Cash flows from operating activities
   Net income (loss)                                        $ 126,841       $  72,473       $ 230,293     $ (29,660)
   Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Depreciation                                               6,767           6,400          13,534        13,400
     Amortization of software development costs                48,463          36,191          97,820        79,673
     Deferred taxes                                            52,107          11,500          94,363         1,500
     Changes in operating assets and liabilities:
       Accounts receivable                                    (43,902)          2,322        (253,135)       56,267
       Prepaids and other current assets                        5,764          (4,613)          7,598        (4,588)
       Accounts payable and accrued liabilities                18,881          40,294          33,388        37,427
       Deferred revenue                                      (124,498)         (7,927)       (206,758)      (59,844)
                                                          ------------    ------------     -----------     -----------

Net cash provided by operating activities                      90,423         156,640          17,103        94,175
                                                          ------------    ------------     -----------     -----------

Cash flows from investing activities
   Purchases of property and equipment                              -               -          (8,738)      (10,500)
   Capitalized software development costs                     (80,208)        (54,011)       (164,882)      (54,011)
                                                          ------------    ------------     -----------     -----------

Net cash used in investing activities                         (80,208)        (54,011)       (173,620)      (64,511)
                                                          ------------    ------------     -----------     -----------

Cash flows from financing activities
   Repayment of notes payable                                  (3,125)         (3,125)         (6,250)       (6,250)
   Loans from shareholders                                          -          50,000               -        50,000
                                                          ------------    ------------     -----------     -----------

Net cash provided by (used in) financing activities            (3,125)         46,875          (6,250)       43,750
                                                          ------------    ------------     -----------     -----------

Net increase (decrease) in cash and cash
  equivalents                                                   7,090         149,504        (162,767)       73,414

Cash and cash equivalents, beginning of period                 65,338         186,207         235,195       262,297
                                                          ------------    ------------     -----------     -----------

Cash and cash equivalents, end of period                  $    72,428     $   335,711      $   72,428      $335,711
                                                          ============    ============     ===========     ===========

Supplemental cash flow disclosures
   Cash paid during the three-months ended for:
      Interest paid                                       $       319     $        72      $      760      $    203
      Taxes paid                                                    -         (10,447)              -       (10,447)
                                                          ============    ============     ===========     ===========


See accompanying notes to financial statements.

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - COMPANY ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Hollywood Software, Inc. (the "Company") was incorporated in California in October 1997. The Company is a leading provider of proprietary enterprise software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada. Its software applications manage the planning, booking, scheduling, revenue sharing, cash flow, and reporting associated with the distribution and exhibition of theatrical films. Services include strategic and technical consulting, systems implementation and training.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements. In the opinion of management, all adjustments and normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the three and six months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending March 31, 2004. The interim financial statements and notes thereto should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended March 31, 2003.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all liquid assets with an initial maturity date that is less than three months from the date of purchase to be cash equivalents.


CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, to the extent they exceed federal depository insurance limits, and accounts receivable. The Company places its cash with high credit quality financial institutions. As of September 30, 2003 uninsured cash balances aggregated $235,711.

The Company customer base primarily includes film distributors and theatre owners through the United States and Canada. Allowances for doubtful accounts are recorded for estimated losses resulting from the inability of customers to make required payments. The amount of the reserves is based on historical experience and the Company's analysis of the accounts receivable balances outstanding. For the three and six months ended September 30, 2002, four customers accounted for 10%, 16%, 17% and 33%, and 10%, 11%, 18% and 32% of revenues, respectively, and three customers accounted for 46%, 16%, and 13% of accounts receivable at September 30, 2002. For the three and six months ended September 30, 2003, two customers accounted for 20% and 37%, and three customers accounted for 10%, 13% and 37% of revenues, respectively, and three customers accounted for 54%, 14% and 12% of accounts receivable at September 30, 2002.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the double-declining balance method over the useful lives of the respective assets as follows:

                                                            Useful Lives
                                                     ---------------------------

       Computer software                                          3
       Computer equipment                                         5
       Furniture and fixtures                                     7
       Leasehold improvements                         Lease term or useful life

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the improvement. Maintenance and repair costs are charged to expense as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

The Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company's ability to recover the carrying value of its long-lived assets from expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying amount of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets. No impairment was recorded during the three and six months ended September 30, 2002 and 2003.

CAPITALIZED SOFTWARE COSTS

The Company has adopted SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Software development costs that are incurred subsequent to establishing technological feasibility are capitalized. Amounts capitalized as software development costs are generally amortized on a straight-line basis over five years. The company reviews capitalized software costs for impairment on an annual basis. To the extent that the carrying amount exceeds the estimated net realizable value of the capitalized software cost, an impairment charge is recorded. No impairment was recorded during the three and six months ended September 30, 2002 and 2003.

Amortization of capitalized software development costs, included in costs of revenues, amounted to $48,463 and $36,191 for the three months ended September 30, 2002 and 2003, respectively, and $97,820 and $79,674 for the six months ended September 30, 2002 and 2003, respectively.

REVENUE RECOGNITION

The Company accounts for software revenue recognition in accordance with Statement of Position 97-2, "Software Revenue Recognition." The Company's revenues are generated from the following primary sources: i) software licensing, including customer licenses and ASP service agreements, ii) software maintenance contracts, iii) professional consulting services, which includes systems implementation, training, custom software development services and other professional services.

Software licensing revenue is recognized when the following criteria are met: a) persuasive evidence of an arrangement exists, b) delivery has occurred and no significant obligations remain, c) the fee is fixed or determinable and d) collectivity is determined to be probable. Significant upfront fees are received in addition to periodic amounts upon achievement of contractual milestones for licensing of the Company's products. Such amounts are deferred until the revenue recognition criteria has been met, which typically occurs after delivery and acceptance.

For arrangements with multiple elements (e.g. delivered and undelivered products, maintenance and other services), the Company separately negotiates each element of the arrangement based on the fair value of the elements. The fair values for ongoing maintenance and support obligations are based upon separate sales of renewals to customers or upon substantive renewal rates quoted in the agreements. The fair values for services, such as training or consulting, are based upon hourly billing rates of these services when sold separately to other customers.

Customers not wishing to license and operate the Company's software themselves may use the software through an Application Service Provider ("ASP") arrangement, in which the Company hosts the application and provides customer

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


access via the internet. Annual minimum ASP service fees are recognized ratably over the contract term. Overage revenues for usage in excess of stated minimums are recognized monthly.

Maintenance services and website subscription fees are recognized ratably over the contract term. Professional consulting services, sales of third party products and resale hardware revenues are recognized as services are provided. Software development revenues are recognized when delivery has occurred and no significant obligations remain.

Deferred revenue is recorded when i) a portion or the entire contract amount cannot be recognized as revenue due to non-delivery or acceptance of licensed software or custom programming, ii) incomplete implementation of ASP service arrangements, or iii) unexpired pro-rata periods of maintenance, minimum ASP service fees or website subscription fees. As license fees, maintenance fees, minimum ASP service fees and website subscription fees are often paid in advance, a portion of this revenue is deferred until the contract ends. Such amounts are included in the Company's balance sheet under the caption "Deferred Revenue," and are recognized as revenue in accordance with the Company's revenue recognition policies described above.

INCOME TAXES

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates expected to be in effect in the year in which the temporary differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion, or all, of the deferred tax asset will not be realized.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Research and development costs amounted to $53,225 and $66,014 for the three months ended September 30, 2002 and 2003, respectively, and $109,550 and $213,539 for the six months ended September 30, 2002 and 2003, respectively.

ADVERTISING EXPENSES

Advertising costs are expensed as incurred. Advertising costs totaled $0 and $3,408 for the three months ended September 30, 2002 and 2003, respectively, and $282 and $3,433 for the six months ended September 30, 2002 and 2003, respectively.

EMPLOYEE STOCK COMPENSATION

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Under the intrinsic value method, the Company recognizes compensation expense on the date of grant only if

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


the current market price of the underlying stock exceeds the exercise price. The Company recorded no stock based employee compensation cost for the three and six months ended September 30, 2002 and 2003.

The Company has adopted the disclosure standards of SFAS No. 123, "Accounting for Stock-Based Compensation", which requires the Company to provide pro forma net income disclosures for employee stock option grants made as if the fair-value-based method of accounting for stock options as defined in SFAS 123 had been applied. The following table illustrates the effect on net income
(loss) if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation for the three and six months ended September 30, 2002 and 2003:

                                                               Three Months Ended              Six Months Ended
                                                                  September 30,                 September 30,
                                                          ----------------------------     -----------------------
                                                              2002             2003           2002          2003
                                                          ------------     -----------     ---------     ---------
Net income (loss), as reported                            $   126,841      $   72,473      $230,293      $(29,660)
Additional stock-based employee compensation expense
   determined under the fair value based method, net
     of income
   tax benefits                                                (6,413)         (6,413)      (12,827)      (12,827)
                                                          ------------     -----------     ---------     -----------

Pro forma net income (loss)                               $   120,428      $   66,060       217,466       (42,487)
                                                          ============     ===========     =========     ===========

Income (loss) per share:
   As reported:
     Basic                                                $      0.01      $     0.01      $   0.02      $  (0.00)
                                                          ============     ===========     =========     ===========

     Diluted                                              $      0.01      $     0.01      $   0.02      $  (0.00)
                                                          ============     ===========     =========     ===========

   Pro forma:
     Basic                                                $      0.01      $     0.01      $   0.02      $  (0.00)
                                                          ============     ===========     =========     ===========

     Diluted                                              $      0.01      $     0.01      $   0.02      $  (0.00)
                                                          ============     ===========     =========     ===========

EARNINGS (LOSS) PER SHARE

The Company accounts for earnings per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of basic and diluted earnings per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share is computed based on the same shares plus the potential shares issuable upon assumed exercise of outstanding stock options or other security contracts, but does not include the impact of dilutive securities that would be anti-dilutive.

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


The following  table sets forth the  computation  of basic and diluted  earnings
(loss) per share:

                                                          Three Months Ended                Six Months Ended
                                                            September 30,                     September 30,
                                                    -------------------------------   ------------------------------

                                                         2002              2003            2002             2003
                                                    -------------     -------------   -------------    -------------
Numerator:
   Net income (loss) available to common
     shareholders                                   $    126,841      $     72,473    $    230,293     $    (29,660)
                                                    -------------     -------------   -------------    --------------

Denominator:
   Basic earnings per share - weighted average
     shares                                           10,000,000        10,000,000      10,000,000       10,000,000

   Effect of dilutive securities:
     Stock options                                       293,167                 -         293,167                -
                                                    -------------     -------------   -------------    --------------

Denominator for diluted earnings per share -
   weighted average shares                            10,293,167        10,000,000      10,293,167       10,000,000
                                                    -------------     -------------   -------------    --------------

Earnings (loss) per share:
     Basic                                          $       0.01      $       0.01    $       0.02     $      (0.00)
                                                    =============     =============   =============    ==============

     Diluted                                        $       0.01      $       0.01    $       0.02     $      (0.00)
                                                    =============     =============   =============    ==============

For the three and six months ended September 30, 2002 and 2003, total stock options of 2,090,000 were not included in the computation of diluted income
(loss) per share because their effect was anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement of Financial Accounting Standards No. 133. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as specifically noted in SFAS No. 149. SFAS No. 149 should be applied prospectively. At this time, the adoption of SFAS No. 149 is not expected to materially impact the Company's financial condition or results of operations.

In May 2003, the FASB Issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. As of September 30, 2003, the Company did not have any mandatorily redeemable financial instruments or related financial instruments to be accounted for under SFAS No. 150.

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 3 - BALANCE SHEET COMPONENTS

PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of September 30, 2003:

                                                        September 30,
                                                            2003
                                                   -------------------

Furniture and fixtures                             $         9,426
Computer equipment                                         133,056
Computer software                                           21,881
Office furniture                                            10,792
                                                   -------------------

                                                           175,155
Less:  Accumulated depreciation                           (147,377)
                                                   -------------------

Total property and equipment, net                  $        27,778
                                                   ===================

Computer equipment consists primarily of costs incurred for computers, servers and backup battery devices used in the Company's operations. Depreciation expense for the three months ended September 30, 2002 and 2003 was $6,767 and $6,400, respectively. Depreciation expense for the six months ended September 30, 2002 and 2003 was $13,534 and $13,400, respectively.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The Company capitalizes the cost of software development in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Capitalized software development costs consisted of the following as of September 30, 2003:

                                                              September 30,
                                                                  2003
                                                          -------------------

Development costs                                         $       988,198
Less:  Accumulated amortization                                  (534,543)
                                                          -------------------

Unamortized development costs, net                        $       453,655
                                                          ===================

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of September 30, 2003:

                                                                   September 30,
                                                                       2003
                                                             ------------------

Accounts payable                                             $          54,022
Accrued compensation and benefits                                       44,656
Other accrued liabilities                                               17,940
                                                             -------------------

Total accounts payable and accrued expenses                  $         116,618
                                                             ===================

Accrued compensation and benefits primarily relate to accrued employee vacation costs. Other accrued liabilities relate to general business obligations incurred prior to the balance sheet date, which were paid in subsequent reporting periods.


DEFERRED REVENUES

Deferred revenues consisted of the following as of September 30, 2003:

                                                             September 30,
                                                                 2003
                                                          ----------------

ASP service fees                                          $       304,299
Maintenance fees                                                  109,510
Web site subscription fees                                         20,088
Development fees                                                   36,383
                                                          ----------------

Total                                                     $       470,280
                                                          ================

Deferred revenues represent amounts collected from customers prior to satisfying the Company's revenue recognition criteria.

NOTE 4 - LINE OF CREDIT AND NOTES PAYABLE

In November 2001, the Company entered into a $200,000 line of credit from Wells Fargo Bank for general corporate purposes. The credit line bears interest at 7.50% per annum. The Company has not borrowed any funds, nor incurred any interest charges under the credit line. The line of credit expires in November 2003.

In November 2001, the Company incurred a $25,000 term loan from Wells Fargo Bank for the purchase of a battery backup system to mitigate risks from rolling blackouts due to an energy crisis in California. In addition to receivables and other assets of the Company, two shareholders pledged certain personal assets as collateral for the loan. The Company makes monthly payments of principal and interest on the loan, which is scheduled to expire in November 2003. The term loan bears interest at 8.25% per annum.

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


A summary of Notes Payable is as follows:

                                                              September 30,
                                                                  2003
                                                            ----------------

Notes payable                                               $        52,083
Less:  Current portion                                              (52,083)
                                                            ----------------

Notes payable, less current portion                         $              -
                                                            ================

NOTE 5 - DUE TO SHAREHOLDER

In August 2003, the Company incurred a $50,000 loan from a shareholder as an advance for future legal fees. The loan is non-interest bearing and due on demand. The loan was repaid in October 2003.

NOTE 6 - INCOME TAXES

Provision (benefit) for income taxes consists of the following:

                     Three Months Ended                 Six Months Ended
                        September 30,                     September 30,
               --------------------------------     --------------------------
                    2002              2003              2002           2003
               -------------     --------------     ------------    ----------

 Current:

   Federal     $          -      $     (10,447)     $         -     $ (10,447)
   State                  -                  -                -             -

 Deferred:
   Federal           39,155                  -           70,847             -
   State             12,952             11,500           23,516         1,500
               -------------     --------------     ------------    ----------

               $     52,107      $       1,053      $    94,363     $  (8,947)
               =============     ==============     ============    ==========

Net deferred tax liabilities consist of the following as of September 30, 2003:

                                                                September 30,
                                                                    2003
                                                             ----------------
Deferred tax assets:
    Net operating loss carryforwards                         $         8,000
    Deferred revenues                                                187,300
    Accounts payable and accruals                                     46,500
                                                             ----------------

Total deferred tax assets                                            241,800
                                                             ----------------

Deferred tax liabilities:
    Accounts receivable                                             (110,000)
    Capitalized software costs                                      (180,700)
    Depreciation                                                      (3,900)
                                                             ----------------

Total deferred tax liabilities                                      (294,600)
                                                             ----------------

Net deferred tax liability                                   $       (52,800)
                                                             ================

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 7 - STOCKHOLDER's EQUITY

STOCK DIVIDEND

On November 7, 2000 the Board of Directors declared a 1,000:1 stock dividend and increased the common shares authorized from 50,000 to 50,000,000 and issued and outstanding from 10,000 shares to 10,000,000 shares. All stock related data in the financial statements reflect the stock dividend for all periods presented. The amendment to the Company's articles of incorporation was filed with the State of California on July 31, 2003.

STOCK OPTION PLAN

In December 2000, the Company adopted the 2000 Stock Option Plan (the "Plan") under which non-qualified stock options may be granted to employees, outside directors and consultants. The purpose of the Plan is to enable the Company to attract, retain and motivate employees, directors, advisors and consultants. The Company has reserved a total of 5,000,000 shares of the Company's common stock for issuance upon the exercise of options granted in accordance with the Plan.

Options granted under the Plan expire in 10 years following the date of grant (5 years for stockholders who own greater than 10% of outstanding stock) and are subject to limitation on transfer. The Plan is administered by the Board of Directors.

The Plan provides for granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Option grants under the Plan are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee. Options granted to stockholders who own greater than 10% of the outstanding stock must be issued at prices not less than 100% of the fair market value of the stock on the date of grant as determined by the Company's Board of Directors. Upon a change in control of the Company, all shares granted under the Plan shall immediately vest.

The following table summarizes the activity of the Plan:

                                                                    Weighted
                                                   Options          Average
                                    Shares         Granted-         Exercise
                                    Available      Number           Price Per
                                    for Grant      of Shares        Share
                                    ----------     -----------      ----------

Balances, March 31, 2003            2,910,000       2,090,000        $.64

Options granted                             -               -           -
Options forfeited                           -               -           -
                                    ----------     -----------      ----------

Balances, September 30, 2003        2,910,000       2,090,000        $.64
                                    ==========     ===========      ==========

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


The following summarizes stock options outstanding as of September 30, 2003:

                                           Options Outstanding                           Options Exercisable
                      --------------------------------------------------------------   -------------------------
                                                                                                       Weighted
                                                                                                        Average
                                           Weighted Average        Weighted Average        Shares      Exercise
Exercise Prices             Shares           Life (Years)          Exercise Price        Exercisable     Price
------------------    ---------------     -------------------     ------------------   -------------  ----------
     $  .25                  150,000             7.2                    $  .25               93,750     $ .25
     $  .40                  605,000             7.2                    $  .40              378,125     $ .40
     $  .50                   24,000             7.7                    $  .50                9,000     $ .50
     $  .60                  561,000             7.2                    $  .60              350,625     $ .60
     $  .75                  150,000             7.6                    $  .75               56,250     $ .75
     $ 1.00                  600,000             7.9                    $ 1.00              212,500     $1.00
                      ---------------     -------------------     ------------------   -------------  ------------

                           2,090,000             7.5                    $  .64            1,100,250     $ .59
                      ===============     ===================     ==================   =============  ============

NOTE 8 - COMMITMENTS AND CONTINGENCIES

LEASES

As of September 30, 2003, the Company leases its development and Corporate offices under non-cancelable operating lease agreements, which expire at various dates through August 2005. The lease agreements provide for base rental rates, which increase at defined intervals during the term of the lease. The Company does not account for increasing base rentals using a straight-line method over the lease term as the differences between the straight-line method and cash payment is not material.

The Company's rental expense for operating leases was $15,646 and $14,930 for the three months ended September 30, 2002 and 2003, respectively, and $37,726 and $29,698 for the six months ended September 30, 2002 and 2003, respectively. Future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more consist of the following at September 30, 2003:

Years ending March 31,
                                                                  Amount

   2004 (six-months)                                         $     22,074
   2005                                                            28,804
   2006                                                            10,826
                                                             ----------------

                                                             $     61,704
                                                             ================


EMPLOYEE BENEFIT PLANS

As of September 30, 2003, the Company's employees are covered by a profit sharing plan qualified under IRS section 401. The plan provides for the Company to make discretionary profit contributions on behalf of eligible employees. The Company made no contributions for the three and six months ended September 2002 and 2003.

NOTE 9 - RELATED PARTY TRANSACTIONS

As of September 30, 2003, the Company leases office space from a company controlled by the Company's CEO. Office rental rates approximate market value for the size, type and office location. Rents paid under this lease totaled
$7,938 and $7,938 for the three months ended September 30, 2002 and 2003, respectively, and $15,585 and $15,876 for the six months ended September 30, 2002 and 2003, respectively.

                            HOLLYWOOD SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS


From time to time, the Company uses an outside contractor related to the Company's president. Rates paid for work provided are consistent with comparable contractors. Fees paid during the three months ended September 30, 2002 and 2003 amounted to $5,018 and $4,550, respectively. Fees paid during the six months ended September 30, 2002 and 2003 amounted to $5,018 and $6,036, respectively.

NOTE 10 -- SUBSEQUENT EVENT

On July 17, 2003, the shareholders of the Company entered into an agreement to sell all of the outstanding common stock to Access Integrated Technologies, Inc. ("Access"). On November 3, 2003, the shareholders entered into an amended stock purchase agreement with Access. The agreement was amended to provide for the payment of the purchase price in the form of a note payable. Access executed the note payable and purchased all of the outstanding common stock of the Company effective November 3, 2003.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and  Stockholders of Access  Integrated  Technologies,
Inc.:

We have audited the accompanying balance sheet of FiberSat Global Services, LLC as of December 31, 2003, and the related statements of operation, members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FiberSat Global Services, LLC as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Singer Lewak Greenbaum & Goldstein LLP


Los Angeles, California
January 28, 2005

                          FIBERSAT GLOBAL SERVICES, LLC
                                  BALANCE SHEET
                                 (IN THOUSANDS)


ASSETS                                                DECEMBER 31, 2003
--------                                              ------------------
CURRENT ASSETS
    Cash and cash equivalents ........................   $  218
    Accounts receivable, net of allowance of $66 .....      125
    Prepaids and other current assets ................      314
        Total current assets .........................      657

    Property and equipment, net ......................    3,765
    Security deposits ................................        4
            Total assets .............................   $4,426

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
    Accounts payable and accrued expenses ............   $  686
    Current portion of notes payable .................      338
    Current portion due to contractor ................      190
    Advances payable .................................      100

    Current portion of customer security deposits ....       68
    Current portion of capital leases ................      831
    Deferred revenue .................................       18
    Other Liabilities ................................      277
        Total current liabilities ....................    2,508

    Due to contractor, net of current portion ........       80
    Other long term payable ..........................       81
    Customer security deposits, net of current portion       56
    Capital leases, net of current portion ...........      737
        Total liabilities ............................    3,462


    Members' Equity ..................................      964
        Total members' equity ........................      964

            Total liabilities and members' equity ....   $4,426

See accompanying notes to financial statements

                          FIBERSAT GLOBAL SERVICES, LLC
                             STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                      FOR THE YEAR-ENDED
                                                        DECEMBER 31, 2003

Revenues:                                                $     3,408
Cost of revenues                                               1,093
Gross profit                                                   2,315

Operating Expenses:
Selling, general and administrative                            1,833
Depreciation and amortization                                    884
        Total operating expenses                               2,717

Loss from operations                                            (402)

Interest income                                                   51
Interest expense                                                (245)

Net loss before income taxes                                    (596)
Income tax expense                                                (3)

Net loss                                                 $      (599)

See accompanying notes to financial statements

                          FIBERSAT GLOBAL SERVICES, LLC
                          STATEMENT OF MEMBERS' EQUITY
                                 (IN THOUSANDS)


                                                                                            TOTAL
                                    CLASS A            CLASS B           CLASS C       MEMBERS' EQUITY
                                  ----------        ------------    -------------    -------------------
Balance at January 1, 2003         $   1,916         $    (948)         $    158         $   1,126

Contributions                            400                 -                 -               400
Allocation of Loss                      (599)                -                 -              (599)
Unpaid Priority Payments                   -                 -                37                37
                                  ----------        ------------    -------------    -------------------
Balance at December 31, 2003       $   1,717         $    (948)         $    195         $     964
                                  ==========        ============    =============    ===================


See accompanying notes to financial statements

                          FIBERSAT GLOBAL SERVICES, LLC
                             STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    FOR THE YEAR-ENDED
                                                                                     DECEMBER 31, 2003
                                                                                   ---------------------
NET LOSS                                                                             $        (599)

Adjustments  to  reconcile   net  income  to  net  cash  provided  by  operating
  activities:
   Depreciation and amortization                                                               884
   Loss on sale of equipment                                                                    85
Change in assets - (increase) decrease:
   Accounts receivable                                                                          (8)
   Other receivables                                                                           367
   Prepaid expenses                                                                              5
   Deposits                                                                                      6
Change in liabilities - increase (decrease):
   Accounts payable                                                                            (38)
   Accrued expenses                                                                            (29)
   Income taxes payable                                                                         (5)
   Customer deposits                                                                            32
   Deferred revenue                                                                           (157)
   Due to contractor                                                                          (120)
                                                                                   ---------------------
Total adjustments                                                                            1,022
                                                                                   ---------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                      423
                                                                                   ---------------------
Cash flows from investing activities:
   Proceeds from sale of equipment                                                              15
   Purchases of equipment & improvements                                                       (45)
                                                                                   ---------------------
NET CASH USED BY INVESTING ACTIVITIES                                                          (30)
                                                                                   ---------------------
Cash flows from financing activities:
   Payments of cash advances                                                                  (139)
   Payments of lease payables                                                                 (573)
   Payments of notes payable                                                                  (197)
   Members' equity contributions/GP accruals                                                   437
                                                                                   ---------------------
NET CASH USED BY FINANCING ACTIVITIES                                                         (472)
                                                                                   ---------------------
NET DECREASE IN CASH EQUIVALENTS                                                               (79)
Cash and cash equivalents at beginning of period                                               297
                                                                                   ---------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                           $         218
                                                                                   =====================
Supplemental cash flow information:
   Interest paid                                                                     $         167
   Taxes paid                                                                        $           7
See accompanying notes to financial statements


                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

FiberSat Global Services, LLC ("FiberSat" or the "Company"), formerly known as McKibben Communications, was organized in California in August 1998. FiberSat, headquartered in Chatsworth, California provides satellite-based broadband video, data and Internet transmission and encryption services for multiple customers in the broadcast and cable television and communications industries, and also operates an outsourced Networks Operations Center.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

FiberSat considers all liquid assets with an initial maturity date that is less than 3 months from the date of purchase to be cash equivalents.

Financial instruments, which potentially subject FiberSat to concentrations of credit risk, to the extent they exceed federal depository insurance limits consist of cash and cash equivalents, and accounts receivable. FiberSat places its cash with high credit quality financial institutions. As of December 31, 2003, uninsured cash balances aggregated $148.

MAJOR CUSTOMERS

The Company's customer base is primarily composed of businesses throughout the United States. Allowances for doubtful accounts are recorded for estimated losses resulting from the inability of customers to make required payments. The amount of the reserve is based on historical experience and management's analysis of the accounts receivable balances outstanding. As of December 31, 2003, three customers accounted for 55%, 25% and 4% of year-to-date revenues and five customers accounted for 35%, 33%, 18%, 8% and 5% of accounts receivable.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the respective assets as follows:

                                                   USEFUL LIVES
                                                   -------------------------
Computer equipment                                 3 years
Technical equipment                                5 to 15 years
Office furniture and equipment                     5 years
Leasehold improvements                             Lease term or useful life

Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the improvement. Maintenance and repair costs are charged to expense as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

The Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company's ability to recover the carrying value of its long-lived assets from expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying amount of the assets, a loss is recognized for the difference between the fair value

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


(computed based upon the expected future discounted cash flows) and the carrying value of the assets. No impairment was recorded during the year ended December 31, 2003.

REVENUE RECOGNITION

FiberSat revenues are accounted for in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements" ("SAB No. 104"). FiberSat revenues consist of satellite network monitoring and maintenance fees. These fees consist of monthly recurring billings pursuant to contracts, which are recognized as revenues in the month earned, and other billings which are recognized on a time and materials basis in the period in which the services were provided.

DEFERRED REVENUES

The Company's customers occasionally make payments in the month prior to the month in which actual services are rendered. FiberSat records such payments as Deferred Revenues.

INCOME TAXES

The Company is a limited liability company, which is a pass-through entity for federal and state income tax purposes. The Company's income or loss is required to be reported by the Company's members on their applicable income tax returns.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2003, the Federal Accounting Standards Board (the "FASB") issued Statement of Financial Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as specifically noted in SFAS No. 149. SFAS No. 149 should be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on the Company's financial position, cash flows or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities and the provisions of paragraphs 9 and 10 of SFAS No. 150 (and related guidance in the appendices), as they apply

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


to mandatorily redeemable non-controlling interests, which were deferred by the FASB on October 29, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's financial position, cash flows or results of operations.

In November 2002, the Emerging Issues Task Force (the "EITF") reached a consensus on EITF 00-21, "Revenue Arrangements with Multiple Deliverables," related to the separation and allocation of consideration for arrangements that include multiple deliverables. EITF 00-21 requires that when the deliverables included in this type of arrangement meet certain criteria they should be accounted for separately as separate units of accounting. This may result in a difference in the timing of revenue recognition but will not result in a change in the total amount of revenues recognized in a bundled sales arrangement. The allocation of revenues to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items then the residual method must be used. This method requires that the amount allocated to the undelivered items in the arrangement is their full fair value. This would result in the discount, if any, being allocated to the delivered items. This consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on the Company's financial position, cash flows or results of operations.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- an Interpretation of Accounting Research Bulletin No. 51." FIN No. 46 requires the primary beneficiary to consolidate a variable interest entity
("VIE") if it has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. FIN No. 46 applies immediately to VIEs created after January 31, 2003 and to VIEs in which the entity obtains an interest after that date. In October 2003, the FASB deferred the latest date by which all public entities must apply FIN No. 46 to all VIEs and potential VIEs, both financial and non-financial in nature, to the first reporting period ending after December 15, 2003. The adoption of FIN No. 46 in February 2003 did not have a material impact on the Company's financial position, cash flows or results of operations.

On December 17, 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which supercedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB No. 104 rescinds the "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" issued with SAB No. 101 that had been codified in Staff Accounting Bulletin Topic 13, "Revenue Recognition." The adoption of SAB No. 104 did not have any impact on the Company's financial position, cash flows or results of operations.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2003:

Technical equipment ................................................. $7,149
Computer equipment ..................................................    376
Leasehold improvements ..............................................    565
Office furniture and equipment ......................................    198
                                                                         ----
                                                                        8,288

Less:    ACCUMULATED DEPRECIATION...................................   (4,523)
         ------------------------                                      -------

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


Total property and equipment, net......................................$3,765
                                                                       ======

Depreciation expense for the year ended December 31, 2003 was $884.

NOTE 4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of December 31, 2003:

Accounts payable..........................................................  $286
Accrued compensation and benefits..........................................  392
Taxes payable.............................................................     8
                                                                            ----
Total accounts payable and accrued expenses...............................  $686
                                                                            ====

Accrued compensation and benefits primarily relate to accrued employee bonuses, payroll and vacation costs.

NOTE 5. NOTES PAYABLE

A summary of Notes Payable is as follows as of December 31, 2003:

10% note payable to member due in monthly installments of $21 including principal and interest, maturing May 1, 2004, and collateralized by various personal property ......................... $ 176
10% note payable to member, due upon call ............................... $  86
10% note payable to member, due upon call ............................... $  48
10% note payable to member, due upon call ............................... $  28
Less:    CURRENT PORTION................................................. ($338)
         ---------------                                                  ------

Notes payable, less current portion......................................  $ -0-
                                                                           =====

During the year ended December 31, 2003, FiberSat has not made any payments for principal or interest on the notes due upon call.

NOTE 6. OTHER LIABILITIES

Other liabilities represents amounts owed for certain equipment purchased from an entity that ceased its business.

NOTE 7. INCOME TAXES
The Company is a limited liability company, which is a pass-through entity for federal and state income tax purposes. The Company's income or loss is required to be reported by the Company's members on their applicable income tax returns.

NOTE 8. MEMBERS' EQUITY

FiberSat's Second Amended and Restated Limited Liability Company Operating Agreement dated October 1, 2002 provides for capital contributions, allocation of net profits and net losses, distributions and priority (guaranteed) payments, and other operating parameters for the Company.

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


The Company has three classes of membership units. The Class A member has the first liquidation preference. Class C units have an annual priority (guaranteed) payment that will continue until the Class C unit holder's capital contribution amount is reduced to zero. This guaranteed payment is calculated at the three month LIBOR rate plus 250 basis points (determined monthly). The Class C member has a liquidation preference subordinate to the Class A member. Class B members have no priority payments and liquidation preferences are subordinate to Class A and Class C members. All members have voting rights, and no member is required to make any additional capital contributions to the Company. The Operating Agreement prescribes the allocation of profits and losses among Members. Per such provisions, the losses in the current accounting period have been allocated to Members that have a positive balance in their Capital Account.

NOTE 9. COMMITMENTS

LEASES

The Company leases its corporate offices and two sites used for satellite transmission operations under noncancellable operating lease agreements, which expire in March 2007, June 2004 and September 2009, respectively. The Company does not account for increasing base rentals using a straight-line method over the lease term as the difference between the straight-line method and cash basis is not material. FiberSat also leases certain equipment for use in its satellite transmission and general business operations under noncancelable capital lease agreements that expire through May 2006.

Minimum future operating and capital lease payments as of December 31, 2003 are summarized as follows:

                                                                           Capital         Operating
                                                                           LEASES           LEASES
                                                                          ----------      ------------
Year ending December 31,
2004.....................................................................      $938            $222
2005.....................................................................       699             214
2006.....................................................................        77             214
2007.....................................................................         -             128
2008.....................................................................         -             101
Thereafter                                                                        -              67
                                                                          ----------      ------------

Total minimum lease payments                                                 $1,714            $946
                                                                           =========      ============

Less amount representing interest.........................................      145
                                                                                ---

Present value of net minimum lease payments, including
current maturities of $833................................................   $1,569
                                                                             ======

Total rent expense was $320 for the period ended December 31, 2003.

As of December 31, 2003 assets recorded under capitalized lease agreements included in property and equipment consists of the following:

Computer equipment........................................    $      70
Machinery and equipment...................................        2,895
                                                              ---------
...........................................................    $   2,965

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


Less: Accumulated amortization............................       (1,309)
                                                              ----------
Net assets under capital lease............................    $   1,656
                                                              =========


OTHER

During the year ended December 31, 2003, FiberSat made payments of $120 to a contractor as a part of a settlement agreement in connection with certain litigation initiated against the Company in 2001. At December 31, 2003 the Company had an outstanding balance of $270 payable to this contractor.

NOTE 10. EMPLOYEE BENEFIT PLAN

FiberSat maintains a 401(k) Plan that allows eligible employees to contribute up to 15% of their compensation, not to exceed the statutory limit. FiberSat does not match employee contributions. Employee contributions and related earnings vest immediately.

NOTE 11. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2003, the Company had certain transactions with Globecomm Systems, Inc, ("GSI"), a member of FiberSat. The Company had revenues of $836 related to services provided to GSI and its subsidiary and at December 31, 2003, the accounts receivable balance included $63 owed by GSI and its subsidiary.

GSI had sold certain equipment to FiberSat that was financed by a note payable to GSI. The remaining balance at December 31, 2003 on this note was $176. The nominal interest on this note was 10% and the company made payments of $338 for principal and interest during the year. GSI also leased, at a 10% interest rate, to the Company certain capital equipment, on which the Company had an outstanding balance of $526 at December 31, 2003. The Company made lease payments of $50 during the year.

GSI had made certain cash advances to the Company in previous years via a series of three promissory notes bearing interest at 10%. The company has not made any repayment on these notes and the total balance on these notes, including interest was $162 at December 31, 2003.

GSI advanced to the Company $100 against services to be provided by the Company to GSI and its subsidiary during 2002. There is no interest due on this advance and the Company did not make repayments on or receivable offsets against this advance in 2003.

The Company had outstanding trade accounts payable to GSI of $64 at December 31, 2003.

NOTE 12. SEGMENT INFORMATION

FiberSat has adopted the provisions of SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas. The Company is principally engaged in the satellite-based transmission of data from its two California locations. Accordingly, the Company considers itself to operate in a single segment for purposes of disclosure under SFAS No. 131. The Company's chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


Fourth Amended and Restated Certificate of Incorporation of Registrant. (4)

As of December 31, 2003, all of the Company's operations and assets were located in California.

NOTE 13. SUBSEQUENT EVENTS

On November 17, 2004, substantially all of the assets, customer contracts, business operations, and certain liabilities of FiberSat were acquired by FiberSat Global Services, Inc., a wholly-owned subsidiary of Access Integrated Technologies, Inc. ("AccessIT"). In connection with the acquisition, AccessIT issued 540,000 shares of its restricted Class A Common Stock to the members, and paid $381 in cash to settle certain obligations of FiberSat.

                          FIBERSAT GLOBAL SERVICES, LLC
                                  BALANCE SHEET
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                       SEPTEMBER 30, 2004
                                                       ------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                    $        421
Accounts receivable, net of allowance of $44                           49
Prepaids and other current assets                                      61
                                                       ------------------
  Total current assets                                                531

Property and equipment, net                                         2,693
Security deposits                                                       4
                                                       ------------------
     Total assets                                            $      3,228
                                                       ==================

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses                      $        557
  Current portion of notes payable                                    171
  Current portion due to contractor                                   150
  Advances payable                                                     63
  Current portion of customer security deposits                        82
  Current portion of capital leases                                   773
  Deferred revenue                                                     56
  Other liabilities                                                   277
                                                       ------------------
    Total current liabilities                                       2,129

  Other long term payable                                              77
  Customer security deposits, net of current portion                   30
  Capital leases, net of current portion                              181
                                                       ------------------
    Total liabilities                                               2,417
                                                       ------------------



Members' Equity                                                       811
                                                       ------------------
  Total members' equity                                               811
                                                       ------------------

    Total liabilities and members' equity                    $      3,228
                                                       ==================

See accompanying notes to financial statements

                          FIBERSAT GLOBAL SERVICES, LLC
                             STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                  FOR THE NINE MONTHS ENDED
                                                      SEPTEMBER 30, 2004
                                                  ----------------------------
Revenues:                                                $     2,567
Cost of revenues                                                 740
Gross profit                                                   1,827

Operating Expenses:
Selling, general and administrative                              981
Depreciation and amortization                                    548
Impairment loss                                                  358
Total operating expenses                                       1,887

Loss from operations                                             (60)

Interest income                                                    2
Interest expense                                                (120)

Net loss before income taxes                                    (178)
Income tax expense                                                (5)

Net loss                                                 $      (183)

See accompanying notes to financial statements

                          FIBERSAT GLOBAL SERVICES, LLC
                          STATEMENT OF MEMBERS' EQUITY
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                          TOTAL MEMBERS'
                                  CLASS A       CLASS B       CLASS C        EQUITY
                                 --------       --------     ---------    --------------
Balance at January 1, 2004       $  1,717       $  (948)      $  195       $   964

Contributions                           -             -            -             -
Allocation of Loss                   (183)            -            -          (183)
Unpaid Priority Payments                -             -           30            30
                                 --------       --------      --------     -------------
Balance at September 30, 2004    $  1,534       $  (948)      $  225       $   811
                                 ========       ========      ========     =============

See accompanying notes to financial statements

                          FIBERSAT GLOBAL SERVICES, LLC
                             STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)
                                                       FOR THE NINE MONTHS ENDED
                                                           SEPTEMBER 30, 2004
                                                       ------------------------
NET LOSS                                                   $       (183)

Adjustments  to  reconcile   net  income  to  net
  cash  provided  by  operating activities:
   Depreciation and amortization                                    548
   Impairment loss                                                  358
Change in assets - (increase) decrease:
   Accounts receivable                                               77
   Other receivables                                                256
   Prepaid expenses                                                  (3)
Change in liabilities - increase (decrease):
   Accounts payable                                                (118)
   Accrued expenses                                                  (9)
   Income taxes payable                                              (2)
   Customer deposits                                                (12)
   Deferred revenue                                                  38
    Due to contractor                                              (120)
                                                       ------------------------

Total adjustments                                                 1,013
                                                       ------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                           830
                                                       ------------------------

Cash flows from investing activities:
   Return of equipment to lessor                                    176
   Purchases of equipment & improvements                            (11)
                                                       ------------------------

NET CASH USED BY INVESTING ACTIVITIES                               165
                                                       ------------------------

Cash flows from financing activities:
   Payments of cash advances                                        (41)
   Payments of lease payables                                      (614)
   Payments of notes payable                                       (167)
   Members' equity contributions/GP accruals                         30
                                                       ------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                          (792)
                                                       ------------------------

NET INCREASE IN CASH EQUIVALENTS                                    203
Cash and cash equivalents at beginning of period                    218
                                                       ------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $        421
                                                       ========================
Supplemental cash flow information:
   Interest paid                                           $         72
   Taxes paid                                              $          7
See accompanying notes to financial statements

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
            (FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004, UNAUDITED)
                                 (IN THOUSANDS)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

FiberSat Global Services, LLC ("FiberSat" or the "Company"), formerly known as McKibben Communications, was organized in California in August 1998. FiberSat, headquartered in Chatsworth, California provides satellite-based broadband video, data and Internet transmission and encryption services for multiple customers in the broadcast and cable television and communications industries, and also operates an outsourced Networks Operations Center.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

FiberSat considers all liquid assets with an initial maturity date that is less than 3 months from the date of purchase to be cash equivalents.

Financial instruments, which potentially subject FiberSat to concentrations of credit risk, to the extent they exceed federal depository insurance limits consist of cash and cash equivalents, and accounts receivable. FiberSat places its cash with high credit quality financial institutions. As of September 30, 2004, uninsured cash balances aggregated $370.

MAJOR CUSTOMERS

The Company's customer base is primarily composed of businesses throughout the United States. Allowances for doubtful accounts are recorded for estimated losses resulting from the inability of customers to make required payments. The amount of the reserves is based on historical experience and management's analysis of the accounts receivable balances outstanding. As of September 30, 2004, three customers accounted for 49%, 11% and 11% of year-to-date revenues and four customers accounted for 50%, 42%, 4%, and 3% of accounts receivable.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the respective assets as follows:

                                               USEFUL LIVES
                                               ------------------------
Computer equipment                             3 years
Technical equipment                            5 to 15 years
Office furniture and equipment                 5  years
Leasehold improvements                         Lease term or useful life

Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the improvement. Maintenance and repair costs are charged to expense as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

The Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions which may indicate a possible impairment. The assessment for potential impairment is based primarily on the

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
            (FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004, UNAUDITED)
                                 (IN THOUSANDS)



Company's ability to recover the carrying value of its long-lived assets from expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying amount of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets. During the period ended September 30, 2004, the Company decided to close its Sylmar, California teleport facility due to a reduction in the type of satellite transmission services provided from that location. The Company recorded an impairment loss for $358, reflecting the writedown of the Sylmar assets.

REVENUE RECOGNITION

FiberSat revenues are accounted for in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements" ("SAB No. 104"). FiberSat revenues consist of satellite network monitoring and maintenance fees. These fees consist of monthly recurring billings pursuant to contracts, which are recognized as revenues in the month earned, and other billings which are recognized on a time and materials basis in the period in which the services were provided.

DEFERRED REVENUES

The Company's customers occasionally make payments in the month prior to the month in which actual services are rendered. FiberSat records such payments as Deferred Revenues.

INCOME TAXES

The Company is a limited liability company, which is a pass-through entity for federal and state income tax purposes. The Company's income or loss is required to be reported by the Company's members on their applicable income tax returns.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2003, the Federal Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as specifically noted in SFAS No. 149. SFAS No. 149 should be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on the Company's financial position, cash flows or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
            (FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004, UNAUDITED)
                                 (IN THOUSANDS)


financial instruments of nonpublic entities and the provisions of paragraphs 9 and 10 of SFAS No. 150 (and related guidance in the appendices), as they apply to mandatorily redeemable non-controlling interests, which were deferred by the FASB on October 29, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's financial position, cash flows or results of operations.

In November 2002, the Emerging Issues Task Force (the "EITF") reached a consensus on EITF 00-21, "Revenue Arrangements with Multiple Deliverables," related to the separation and allocation of consideration for arrangements that include multiple deliverables. EITF 00-21 requires that when the deliverables included in this type of arrangement meet certain criteria they should be accounted for separately as separate units of accounting. This may result in a difference in the timing of revenue recognition but will not result in a change in the total amount of revenues recognized in a bundled sales arrangement. The allocation of revenues to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items then the residual method must be used. This method requires that the amount allocated to the undelivered items in the arrangement is their full fair value. This would result in the discount, if any, being allocated to the delivered items. This consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on the Company's financial position, cash flows or results of operations.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- an Interpretation of Accounting Research Bulletin No. 51." FIN No. 46 requires the primary beneficiary to consolidate a variable interest entity
("VIE") if it has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. FIN No. 46 applies immediately to VIEs created after January 31, 2003 and to VIEs in which the entity obtains an interest after that date. In October 2003, the FASB deferred the latest date by which all public entities must apply FIN No. 46 to all VIEs and potential VIEs, both financial and non-financial in nature, to the first reporting period ending after December 15, 2003. The adoption of FIN No. 46 in February 2003 did not have a material impact on the Company's financial position, cash flows or results of operations.

On December 17, 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which supercedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB No. 104 rescinds the "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" issued with SAB No. 101 that had been codified in Staff Accounting Bulletin Topic 13, "Revenue Recognition." The adoption of SAB No. 104 did not have any impact on the Company's financial position, cash flows or results of operations.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of September 30, 2004:

Technical equipment .....................................................$ 6,788
Computer equipment ..........................................................376
Leasehold improvements ......................................................566
Office furniture and equipment ..............................................198
                                                                             ---
                                                                           7,928

Less:    ACCUMULATED DEPRECIATION .......................................(5,235)
                                                                         -------
Total property and equipment, net .......................................$ 2,693
                                                                         =======

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
            (FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004, UNAUDITED)
                                 (IN THOUSANDS)


Depreciation expense for the nine months ended September 30, 2004 was $548.

NOTE 4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of September 30, 2004:

Accounts payable .......................................................$   169
Accrued compensation and benefits ......................................    382
Taxes payable ..........................................................      6
                                                                        -------

Total accounts payable and accrued expenses ............................$   557
                                                                        =======

Accrued compensation and benefits primarily relate to accrued employee bonuses, payroll and vacation costs.

NOTE 5. NOTES PAYABLE

A summary of Notes Payable is as follows as of September 30, 2004:

10% note payable to member, due upon call ..............................$    91
10% note payable to member, due upon call ..............................$    51
10% note payable to member, due upon call ..............................$    29
Less:    CURRENT PORTION ...............................................$  (171)
                                                                        --------

Notes payable, less current portion ....................................$    -0-
                                                                        ========

During the period ended September 30, 2004, FiberSat has not made any payments for principal or interest on the notes due upon call.

NOTE 6. OTHER LIABILITIES
Other liabilities represents amounts owed for certain equipment purchased from an entity that ceased its business.

NOTE 7. INCOME TAXES
The Company is a limited liability company, which is a pass-through entity for federal and state income tax purposes. The Company's income or loss is required to be reported by the Company's members on their applicable income tax returns.

NOTE 8. MEMBERS' EQUITY

FiberSat's Second Amended and Restated Limited Liability Company Operating Agreement dated October 1, 2002 provides for capital contributions, allocation of net profits and net losses, distributions and priority (guaranteed) payments and other operating parameters for the Company.

The Company has three classes of membership units. The Class A member has the first liquidation preference. Class C units have an annual priority (guaranteed) payment that will continue until the Class C unit holder's capital contribution amount is reduced to zero. This guaranteed payment is calculated at the three month LIBOR rate plus 250 basis points (determined monthly). The Class C member has a liquidation preference subordinate to the Class A member. Class B members have no priority payments and liquidation preferences are subordinate to Class A and Class C members. All members have voting rights, and no member is required

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
            (FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004, UNAUDITED)
                                 (IN THOUSANDS)


to make any additional capital contributions to the Company. The Operating Agreement prescribes the allocation of profits and losses among Members. Per such provisions, the losses in the current accounting period have been allocated to Members that have a positive balance in their Capital Account.

NOTE 9. COMMITMENTS

LEASES

The Company leases its corporate offices and two sites used for satellite transmission operations under noncancellable operating lease agreements, which expire in March 2007, June 2004 and September 2009, respectively. The Company does not account for increasing base rentals using a straight-line method over the lease term as the difference between the straight-line method and cash basis is not material. FiberSat also leases certain equipment for use in its satellite transmission and general business operations under noncancelable capital lease agreements that expire through May 2006.

Minimum future operating and capital lease payments as of September 30, 2004 are summarized as follows:

                                                                               Capital     Operating
                                                                               LEASES       LEASES
Year ending September 30,
2005.....................................................................         $642         $235
2006.....................................................................          196          235
2007.....................................................................            -          177
2008.....................................................................            -          121
2009.....................................................................            -          108
Thereafter                                                                           -            -
                                                                                ------       ------

Total minimum lease payments.............................................         $838         $876
                                                                                  ====         ====

Less amount representing interest........................................           44
                                                                                    --

Present value of net minimum lease payments, including
current maturities of $601...............................................         $794
                                                                                  ====

Total rent expense was $170 for the nine months ended September 30, 2004.

As of September 30, 2004 assets recorded under capitalized lease agreements included in property and equipment consists of the following:

Computer equipment.............................................................    $ 70
Machinery and equipment........................................................   2,895
                                                                                  -----
                                                                                 $2,965

Less: Accumulated amortization.................................................  (1,590)
                                                                                 -------
Net assets under capital lease.................................................  $1,375
                                                                                 ======

EMPLOYMENT AGREEMENTS

FiberSat has an employment agreement with one executive which provides for compensation and certain other benefits. These agreements provides for a base salary as well as for completion bonus payments.

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
            (FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004, UNAUDITED)
                                 (IN THOUSANDS)


OTHER

During the period ended September 30, 2004, FiberSat made payments of $120 to a contractor as a part of a settlement agreement in connection with certain litigation initiated against the Company in 2001. At September 30, 2004 the Company had an outstanding balance of $150 payable to this contractor.

NOTE 10. EMPLOYEE BENEFIT PLAN

FiberSat maintains a 401(k) Plan that allows eligible employees to contribute up to 15% of their compensation, not to exceed the statutory limit. FiberSat does not match employee contributions. Employee contributions and related earnings vest immediately.

NOTE 11. RELATED PARTY TRANSACTIONS

During the period ended September 30, 2004, the Company had certain transactions with Globecomm Systems, Inc, ("GSI"), a member of FiberSat. The Company had revenues of $584 related to services provided to GSI and its subsidiary and at September 30, 2004, the accounts receivable balance included $0 owed by GSI and its subsidiary.

GSI had sold certain equipment to FiberSat that was financed by a note payable to GSI. The remaining balance at September 30, 2004 on this note was $0. The nominal interest on this note was 10% and the company made payments of $179 for principal and interest during the period ended September 30, 2004. GSI also leased, to the Company certain capital equipment, on which the Company had an outstanding balance of $175 at September 30, 2004. The Company made lease payments of $34 during the period ended September 30, 2004. The Company also had a liability totaling $151 related to an equipment lease with GSI, which was terminated during the period ended September 30, 2004.

GSI had made certain cash advances to Company in previous years via a series of three promissory notes bearing interest at 10%. The company has not made any repayment on these notes and the total balance on these notes, including interest was $171 at September 30, 2004.

GSI advanced to the Company $100 against services to be provided by the Company to GSI and its subsidiary during 2002. There is no interest due on this advance and the Company made repayments of $37 against this advance during the period ended September 30, 2004.

The Company had outstanding trade accounts payable to GSI of $77 at September 30, 2004.

NOTE 12. SEGMENT INFORMATION

FiberSat has adopted the provision of SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas. The Company is principally engaged in the satellite-based transmission of data from its two California locations. Accordingly, the Company considers itself to operate in a single segment for purposes of disclosure under SFAS No. 131. The Company's chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.

As of September 30, 2004, all of the Company's operations and assets were located in California.

                          FIBERSAT GLOBAL SERVICES, LLC
                          NOTES TO FINANCIAL STATEMENTS
            (FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004, UNAUDITED)
                                 (IN THOUSANDS)


NOTE 13. SUBSEQUENT EVENTS

On November 17, 2004, substantially all of the assets, customer contracts, business operations, and certain liabilities of FiberSat were acquired by FiberSat Global Services, Inc., a wholly-owned subsidiary of Access Integrated Technologies, Inc. ("AccessIT"). In connection with the acquisition, AccessIT issued 540,000 shares of its restricted Class A Common Stock to the members, and paid $381 in cash to settle certain obligations of FiberSat.

                       ACCESS INTEGRATED TECHNOLOGIES,INC.
                PRO FORMA UNAUDITED CONDENSED COMBINED STATEMENT
             OF OPERATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 2004
                  AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2004
                     (in thousands, except per share data)

The following selected unaudited financial data should be read in conjunction with the historical consolidated financial statements of Access Integrated Technologies, Inc. ("AccessIT"), Hollywood Software, Inc. ("Hollywood SW") and FiberSat Global Services, LLC ("FiberSat"), including the notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The following unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred if the transactions had been actually completed at the dates indicated, nor is it necessarily indicative of future results of operations of the combined companies. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2004 has been prepared to reflect the acquisitions of Hollywood SW and FiberSat as if the transactions had occurred as of April 1, 2003 by combining the separate historical statements of operations of Hollywood SW for the seven months ended November 3, 2003, FiberSat for the fiscal year ended December 31, 2003, and AccessIT for the fiscal year ended March 31, 2004. The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2004 has been prepared to reflect the acquisition of FiberSat as if the acquisition had occurred as of April 1, 2004 by combining the separate historical statements of operations of FiberSat and AccessIT for the nine months ended December 31, 2004.

In the pro-forma Statement of Operations for the Fiscal Year ended March 31, 2004, the AccessIT column presents results of operations of the Company for the full year ended March 31, 2004, which includes the operations of Hollywood SW from its date of acquisition on November 3, 2003, and the Hollywood SW column presents unaudited results of operations for the portion of the year ended March 31, 2004 prior to its date of acquisition.

On November 17, 2004, AccessIT completed the acquisition of FiberSat by issuing 540,000 shares of restricted Class A common stock and paying approximately $381 in cash. AccessIT also incurred direct transaction costs of approximately $180 related to the FiberSat acquisition. In addition, AccessIT may be required to pay a contingent purchase price for any of the three years following the acquisition in which certain earnings targets are achieved. The Company has also agreed to a one-time issuance of up to additional 100,000 Class A Shares if, in accordance with an agreed upon formula, the market value of the Company's Class A Shares is less than 80% of the closing trading price on the closing date. The acquisition has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
         PRO FORMA UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 2004
                 (in thousands, except share and per share data)

                                        HISTORICAL                               PRO-FORMA
                          (1)             (1)            (1)
                                        HOLLYWOOD
                                        SOFTWARE
                                      SEVEN MONTHS                     HOLLYWOOD
                                          ENDED        FIBERSAT         SOFTWARE           FIBERSAT
                                        NOVEMBER 3,     GLOBAL         PRO-FORMA          PRO-FORMA
                         ACCESSIT         2003         SERVICES        ADJUSTMENT         ADJUSTMENT         COMBINED
                         --------    ---------------   --------       ----------         ----------         --------

Revenues              $    7,201   $      972     $      3,408    $        -           $        -        $   11,581
                                                                                                                  -
Cost of revenues           3,667          157            1,093           161      (2)           -             5,078
                         --------    ---------------   --------       ----------         ----------         --------
Gross profit               3,534          815            2,315          (161)                   -             6,503
                         --------    ---------------   --------       ----------         ----------         --------

Operating Expenses
   Selling, General        3,277          683            1,833             -                    -             5,793
and Administrative
   Research and               55          218                -             -                    -               273
Development
   Non-Cash                   15          455                -             -                    -               470
Stock-Based
Compensation
   Depreciation and        2,692           15              884           234      (3)        (247)  (6)       3,578
                         --------    ---------------   --------       ----------         ----------         --------
Amortization
      Total Operating
       Expenses             6,039        1,371            2,717          (395)                (247)           10,114
                         --------    ---------------   --------       ----------         ----------         --------
Loss From Operations      (2,505)        (556)            (402)            (.395)             247            (3,611)
                         --------    ---------------   --------       ----------         ----------         --------

Interest Income                6            -               51             -                    -                57
Loss on early               (126)           -                -             -                    -              (126)
extinguishment of
debt
Interest Expense            (542)           -             (245)         (139)     (4)         124   (5)        (802)
Non-Cash Interest         (1,823)           -                -             -                    -            (1,823)
Expense
Other Expense, Net           (52)           -                -             -                    -               (52)
                         --------    ---------------   --------       ----------         ----------         --------

Net Loss Before           (5,042)        (556)            (596)         (534)                 371            (6,357)
Income Taxes and
minority interest
in subsidiary
Income Tax Benefit           212          (48)              (3)                                 -               161
(Expense)
                         --------    ---------------   --------       ----------         ----------         --------

Net Loss before           (4,830)        (604)            (599)         (534)                 371            (6,196)
minority interest
in subsidiary

Minority Interest             25              -              -               -                  -                25
in subsidiary
                         --------    ---------------   --------       ----------         ----------         --------

Net Loss                  (4,805)        (604)            (599)         (534)                 371            (6,171)

Accretion Related         (1,588)             -              -             -                    -            (1,588)
to Redeemable
Convertible
Preferred Stock
Accretion of                (220)             -              -             -                    -              (220)
Preferred Dividends
                         --------    ---------------   --------       ----------         ----------         --------

Net Loss Available
to Common
Stockholders          $   (6,613)      $ (604)            (599)        $(534)              $  371        $   (7,979)
                         ========     ===============  ========        =========          =========         ==========


                                      P-2

Net Loss Available
to Common
Stockholders Per
Common Share
   Basic and Diluted  $    (1.37)    $         -    $          -    $        -            $      -        $   (1.42)


Weighted Average
Number of Common
Shares Outstanding
   Basic and Diluted   4,826,776                -               -        243,716           540,000        5,610,492


(1) Statement of Operations presented for AccessIT are for the year ended March 31, 2004, which include results of operations for Hollywood SW from its date of acquisition. Statement of Operations for Hollywood SW is for the period from April 1, 2003 through November 3, 2003. Statement of Operations presented for FiberSat is for the year ended December 31, 2003.


(2) Represents amortization of $161 related to the appraised value of Hollywood SW capitalized software costs of $1,350, amortized over an estimated useful life of 5 years.


(3) Represents amortization of $234 related to the appraised value of Hollywood SW intangible assets of $1,550, $500 and $120, including non-competition agreements, customer contracts and corporate trade name, respectively, amortized over estimated useful lives of 5,5 and 10 years respectively.


(4) Represents adjustment for additional interest expense from the issuance of $3,000 in 8% notes related to the Hollywood SW acquisition.


(5) Represents an adjustment to exclude depreciation on assets that were retained by the seller.


(6) Represents a reduction of interest expense due to certain leases and notes payable retained by the seller.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 2004
                                 (IN THOUSANDS)

                                                                    HISTORICAL                    PRO FORMA
                                                                 (1)           (1)
                                                                            FIBERSAT
                                                                             GLOBAL     ACQUISITION
                                                               ACCESSIT     SERVICES     ADJUSTMENT        COMBINED
                                                             -----------   ----------   -----------     ------------
Revenues                                                     $    7,135    $    2,567   $        -        $    9,702
Cost of revenues                                                  4,014           740            -             4,754
                                                             -----------   ----------   -----------     ------------
Gross Profit                                                      3,121         1,827            -             4,948
                                                             -----------   ----------   -----------     ------------

Operating Expenses
   Selling, General and Administrative                            3,588           981            -             4,569
   Provisions for doubtful accounts                                 598             -            -               598
   Research and Development                                         288             -            -               288
   Non-Cash Stock-Based Compensation                                  4             -            -                 4
   Depreciation and Amortization                                  2,457           548         (108)   (3)      2,897
   Impairment Loss                                                    -           358         (358)   (4)          -
                                                             -----------   ----------   -----------     ------------
      Total Operating Expenses                                    6,935         1,887         (466)            8,356
                                                             -----------   ----------   -----------     ------------

Loss From Operations                                             (3,814)          (60)         466            (3,408)

Interest Income                                                       -             2                              2
Interest Expense                                                   (279)         (120)          58    (2)       (341)
Non-Cash Interest Expense                                          (155)            -            -              (155)
Other Expense, Net                                                   17             -            -                17
                                                             -----------   ----------   -----------     ------------

Net Loss Before Income Taxes and minority interest in            (4,231)         (178)         524            (3,885)
subsidiary
Income Tax Benefit (Expense)                                        233            (5)           -               228
                                                             -----------   ----------   -----------     ------------

Net Loss before minority interest in subsidiary                  (3,998)         (183)         524            (3,657)

Minority Interest in subsidiary                                      10             -            -                10
                                                             -----------   ----------   -----------     ------------

Net Loss                                                         (3,988)         (183)         524            (3,647)

Accretion Related to Redeemable Convertible Preferred Stock           -             -            -                 -
Accretion of Preferred Dividends                                      -             -            -                 -
                                                             -----------   ----------   -----------     ------------

Net Loss Available to Common Stockholders                    $   (3,988)   $     (183)  $      524        $   (3,647)
                                                             ===========   ==========   ===========     ============

Net Loss Available to Common Stockholders Per Common Share
   Basic and Diluted                                         $    (0.42)   $        -   $        -        $    (0.39)
                                                             ===========   ==========   ===========     ============

Weighted Average Number of Common Shares Outstanding
   Basic and Diluted                                           9,432,380            -            -         9,432,380
                                                             -----------   ----------   -----------     ------------


(1) Statements of Operations presented for AccessIT are for the nine months ended December 31, 2004 and include the results of operations of FiberSat since the acquisition date of November 17, 2004. Statements of Operations presented for FiberSat are for the nine months ended September 30, 2004.

(2) Represents a reduction of int rest expense due to certain leases and notes payable retained by the seller.

(3) Represents an adjustment to exclude depreciation on assets that were retained by the seller.

(4) Represents the exclusion of the impairment loss related to assets that were retained by the seller. The underlying assets were contractually excluded from the acquisition, therefore the related impairment loss was removed from the pro forma statement of operations.

                                TABLE OF CONTENTS



                                                                                         PAGE
Prospectus summary.....................................................................    2
Risk factors...........................................................................    9
Forward-looking statements.............................................................   18
Use of proceeds........................................................................   19
Capitalization.........................................................................   20
Price range of common stock............................................................   21
Dividend policy........................................................................   22
Selected historical and pro forma financial data.......................................   22
Management's discussion and analysis of financial condition and results
   of operations.......................................................................   27
Business...............................................................................   48
Employees..............................................................................   60
Property...............................................................................   60
Legal Proceedings......................................................................   61
Management.............................................................................   62
Related party transactions.............................................................   74
Principal and selling stockholders.....................................................   78
Description of securities..............................................................   83
Plan of distribution...................................................................   88
Transfer agent.........................................................................   89
Legal matters..........................................................................   89
Experts................................................................................   89
Changes in and disagreements with accountants on accounting and financial
     Disclosure........................................................................   90
Where you can find more information....................................................   90
Index to financial statements..........................................................  F-1
Pro Forma Financial Information........................................................  P-1

                                1,460,875 Shares



                              Class A common stock

                                   PROSPECTUS

                                 March 23, 2005